     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 12, 1998
                                                    REGISTRATION NO. 333-51809


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                               AMENDMENT NO. 1
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933


                           SFX ENTERTAINMENT, INC.
            (Exact Name of Registrant as Specified in Its Charter)

              DELAWARE                             7922                       13-3977880
   (State or Other Jurisdiction of     (Primary Standard Industrial        (I.R.S. Employer
   Incorporation or Organization)       Classification Code Number)     Identification Number)



                        650 MADISON AVENUE, 16TH FLOOR
                           NEW YORK, NEW YORK 10022
                                (212) 838-3100
 (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                  Registrant's Principal Executive Offices)

                  ROBERT F.X. SILLERMAN, EXECUTIVE CHAIRMAN
                           SFX ENTERTAINMENT, INC.
                        650 MADISON AVENUE, 16TH FLOOR
                           NEW YORK, NEW YORK 10022
                                (212) 838-3100
   (Name, Address, Including Zip Code, and Telephone Number, Including Area
                         Code, of Agent For Service)


                        Copy of all Communications to:

                           HOWARD M. BERKOWER, ESQ.
                               BAKER & MCKENZIE
                         805 THIRD AVENUE, 30TH FLOOR
                           NEW YORK, NEW YORK 10022
                                (212) 751-5700

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                       CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------

                                                PROPOSED MAXIMUM  PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF      AMOUNT TO BE    OFFERING PRICE  AGGREGATE OFFERING
  SECURITIES TO BE REGISTERED     REGISTERED        PER UNIT            PRICE        REGISTRATION FEE
------------------------------  -------------- ----------------  ------------------ ----------------
Class A Common Stock, $.01 par
 value per share...............  1,000,000(1)      $30.94(2)         $30,940,000        $9,127.30
------------------------------  -------------- ----------------  ------------------ ----------------
Class A Common Stock, $.01
 par value per share...........   531,782(3)      $30.0875(3)      $16,000,000(3)       $4,720.00
------------------------------  -------------- ----------------  ------------------ ----------------

-----------------------------------------------------------------------------
                                                            TOTAL: $13,847.30
(1) One million shares of Class A Common Stock are the subject of the Rescission Offer to the FAME Rescission Offerees (as defined herein).
(2) Calculated in accordance with Rule 457(c). Represents the average of the high and low sales price of a share of Class A Common Stock on April 28, 1998, as reported by The Nasdaq National Market.
(3) Calculated in accordance with Rule 457(j). Pursuant to the Rescission Offer to the Don Law Rescission Offeree (as defined herein), the Company is offering rescission for a number of shares with an aggregate value of up to $16 million and at a price per share of $30.0875.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

                        [SFX ENTERTAINMENT, INC. LOGO]

                              OFFERS TO RESCIND


                                     ITS
 PURCHASE AND SALE AGREEMENTS WITH CERTAIN SELLERS OF BUSINESSES PROPOSED TO
                                      BE
   ACQUIRED BY SFX ENTERTAINMENT, INC. FOR A COMBINATION OF STOCK AND CASH

 THE RESCISSION OFFER WILL EXPIRE NO LATER THAN 5:00 P.M., NEW YORK CITY TIME
                      ON MAY 18, 1998, UNLESS EXTENDED.


   SFX Entertainment, Inc. (the "Company") is offering to Blackstone Entertainment, LLC ("Don Law"), and the stockholders of FAME (as defined below) and holders of stock appreciation rights of FAME (as defined below) (collectively the "FAME Securityholders," and together with Don Law, the "Rescission Offerees") to rescind its obligations under certain purchase and sale agreements, upon the terms and conditions as set forth herein (such offers collectively, the "Rescission Offer").

   On April 14, 1998, the Company filed a registration statement on Form S-1 (Reg. No. 333-50079) with the Securities and Exchange Commission (the "Commission") for a public offering of shares of Class A Common Stock (the "Equity Offering" or the "Offering"). Thereafter, the Company entered into definitive purchase and sale agreements with (i) Don Law (the "Don Law Purchase Agreement") for certain assets ("Acquired Assets") for consideration of a combination of cash, and, at the Company's option, shares of the Company's Class A Common Stock, $.01 par value per share ("Class A Common Stock") (the "Don Law Acquisition"), and (ii) the holders of certain stock appreciation rights of FAME and the owners of all the capital stock ("FAME Capital Stock") (the "FAME Purchase Agreement" and, together with the Don Law Purchase Agreement, the "Purchase Agreements") of Falk Associates Management Enterprises, Inc. ("FAME 1") and Financial Advisory Management Enterprises, Inc. ("FAME 2" and together with FAME 1, "FAME" and together with Don Law, the "Subject Businesses"), for all the capital stock of FAME 1 and FAME 2 for consideration of a combination of cash and shares of Class A Common Stock (the "FAME Acquisition"). The rescission offer made to Don Law is referred to hereinafter as the "Don Law Rescission Offer," and the rescission offers made to the FAME Securityholders are referred to hereinafter collectively as the "FAME Rescission Offer."

   The Company has been advised that such Purchase Agreements, pursuant to which shares of Class A Common Stock are to be or may be issued upon consummation thereof, were executed in the absence of a registration statement covering such securities declared effective under the Securities Act of 1933, as amended (the "Securities Act"), as may have been required. Accordingly, each Rescission Offeree may have the right to rescind its obligation under the applicable Purchase Agreement. The liability of the Company, if any, under the Securities Act for the sale of shares of Class A Common Stock pursuant to the Purchase Agreements in the absence of an effective registration statement may survive, and not be limited by, the Rescission Offer.


   The Company hereby offers to each Rescission Offeree the right to rescind the applicable Purchase Agreement upon the terms and conditions as set forth herein. See "The Rescission Offer--Terms of the Rescission Offer Made to Don Law; Period for Returning Election Notice" and "--Terms of the Rescission Offer Made to the FAME Rescission Offerees; Period for Returning Election Notices." The Don Law Rescission Offer will expire on the earlier of (i) May 18, 1998, unless extended by the Company in its sole discretion or (ii) acceptance by the Agent (as defined herein) of an Election Notice from Don Law. The FAME Rescission Offer will expire on the earlier of (i) May 18, 1998, unless extended by the Company in its sole discretion or (ii) acceptance by the Agent of each Election Notice from the FAME Securityholders.

   Neither the Company nor its management makes any recommendation to any Rescission Offeree as to whether they should accept or reject the Rescission Offer. Acceptance or rejection of the Rescission Offer by any Rescission Offeree may not terminate such Rescission Offeree's right to bring a civil action against the Company for its prior failure to register the Class A Common Stock to be issued pursuant to the Don Law Acquisition or FAME Acquisition, as the case may be, under the federal and applicable state securities laws.

   Any FAME Securityholder that accepts the FAME Rescission Offer will continue to hold its FAME securities. If Don Law accepts the Don Law Rescission Offer, Don Law will continue to own the Acquired Assets. See "The Rescission Offer--Consequences of Accepting a Rescission Offer." If any Rescission Offeree elects to reject the Rescission Offer, such Rescission Offeree will continue to be bound by the applicable Purchase Agreement, and its terms, provisions and conditions, in the form such agreement was executed. See "The Rescission Offer--Consequences of Rejecting a Rescission Offer."


   The Company has two classes of authorized common stock, the Class A Common Stock and the Class B Common Stock. The economic rights of each class of Common Stock are identical, but the voting rights differ in that the holders of Class A Common Stock are entitled to one vote per share while the holders of Class B Common Stock are generally entitled to ten votes per share on most matters submitted to a vote of the stockholders. In addition, the holders of shares of Class A Common Stock, voting as a separate class, are entitled to elect two-sevenths of the Company's directors. The holders of Class A Common Stock and Class B Common Stock, voting as a single class, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, are entitled to elect the remaining directors. As a result, holders of Class B Common Stock will have substantial control over most matters submitted to a vote of the stockholders, including the election of directors.

   SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN EVALUATION OF THE RESCISSION OFFER.

   The Class A Common Stock is quoted on The Nasdaq Stock Market's National Market under the symbol "SFXE." On May 4, 1998, the last reported sales price of the Nasdaq National Market was $40.25 per share. See "Price Range of Class A Common Stock."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.


                 The date of this Prospectus is May 12, 1998

                                   SUMMARY

   The following summary is qualified in its entirety by reference to the more detailed information and consolidated financial statements appearing elsewhere in this Prospectus. Unless the context requires otherwise (a) "SFX Entertainment" or the "Company" means SFX Entertainment, Inc. and its subsidiaries, after giving effect to the Pending Acquisitions (as defined herein) and (b) "SFX Broadcasting" means SFX Broadcasting, Inc., the parent of the Company prior to the Spin-Off (as defined herein), and its subsidiaries. Except as otherwise indicated, all information in this Prospectus (a) assumes consummation of the Pending Acquisitions and the SFX Merger (as defined herein), (b) assumes that none of the Rescission Offerees accept the Rescission Offer and (c) no exercise of the underwriter's over-allotment option in the Equity Offering (as defined herein). For all periods presented, except where otherwise indicated, the discussions on a pro forma basis give effect to the 1997 Acquisitions (as defined herein), the Recent Acquisitions (as defined herein) and the Pending Acquisitions as if they had occurred on January 1, 1997. The Rescission Offer is not conditioned on the prior consummation of any of the Pending Acquisitions, the SFX Merger or the Equity Offering. There can be no assurance that any of the Pending Acquisitions or the Equity Offering will be consummated on the terms described herein or at all. See "Risk Factors--Risks Related to the Pending Acquisitions," "Description of Capital Stock" and "The Rescission Offer." Industry data used throughout this Prospectus were obtained from industry publications and have not been independently verified by the Company.

                                 THE COMPANY

   SFX Entertainment is a leading integrated promoter, producer and venue operator in the live entertainment industry. In addition, upon consummation of the acquisition of FAME (as defined herein), the Company will be a leading full-service marketing and management company specializing in the representation of team sports athletes, primarily in professional basketball. The Company believes that it currently controls the largest network of venues used principally for music concerts and other live entertainment events in the United States, with 45 venues either directly owned or operated under lease or exclusive booking arrangements in 22 of the top 50 markets, including 11 amphitheaters in 7 of the top 10 markets. Through its large number of venues, its strong, branded presence in each market served and its long operating history, the Company is able to provide an integrated offering of promotion and production services across a broad variety of live entertainment events locally, regionally and nationally. During 1997, approximately 27 million people attended 9,600 events promoted and/or produced by the Company and the businesses to be acquired in the Pending Acquisitions, including approximately 4,200 music concerts, 4,900 theatrical shows and over 200 specialized motor sports events. These events included:
(a) music concerts featuring artists such as The Rolling Stones, Phish, Fleetwood Mac, Ozzy Osbourne and Alanis Morissette, (b) music festivals such as the George Strait Country Music Festival, (c) touring theatrical productions such as The Phantom of the Opera, Jekyll & Hyde, Rent and The Magic of David Copperfield and (d) specialized motor sports events, such as Truck Fest and American Motorcycle Association Supercross racing events. In addition, the Company's event marketing programs interfaced with over 15 million people in 1997. The Company believes that its ability to provide integrated live entertainment services will, among other things, encourage wider use of its venues by performers and allow the Company to capture a greater percentage of revenues from national tours and ancillary revenue sources. On a pro forma basis, the Company would have had revenues and Adjusted EBITDA (as defined herein) of $827.9 million and $104.9 million, respectively, for the twelve months ended March 31, 1998. For a description of Adjusted EBITDA, see footnote 5 to "Summary Consolidated Financial Statements."

   The Company's core business is the promotion and production of live entertainment events, most significantly for concert and other music performances in venues owned and/or operated by the Company and in third-party venues. As promoter, the Company typically markets events and tours, sells tickets, rents or otherwise provides event venues and arranges for local production services (such as stage, set, sound and lighting). As producer, the Company (a) creates tours for music concert, theatrical, specialized motor sports and other events, (b) develops and manages Broadway-style touring theatrical shows ("Touring Broadway Shows") and (c) develops specialized motor sports and other live entertainment events. As venue owner/operator, the Company books and promotes events in the venues which it controls. The Company also derives ancillary revenues from operations related to its live entertainment events, including the sale of corporate sponsorships and advertising, the sale of concessions and the merchandising of a broad range of products. In addition, upon consummation of the acquisition of FAME, the Company will represent, approximately 75 professional athletes, primarily in basketball. On a pro forma basis, the Company's music businesses, theatrical operations, specialized motor sports operations and other operations would have comprised approximately 67%, 13%, 6% and 14%, respectively, of the Company's total revenues for the twelve months ended March 31, 1998.

   The Company has benefited from significant growth in the live entertainment industry over the last several years. According to Amusement Business, an entertainment industry journal, ticket sales for North American music concert tours have grown at a 10.9% compound annual growth rate ("CAGR") since 1985, from approximately $321.7 million in 1985 to approximately $1.1 billion in 1997. Box office receipts from Touring Broadway Shows and Broadway shows in the United States have grown at a 11.7% CAGR since the 1986-1987 season, from $431.5 million to $1.3 billion in the 1996-1997 season, according to Variety Magazine. The increasing popularity of specialized motor sports over the last several years has coincided with and, in part, been due to the increased popularity of other professional motor sports events such as professional auto racing, including NASCAR, CART and Indy Car Racing.

VENUES

   The Company believes that it owns and/or operates the largest number of venues in the United States used principally for music concerts and other live entertainment events. The following table summarizes the 45 amphitheaters, theaters and other venues owned and/or operated under lease or exclusive booking arrangements by the Company on a pro forma basis. There can be no assurance that any of the Pending Acquisitions will be completed on the terms described herein or at all. See "Risk Factors--Risks Related to the Pending Acquisitions."

                                                            NUMBER OF                   TOTAL
                                 MARKET     NUMBER OF     THEATERS AND     TOTAL       SEATING
MARKET                           RANK(1)AMPHITHEATERS(2)    CLUBS(2)     VENUES(2)   CAPACITY(3)
------------------------------  -------- --------------  -------------- ---------  ---------------
New York--Northern New Jersey
 --Long Island ................      1           2              2            4          37,600
Los Angeles--Riverside--Orange
 County .......................      2           2              1            3          44,100(4)
San Francisco--Oakland--San
 Jose..........................      5           2              4            6          49,500(5)
Philadelphia--Wilmington
 --Atlantic City ..............      6           1             --            1          25,000
Boston--Mansfield..............      7           2              1            3          27,400
Dallas--Fort Worth ............      9           1             --            1          20,100
Houston--Galveston--Brazoria  .     10           1              1            2          15,800
Atlanta .......................     12           2              2            4          28,250
St. Louis .....................     17           1              2            3          24,100
Phoenix--Mesa .................     18           1             --            1          20,000
Pittsburgh ....................     19           1             --            1          22,500
Kansas City ...................     24           1              2            3          30,000
Sacramento--Yolo ..............     26          --              1            1             N/A(5)
Indianapolis ..................     28           1              1            2          23,700
Columbus ......................     30           1             --            1          20,000
Charlotte--Gastonia--Rock Hill      32           1             --            1          18,000
Hartford--Wallingford .........     36           1              1            2          29,800
Rochester .....................     38           1             --            1          12,700
Nashville .....................     40           1             --            1          20,100
Oklahoma City .................     42           1             --            1           9,000
Raleigh--Durham--Chapel Hill  .     47           1             --            1          20,000
West Palm Beach--Boca Raton  ..     50           1             --            1          20,000
Reno ..........................    119           1             --            1           8,500
                                         --------------  -------------- ---------  ---------------
 Total.........................                 27             18           45         526,150(4),(5)

                                                  (see footnotes on next page)
------------
(1) Based on the July 1994 population of metropolitan statistical areas as set forth in the 1997 Statistical Abstracts of the United States.

(2) Does not include venues in the 31 markets where the Company sells subscriptions for Touring Broadway Shows. See "Business--The Company's Live Entertainment Activities--Production."
(3) Does not include the approximately 16,000 seat Camarillo Creek Amphitheater in Los Angeles and the approximately 20,000 seat White River Amphitheater in Seattle each of which is currently under construction. Completion of these facilities is currently scheduled for the summer of 1999.
(4) Additional seating of approximately 40,000 is available for certain events.
(5) Club seating, which cannot be accurately determined because clubs typically have either open or reserved seating for any given event, is not reflected.

OPERATING STRATEGY

   The Company's principal objectives are to maximize revenue and cash flow growth opportunities by (a) being a leading promoter and producer of live entertainment events and a leading provider of talent representation services and (b) owning and/or operating leading live entertainment venues in the United States. The Company's specific strategies include the following:

OWN AND/OR OPERATE LEADING LIVE ENTERTAINMENT VENUES IN NATION'S TOP 50
MARKETS

   A key component of the Company's strategy is to own and/or operate a network of leading live entertainment venues in the nation's top 50 markets. The Company believes that this strategy will enable it to (a) utilize its nationwide venue footprint, significant industry expertise and access to a large aggregate audience to secure more events and distribute content on a national scale, (b) sell additional products and maximize numerous other related revenue sources, (c) position itself to produce national tours by leading music performers in order to capture a greater percentage of revenues from those tours and (d) encourage wider use by performers of the Company's venues by providing centralized access to a nationwide network of venues. The Company believes that it controls the largest network of venues used principally for music concerts and other live entertainment events in the United States. Upon consummation of the Pending Acquisitions, the Company will own and/or operate under exclusive booking arrangements 45 venues in 22 of the top 50 markets, including 11 amphitheaters in 7 of the top 10 markets.

MAXIMIZE ANCILLARY REVENUE OPPORTUNITIES

   The Company intends to enhance revenues and cash flows by maximizing revenue sources arising from and related to its leadership position in the live entertainment business. On a pro forma basis for the 1997 and Recent Acquisitions, these ancillary revenues comprised approximately 19% of the Company's music businesses' total revenues for the year ended December 31, 1997. Management believes that these related revenue sources generally have higher margins than promotion and production revenues and include, among others, (a) the sale of corporate sponsorship, naming and other rights, concessions, merchandise, parking and other products and services and (b) the sale of rights to advertise to the Company's large aggregate national audience. Categories available for sponsorship arrangements include the naming of the venue itself (e.g., the PNC Bank Arts Center) and the designation of "official" event or tour sponsors, concessions providers (e.g., beer and soda), credit card companies, phone companies, film manufacturers and radio stations, among others. Sponsorship arrangements can provide significant additional revenues at negligible incremental cost, and many of the Company's venues currently have no sponsorship arrangements in many of the available categories (including naming rights). The Company also intends to maximize related revenues by developing and exploiting intellectual property rights associated with (a) its production of musical concert tours and themed events (such as regional music festivals) and (b) branded characters created as an integral part of the content, marketing and merchandising of certain motor sports events.

EXPLOIT SYNERGIES OF THE ACQUIRED BUSINESSES

   The Company plans to maximize revenues by exploiting synergies among its various businesses and the businesses to be acquired in the Pending Acquisitions. The Company believes that it can utilize the best business practices of the businesses acquired in the Recent Acquisitions (the "Acquired Businesses"), the 1997 Acquisitions and the Pending Acquisitions on a national scale. For example, the Atlanta-based regional Music Midtown Festival, created and promoted by Concert/Southern Promotions (one of the Acquired Businesses), is a highly successful music festival concept that drew approximately 200,000 attendees in 1997; the Company believes that it can use the event as a model for other markets. In addition, the Company believes that the radio industry trade publications of Network (as defined herein, another of the Acquired Businesses) will enable the Company to introduce new acts and new musical releases to radio programming directors nationwide. This exposure can enhance recorded music sales and, in turn, music concert attendance, particularly for artists having relationships with the Company. In addition, upon the consummation of the FAME acquisition, the Company believes that it will be able to capitalize on the cross-marketing opportunities that may arise by virtue of representing prominent team athletes while selling corporate sponsorships and other marketing rights at its existing venues.

INCREASE USE OF VENUES; DIVERSIFICATION OF ACTS AND VENUES

   Typically, a venue is not utilized for many of the dates available for live entertainment events in any given season. The Company believes that it will be able to increase the utilization of its venues through its ability to affect scheduling on a nationwide basis, its local knowledge, relationships and expertise and its presentation of a variety of additional events, including comedy acts, magic acts, motivational speeches, national figure skating and gymnastics competitions and exhibitions and bull riding competitions, among others. The Company believes that a diversified portfolio of performers, events and venues reduces reliance on the commercial success of any one performer, event or venue.

INNOVATIVE EVENT MARKETING

   The Company plans to use innovative event marketing to increase admissions, sponsorship and advertising revenues and, to a limited extent, average ticket prices at its venues. In particular, the Company believes that it can increase the profitability of its venues by offering premium ticket packages, including (a) season ticket packages that include amenities such as preferred seating, VIP parking, waiter service, private club and/or "upscale" concession menus, (b) subscription series packages allowing customers to purchase tickets for a set of performances and (c) preferred seating, such as box seating and VIP seating areas, which typically generate higher revenues per seat. Moreover, the market research and audience demographics databases that the Company acquired through certain of the Recent Acquisitions, when combined with the Company's existing audience data collection efforts, will permit highly-effective targeted marketing, such as direct-mail and subscription series campaigns, which the Company believes will increase ticket pre-sales and overall sales in a cost-efficient manner.

STRICT COST CONTROLS; NATIONALLY COORDINATED BOOKING, MARKETING & ACCOUNTING

   The Company's senior management imposes strict financial reporting requirements and expense budget limitations on all of its businesses, enabling senior management to monitor the performance and operations of all of its businesses, to eliminate duplicative administrative costs and to realize expense savings. Moreover, the Company believes that its size will enable it to achieve substantial economies of scale by (a) implementing a nationally coordinated booking system (for contracting for and scheduling acts), while continuing to utilize the substantial local expertise of the Company, (b) establishing a centralized marketing team to exploit ancillary revenue streams on local, regional and national levels, including from sponsorship, advertising and merchandising opportunities, and (c) implementing a centralized accounting system.

PURSUE COMPLEMENTARY ACQUISITION OPPORTUNITIES

   The live entertainment business is characterized by numerous participants, including booking agents, promoters, producers, venue owners and venue operators, many of which are entrepreneurial, capital-constrained local or regional businesses that do not achieve significant economies of scale from their operations. The Company believes that the fragmented nature of the industry presents attractive acquisition opportunities, and that its larger size will provide it with improved access to the capital markets that will give it a competitive advantage in implementing its acquisition strategy. Through consolidation, the Company believes that it will be better able to coordinate negotiations with performers and talent agents, addressing what the Company believes is a growing desire among performers and talent agents to deal with fewer, more sophisticated promoters. The Company intends to pursue additional strategic acquisitions of (a) amphitheaters and other live entertainment venues, (b) local and regional promoters and producers of music concert, theatrical, specialized motor sports and other live entertainment events and (c) companies in the talent representation industry. The Company is currently in the process of negotiating certain additional acquisitions of live entertainment and related businesses; however, it has not entered into definitive agreements with respect to any of such acquisitions and there can be no assurance that it will do so. See "--Recent Developments" and "--Risk Factors--Expansion Strategy; Need for Additional Funds."

MANAGEMENT

   Most of the Company's senior management team has worked together for a number of years at SFX Broadcasting and have managed the concert promotion operations of Delsener/Slater Enterprises, Ltd. ("Delsener/Slater"), the predecessor of the Company, since its acquisition by SFX Broadcasting in January 1997. Senior management plans to continue to apply to its live entertainment businesses many of the same operating strategies that it has successfully utilized in the radio business, including a focus on revenue maximization through the cultivation of sponsorship and advertising relationships, cost containment and other strategies in order to maximize revenue and cash flow growth. Moreover, senior management believes that the Company will benefit from the consolidation of the live entertainment industry, much as SFX Broadcasting benefited from the consolidation of the radio broadcasting industry. The Company's senior management team, most of whom will continue to act as senior management of SFX Broadcasting until consummation of the SFX Merger, is comprised of Robert F.X. Sillerman, Executive Chairman, Michael G. Ferrel, Chief Executive Officer, Brian Becker, Executive Vice President, Howard J. Tytel, Executive Vice President and Thomas P. Benson, Chief Financial Officer. The Company has entered into an employment agreement with Mr. Becker and has reached agreements in principle with Messrs. Sillerman, Ferrel, Tytel and Benson to enter into employment agreements with such officers, which agreements will be effective upon the consummation of the SFX Merger. In addition, upon consummation of the acquisition of FAME, David Falk the co-founder, Chairman and Chief Executive Officer of FAME will join senior management of the Company as a Member of the Office of the Chairman and as a Director. See "Risk Factors--Control by Management," "--Dependence on Key Personnel" and "Management." The Company has also entered into long-term employment agreements with substantially all the senior executives at each of the Recent and Pending Acquisitions.

FORMATION OF THE COMPANY

   The Company was formed as a wholly-owned subsidiary of SFX Broadcasting in December 1997 as the parent company of SFX Concerts, Inc. ("Concerts"). Concerts was formed by SFX Broadcasting to acquire and hold SFX Broadcasting's live entertainment operations. In January 1997, Concerts entered the live entertainment business with the acquisition of Delsener/Slater. In March 1997, Concerts acquired certain entities which hold a 37-year lease to operate the Meadows Theater ("Meadows"), a 25,000-seat indoor/outdoor complex located in Hartford, Connecticut. In June 1997, Concerts acquired Sunshine Promotions, Inc., a concert promoter in the Midwest, and certain other related companies ("Sunshine Promotions" and, together with the acquisitions of Delsener/Slater and the Meadows lease, the "1997 Acquisitions").

   In January 1998, the Company acquired Westbury Music Fair ("Westbury") for an aggregate consideration consisting of $3.0 million in cash and an agreement to issue 75,019 in shares of Class A Common Stock. In February and March of 1998, the Company completed its acquisitions of PACE

Entertainment Corporation ("PACE"); Contemporary Group ("Contemporary"); BG Presents, Inc. ("BGP"); Album Network, Inc., SJS Entertainment Corporation and The Network 40 (collectively, "Network"); Concert/Southern Promotions ("Concert/Southern") and certain related entities for an aggregate consideration consisting of approximately $442.1 million in cash and 4.2 million shares of Class A Common Stock. In March, the Company acquired United Sports of America Motor Sports ("USA Motor Sports") for a purchase price of approximately $4.0 million. The acquisitions of Westbury, PACE, Contemporary, BGP, Network, Concert/Southern and USA Motor Sports are collectively referred to herein as the "Recent Acquisitions." See "Business--Recent Acquisitions."

   In February 1998, the Company completed the private placement of $350.0 million of 9 1/8% Senior Subordinated Notes due 2008 (the "Notes") and borrowed $150.0 million under the Company's $300.0 million senior credit facility (the "Credit Facility"). The proceeds from the offering of the Notes (the "Note Offering") and the initial borrowings under the Credit Facility were used to consummate the Recent Acquisitions.

PENDING ACQUISITIONS

   In April and May of 1998, the Company entered into agreements and/or letters of intent to acquire the following live entertainment and talent representation businesses:

 FAME

   The Company has entered into an agreement to acquire Falk Associates Management Enterprises, Inc. and Financial Advisory Management Enterprises, Inc. (collectively, "FAME"), a leading full-service marketing and management company which specializes in the representation of team sports athletes, primarily in professional basketball. The aggregate purchase price for FAME will be approximately $82.9 million in cash (including approximately $7.9 million which the Company anticipates paying in connection with certain taxes which FAME and the FAME sellers will be subject to) and 1.0 million shares of Class A Common Stock. The agreement provides for payments by the Company to the FAME sellers of additional amounts up to $15.0 million in equal annual installments over five years contingent on the achievement of certain EBITDA targets. The agreement also provides for additional payments by the Company if FAME's EBITDA performance exceeds the targets by certain amounts. FAME was founded in 1992 by David Falk and Curtis Polk and currently represents some of the premier athletes in professional team sports, including, among others, Michael Jordan, Patrick Ewing, Alonzo Mourning, Juwan Howard and Allen Iverson. In addition, FAME provides specialized financial advisory services to professional athletes and entertainers. Upon the consummation of the FAME acquisition, Mr. Falk will continue to serve as the Chairman of FAME and will be appointed as a Member of the Office of the Chairman and a Director of the Company. The Company believes that, through its acquisition of FAME, it will be able to capitalize on the cross-marketing opportunities that may arise by virtue of representing prominent team athletes while selling corporate sponsorships and other marketing rights at its existing venues.

 DON LAW

   The Company has entered into an agreement to acquire certain assets of Blackstone Entertainment, LLC ("Don Law"), a leading concert and theater promoter in New England, for an aggregate consideration of approximately $90.0 million (subject to adjustment under certain circumstances), including the repayment of approximately $10.0 million in debt. The Company may, at its option, pay up to $16.0 million of the purchase price in shares of Class A Common Stock. Don Law currently owns and/or operates three venues in New England with an aggregate seating capacity of 27,400. Don Law also acts as the sole ticket operator for all of its own venues as well as several third party venues. The Don Law acquisition will expand the Company's geographic presence into the significant Boston market. The assets to be acquired from Don Law will be subject, for two years following their acquisition, to a right of first offer and refusal in favor of the Don Law seller.

 AVALON

   On March 6 and 9, 1998, the Company entered into two binding letters of intent to acquire all of the outstanding equity interests of Irvine Meadows Amphitheater, New Avalon, Inc., TBA Media, Inc. and West Coast Amphitheater (collectively, "Avalon") for a cash purchase price of approximately $27.4 million, including approximately $400,000 which the Company expects to pay to the Avalon sellers to reimburse them for their third party out of pocket costs and expenses incurred in the development of the Camarillo Creek Amphitheater. Avalon is a leading concert promoter and producer that operates predominantly in the Los Angeles area. The Company may also be obligated to pay an additional $1.0 million to the Avalon sellers if the Camarillo Creek Amphitheater has been completed pursuant to certain budget projections and the production of entertainment events at the site has commenced.

 OAKDALE

   The Company has entered into an agreement to acquire certain assets of Oakdale Concerts, LLC and Oakdale Development Limited Partnership (collectively, "Oakdale"), a promoter and producer of concerts in Connecticut and the owner of the 4,800 seat Oakdale Theater, for a purchase price of $11.9 million in cash. At the closing, the Company will also make a non-recourse loan to the Oakdale sellers in the amount of $11.4 million. In addition, the Company may be obligated to make an additional payment based on the combined EBITDA (as defined in the acquisition agreement) of the Oakdale Theater and Meadows for 1999. The Company believes that it will be able to exploit significant management, booking and promotional synergies between the Oakdale Theater and the Company's Meadows amphitheater located in Hartford, Connecticut.

 EMI

   The Company has entered into an agreement to acquire an approximately 80% interest in Event Merchandising, Inc. ("EMI"), a leading event merchandising contractor in the United States for approximately $8.5 million. In addition, the Company is required to make a loan to the EMI sellers in an amount equal to 20% of certain taxes incurred by the EMI sellers in connection with the transaction. The Company expects that the amount of the loan will be approximately $750,000. EMI has concession contracts for the sale of merchandise with 26 amphitheaters, including 13 venues owned and/or operated by the Company.

   The acquisitions of FAME, Don Law, Avalon, Oakdale and EMI are collectively referred to herein as the "Pending Acquisitions." See "Business--Pending Acquisitions," and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Pending Acquisitions." The terms of the acquisition agreements related to the Pending Acquisitions are subject to change, both in terms of the consideration to be paid by the Company for each acquisition and otherwise, upon the occurrence of certain events. See "Agreements Related to the Pending Acquisitions."

   The Company intends to use a portion of the proceeds of a public offering of up to 8,050,000 shares of Class A Common Stock (the "Equity Offering" or the "Offering") and additional borrowings under the Credit Facility (collectively, the "Financing") to consummate the Pending Acquisitions. The Equity Offering will only be made by the prospectus contained in a registration statement filed with the Securities and Exchange Commission. The Company expects to complete all of the Pending Acquisitions in the second quarter of 1998. However, the timing and completion of the Pending Acquisitions are subject to a number of conditions, certain of which are beyond the Company's control and there can be no assurance that any of the Pending Acquisitions will be consummated during such period, on the terms described herein, or at all. In addition, there can be no assurance that the Company will be able to enter into a definitive agreement with respect to Avalon. The Company is also currently in the process of negotiating certain additional acquisitions of live entertainment and related businesses; however, it has not entered into any definitive agreements with respect to such acquisitions and there can be no assurance that it will do so. See "Risk Factors--Risks Related to the Pending Acquisitions" and "--Expansion Strategy; Need for Additional Funds" and "Agreements Related to the Pending Acquisitions."

RECENT DEVELOPMENTS

   The Company has indicated to The Marquee Group, Inc. ("Marquee"), a publicly-traded company, its potential interest in acquiring Marquee. Marquee provides integrated event management, television production, marketing and consulting services in the sports, news and entertainment industries. In addition, Marquee represents various entertainers, including athletes in team sports, and books tours and appearances for a variety of entertainers. Mr. Sillerman, the Executive Chairman of the Company, has an aggregate equity interest of approximately 9.1% in Marquee and is the chairman of its board of directors, and Mr. Tytel, a Director and Executive Vice President of the Company, is one of its directors. The Company has been informed that Marquee has formed a committee of independent directors to consider the proposal, as well as other strategic alternatives. However, the Company has not entered into, and there can be no assurance that the Company will enter into, any agreement, arrangement or understanding with Marquee. See "Risk Factors--Potential Conflicts of Interest" and "--Expansion Strategy; Need for Additional Funds."

THE SPIN-OFF AND THE SFX MERGER

   SFX Broadcasting was formed in 1992 principally to acquire and operate radio broadcasting stations. In August 1997, SFX Broadcasting entered into a merger agreement (the "SFX Merger Agreement") pursuant to which it agreed to merge (the "SFX Merger") with an affiliate of Hicks, Muse Tate & Furst Incorporated ("SFX Buyer"), and to spin-off the Company to certain stockholders of SFX Broadcasting on a pro rata basis (the "Spin-Off"). The Spin-Off was consummated on April 27, 1998. The Spin-Off separated the entertainment business from SFX Broadcasting's radio broadcasting business and will enable SFX Buyer to acquire only SFX Broadcasting's radio broadcasting business in the SFX Merger. SFX Broadcasting has indicated that it expects the SFX Merger to be completed in the second quarter of 1998.

   Prior to the Spin-Off, pursuant to the Distribution Agreement entered into among the Company, SFX Broadcasting and SFX Buyer (the "Distribution Agreement"), SFX Broadcasting contributed to the Company all of its assets relating to the entertainment business. In addition, the Company, SFX Broadcasting and SFX Buyer also entered into a tax sharing agreement (the "Tax Sharing Agreement") and an employee benefits agreement (the "Employee Benefits Agreement"). Each of these agreements provides for certain indemnification obligations by the Company and SFX Broadcasting. Pursuant to the Distribution Agreement, at the time of the SFX Merger, SFX Broadcasting will contribute any positive Working Capital (as defined herein) to the Company. If Working Capital is negative, the Company must pay the amount of the shortfall to SFX Broadcasting. In addition, pursuant to the Tax Sharing Agreement, the Company is required to indemnify SFX Broadcasting for certain tax obligations, including a tax obligation of approximately $120.0 million in connection with the Spin-Off. The tax liability relates to certain deferred intercompany transactions which management believes will give rise to significant additional tax basis which will be available to offset future taxable income. Management's estimates of the amount of the indemnity payment and the additional basis are based on certain assumptions which management believes are reasonable. However, the actual amount of such obligations could vary significantly. The Company intends to use a portion of the net proceeds from the Offering to make such tax indemnity payments. See "Risk Factors--Future Contingent Payments" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

   In the Spin-Off, (a) 13,579,024 shares of Class A Common Stock were distributed to holders on the Spin-Off record date of SFX Broadcasting's Class A common stock, Series D preferred stock and interests in the director deferred stock ownership plan, (b) 1,047,037 shares of Class B Common Stock were distributed to holders on the Spin-Off record date of SFX Broadcasting Class B common stock and (c) 609,856 shares were placed in escrow to be issued upon the exercise of certain warrants of SFX Broadcasting. See "Certain Relationships and Related Transactions--Employment Agreements."

   The address and telephone number of the Company's principal executive offices are: 650 Madison Avenue, 16th Floor, New York, New York 10022; (212) 838-3100.

THE RESCISSION OFFER

   The Company is offering to rescind the respective obligations of the Rescission Offerees set forth in the respective Purchase Agreements.

Securities Subject to the
 Rescission Offer .............  1,000,000 shares of Class A Common Stock of the Company issuable in the FAME Acquisition and up to 531,782 shares of Class A Common Stock issuable at the Company's option in the Don Law Acquisition with an agreed value of $30.0875 per share.


Expiration Date of the Don Law
 Rescission Offer .............  The earlier of May 18, 1998, 5:00 p.m., New
                                 York City time, or the acceptance by the Company of an Election Notice executed by Don Law.

Expiration Date of the FAME
 Rescission Offer .............  The earlier of May 18, 1998, 5:00 p.m., New
                                 York City time, or the acceptance by the Company of Election Notices executed by the FAME Stockholders.


Method of Accepting or
 Rejecting the Rescission
 Offer ........................  Delivery of the Election Notice accompanying this Prospectus, duly executed, to the
                                 Agent.

REASON FOR THE RESCISSION OFFER

   The shares of Class A Common Stock issuable pursuant to the Purchase Agreements were not registered or qualified under applicable federal and state securities laws at the time of the execution of the Purchase Agreements, and the Company has been advised that the failure to register and qualify such shares of Class A Common Stock may have violated certain federal and state securities laws.

   This Rescission Offer is not an admission that the Company did not comply with applicable federal and state securities laws nor is it a waiver of any applicable statute of limitations. See "Rescission Offer--Background and Reasons for the Rescission Offer."


CONSEQUENCES OF ACCEPTING A RESCISSION OFFER

   Any FAME Securityholder that accepts the FAME Rescission Offer will continue to hold its FAME securities. The FAME Purchase Agreement provides that it is a condition to the obligations of the buyer that 100% of the FAME Capital Stock be tendered for purchase by the Company and that the SARs be cancelled. If one, but not both, of the FAME stockholders, and/or one but not both of the SAR holders, accepts the FAME Rescission Offer, such conditions would not be satisfied. Under such circumstances, the Company would not be obligated to consummate the FAME Acquisition. In any circumstance, the Company would have the option to waive such conditions.

   If Don Law accepts the Don Law Rescission Offer, Don Law will continue to own the Acquired Assets.

CONSEQUENCES OF REJECTING A RESCISSION OFFER

   If a FAME Rescission Offeree elects to reject the FAME Rescission Offer, such FAME Rescission Offeree will continue to be bound by the FAME Purchase Agreement, and its terms, provisions and conditions, in the form such agreement was executed.

   If Don Law elects to reject the Don Law Rescission Offer, Don Law will continue to be bound by the Don Law Purchase Agreement, and its terms, provisions and conditions, in the form such agreement was executed.


   FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH EVALUATING THE RESCISSION OFFER, SEE "RISK FACTORS."

                     SUMMARY CONSOLIDATED FINANCIAL DATA
                   (in thousands, except per share amounts)

   The Summary Consolidated Financial Data of the Company includes the historical financial statements of Delsener/Slater and affiliated companies, the predecessor of the Company, for each of the four years ended December 31, 1996 and the historical financial statements of the Company for the year ended December 31, 1997 and the three months ended March 31, 1997 and 1998. The statement of operations data with respect to Delsener/Slater for the year ended December 31, 1993 and the balance sheet data as of December 31, 1993 and 1994 are unaudited. The financial information presented below should be read in conjunction with the information set forth in "Unaudited Pro Forma Condensed Combined Financial Statements" and the notes thereto and the historical financial statements and the notes thereto of the Company, the 1997 Acquisitions, the Recent Acquisitions and the Pending Acquisitions included herein. The financial information has been derived from the audited and unaudited financial statements of the Company, the 1997 Acquisitions, the Recent Acquisitions and the Pending Acquisitions. The 1997 Acquisitions, the Recent Acquisitions, the Note Offering and the $150.0 million in initial borrowings under the Credit Facility used to fund the Recent Acquisitions, the Spin-Off and the SFX Merger are collectively referred to herein as the "Transactions."The pro forma summary data for the year ended December 31, 1997, the three months ended March 31, 1998 and the twelve months ended March 31, 1998 have been derived from the unaudited pro forma condensed combined financial statements, which, in the opinion of management, reflect all adjustments necessary for a fair presentation of the transactions for which such pro forma financial information is given.

                                                YEAR ENDED DECEMBER 31,
                        ------------------------------------------------------------------------
                                   PREDECESSOR
                        ----------------------------------
                                                                                       1997
                                                                                    PRO FORMA
                                                                                     FOR THE
                                                                                  TRANSACTIONS,
                                                                         1997      THE PENDING
                                                                      PRO FORMA    ACQUISITIONS
                                                                       FOR THE       AND THE
                                                                     TRANSACTIONS   FINANCING
                          1993    1994     1995     1996     1997    (UNAUDITED)   (UNAUDITED)
                        ------- -------  ------- --------  -------- ------------  -------------
STATEMENT OF
 OPERATIONS DATA:
Revenue................ $46,526  $92,785 $47,566  $50,362  $ 96,144    $646,719      $779,014
Operating expenses ....  45,635   90,598  47,178   50,686    83,417     576,913       688,430
Depreciation &
 amortization..........     762      755     750      747     5,431      39,639        56,392
Corporate expenses
 (1)...................      --       --      --       --     2,206       4,206         5,206
                        ------- -------  ------- --------  -------- ------------  -------------
Operating income
 (loss)................ $   129  $ 1,432 $  (362) $(1,071) $  5,090    $ 25,961      $ 28,986
Interest expense.......    (148)    (144)   (144)     (60)   (1,590)    (47,296)      (54,198)
Other income
 (expense).............      85      138     178      198       295         633         1,226
Equity income (loss)
 from investments .....      --       (9)    488      524       509       5,417         5,347
                        ------- -------  ------- --------  -------- ------------  -------------
Income (loss) before
 income taxes.......... $    66  $ 1,417 $   160  $  (409) $  4,304    $(15,285)     $(18,639)
Income tax provision  .     (57)      (5)    (13)    (106)     (490)     (3,500)       (4,200)
                        ------- -------  ------- --------  -------- ------------  -------------
Net income (loss)...... $     9  $ 1,412 $   147  $  (515) $  3,814    $(18,785)     $(22,839)
                        ======= =======  ======= ========  ======== ============  =============
Accretion on
 temporary
 equity--stock subject
 to redemption (2).....                                                  (3,300)       (3,300)
                                                                    ------------  -------------
Net loss applicable to
 common shares ........                                                $(22,085)     $(26,139)
                                                                    ============  =============
Net loss per common
 share (3).............                                                $  (1.12)     $  (0.92)
                                                                    ============  =============
Weighted average
 common shares
 outstanding (3)(4) ...                                                  20,209        28,816
                                                                    ============  =============
OTHER OPERATING DATA:
EBITDA (5)............. $   891  $ 2,187 $   388  $  (324) $ 10,521    $ 65,600      $ 85,378
                        ======= =======  ======= ========  ======== ============  =============
Cash flow from:
 Operating activities .          $ 2,959 $  (453) $ 4,214  $  1,005
 Investing activities .               --      --     (435)  (73,296)
 Financing activities .             (477)   (216)  (1,431)   78,270

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                               TWELVE
                                                               MONTHS
                                                                ENDED
                           THREE MONTHS ENDED MARCH 31,       MARCH 31,
                        ------------------------------------------------
                                                  1998          1998
                                               PRO FORMA      PRO FORMA
                                                FOR THE        FOR THE
                                             TRANSACTIONS,  TRANSACTIONS,
                                              THE PENDING    THE PENDING
                                              ACQUISITIONS  ACQUISITIONS
                                                AND THE        AND THE
                           1997      1998      FINANCING      FINANCING
                       (UNAUDITED)(UNAUDITED) (UNAUDITED)    (UNAUDITED)
                        --------- ---------  ------------- -------------
STATEMENT OF
 OPERATIONS DATA:
Revenue................  $ 7,789   $ 60,994     $187,345      $827,916
Operating expenses ....    7,738     58,175      172,422       729,485
Depreciation &
 amortization..........      660      4,428       14,098        56,392
Corporate expenses
 (1)...................      858      1,314        1,617         5,565
                        --------- ---------  ------------- -------------
Operating income
 (loss)................  $(1,467)  $ (2,923)    $   (792)     $ 36,474
Interest expense.......     (103)    (6,748)     (13,549)      (54,198)
Other income
 (expense).............       26    (17,570)     (17,250)      (17,136)
Equity income (loss)
 from investments .....       --        445           77         6,362
Income (loss) before
 income taxes..........  $ (1,544) $ (26,796)   $(31,514)     $(28,498)
Income tax provision  .        --       (500)       (650)       (3,000)
                        --------- ---------  ------------- -------------
Net income (loss)......  $ (1,544) $ (27,296)   $(32,164)     $(31,498)
                        ========= =========  ============= =============
Accretion on
 temporary
 equity--stock subject
 to redemption (2).....                 (275)       (825)       (3,300)
                        --------- ---------  ------------- -------------
Net loss applicable to
 common shares ........            $ (27,571)   $(32,989)     $(34,798)
                        ========= =========  ============= =============
Net loss per common
 share (3).............                         $  (1.17)     $  (1.23)
                        ========= =========  ============= =============
Weighted average
 common shares
 outstanding (3)(4) ...                           28,816        28,816
                        ========= =========  ============= =============
OTHER OPERATING DATA:
EBITDA (5).............  $   (807) $   1,505    $ 13,306      $ 92,866
                        ========= =========  ============= =============
Cash flow from:
 Operating activities .  $    307  $   9,140
 Investing activities .   (22,612)  (379,782)
 Financing activities .    24,927    458,654

                     SUMMARY CONSOLIDATED FINANCIAL DATA
                                (in thousands)

                                                     DECEMBER 31,
                                   ------------------------------------------------


                                                PREDECESSOR
                                   -------------------------------------


                                     1993      1994     1995      1996      1997
                                   -------- --------  -------- --------   ---------
BALANCE SHEET DATA:
Current assets....................  $1,823    $4,453   $3,022    $6,191   $ 11,220
Property and equipment, net ......   4,484     3,728    2,978     2,231     59,685
Intangible assets, net............      --        --       --        --     60,306
Total assets......................   6,420     8,222    6,037     8,879    146,942
Current liabilities...............   4,356     3,423    3,138     7,973     21,514
Long-term debt, including current
 portion..........................      --     1,830       --        --     16,178
Temporary equity--stock subject
 to redemption (2)................      --        --       --        --         --
Shareholders' equity (deficit) ...   6,420     2,969    2,900       907    102,144

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                          MARCH 31, 1998
                                   ----------------------------
                                                   PRO FORMA
                                                    FOR THE
                                                 SPIN-OFF, THE
                                                SFX MERGER, THE
                                                    PENDING
                                                 ACQUISITIONS
                                                    AND THE
                                      ACTUAL       FINANCING
                                   (UNAUDITED)    (UNAUDITED)
                                    ----------- ---------------
BALANCE SHEET DATA:
Current assets....................   $149,375     $  167,021
Property and equipment, net ......    196,732        243,824
Intangible assets, net............    470,721        695,238
Total assets......................    858,426      1,158,007
Current liabilities...............    260,165        139,216
Long-term debt, including current
 portion..........................    543,003        615,651
Temporary equity--stock subject
 to redemption (2)................     16,500         16,500
Shareholders' equity (deficit) ...     (5,046)       311,315(6)

------------
(1) Corporate expenses are reduced by $1,794,000 and $1,286,000 for fees earned from Triathlon Broadcasting Company ("Triathlon") for the year ended December 31, 1997 and for the twelve months ended March 31, 1998, respectively. The right to receive fees payable under this agreement was assigned to the Company by SFX Broadcasting in connection with the Spin-Off. Future fees may vary, above the minimum fee of $500,000, depending upon the level of acquisition and financing activities of Triathlon. Triathlon has previously announced that it is exploring ways of maximizing stockholder value, including possible sale to a third party. In the event that Triathlon were acquired by a third party, there can be no assurance that the agreement would continue for the remainder of its term. See "Certain Relationships and Related Transactions--Triathlon Fees."
(2) The PACE acquisition agreement provides that each PACE seller shall have an option (a "Fifth Year Put Option"), exercisable during a period beginning on the fifth anniversary of the closing of the PACE Acquisition and ending 90 days thereafter, to require the Company to purchase up to one-third of the Class A Common Stock received by that PACE seller (representing 500,000 shares in the aggregate) for a cash purchase price of $33.00 per share. With certain limited exceptions, the Fifth Year Put Option rights are not assignable by the sellers. The maximum amount payable under all Fifth Year Put Options ($16,500,000) has been presented as temporary equity on the pro forma balance sheet. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Liquidity and Capital Resources."
(3) Includes 500,000 shares of the Class A Common Stock issued to the PACE sellers in connection with the Fifth Year Put Option; these shares are not included in calculating the net loss per common share.
(4) Reflects the assumed issuance of 7,000,000 shares of Class A Common Stock in connection with the Offering and the approximately 1.5 million shares of Class A Common Stock to be issued in connection with the Pending Acquisitions.
(5) "EBITDA" is defined as earnings before interest, taxes, other income, net, equity income (loss) from investments and depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principals ("GAAP"), the Company believes that EBITDA is accepted by the entertainment industry as a generally recognized measure of performance and is used by analysts who report publicly on the performance of entertainment companies. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income, net income, net cash provided by operating activities or any other measure for determining the Company's operating performance or liquidity which is calculated in accordance with GAAP.
       There are other adjustments that could affect EBITDA but have not been reflected herein. Had such adjustments been made, Adjusted EBITDA on a pro forma basis would have been approximately $96,465,000 for the year ended December 31, 1997 and $104,883,000 for the twelve months ended March 31, 1998, an increase of $8,418,000. The adjustments include the expected cost savings in connection with the Recent Acquisitions associated with the elimination of duplicative staffing and general and administrative expenses of $5,740,000 and $5,655,000, and include equity income from investments of $5,347,000 and $6,362,000, for the year ended December 31, 1997 and the twelve months ended March 31, 1998, respectively. While management believes that such cost savings are achievable, the Company's ability to fully achieve such cost savings is subject to numerous factors, certain of which may be beyond the Company's control.
(6) Stockholders' equity on a pro forma basis have not been adjusted for future charges to earnings which will result from the issuance of stock and options granted to certain executive officers and other employees of the Company or certain other costs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Future Charges to Earnings."

                                 RISK FACTORS

   Each Rescission Offeree should carefully consider and evaluate the following risk factors together with the other information set forth in this Prospectus.

   Certain statements, estimates, predictions and projections contained in this Prospectus under "Prospectus Summary," "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in addition to certain statements contained elsewhere in this Prospectus, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and
Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward-looking statements are prospective, involving risks and uncertainties. While these forward-looking statements, and any assumptions on which they are based, are made in good faith and reflect the Company's current judgment regarding the direction of its business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Some important factors (but not necessarily all factors) that could affect the Company's revenues, growth strategies, future profitability and operating results, or that otherwise could cause actual results to differ materially from those expressed in or implied by any forward-looking statement, are discussed below as well as elsewhere in this Prospectus. Stockholders are urged to carefully consider these factors in connection with the forward-looking statements. The Company does not undertake to release publicly any revisions to forward-looking statements that may be made to reflect events or circumstances after the date of this Prospectus or to reflect the occurrence of unanticipated events.

ABSENCE OF COMBINED OPERATING HISTORY; POTENTIAL INABILITY TO INTEGRATE ACQUIRED BUSINESSES

   The business of the Company has been developed principally through the acquisition of established live entertainment businesses, all of which have been acquired since January 1997. The Company consummated the 1997 Acquisitions between January and June of 1997 and the Recent Acquisitions in February through April of 1998. Prior to their acquisition by the Company, these acquired companies operated independently. In addition, each of the businesses to be acquired in the Pending Acquisitions currently operates independently. Each of the Acquired Businesses has, and the Pending Acquisitions will, significantly increase the size and operations of the Company. The Unaudited Pro Forma Condensed Combined Financial Statements include the combined operating results of the Acquired Businesses and the Pending Acquisitions during periods when they were not under common control or management, and therefore may not necessarily be indicative of the results that would have been attained had the Company and the Acquired Businesses operated on a combined basis during those periods. On a pro forma basis, as of and for the twelve months ended March 31, 1998, the Recent Acquisitions and the Pending Acquisitions represented 71% and 16% of the Company's revenues and 52% and 25% of its assets, respectively. The Company's prospects should be considered in light of the numerous risks commonly encountered in business combinations. Although the anticipated management of the Company has significant experience in other industries, there can be no assurance that the Company's management group will be able to effectively integrate the Acquired Businesses and the businesses to be acquired in the Pending Acquisitions. The Company's business, financial condition and results of operations could be materially adversely affected if the Company is unable to retain the key personnel that have contributed to the historical performances of the Acquired Businesses, the Company or the businesses to be acquired in the Pending Acquisitions. See "--Dependence on Key Personnel" and "Business."

FUTURE CONTINGENT PAYMENTS

 RELATED TO RECENT ACQUISITIONS

   Certain of the agreements relating to the Recent Acquisitions provide for purchase price adjustments and other future contingent payments under certain circumstances. The PACE acquisition agreement provides that each PACE seller will have an option, exercisable for 90 days after the fifth anniversary of the closing of the PACE acquisition, to require the Company to repurchase up to 500,000 shares of the Class A Common Stock received by that seller for $33.00 in cash per share (an aggregate of up to $16.5 million). Pursuant to the terms of the Becker Employment Agreement (as defined herein), during the period between December 12, 1999 and December 27, 1999, Mr. Becker, an Executive Vice President, Director and a Member of the Office of the Chairman of the Company, will have the option to, among other things, require the Company to purchase any stock or portion thereof (including vested and unvested options) granted to him by the Company and/or pay him an amount equal to the present value of the compensation payable during the remaining term of his employment agreement. See "Management--Employment Agreements and Arrangements with Certain Officers and Directors." Moreover, pursuant to the Contemporary acquisition agreement, if the average trading price of the 1,402,850 shares of Class A Common Stock issued in the Contemporary acquisition is less than $13.33 during the 20 days prior to the second anniversary of the Contemporary acquisition, the Company will be required to pay one-half of such difference for each share held by the sellers of Contemporary on such date. Pursuant to the Network acquisition agreement, the Company has agreed to increase the purchase price for Network based on Network's actual 1998 EBITDA (as defined in the acquisition agreement) as follows: (a) by $4.0 million if the 1998 EBITDA equals or exceeds $9.0 million; (b) by an additional $4 for each $1 of additional 1998 EBITDA between $9.0 million and $10.0 million; and (c) by an additional $6 for each $1 of additional 1998 EBITDA between $10.0 million and $11.0 million. This contingent consideration of up to $14.0 million is payable in shares of Class A Common Stock or, in certain circumstances, in cash by no later than March 20, 1999.

 RELATED TO THE PENDING ACQUISITIONS

   Certain of the agreements relating to the Pending Acquistions provide for future contingent payments under certain circumstances. The Company is obligated to pay to the FAME sellers additional amounts up to $15.0 million in equal annual installments over 5 years contingent on the achievement by FAME of certain EBITDA targets. The FAME agreement also provides for additional payments by the Company to the FAME sellers if FAME's EBITDA performance exceeds the targets by certain amounts. Furthermore, if the Company disposes of all or substantially all of the assets or 50% or more of the voting or equity interests of FAME during the five years following the closing of the FAME acquisition, certain payments may become due to the FAME sellers out of the proceeds of such sale. See "Agreements Related to the Pending Acquisitions." In addition, pursuant to the agreement relating to the acquisition of certain assets of Oakdale, if the combined EBITDA (as defined in the acquisition agreement) for 1999 of Oakdale Theater and Meadows exceeds $5.5 million, the Company will be obligated to pay the sellers of Oakdale between 5.0 and 5.8 times the amount of such excess. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Pending Acquisitions" and "Agreements Related to the Pending Acquisitions."

 RELATED TO WORKING CAPITAL ADJUSTMENTS

   Pursuant to the Distribution Agreement, the Company must pay SFX Broadcasting any net negative Working Capital at the time of consummation of the SFX Merger. Alternatively, SFX Broadcasting must pay to the Company any net positive Working Capital. As of March 31, 1998, the Company estimates that Working Capital to be paid by SFX Broadcasting to the Company would have been approximately $3.3 million. The actual amount of Working Capital will be a function of, among other things, the operating results of SFX Broadcasting through the date of the SFX Merger, the actual date of the closing of the SFX Merger and the actual cost of consummating the SFX Merger and the related transactions. See "--Substantial Leverage" and "--Restrictions Imposed by the Company's Indebtedness," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Certain Relationships and Related Transactions--Indemnification of Mr. Sillerman" and "Description of Indebtedness."

 RELATED TO THE TAX INDEMNITY PAYMENT

   Pursuant to the Tax Sharing Agreement, the Company is required to indemnify SFX Broadcasting for certain tax obligations, including a tax obligation of approximately $120.0 million in connection with the Spin-Off. Management's estimate of the amount of the indemnity payment is based on certain assumptions which management believes are reasonable. However, the actual amount could vary significantly. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Spin-Off."

 RELATED TO OTHER INDEMNIFICATION OBLIGATIONS

   Pursuant to the Distribution Agreement, the Company has also agreed to indemnify, defend and hold SFX Broadcasting and its subsidiaries harmless from and against certain liabilities to which SFX Broadcasting or any of its subsidiaries may be or become subject. These liabilities relate to the assets, business, operations, employees (including under any employment agreement assumed by the Company in the Spin-Off), debts or liabilities of the Company and its subsidiaries. Although the Company does not anticipate that any material liabilities for which it has agreed to indemnify SFX Broadcasting and its subsidiaries will arise, it is possible that the Company will become subject to these liabilities. Any of these liabilities may have a material adverse effect on the Company's business, financial condition or results of operations.

   Concurrently with the execution of the SFX Merger Agreement, Mr. Sillerman waived his right to receive indemnification from SFX Broadcasting, its subsidiaries, SFX Buyer Sub and SFX Buyer, after the effective time of the SFX Merger with respect to claims or damages relating to the SFX Merger Agreement and the transactions contemplated thereby, except to the extent that SFX Broadcasting can be reimbursed under the terms of its directors' and officers' liability insurance. It is anticipated that the Company will indemnify (to the extent permitted by law) Mr. Sillerman for any such claims or damages. In addition, pursuant to Messrs. Sillerman's and Ferrel's existing employment agreements with SFX Broadcasting (which will be assumed by the Company pursuant to the Distribution Agreement), the Company will be obligated to indemnify them (to the extent permitted by law) for one-half of the cost of any excise tax that may be assessed against them for any change-of-control payments made to them by SFX Broadcasting in connection with the SFX Merger. See "Certain Relationships and Related Transactions--Assumption of Employment Agreements; Certain Change of Control Payments" and "--Indemnification of Mr. Sillerman."

   In addition, the agreements relating to the Tax Sharing Agreement and the Employee Benefits Agreement provide for certain other indemnities, including the $120.0 million tax indemnity liability to SFX Broadcasting which the Company intends to fund with a portion of the proceeds of the Financing.

RISKS RELATED TO THE PENDING ACQUISITIONS

   The aggregate consideration to be paid in the Pending Acquisitions is expected to consist of approximately $216.1 million in cash, including the repayment of $10.0 million in debt, and the issuance of 1,531,782 shares of Class A Common Stock. The Company intends to finance the cash portion of the purchase price with the proceeds of the Financing. The availability of funds under the Credit Facility is subject to certain financial covenants and there can be no assurance that the funds required to complete the Pending Acquisitions will be available to the Company when needed. See "Description of Indebtedness." In addition, certain of the agreements relating to the Pending Acquisitions provide for future contingent payments under certain circumstances. See "--Future Contingent Payments" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Agreements Related to the Pending Acquisitions."


   In addition, the approximately 1.5 million shares to be issued in connection with acquisitions of FAME and Don Law were not registered under the Securities Act or state securities laws, as may have been required. The Company has filed a registration statement in order to make a Rescission Offer with respect to such transactions which could result in the unwinding of all or a portion of the FAME and/or Don Law acquisitions.


   There can be no assurance as to when or which of the Pending Acquisitions will be consummated or that they will be consummated on the terms described herein or at all. Furthermore, the consummation of the Pending Acquisitions may fail to conform to the assumptions used in the preparation of the Unaudited Pro Forma Condensed Combined Financial Statements included herein. Therefore, in analyzing the Unaudited Pro Forma Condensed Combined Financial Statements and other information, prospective purchasers of the Class A Common Stock should consider that the Pending Acquisitions may not be consummated at all or on the terms described herein. In addition, although the Company has conducted a due diligence investigation of the Pending Acquisitions, the scope of its investigation has been limited. Although the agreements governing the Pending Acquisitions generally provide for indemnification from the seller for a limited period of time with respect to certain matters, such indemnification is subject to thresholds and limitations and it is possible that other material matters not identified in due diligence will subsequently be identified or that the matters heretofore identified will prove to be more significant than currently expected.

   While none of the Pending Acquisitions is conditioned on the consummation of any other Pending Acquisition, consummation of each of the Pending Acquisitions is subject to the satisfaction or waiver of a number of closing conditions, certain of which are beyond the Company's control, including in certain cases approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The failure to satisfy these conditions would permit each of the parties to the acquisition agreements to refuse to consummate the respective Pending Acquisitions. See "Agreements Related to the Pending Acquisitions."

SUBSTANTIAL LEVERAGE

   The Company is a highly leveraged company. As of March 31, 1998, on a pro forma basis giving effect to the Transactions, the Pending Acquisitions and the Financing, the Company's consolidated indebtedness would have been approximately $628.0 million (of which $350.0 million would have consisted of the Notes, and the balance would have consisted of $235.0 million in debt under the Credit Facility, and $43.0 million in other debt), its temporary equity--stock subject to redemption would have been approximately $16.5 million, and its stockholders' equity would have been approximately $280.9 million. See "Unaudited Pro Forma Condensed Combined Financial Statements." On a pro forma basis for the Transactions, the Pending Acquisitions and the Financing, the Company's ratio of total debt to total capitalization as of March 31, 1998 would have been approximately 0.7 to 1.0. The Company's earnings were insufficient to cover fixed charges by $26.4 million for the three months ended March 31, 1998, and would have been insufficient by $22.1 million, on a pro forma basis for the Transactions, the Pending Acquisitions and the Financing, for the twelve months ended March 31, 1998.

   In addition, certain of the agreements relating to the Recent Acquisitions and the Pending Acquisitions provide for other purchase price adjustments and future contingent payments in certain circumstances. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Acquisitions" and "--Pending Acquisitions." In addition, the Company may incur substantial additional indebtedness from time to time to finance future acquisitions, for capital expenditures or for other purposes. See "--Future Contingent Payments," "Capitalization" and "Unaudited Pro Forma Condensed Combined Financial Statements."

   The Company's ability to make scheduled payments of principal, to pay interest on or to refinance its indebtedness, or to fund planned capital expenditures, will depend on its future financial performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control, as well as the success of the Acquired Businesses and the businesses to be acquired in the Pending Acquisitions and their integration into the Company's operations. There can be no assurance that the Company will be able to make planned borrowings (including under the Credit Facility), that the Company's business will generate sufficient cash flow from operations, or that future borrowings will be available in an amount to enable the Company to service its debt and to make necessary capital or other expenditures. The Company may be required to refinance a portion of the principal amount of its indebtedness prior to their respective maturities. There can be no assurance that the Company will be able to raise additional capital through the sale of securities, the disposition of assets or otherwise for any refinancing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

   The degree to which the Company is and will be leveraged could have material consequences to the holders of shares of Class A Common Stock, including, but not limited to, (a) increasing the Company's vulnerability to general adverse economic and industry conditions, (b) limiting the Company's ability to obtain additional financing to fund future acquisitions, working capital, capital expenditures and other general corporate requirements, (c) requiring the dedication of a substantial portion of the Company's cash flow from operations to the payment of principal of, and interest on, its indebtedness, thereby reducing the availability of the cash flow to fund working capital, capital expenditures or other general corporate purposes, (d) limiting the Company's flexibility in planning for, or reacting to, changes in its business and the industry and (e) placing the Company at a competitive disadvantage to less leveraged competitors. In addition, the indenture relating to the Notes (the "Indenture") and the Credit Facility contain, financial and other restrictive covenants that limit the ability of the Company to, among other things, borrow additional funds. Failure by the Company to comply with these covenants could result in an event of default that, if not cured or waived, could have a material adverse effect on the Company's business, financial condition and results of operations. The indebtedness incurred under the Credit Facility is secured by a pledge of the stock of its subsidiaries and by liens on substantially all of its and its subsidiaries' tangible assets. In addition, the Notes and borrowings under the Credit Facility are guaranteed by the Company's subsidiaries. See "--Restrictions Imposed by the Company's Indebtedness" and "Description of Indebtedness."

EXPANSION STRATEGY; NEED FOR ADDITIONAL FUNDS

   The Company is currently negotiating additional acquisitions and expects to pursue additional acquisitions of live entertainment businesses in the future. However, it may be unable to identify and acquire additional suitable businesses or obtain the financing necessary to acquire the businesses. Future acquisitions by the Company could result in (a) potentially dilutive issuance of equity securities, (b) the incurrence of substantial additional indebtedness and/or (c) the amortization of expenses related to goodwill and other intangible assets, any or all of which could materially adversely affect the Company's business, financial condition and results of operations. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies, services and products of the acquired companies and the diversion of management's attention from other business concerns. If any acquisition occurs, the Company's business, financial condition and results of operations may be materially adversely affected. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Recent Developments" and "Future Acquisitions."

   Each acquisition is subject to the prior approval of the Company's lenders under the Credit Facility and financing for such acquisitions may be unavailable or restricted by the terms of the Credit Facility and the Indenture.

RESTRICTIONS IMPOSED BY THE COMPANY'S INDEBTEDNESS

   Pursuant to the terms of the Credit Facility, a "Change of Control" will be deemed to occur if, among other things, Mr. Sillerman beneficially owns less than 35% of the combined voting power of the outstanding Common Stock. Upon consummation of the Offering and the Pending Acquisitions, Mr. Sillerman will beneficially own approximately 38.1% of the combined voting power of the Company. In addition, pursuant to the terms of the Indenture, a change of control will be deemed to occur if any party, other than Mr. Sillerman, becomes the beneficial owner of more than 35% of the combined voting power of the outstanding Common Stock. In the event of a "Change of Control" under the Credit Facility the Company will be required to repay all amounts outstanding under the Credit Facility and, in the event of a "Change of Control" under the Indenture, the Company will be required to offer to repurchase the outstanding Notes.

   The Indenture and the Credit Facility also contain a number of significant covenants that, among other things, restrict the ability of the Company and its subsidiaries to dispose of assets, incur additional indebtedness, repay other indebtedness, pay dividends, make certain investments or acquisitions, repurchase or redeem capital stock, engage in mergers or consolidations, or engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. These restrictions may adversely affect the Company's ability to finance its future operations or capital needs or to engage in other business activities that may be in the interest of the Company. In addition, the Indenture and the

Credit Facility require the Company to maintain compliance with certain financial ratios, such as a maximum total leverage ratio, a maximum senior leverage ratio, a minimum fixed charges ratio, a minimum pro forma interest expense ratio and a minimum debt service ratio. The Company's ability to comply with these ratios and limits may be affected by events beyond its control. A breach of any of these covenants or the inability of the Company to comply with the required financial ratios or limits could result in an event of default under the Credit Facility. Such an event of default could permit the lenders to declare all borrowings outstanding to be due and payable, to require the Company to apply all of its available cash to repay its borrowings or to prevent the Company from making debt service payments on certain portions of its outstanding indebtedness. If the Company were unable to repay any borrowings when due, the lenders could proceed against their collateral. The Credit Facility requires the Company and its subsidiaries to grant the lenders thereunder a continuing security interest in all of their tangible assets and in the capital stock of the guaranteeing subsidiaries. If the Company's indebtedness were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay its indebtedness in full. See "Description of Indebtedness."

   There can be no assurance that the Company will be able to obtain a waiver of these provisions or that sufficient funds will be available at the time of any Change of Control to refinance its indebtedness. The failure to either obtain waivers or refinance its indebtedness will result in a material adverse effect to the Company's business, results of operations and financial condition. See "--Substantial Leverage," "Principal Stockholders" and "Description of Indebtedness."

CONTROL BY MANAGEMENT

   Upon the consummation of the Offering and the Pending Acquisitions, Mr. Sillerman will beneficially own approximately 38.1% of the total voting power of the Common Stock, and all directors and executive officers together will beneficially own approximately 44.9% of the total voting power of the Common Stock. Accordingly, these persons will have substantial influence over the affairs of the Company, including the ability to control the election of a majority of the Company's Board of Directors (the "Board"), the decision whether to effect or prevent a merger or sale of assets (except in certain "going private transactions") and other matters requiring stockholder approval. Moreover, control by management may have the effect of discouraging certain types of "change of control" transactions, including transactions in which the holders of Class A Common Stock might otherwise receive a premium for their shares. See "--Anti-Takeover Effects," "Management," "Principal Stockholders" and "Description of Capital Stock."

   Mr. Sillerman beneficially owns 1,524,168 shares of Class B Common Stock representing approximately 34.6% of the total voting power of the Common Stock, which will allow him to exert substantial control in the election of directors. Each share of Class B Common Stock automatically converts into a share of Class A Common Stock upon (a) its sale, gift, or other transfer, voluntary or involuntary, to a party that is not an Affiliate (as defined in the Certificate of Incorporation) of Mr. Sillerman or of the Company or (b) upon the death of Mr. Sillerman, in the case of any shares of Class B Common Stock held by Mr. Sillerman or any Affiliate of Mr. Sillerman. The terms of the Certificate of Incorporation contemplate that, absent an event of automatic conversion, the shares of Class B Common Stock held by Mr. Sillerman could be transferred to a third-party without losing their special voting rights.

DEPENDENCE ON KEY PERSONNEL

   The success of the Company depends substantially on the abilities and continued service of certain of its (and its subsidiaries') executive officers and directors. In particular, the Company will depend on the continued services of Robert F.X. Sillerman, Michael G. Ferrel, Brian Becker, Howard J. Tytel, Thomas P. Benson and, upon the consummation of the acquisition of FAME, David Falk. Although many of these individuals generally have greater experience in the radio broadcasting business than the live entertainment industry, they do have significant expertise in selecting, negotiating and financing acquisitions and in operating and managing public companies. In addition, most of the Company's directors and executive officers are also currently acting as directors and executive officers of SFX Broadcasting. Until the consummation of the SFX Merger, most of these directors and executive officers can be anticipated to expend substantial time and effort in managing the business of SFX Broadcasting (which may detract from their performance with respect to the Company). If the SFX Merger is not consummated, there can be no assurance that the Company will be able to retain the services of these directors and executive officers. The Company has entered into an employment agreement with Mr. Becker and has reached agreements in principle with Messrs. Sillerman, Ferrel, Tytel and Benson to enter into employment agreements, which agreements will be effective upon consummation of the SFX Merger. In addition, the Company has entered into an employment agreement with Mr. Falk that becomes effective upon the consummation of the acquisition of FAME. See "--Potential Conflicts of Interest" and "Management."

   Furthermore, the operations of each of the Acquired Businesses and the businesses to be acquired in the Pending Acquisitions are local in nature and depend to a significant degree on the continued services of certain individuals at each business. See "Management" and "Certain Relationships and Related Transactions." The loss of any of these individuals' services could have a material adverse effect on the Company's business, financial condition and results of operations. See "--Absence of Combined Operating History; Potential Inability to Integrate Acquired Businesses."

POTENTIAL CONFLICTS OF INTEREST

   Marquee is a publicly-traded company that, among other things, provides talent representation services to professional athletes and acts as booking agent for tours and appearances for musicians and other entertainers. The Company has indicated to Marquee its potential interest in acquiring Marquee. Mr. Sillerman has an aggregate equity interest of approximately 9.1% in Marquee and Mr. Sillerman is the chairman of its board of directors, and Mr. Tytel is one of its directors. Upon the consummation of the acquisition of FAME, the Company may directly compete with Marquee in obtaining representation agreements with particular athletes and endorsement opportunities for its clients. In addition, the Company anticipates that, from time to time, it will enter into transactions and arrangements (particularly booking arrangements) with Marquee and Marquee's clients. In any transaction or arrangement with Marquee, Messrs. Sillerman and Tytel are likely to have conflicts of interest as officers and directors of the Company. These transactions or arrangements will be subject to the approval of a committee of independent members of the boards of directors of each of the Company and Marquee, except that booking arrangements in the ordinary course of business will be subject to periodic review but not the approval of each particular arrangement. Marquee also acts as a promoter of various sporting events and sports personalities and the Company produces ice skating and gymnastics events that may compete with events in which Marquee is involved. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Developments" and "Certain Relationships and Related Transactions--Potential Conflicts of Interest."

   The Sillerman Companies, Inc. ("TSC"), an entity controlled by Mr. Sillerman and in which Mr. Tytel also has an equity interest, provides financial consulting services to Marquee. TSC's services are provided by certain directors, officers and employees of the Company who are not separately compensated for their services by TSC. In any transaction, arrangement or competition with Marquee, Messrs. Sillerman and Tytel are likely to have conflicts of interest between their duties as officers and directors of the Company, on the one hand, and their duties as directors of Marquee and their interests in TSC and Marquee, on the other hand. See "Certain Relationships and Related Transactions--Triathlon Fees."

   In addition, prior to the consummation of the SFX Merger, Mr. Sillerman and other members of the Company's management team will have management obligations to both SFX Broadcasting and the Company that may cause them to have conflicts of interest. See "Management" and "Certain Relationships and Related Transactions--Potential Conflicts of Interest."

RIGHTS TO PURCHASE CERTAIN SUBSIDIARIES

   Pursuant to the employment agreement entered into between Brian Becker and the Company in connection with the PACE acquisition, Mr. Becker has the option, exercisable within 15 days after

February 25, 2000 to acquire the Company's then existing motor sports line of business (or, if that line of business has previously been sold, the Company's then existing theatrical line of business) at its then fair market value. Mr. Becker's exercise of this option could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, during the period between February 25, 1999 and February 25, 2000, Mr. Becker also has a right of first refusal under certain circumstances to acquire the theatrical or motor sports line of business at a price equal to 95% of the proposed purchase price. On a pro forma basis, specialized motor sports would have comprised approximately 6%, and theater would have comprised approximately 13%, of the Company's total net revenues for the year ended March 31, 1998. The Don Law seller and the Company have also agreed to enter into an agreement pursuant to which the assets to be acquired in the Don Law Acquisition, with certain exceptions, will be subject to a right of first refusal of the Don Law seller if the Company elects to sell such assets within two years after the closing of the Don Law Acquisition. These rights of first refusal may have the effect of discouraging potential bidders for such lines of business from negotiating with the Company. See "Management--Employment Agreements and Arrangements with Certain Officers and Directors" and "Agreements Related to the Pending Acquisitions."

   In addition, after the consummation of the Spin-Off or the SFX Merger, the senior management of Concerts may have the right pursuant to their employment agreements (a) to purchase the outstanding capital stock of Concerts (a subsidiary of the Company holding a significant amount of the assets of the Company) for Fair Market Value (as defined in their employment agreements) or
(b) to receive a cash payment equal to 15% of the amount by which the Fair Market Value of Concerts exceeds the fixed payment portion of the cash purchase price of the acquisition of Concerts, plus 20% interest thereon. The senior management of Concerts and SFX Broadcasting have reached an agreement in principle to waive the above rights in connection with the Spin-Off, the SFX Merger and related transactions; however, there can be no assurance that the rights will be waived on terms acceptable to SFX Broadcasting and the Company or at all. In addition, although the Company is in the process of negotiating amendments to these agreements, these and certain other rights described in the agreements may continue to apply to transactions after, or unrelated to, the Spin-Off or the SFX Merger. See "Certain Relationships and Related Transactions--Delsener/Slater Employment Agreements."

   The Company has also agreed that it will not sell all, or substantially all, of BGP's assets prior to February 24, 2001 without offering the BGP sellers the opportunity to purchase the assets on the same terms as those included in any bona fide offer received by the Company from any third party. BGP's right of first refusal may have the effect of discouraging potential bidders for BGP's assets from negotiating with the Company.

ECONOMIC CONDITIONS AND CONSUMER TASTES; AVAILABILITY OF ARTISTS AND EVENTS

   The Company's operations are affected by general economic conditions and consumer tastes. The demand for live entertainment tends to be highly sensitive to consumers' disposable incomes, and thus a decline in general economic conditions that generally reduces consumers' disposable incomes can, in turn, materially adversely affect the Company's revenues. In addition, the profitability of events promoted or produced by the Company is directly related to the ancillary revenues generated by those events, and the ancillary revenues decrease with lower attendance levels. The success of a music concert, theatrical show or motor sports event depends on public tastes, which are unpredictable and susceptible to change, and may also be significantly affected by the number and popularity of competitive productions, concerts or events as well as other forms of entertainment. It is impossible for the Company to predict the success of any music concert, theatrical show or motor sports event. In addition, decreased attendance, a change in public tastes or an increase in competition could have a material adverse effect on the Company's business, financial condition and results of operations.

   The Company's success and ability to sell tickets (including subscriptions) is also highly dependent on the availability of popular musical artists, Touring Broadway Shows and specialized motor sports talent, among other performers of live entertainment. The Company's and the Acquired Businesses' results of operations have been adversely affected in periods where fewer popular musical artists and/or popular theatrical productions were available for presentation. There can be no assurance that popular musical artists, theatrical shows or specialized motor sports talent will be available to the Company in the future. The lack of availability of these artists and productions could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS RELATED TO THE REPRESENTATION OF ATHLETES

   Upon the consummation of the acquisition of FAME, the Company will become a leading full-service marketing and management company specializing in the representation of team sports athletes primarily in professional basketball. A significant portion of FAME's revenues to date has been derived from a small number of clients. On a pro forma basis, giving effect to the Transactions and the Pending Acquisitions, the Company estimates that five of FAME's clients would have accounted for approximately 78% of FAME's revenues for the twelve months ended March 31, 1998 and, on such pro forma basis, FAME's EBITDA would have comprised approximately 7% of the Company's EBITDA for the same period. The amount of endorsement and other revenues which these clients generate is a function of, among other things, such clients' professional performance and public appeal. Factors beyond the Company's control, such as a client's injury, declining skill, declining public appeal or conduct in violation of team or league policy, as well as labor unrest in the sports industry, could have a material adverse affect on the Company's operations. In the event of a labor interruption, for example, FAME's revenues related to the negotiation of a client's contract (absent a retroactive payment for games missed as part of any settlement) would generally cease for the duration of the stoppage. Endorsement revenues, which generally require that a player be on an active roster, might also be affected in the event of a labor interruption. FAME's representation agreements with its clients are generally for a term equal to the term of the player's professional sports contract, but are terminable on 15 days' notice (although FAME would continue to be entitled to the revenue streams generated during the remaining term of any contracts which it negotiated). The termination or expiration of FAME's contracts with certain clients could also have a material adverse effect on the Company's operations.

FUTURE CHARGES TO EARNINGS

   Consummation of the Recent Acquisitions and the Pending Acquisitions will result in substantial charges to earnings relating to interest expense and the recognition and amortization of goodwill and other intangible assets; these charges will increase the Company's losses or reduce or eliminate its earnings, if any. As of March 31, 1998 the Company had goodwill and other intangible assets of approximately $470.7 million. This balance will substantially increase due to the Pending Acquisitions. Goodwill and other intangible assets are being amortized using the straight line method over 15 years. See "Unaudited Pro Forma Condensed Combined Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Future Charges to Earnings."

   The Company anticipates entering into or amending employment agreements with certain of its executive officers. In connection with these agreements, the Company has sold to the executive officers an aggregate of 650,000 shares of Class B Common Stock and 190,000 shares of Class A Common Stock at a purchase price of $2.00 per share. The Company will record a non-cash compensation charge in the second quarter of 1998 of approximately $24 million associated with this sale. In addition, the Company will recognize a non-cash charge to earnings in the second quarter of 1998 of approximately $7.5 million resulting from the issuance of 247,177 shares of Class A Common Stock to Mr. Sillerman in connection with the Meadows Repurchase (as defined herein). The amount of such charge is equal to the fair value of Class A Common Stock received by Mr. Sillerman at the time of the Meadows Repurchase. Further, the Board, on the recommendation of its Compensation Committee, also has approved the issuance of certain "below market" stock options exercisable for an aggregate of 252,500 shares of Class A Common Stock. These options will vest over three years and will have an exercise price of $5.50 per share. The Company will record non-cash compensation charges over the three-year exercise period of approximately $2 million annually. These substantial non-cash charges to earnings will increase the Company's losses or reduce or eliminate its earnings, if any. See "--Future Contingent Payments," "Certain Relationships and Related Transactions" and "Management--Employment Agreements and Arrangements with Certain Officers and Directors."

COMPETITION

   Competition in the live entertainment industry is intense, and is fragmented among a wide variety of entities. The Company competes on a local, regional and national basis with a number of large venue owners and entertainment promoters for the hosting, booking, promoting and producing of music concerts, theatrical shows, motor sports events and other live entertainment events. Moreover, the Company's marketing and consulting operations compete with advertising agencies and other marketing organizations. The Company and the businesses to be acquired in the Pending Acquisitions, compete not only with other live entertainment events, including sporting events and theatrical presentations, but also with non-live forms of entertainment, such as television, radio and motion pictures. The talent representation industry is also highly competitive. The Company competes with both larger and smaller entities. A number of the Company's competitors have substantially greater resources than the Company. Certain of the Company's competitors may also operate on a less leveraged basis, and have greater operating and financial flexibility, than the Company. In addition, many of these competitors also have long standing relationships with performers, producers, and promoters and may offer other services that are not provided by the Company. There can be no assurance that the Company will be able to compete successfully in this market or against these competitors.

CONTROL OF VENUES

   The Company operates a number of its live entertainment venues under leasing or booking agreements, and accordingly the Company's long-term success will depend in part on its ability to renew these agreements when they expire or terminate. There can be no assurance that the Company will be able to renew these agreements on acceptable terms or at all, or that it will be able to obtain attractive agreements with substitute venues. See "Business--The Company's Live Entertainment Activities--Venue Operations."

REGULATORY MATTERS

   The business of the Company is not generally subject to material governmental regulation. However, if the Company seeks to acquire or construct new venue operations, its ability to do so will be subject to extensive local, state and federal governmental licensing, approval and permit requirements, including, among other things, approvals of state and local land-use and environmental authorities, building permits, zoning permits and liquor licenses. Significant acquisitions may also be subject to the requirements of the HSR Act. Other types of licenses, approvals and permits from governmental or quasi-governmental agencies might also be required for other opportunities that the Company may pursue in the future. There can be no assurance that the Company will be able to obtain the licenses, approvals and permits it may require from time to time in order to operate its business.

   The Company has real property relating to its business, consisting of fee interests, leasehold interests and other contractual interests. The Company's properties are subject to foreign, federal, state and local environmental laws and regulations regarding the use, storage, disposal, emission, release and remediation of hazardous and non-hazardous substances, materials or wastes, including laws relating to noise emissions (which may affect, among other things, the hours of operation of the Company's venues). Further, under certain of these laws and regulations, the Company could be held strictly, jointly and severally liable for the remediation of hazardous substance contamination at its facilities or at third-party waste disposal sites, and could also be held liable for any personal or property damage related to any contamination. The Company believes that it is in substantial compliance with all of these laws and regulations, and has performed preliminary environmental assessments of all of the properties that are wholly-owned, without identifying material environmental hazards. Although the level of future expenditures cannot be determined with certainty, the Company does not anticipate, based on currently known facts, that its environmental costs are likely to have a material adverse effect on the Company's business, financial condition and results of operations.

POTENTIAL VOLATILITY OF STOCK PRICE

   As a result of the Spin-Off, stockholders of SFX Broadcasting received 14,626,061 shares of Common Stock that are freely tradeable at the time of the Offering without restrictions or further registration under the Securities Act, except that any shares held by "affiliates" of the Company within the meaning of the Securities Act will be subject to the resale limitations of Rule 144 promulgated under the Securities Act. Because the Spin-Off was made to stockholders of SFX Broadcasting, who did not make an affirmative decision to invest in the Class A Common Stock, there can be no assurance that some or all of these shareholders will not sell the shares of Class A Common Stock into the market shortly after the Spin-Off. Such trading could increase the volatility of, and adversely affect the market price of, the Class A Common Stock. See "Price Range of Class A Common Stock" and "Shares Eligible for Future Sale."

SHARES ELIGIBLE FOR FUTURE SALE

   Sales of substantial amounts of Class A Common Stock in the public market, or the possibility that these sales may occur, could adversely affect market prices for Class A Common Stock or the future ability of the Company to raise capital through an offering of equity securities. Upon consummation of the Offering and the Pending Acquisitions, the Company will have 27,118,971 shares of Class A Common Stock and 1,697,037 shares of Class B Common Stock outstanding (not including shares issuable upon the exercise of outstanding options). Of those shares, a total of 13,579,024 shares will be freely tradeable in the public market without restriction under the Securities Act, unless the shares are held by "affiliates" of the Company (as that term is defined in Rule 144 under the Securities Act). Under the underwriting agreement relating to the Equity Offering (the "Underwriting Agreement") and certain agreements entered into between the representatives of the underwriters in the Equity Offering and each of the Company's officers and directors (the "Lock-Up Agreements") who beneficially hold, in the aggregate 2,162,479 shares of Class A Common Stock and 1,697,037 shares of Class B Common Stock, such officers and directors will not, without the prior written consent of the lead underwriter, during the period commencing on the date hereof and ending 180 days after the date of this Prospectus, (i) offer, pledge, sell or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or any right to acquire Common Stock, or (ii) enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the Common Stock. The foregoing provisions will not apply to (i) exercise of options or warrants, or (ii) transfers, without consideration to family members or to one or more trusts established for the benefit of one or more family members, provided that the transferee executes and delivers to the lead underwriter, an agreement whereby the transferee agrees to be bound by all of the foregoing terms and provisions. The lead underwriter in the Equity Offering in its sole discretion and at any time without notice, may release all or any portion of the securities subject to the Lock-Up Agreements or may waive the covenants contained in the Underwriting Agreement. Any such decision to release securities would likely be based upon individual stockholder circumstances, prevailing market conditions and other relevant factors. Any such release could have a material adverse effect upon the price of the Class A Common Stock. Upon the expiration or termination of the Lock-Up Agreements, the shares held by affiliates will be eligible for sale subject to compliance with the provisions of Rule 144 or pursuant to an effective registration statement filed with the Securities and Exchange Commission.

   The 4,216,680 shares of Class A Common Stock issued in connection with the Recent Acquisitions are "restricted securities" under Rule 144; however, the Company has obligations to register all or a portion of these shares.

   Additionally, pursuant to the acquisition agreement relating to the Don Law Acquisition, the Company and the Don Law seller have agreed that they (and the members of the Don Law seller) will enter into a registration rights agreement regarding the 531,782 shares of Class A Common Stock of the Company to be issued to the Don Law seller, which agreement will provide for, among other things: (a) a twelve month lock-up period (provided that the Don Law seller and its members may continue to engage in hedging other derivative transactions and other transactions with Affiliates (as defined in such agreement), (b) a single demand registration right, (c) unlimited piggyback registration rights (unless sales under Rule 144 and 145 of the Securities Act are available to the members) and (d) usual and customary underwriting restrictions with respect to the foregoing. Pursuant to the Underwriting Agreement, the Company has agreed not to waive these provisions without the consent of Goldman, Sachs & Co.

   Pursuant to the Rescission Offer, the approximately 1.5 million shares of Class A Common Stock to be issued to the Don Law and FAME sellers will become (to the extent such sellers do not exercise their rescission rights) freely tradeable in the public market, subject to applicable limitations on affiliates.

   In addition, the Company has adopted a stock option plan providing for the issuance of options to purchase up to 2,000,000 shares of Class A Common Stock. The Company has granted options to purchase an aggregate of 1,002,500 shares of Class A Common Stock under such plan. All shares acquired upon exercise of such options will be subject to the Lock-Up Agreements. The Company anticipates that in the future it will file a registration statement with the SEC to register the shares issuable upon exercise of options granted under the plan. See "Management--Employment Agreements and Arrangements with Certain Officers and Directors" and "Shares Eligible for Future Sales."

DIVIDEND POLICY

   The Company has no present plans to declare any dividends on Class A Common Stock. The terms of the Indenture and Credit Facility restrict the Company's ability to pay dividends on Class A Common Stock in the future. The decision to declare a dividend and the amount thereof, if any, will be in the sole discretion of the Board.

ANTI-TAKEOVER EFFECTS

   The Amended and Restated Certificate of Incorporation of the Company (the "Company Certificate"), the By-laws of the Company and the Delaware General Corporation Law (the "DGCL") contain several provisions that could have the effect of delaying, deferring or preventing a change of control of the Company in a transaction not approved by the Board. The Company Certificate provides for the issuance of shares of Class B Common Stock (with 10 votes per share in most matters), and the holders of these shares will generally be able to prevent a change of control of the Company if they so desire. In addition, the Company Certificate authorizes the Board to issue up to 25,000,000 shares of preferred stock in one or more series and to fix the number of shares and the relative designations and powers, preferences, and rights, and qualifications, limitations, and restrictions thereof, without further vote or action by the stockholders. Issuances of preferred stock could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company and may adversely affect the rights of holders of the Common Stock. Furthermore, the Company is subject to the anti-takeover provisions of Section 203 of the DGCL, which prohibit the Company from engaging in a "business combination" with an "interested stockholder" for three years after the date of the transaction in which the person became an interested stockholder (unless the business combination is approved in a prescribed manner). The application of Section 203 could also have the effect of delaying or preventing a change in control of the Company. The Board has also adopted certain other programs, plans and agreements with the Company's management and/or employees that may make a change of control more expensive. See "Management," "Principal Stockholders" and "Description of Capital Stock."

FRAUDULENT CONVEYANCE

   The Board of Directors of SFX Broadcasting determined that at the time of the Spin-Off and after giving effect thereto, SFX Broadcasting was solvent. There can be no assurance, however that a court would find the facts relied on and the judgments made by the Board of Directors of SFX Broadcasting in determining that SFX Broadcasting was solvent at the time of, and after giving effect to, the Spin-Off would be binding on creditors of SFX Broadcasting or that a court would reach the same conclusions as the Board of Directors of SFX Broadcasting. If a court in a lawsuit filed by an unpaid creditor or representative of unpaid creditors, such as a trustee in bankruptcy, were to find that, at the time the Spin-Off was consummated or after giving effect thereto, SFX Broadcasting (a) was insolvent, (b) was rendered insolvent by reason of the Spin-Off, (c) was engaged in a business or transaction for which the remaining assets of SFX Broadcasting constituted unreasonably small capital or (d) intended to incur, or believed it would incur, debts beyond its ability to pay as the debts matured, then the court might require the Company to fund certain liabilities of SFX Broadcasting for the benefit of SFX Broadcasting's creditors. If the assets of the Company were recovered as fraudulent transfers by a creditor or trustee of SFX Broadcasting, the relative priority of right to payment between any financing and any fraudulent transfer claimant would be unclear, and the Company could be rendered insolvent. In addition, a corporation generally makes distributions to its stockholders only out of its surplus (net assets minus capital) and not out of capital. The foregoing consequences would also apply were a court to find that the Spin-Off was not made out of SFX Broadcasting's surplus. The Company incurred indebtedness to finance the Recent Acquisitions, to refinance certain indebtedness of the Company and the Recent Acquisitions, to pay related fees and expenses, and for general corporate purposes. Management believes that the indebtedness of the Company incurred in financing the Recent Acquisitions and the Pending Acquisitions was for proper purposes and in good faith, and that, based on present forecasts and other financial information, the Company is solvent, has sufficient capital for carrying on its business and will be able to pay its debts as they mature.

   The Company believes that, (a) SFX Broadcasting and the Company were solvent at the time of the Spin-Off, (b) the Company was solvent at the time of the financing for the Recent Acquisitions and (c) the Spin-Off was made entirely out of SFX Broadcasting surplus in accordance with applicable law. However, the Company cannot predict what standard a court might apply in evaluating these matters, and it is possible that the court would disagree with the Company's conclusions.

                             THE RESCISSION OFFER

   The Company is offering the FAME Securityholders the right to rescind the FAME Purchase Agreement. The Company is offering Don Law the right to rescind the Don Law Purchase Agreement.

   The following discussion sets forth the terms of the Rescission Offer.


   EXCEPT AS EXPLICITLY PROVIDED IN THIS PROSPECTUS, NOTHING HEREIN SHALL BE CONSIDERED TO AMEND, ALTER, MODIFY OR CHANGE IN ANY WAY ANY TERM, PROVISION, OR CONDITION OF EITHER THE DON LAW PURCHASE AGREEMENT OR THE FAME PURCHASE AGREEMENT. ANY RESCISSION OFFEREE WHO REJECTS THE RESCISSION OFFER WILL CONTINUE TO BE BOUND BY THE APPLICABLE PURCHASE AGREEMENT, ITS TERMS, PROVISIONS AND CONDITIONS, IN THE FORM SUCH PURCHASE AGREEMENT WAS EXECUTED. Rejection of the Rescission Offer may be accomplished by compliance with the instructions set forth under the heading "Procedures for Reforming An Election Notice" or by the failure of any Rescission Offeree to return an Election Notice to the Agent by the applicable expiration date.


BACKGROUND AND REASONS FOR THE RESCISSION OFFER


   The business of the Company has been developed principally through the acquisition of established live entertainment businesses, all of which have been acquired since January 1997. On April 14, 1998, the Company filed with the Commission a registration statement for a public offering of its Class A Common Stock. In late April 1998, the Company entered into the Don Law Purchase Agreement and the FAME Purchase Agreement. Pursuant to the Don Law Purchase Agreement, as partial consideration for the Don Law Acquisition, the Company may, at its option, issue up to 531,782 shares of Class A Common Stock with an agreed value of $30.0875 per share. Pursuant to the FAME Purchase Agreement, as partial consideration for the FAME Acquisition, the Company has agreed to issue 1,000,000 shares of Class A Common Stock (together with the shares that may be issued in the Don Law Acquisition, the "Stock Consideration").

   The Company has been advised that such Purchase Agreements, pursuant to which Stock Consideration is to be issued upon consummation thereof, were executed in the absence of a registration statement declared effective under the Securities Act, as may have been required. Accordingly, each Rescission Offeree may have the right to rescind the applicable Purchase Agreement. This Rescission Offer is being made to attempt compliance with the Securities Act and the securities laws of certain states, if applicable, and to limit the Company's liability, if any, in connection with the shares of Class A Common Stock to be issued pursuant to the Purchase Agreements.

   Liability of the Company, if any, under the Securities Act for the sale of shares of Class A Common Stock may survive and not be limited by the Rescission Offer. However, it is possible that a court would hold that the legal remedies available to the Rescission Offerees are diminished as a result of the Rescission Offer. Although the legal principles applicable to a transaction such as the Rescission Offer are not well established, among possible bases for such a determination is that any Rescission Offeree who accepts the Rescission Offer thereby will have entered into an accord and satisfaction that moots any claim for damages, and that any Rescission Offeree who rejects the Rescission Offer may have waived or be estopped from asserting his or her rights by failing to accept the Rescission Offer.


TERMS OF THE RESCISSION OFFERS MADE TO THE FAME RESCISSION OFFEREES; PERIOD FOR RETURNING ELECTION NOTICES


   The FAME Purchase Agreement provides that the purchase price for the FAME Capital Stock is comprised, among other things, of approximately $82.9 million in cash and the issuance of 1.0 million shares of Class A Common Stock. See "Agreements Related to the Pending Acquisitions--FAME
Acquisition."

   The Company hereby offers to each FAME Securityholder, individually, subject to all the terms and conditions set forth herein, the right to cancel the FAME Purchase Agreement. Any FAME Securityholder who accepts the FAME Rescission Offer will continue to hold its FAME capital stock or stock appreciation right, as the case may be.

   Any FAME Securityholder wishing to accept such offer of the Company must return the Election Notice enclosed with this Prospectus to the Agent, marked "I ACCEPT THE RESCISSION OFFER OF THE COMPANY." Any FAME Securityholder wishing to reject the aforedescribed offer of the Company may return the Election Notice enclosed with this Prospectus to the Agent, marked "I REJECT THE RESCISSION OFFER OF THE COMPANY." See "--Procedures for Returning an Election Notice."

   The FAME Purchase Agreement provides that it is a waivable condition to the obligations of the buyer, that all the FAME Capital Stock be delivered to the Company and the stock appreciation rights ("SARs") of FAME I be cancelled at the closing of the FAME Acquisition. If one, but not both, of the FAME stockholders and/or one but not both of the holders of the SARs accepts the Rescission Offer, such conditions will not be satisfied. Under such circumstances, the Company would not be obligated to consummate the FAME Acquisition. In any circumstances, the Company would have the option to waive such conditions.


   As used herein, the term "FAME Expiration Date" means 5:00 p.m., New York City time, on May 15, 1998; provided, that if the Company, in its sole discretion, has extended the period of time for which the FAME Rescission Offer is open, the term "FAME Expiration Date" means the latest time and date to which the rescission offers made to the FAME Securityholders is extended; provided, however, that if the Company receives Election Notices from the FAME Securityholders and each such Election Notice is accepted by the Agent, the FAME Rescission Offer will terminate immediately.


   The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Rescission Offer is open, and thereby delay acceptance of Election Notices, by giving written notice of such extension to the Rescission Offerees as described below. During any such extension, all Election Notices previously accepted will remain subject to the Rescission Offer. Any Election Notice not accepted for any reason will be returned without expense to the applicable Rescission Offeree as promptly as practicable after the expiration or termination of the Rescission Offer.

   The Company expressly reserves the right to amend or terminate the Rescission Offer, and not to accept any Election Notices not theretofore accepted, upon the occurrence of any of the conditions of the Rescission Offer specified below under"--Certain Conditions to the Rescission Offer." The Company will give written notice of any extension, amendment, nonacceptance or termination to the Rescission Offerees as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled FAME Expiration Date.


TERMS OF THE RESCISSION OFFER MADE TO DON LAW; PERIOD FOR RETURNING ELECTION NOTICE

   The Don Law Purchase Agreement provides for the Company to acquire certain assets of Don Law for an aggregate purchase price of $90.0 million (subject to adjustment), including the repayment of $10.0 million in debt. The Company may at its option pay up to $16.0 million of the Purchase Price in up to 581,732 shares of Class A Common Stock (with an agreed value of $30.0875 per share). See "Agreements Related to the Pending Acquisitions--Don Law Acquisition."

   The Company hereby offers to Don Law, subject to all the terms and conditions set forth herein, the right to cancel Don Law's obligation to the Company, set forth the Don Law Purchase Agreement, to sell certain assets to the Company. If Don Law accepts such offer, it will continue to own the Acquired Assets.


   If Don Law wishes to accept the Rescission Offer of the Company, it must return the Election Notice enclosed with this Prospectus to the Agent, marked "I ACCEPT THE RESCISSION OFFER OF THE COMPANY." See "--Procedures for Returning an Election Notice." If Don Law wishes to reject the aforedescribed offer of the Company, it may return the Election Notice enclosed with this Prospectus to the Agent, marked "I REJECT THE RESCISSION OFFER OF THE COMPANY." See "--Procedures for Returning an Election Notice."

   As used herein, the term "Don Law Expiration Date" means 5:00 p.m., New York City time, on May 15, 1998; provided, that if the Company, in its sole discretion, has extended the period of time for which the Don Law Rescission Offer is open, the term "Don Law Expiration Date" means the latest time and date to which the rescission offer made to Don Law is extended; provided, however, that when the Company receives an Election Notice from Don Law and such Election Notice is accepted by the Agent, the Don Law Rescission Offer will terminate immediately.

   The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Rescission Offer is open, and thereby delay acceptance of Election Notices, by giving written notice of such extension to the Rescission Offerees as described below. During any such extension, all Election Notices previously accepted will remain subject to the Rescission Offer. Any Election Notice not accepted for any reason will be returned without expense to the applicable Rescission Offeree as promptly as practicable after the expiration or termination of the Rescission Offer.

   The Company expressly reserves the right to amend or terminate the Rescission Offer, and not to accept any Election Notices not theretofore accepted, upon the occurrence of any of the conditions of the Rescission Offer specified below under "--Certain Conditions to the Rescission Offer." The Company will give written notice of any extension, amendment, nonacceptance or termination to the Rescission Offerees as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Don Law Expiration Date.

PROCEDURES FOR RETURNING AN ELECTION NOTICE

   ANY RESCISSION OFFEREE WHO FAILS TO NOTIFY THE COMPANY IN WRITING OF ITS ACCEPTANCE OR REJECTION OF THE RESCISSION OFFER, ON OR PRIOR TO THE EXPIRATION DATE, WILL BE DEEMED TO HAVE REJECTED THE RESCISSION OFFER.

   The transmittal to the Company of an Election Notice by a Rescission Offeree as set forth below and the acceptance thereof by the Company will constitute a binding agreement between such Rescission Offeree and the Company upon the terms and subject to the conditions set forth in this Prospectus. Except as set forth below, a Rescission Offeree who wishes to transmit an Election Notice pursuant to the Rescission Offer must transmit a properly completed and duly executed Election Notice to the Agent (as defined) at the address set forth below under "Agent for Receipt of Election Notices" on or prior to the applicable Expiration Date.

   THE METHOD OF DELIVERY OF ELECTION NOTICES IS AT THE ELECTION AND RISK OF THE RESCISSION OFFEREE. IT IS RECOMMENDED THAT AN OVERNIGHT COURIER BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.


   All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Election Notices transmitted to the Company will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all transmittals of Election Notices not properly tendered or to not accept any particular Election Notice which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Rescission Offer as to any particular Election Notice either before or after the applicable Expiration Date. The interpretation by the Company of the terms and conditions of the Rescission Offer as to any particular Election Notice either before or after the applicable Expiration Date shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with transmittals of Election Notices must be cured within such reasonable period of time as the Company shall determine. None of the Company, the Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any transmittals of Election Notices, nor shall any of them incur any liability for failure to give such notification.


   If an Election Notice or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

NO PARTIAL ACCEPTANCES OR REJECTIONS OF THE RESCISSION OFFER

   Each Rescission Offeree must accept or reject the Rescission Offer as a whole; no Rescission Offeree may accept or reject the Rescission Offer in part.

ACCEPTANCE OF ELECTION NOTICES; DELIVERY OF ELECTION NOTICES


   Upon satisfaction or waiver of all of the conditions to the Rescission Offer, the Company will accept, promptly after the applicable Expiration Date, all Election Notices properly transmitted to the Company. See "--Certain Conditions to the Rescission Offer" below. For purposes of the Rescission Offer, the Company shall be deemed to have accepted properly transmitted Election Notices when, as and if the Company has given oral or written notice thereof to the Agent, with written confirmation of any oral notice to be given promptly thereafter to the Agent.


NO WITHDRAWAL RIGHTS

   No Election Notice may be withdrawn after such Election Notice has been received and accepted by the Agent.

   All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company whose determination shall be final and binding on all parties. Any Election Notice which has been transmitted to the Company but which is not accepted for any reason will be returned to the respective Rescission Offeree without cost to such Rescission Offeree as soon as practicable after withdrawal, rejection of transmittal or terminations of the Rescission Offer.

CERTAIN CONDITIONS TO THE RESCISSION OFFER


   Notwithstanding any other provision of the Rescission Offer, the Company shall not be required to accept any Election Notice and may terminate or amend the Rescission Offer, if at any time before the Expiration Date (a) there shall be threatened, instituted or pending any action or proceeding, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Rescission Offer or any other transaction contemplated by the Rescission Offer, or assessing or seeking any damages as a result thereof, or
(ii) resulting in a material delay in the ability of the Company to accept some or all of the Election Notices transmitted pursuant to the Rescission Offer or (b) any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Rescission Offer or any other transactions contemplated by the Rescission Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of the Company might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) above which, in the sole judgment of the Company in any case, and regardless of the circumstances (including any action by the Company) giving rise to any such condition, makes it inadvisable to proceed with the Rescission Offer and/or with acceptances of Election Notices. To the Company's knowledge, as of the date of this Prospectus, none of the foregoing events has occurred.

   The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.


   In addition, the Company will not accept any Election Notice submitted, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part.

AGENT FOR RECEIPT OF ELECTION NOTICES

   Howard J. Tytel, Executive Vice President and General Counsel to the Company, has been appointed as the Agent ("Agent") for the Rescission Offer. All executed Election Notices should be directed to the Agent at the address set forth below. Questions and requests for assistance, or requests for additional copies of this Prospectus, should be directed to the Agent addressed as follows:

           Mr. Howard J. Tytel
           SFX Entertainment, Inc.                        Tel:  (212) 838-3100
           650 Madison Avenue, 16th Floor                  Fax: (212) 753-3188
           New York, New York 10022


   DELIVERY OF AN ELECTION NOTICE TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF AN ELECTION NOTICE VIA A FACSIMILE NUMBER OTHER THAN THE ONE LISTED ABOVE DOES NOT AND WILL NOT CONSTITUTE A VALID TRANSMISSION OF SUCH ELECTION NOTICE.


FEES AND EXPENSES

   The Company will not retain or make any payment to brokers, dealers or others in connection with the Rescission Offer.

REGULATORY MATTERS

   The Company is not aware of any governmental or regulatory approvals that are required in order to consummate the Rescission Offer.

CONSEQUENCES OF ACCEPTING A RESCISSION OFFER

   Rescission Offerees are urged to consult their legal, financial and tax advisors in making their decision on what action to take.

   Any FAME Securityholder that accepts the FAME Rescission Offer will continue to hold its FAME securities. The FAME Purchase Agreement provides that it is a condition to the obligations of the buyer, that 100% of the FAME Capital Stock be tendered for purchase by the Company and that the SARs be cancelled. If one, but not both, of the FAME stockholders, and/or one but not both of the SAR holders, accepts the FAME Rescission Offer, such conditions would not be satisfied. Under such circumstances, the Company would not be obligated to consummate the FAME Acquisition. In any circumstance, the Company would have the option to waive such conditions.

   If Don Law accepts the Don Law Rescission Offer, Don Law will continue to own the Acquired Assets.

CONSEQUENCES OF REJECTING A RESCISSION OFFER

   If a FAME Rescission Offeree elects to reject the FAME Rescission Offer, such FAME Rescission Offeree will continue to be bound by the FAME Purchase Agreement, and its terms, provisions and conditions, in the form such agreement was executed.

   If Don Law elects to reject the Don Law Rescission Offer, Don Law will continue to be bound by the Don Law Purchase Agreement, and its terms, provisions and conditions, in the form such agreement was executed.

APPRAISAL OR DISSENTERS' RIGHTS

   No Rescission Offeree has any appraisal or dissenters' rights in connection with the Rescission Offer. The Company intends to conduct the Rescission Offer in accordance with the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the Commission thereunder.

OTHER RIGHTS OR REMEDIES

   For Federal securities law purposes, rejection of the Rescission Offer by a Rescission Offeree may not terminate such Rescission Offeree's right to bring an action against the Company for failure to register the Stock Consideration under the Securities Act before expiration of the applicable statute of limitations. The statute of limitations for enforcement of such rights by a stockholder is one year commencing on the date of the sale of Class A Common Stock sold in violation of the Federal registration requirements.

   Regardless of the Rescission Offer, the Rescission Offerees, like any purchaser of stock of a public company, could sue the Company on grounds other than alleged violations of registration requirements. Such suits and claims, pursuant to federal securities law or the securities laws of the several states, may be subject to different statutes of limitations than the one-year federal statute described above.


RESALE OF ANY CLASS A COMMON STOCK ISSUED


   All shares of Class A Common Stock issued pursuant to the Purchase Agreements, for purposes of applicable federal and state securities laws, will be deemed to be registered shares subject to any restrictions upon transfer to which they agreed at the time the respective Purchase Agreement was signed or any restrictions applicable to affiliates of the Company.

USE OF STOCK


   If any Rescission Offeree accepts this Rescission Offer, the shares of Class A Common Stock that would have been issued to such Rescission Offeree if its respective transaction had been consummated will not be issued to such Rescission Offeree and will remain authorized but unissued shares of Class A Common Stock of the Company.


USE OF PROCEEDS


   The Company will receive no proceeds from the Rescission Offer regardless of the number of Rescission Offerees who reject or accept the Rescission Offer.


FUNDING THE RESCISSION OFFER

   The acceptance of this Rescission Offer by any FAME Rescission Offeree or Don Law will not create any additional financial obligation on the part of the Company.

TAX CONSEQUENCES OF THE RESCISSION OFFER


   Set forth below is a summary of the material United States federal income tax considerations that may be relevant to the Rescission Offerees. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended, existing regulations thereunder and current administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis. This discussion does not deal with all of the tax consequences of the Rescission Offer, nor does it deal with all of the tax consequences that may be significant to particular Rescission Offerees.


   ALL RESCISSION OFFEREES DESIRING TO ACCEPT THIS RESCISSION OFFER SHOULD CONSULT THEIR OWN ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE RESCISSION OFFER, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.


   If Don Law accepts the Don Law Rescission Offer it will result in the termination of the obligations of Don Law to sell the Acquired Assets to the Company. See "--Consequences of Rejecting a Rescission Offer." Because the Don Law Rescission Offer will expire before the consummation of the Don Law Acquistion, the termination of Don Law's obligation to deliver the Acquired Assets at the Closing caused by Don Law's acceptance of the Don Law Rescission Offer will also take place before any such consummation, and, therefore, will not constitute a taxable event for United States federal tax purposes.

   If a FAME Rescission Offeree accepts the FAME Rescission Offer, it will result in the termination of the obligations of that Rescission Offeree to deliver the FAME securities which it owns to the Company and could, if a closing condition is not waived by the Company, prevent the consummation of the FAME Acquisition. See "--Consequences of Rejecting a Rescission Offer." Because the FAME Rescission Offer will expire before the consummation of the FAME Acquistion, the termination of a FAME Rescission Offeree's obligation to deliver FAME securities at the closing caused by such Rescission Offeree's acceptance of the FAME Rescission Offer will also take place before any such consummation, and, therefore, will not constitute a taxable event for United States federal tax purposes.

   The Company does not believe that the number of acceptances or rejections of the Rescission Offer will have material tax consequences to the Company.


BLUE SKY CONSEQUENCES OF THE RESCISSION OFFER


   The Rescission Offer may have no effect on rights, if any, of Rescission Offerees under applicable state securities (also known as "blue sky") laws; however, the Company does not believe that any such rights, if asserted and determined adversely to the Company, would have a material adverse effect on the Company.

                     PRICE RANGE OF CLASS A COMMON STOCK

   Since April 21, 1998, the Class A Common Stock has been quoted on Nasdaq National Market under the symbol "SFXE" (between April 21, 1998 and April 27, 1998 the Class A Common Stock traded on a when-issued basis (in which shares can be traded before certificates are actually available or issued)). Between February 18, 1998 and April 20, 1998, the Class A Common Stock traded on a when-issued basis on the over-the-counter market under the symbol "SFXAV." See "Risk Factors--Potential Volatility of Stock Price." The Class B Common Stock is not expected to be publicly traded.

   The following table sets forth the high and the low closing bid information for the shares of Class A Common Stock as reported on the over-the-counter market through April 20, 1998 and as reported by the Nasdaq National Market subsequent to such date. Bid quotations reflect interdealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

                                            CLASS A COMMON
                                                STOCK
                                          ------------------
YEAR ENDING DECEMBER 31, 1998               HIGH      LOW
----------------------------------------  -------- --------
First Quarter (since February 18, 1998)    $25.75    $18.50
Second Quarter (through May 4, 1998)  ...   40.25     24.36

   On May 4, 1998, the last reported sales price of the Class A Common Stock on the Nasdaq National Market was $40.25 per share. As of May 4, 1998, the Company had approximately 113 holders of record of the Class A Common Stock and two holders of record of the Class B Common Stock.

                               DIVIDEND POLICY

   The Company has no present plans to declare any dividends on Common Stock. The terms of the Indenture and Credit Facility restrict the Company's ability to pay dividends on Common Stock in the future. The decision to declare a dividend and the amount thereof, if any, will be in the sole discretion of the Board.

                                CAPITALIZATION

   The following table sets forth, as of March 31, 1998, (a) the historical capitalization of the Company (giving effect to the recapitalization of the Company in connection with the Spin-Off) and (b) the pro forma capitalization of the Company to reflect the Pending Acquisitions, the Financing and the application of the proceeds therefrom, the Spin-Off and the SFX Merger. This information should be read in conjunction with the financial statements and the related notes thereto included elsewhere herein.

                                                                                       MARCH 31, 1998
                                                                                ----------------------------
                                                                                       (IN THOUSANDS)
                                                                                              PRO FORMA FOR
                                                                                               THE PENDING
                                                                                              ACQUISITIONS,
                                                                                               FINANCING,
                                                                                              SPIN-OFF AND
                                                                                   ACTUAL     THESFX MERGER
                                                                                (UNAUDITED)    (UNAUDITED)
                                                                                ----------- ---------------
CASH AND CASH EQUIVALENTS......................................................   $ 93,992      $105,694
                                                                                =========== ===============
DEBT:
Credit Facility ...............................................................   $150,000      $234,950
Notes .........................................................................    350,000       350,000
Other long-term debt...........................................................     30,701        30,701
Capital lease obligations .....................................................     12,302        12,302
                                                                                ----------- ---------------
 Total debt ...................................................................   $543,003      $627,953
                                                                                ----------- ---------------
TEMPORARY EQUITY--STOCK SUBJECT TO REDEMPTION(1)...............................     16,500        16,500
STOCKHOLDERS' EQUITY(2):
Net capital transferred from SFX Broadcasting..................................    (21,410)           --
Preferred Stock, $.01 par value, 25,000,000 shares authorized, 10 shares issued and outstanding as of March 31, 1998 actual, and none outstanding pro
 forma(3) .....................................................................         --            --
Class A Common Stock, $.01 par value, 100,000,000 shares authorized,
 13,579,024 shares issued and outstanding as of March 31, 1998 actual, and
 27,118,971 shares issued and outstanding pro forma(4) ........................        136           271
Class B Common Stock, $.01 par value, 10,000,000 shares authorized, 1,047,037 shares issued and outstanding as of March 31, 1998 actual, and 1,697,037
 shares issued and outstanding pro forma(4) ...................................         10            17
Paid-in capital ...............................................................     39,975       334,784
Accumulated deficit(5) ........................................................    (23,757)      (23,757)
                                                                                ----------- ---------------
 Total stockholders' (deficit) equity .........................................   $ (5,046)     $311,315
                                                                                ----------- ---------------
 Total capitalization..........................................................   $554,457      $955,768
                                                                                =========== ===============

------------
(1) The PACE agreement provides that each PACE seller shall have a Fifth Year Put Option, exercisable during a period beginning on February 25, 2003 and ending 90 days thereafter, to require the Company to purchase up to one-third of the Class A Common Stock received by such PACE seller (representing 500,000 shares in the aggregate) for a cash purchase price of $33.00 per share. With certain limited exceptions, the Fifth Year Put Option rights are not assignable by the PACE sellers. The maximum amount payable under the Fifth Year Put Option ($16.5 million) has been presented as temporary equity on the pro forma balance sheet.
(2) In connection with the Spin-Off, the Company amended and restated its certificate of incorporation to, among other things, (a) increase the authorized number of shares of Class A Common Stock and Class B Common Stock to 100,000,000 shares and 10,000,000, respectively, and (b) recapitalize the outstanding shares of Common Stock in order to permit the distribution of shares in the Spin-Off. See "Description of Capital Stock."
(3) In February 1998, the Company issued 10 shares of preferred stock in connection with the Contemporary acquisition, which were converted into 1,047,037 shares of Class A Common Stock at the time of the Spin-Off.
(4) Gives effect on a pro forma basis to the issuance of (a) an aggregate of 13,579,024 shares of Class A Common Stock and 1,047,037 shares of Class B Common Stock issued in the Spin-Off, (b) an aggregate of 4,216,680 shares of Class A Common Stock issued pursuant to the Recent Acquisitions, (c) an aggregate of 526,566 shares of Class A Common Stock issued to the holders of stock options and SARs issued by SFX Broadcasting, (d) 75,019 shares of Class A Common Stock which the Company agreed to issue in connection with its acquisition of Westbury Music Fair, (e) 7,000,000 shares issued pusuant to the Offering, (f) 190,000 shares of Class A Common Stock and 650,000 shares of Class B Common Stock issued pursuant to certain employment agreements and (g) 1,531,782 shares issued pursuant to the Pending Acquisitions. Does not include (a) shares issuable, subject to certain conditions, upon conversion of the Class B Common Stock, (b) shares issuable upon exercise of outstanding options and (c) 1,050,000 shares of Class A Common Stock issuable upon exercise of the Underwriters' over-allotment option. See "Management--Employment Agreements and Arrangements with Certain Officers and Directors" and "Certain Relationships and Related Transactions--Issuance of Stock to Holders of SFX Broadcasting's Options and SARs."

(5) Retained earnings on a pro forma basis have not been adjusted for future charges to earnings which will result from the issuance of stock and options granted to certain executive officers and other employees of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Future Charges to Earnings."

                     SELECTED CONSOLIDATED FINANCIAL DATA
                   (in thousands, except per share amounts)

   The Selected Consolidated Financial Data of the Company includes the historical financial statements of Delsener/ Slater and affiliated companies, the predecessor of the Company, for each of the four years ended December 31, 1996 and the three months ended March 31, 1998 and the historical financial statements of the Company for the year ended December 31, 1997 and the three months ended March 31, 1998. The statement of operations data with respect to Delsener/Slater for the year ended December 31, 1993 and the balance sheet data as of December 31, 1993 and 1994 is unaudited. The financial information presented below should be read in conjunction with the information set forth in "Unaudited Pro Forma Condensed Combined Financial Statements" and the notes thereto and the historical financial statements and the notes thereto of the Company, the 1997 Acquisitions, the Recent Acquisitions and the Pending Acquisitions included herein. The financial information has been derived from the audited and unaudited financial statements of the Company, the 1997 Acquisitions, the Recent Acquisitions and the Pending Acquisitions. The pro forma summary data for the year ended December 31, 1997 and the three months ended March 31, 1998 are derived from the unaudited pro forma condensed combined financial statements, which, in the opinion of management, reflect all adjustments necessary for a fair presentation of the transactions for which such pro forma financial information is given.

                                                YEAR ENDED DECEMBER 31,
                        ------------------------------------------------------------------------
                                   PREDECESSOR
                        ---------------------------------- -------- ------------  -------------
                                                                                       1997
                                                                                    PRO FORMA
                                                                                     FOR THE
                                                                                  TRANSACTIONS,
                                                                         1997      THE PENDING
                                                                      PRO FORMA    ACQUISITIONS
                                                                       FOR THE       AND THE
                                                                     TRANSACTIONS   FINANCING
                          1993    1994     1995     1996     1997    (UNAUDITED)   (UNAUDITED)
                        ------- -------  ------- --------  -------- ------------  -------------
STATEMENT OF
 OPERATIONS DATA:
Revenue................ $46,526  $92,785 $47,566  $50,362  $ 96,144    $646,719      $779,014
Operating expenses ....  45,635   90,598  47,178   50,686    83,417     576,913       688,430
Depreciation &
 amortization..........     762      755     750      747     5,431      39,639        56,382
Corporate expenses
 (1)...................      --       --      --       --     2,206       4,206         5,206
                        ------- -------  ------- --------  -------- ------------  -------------
Operating income
 (loss)................ $   129  $ 1,432 $  (362) $(1,071) $  5,090    $ 25,961      $ 28,986
Interest expense.......    (148)    (144)   (144)     (60)   (1,590)    (47,296)      (54,198)
Other income
 (expense).............      85      138     178      198       295         633         1,226
Equity income (loss)
 from investments .....      --       (9)    488      524       509       5,417         5,347
                        ------- -------  ------- --------  -------- ------------  -------------
Income (loss) before
 income taxes.......... $    66  $ 1,417 $   160  $  (409) $  4,304    $(15,285)     $(18,639)
Income tax provision  .     (57)      (5)    (13)    (106)     (490)     (3,500)       (4,200)
                        ------- -------  ------- --------  -------- ------------  -------------
Net income (loss)...... $     9  $ 1,412 $   147  $  (515) $  3,814    $(18,785)     $(22,839)
                        ======= =======  ======= ========  ======== ============  =============
Accretion on temporary
 equity--stock subject
 to redemption (2).....                                                  (3,300)       (3,300)
                                                                    ------------  -------------
Net loss applicable to
 common shares ........                                                $(22,085)     $(26,139)
                                                                    ============  =============
Net loss per common
 share (3).............                                                $  (1.12)     $  (0.92)
                                                                    ============  =============
Weighted average
 common shares
 outstanding (3)(4) ...                                                  20,209        28,816
                                                                    ============  =============
OTHER OPERATING DATA:
EBITDA (5)............. $   891  $ 2,187 $   388  $  (324) $ 10,521    $ 65,600      $ 85,378
                        ======= =======  ======= ========  ======== ============  =============
Cash flow from:
 Operating activities .          $ 2,959 $  (453) $ 4,214  $  1,005
 Investing activities .               --      --     (435)  (73,296)
 Financing activities .             (477)   (216)  (1,431)   78,270

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                               TWELVE
                                                               MONTHS
                                                                ENDED
                           THREE MONTHS ENDED MARCH 31,       MARCH 31,
                        ------------------------------------------------
                                                  1998          1998
                                               PRO FORMA      PRO FORMA
                                                FOR THE        FOR THE
                                             TRANSACTIONS,  TRANSACTIONS,
                                              THE PENDING    THE PENDING
                                              ACQUISITIONS  ACQUISITIONS
                                                AND THE        AND THE
                           1997      1998      FINANCING      FINANCING
                       (UNAUDITED)(UNAUDITED) (UNAUDITED)    (UNAUDITED)
                        --------- ---------  ------------- -------------
STATEMENT OF
 OPERATIONS DATA:
Revenue................  $ 7,789   $ 60,994     $187,345      $827,916
Operating expenses ....    7,738     58,175      172,422       729,485
Depreciation &
 amortization..........      660      4,428       14,098        56,392
Corporate expenses
 (1)...................      858      1,314        1,617         5,565
                        --------- ---------  ------------- -------------
Operating income
 (loss)................  $(1,467)  $ (2,923)    $   (792)     $ 36,474
Interest expense.......     (103)    (6,748)     (13,549)      (54,198)
Other income
 (expense).............       26    (17,570)     (17,250)      (17,136)
Equity income (loss)
 from investments .....       --        445           77         6,362
                        --------- ---------  ------------- -------------
Income (loss) before
 income taxes..........  $(1,544)  $(26,796)    $(31,514)     $(28,498)
Income tax provision  .       --       (500)        (650)       (3,000)
                        --------- ---------  ------------- -------------
Net income (loss)......  $(1,544)  $(27,296)    $(32,164)     $(31,498)
Accretion on temporary
 equity--stock subject
 to redemption (2).....                 (275)       (825)       (3,300)
                        --------- ---------  ------------- -------------
Net loss applicable to
 common shares ........            $ (27,571)   $(32,989)     $(34,798)
                        ========= =========  ============= =============
Net loss per common
 share (3).............                         $  (1.17)     $  (1.23)
                        ========= =========  ============= =============
Weighted average
 common shares
 outstanding (3)(4) ...                           28,816        28,816
                        ========= =========  ============= =============
OTHER OPERATING DATA:
EBITDA (5).............  $   (807) $   1,505    $ 13,306      $ 92,866
                        ========= =========  ============= =============
Cash flow from:
 Operating activities .  $    307  $   9,140
 Investing activities .   (22,612)  (379,782)
 Financing activities .    24,927    458,654

                     SELECTED CONSOLIDATED FINANCIAL DATA
                                (in thousands)

                                                     DECEMBER 31,
                                   ------------------------------------------------
                                                PREDECESSOR
                                   -------------------------------------    1997
                                     1993      1994     1995      1996
                                   -------- --------  -------- --------
BALANCE SHEET DATA:
Current assets....................  $1,823    $4,453   $3,022    $6,191   $ 11,220
Property and equipment, net ......   4,484     3,728    2,978     2,231     59,685
Intangible assets, net............      --        --       --        --     60,306
Total assets......................   6,420     8,222    6,037     8,879    146,942
Current liabilities...............   4,356     3,423    3,138     7,973     21,514
Long-term debt, including current
 portion..........................      --     1,830       --        --     16,178
Temporary equity--stock subject
 to redemption(2).................      --        --       --        --         --
Shareholders' equity (deficit) ...   6,420     2,969    2,900       907    102,144

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                          MARCH 31, 1998
                                   ----------------------------
                                                   PRO FORMA
                                                    FOR THE
                                                 SPIN-OFF, THE
                                                SFX MERGER, THE
                                                    PENDING
                                                 ACQUISITIONS
                                                    AND THE
                                      ACTUAL       FINANCING
                                   (UNAUDITED)    (UNAUDITED)
                                    ----------- ---------------
BALANCE SHEET DATA:
Current assets....................   $149,375     $  167,021
Property and equipment, net ......    196,732        243,824
Intangible assets, net............    470,721        695,238
Total assets......................    858,426      1,158,007
Current liabilities...............    260,165        139,216
Long-term debt, including current
 portion..........................    543,003        615,651
Temporary equity--stock subject
 to redemption(2).................     16,500         16,500
Shareholders' equity (deficit) ...     (5,046)       311,315(6)

------------
(1) Corporate expenses are reduced by $1,794,000 and $1,286,000 for fees earned from Triathlon Broadcasting Company ("Triathlon") for the year ended December 31, 1997 and for the twelve months ended March 31, 1998, respectively. The right to receive fees payable under this agreement was assigned to the Company by SFX Broadcasting in connection with the Spin-Off. Future fees may vary, above the minimum fee of $500,000, depending upon the level of acquisition and financing activities of Triathlon. Triathlon has previously announced that it is exploring ways of maximizing stockholder value, including possible sale to a third party. In the event that Triathlon were acquired by a third party, there can be no assurance that the agreement would continue for the remainder of its term. See "Certain Relationships and Related Transactions--Triathlon Fees."
(2) The PACE acquisition agreement provides that each PACE seller shall have an option (a "Fifth Year Put Option"), exercisable during a period beginning on the fifth anniversary of the closing of the PACE Acquisition and ending 90 days thereafter, to require the Company to purchase up to one-third of the Class A Common Stock received by that PACE seller (representing 500,000 shares in the aggregate) for a cash purchase price of $33.00 per share. With certain limited exceptions, the Fifth Year Put Option rights are not assignable by the sellers. The maximum amount payable under all Fifth Year Put Options ($16,500,000) has been presented as temporary equity on the pro forma balance sheet. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Liquidity and Capital Resources."
(3) Includes 500,000 shares of the Class A Common Stock issued to the PACE sellers in connection with the Fifth Year Put Option; these shares are not included in calculating the net loss per common share.
(4) Reflects the assumed issuance of 7,000,000 shares of Class A Common Stock in connection with the Offering and the approximately 1.5 million shares of Class A Common Stock to be issued in connection with the Pending Acquisitions.
(5) "EBITDA" is defined as earnings before interest, taxes, other income, net, equity income (loss) from investments and depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principals ("GAAP"), the Company believes that EBITDA is accepted by the entertainment industry as a generally recognized measure of performance and is used by analysts who report publicly on the performance of entertainment companies. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income, net income, net cash provided by operating activities or any other measure for determining the Company's operating performance or liquidity which is calculated in accordance with GAAP.
       There are other adjustments that could affect EBITDA but have not been reflected herein. Had such adjustments been made, Adjusted EBITDA on a pro forma basis would have been approximately $96,465,000 for the year ended December 31, 1997 and $104,883,000 for the twelve months ended March 31, 1998, an increase of $8,418,000. The adjustments include the expected cost savings in connection with the Recent Acquisitions associated with the elimination of duplicative staffing and general and administrative expenses of $5,740,000 and $5,655,000, and include equity income from investments of $5,347,000 and $6,362,000, for the year ended December 31, 1997 and the twelve months ended March 31, 1998, respectively. While management believes that such cost savings are achievable, the Company's ability to fully achieve such cost savings is subject to numerous factors, certain of which may be beyond the Company's control.
(6) Stockholders' equity on a pro forma basis have not been adjusted for future charges to earnings which will result from the issuance of stock and options granted to certain executive officers and other employees of the Company or certain other costs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Future Charges to Earnings."

         UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

   The following financial statements (the "Unaudited Pro Forma Condensed Combined Financial Statements") and notes thereto contain forward-looking statements that involve risks and uncertainties. The actual results of the Company may differ materially from those discussed herein for the reasons identified herein. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

   In the opinion of management, all adjustments necessary to fairly present this pro forma information have been made. The Unaudited Pro Forma Condensed Combined Financial Statements are based upon, and should be read in conjunction with, the historical financial statements of the Company and the 1997 Acquisitions, Recent Acquisitions and the Pending Acquisitions and the respective notes to such financial statements included herein. The pro forma information is based upon tentative allocations of purchase price for the Recent Acquisitions and the Pending Acquisitions, and does not purport to be indicative of the results that would have been reported had such events actually occurred on the date specified, nor is it indicative of the Company's future results. Purchase accounting is based upon preliminary asset valuations, which are subject to change.

   The Unaudited Pro Forma Condensed Combined Balance Sheet at March 31, 1998 is presented as if the Company had completed the Pending Acquisitions, Financing, the Spin-Off and the SFX Merger as of March 31, 1998.

   The Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 1997, the three months ended March 31, 1998 and the twelve months ended March 31, 1998 are presented as if the Company had completed the Transactions, the Pending Acquisitions and the Financing as of January 1, 1997.

   In addition, the Unaudited Pro Forma Condensed Combined Financial Statements do not reflect certain purchase price adjustments and future contingent payments contained in the agreements relating to the Recent and Pending Acquisitions. See "Risk Factors--Risks Related to Pending Acquisitions" and "--Future Contingent Payments" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

   The pro forma financial statements do not include the effect of certain immaterial acquisitions. No adjustments have been made to the Pro Forma Condensed Combined Statement of Operations relating to charges to earnings that are non-recurring and related to the transactions presented. See "Risk Factors--Future Charges to Earnings."

                           SFX ENTERTAINMENT, INC.
             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                MARCH 31, 1998
                                (in thousands)

                                           PRO FORMA FOR PENDING ACQUISITIONS
                                    -----------------------------------------------
                                                                         PRO FORMA
                                                                        ADJUSTMENTS
                           SFX                               OTHER      FOR PENDING
                      ENTERTAINMENT    FAME     DON LAW   ACQUISITIONS ACQUISITIONS
                         (ACTUAL)        I         II         III           IV
                      ------------- ---------  --------- ------------  ------------
ASSETS:
Current assets.......    $149,375    $(81,157)  $(66,855)   $(53,653)     $(6,000)
Property and
 equipment, net......     196,732          60     32,000      15,032
Intangible assets,
 net.................     470,721     123,943     56,649      35,525        6,000
                                                                            2,400
Other assets.........      41,598         348         --      11,357       (1,379)
                      ------------- ---------  --------- ------------  ------------
TOTAL ASSETS.........    $858,426    $ 43,194   $ 21,794    $  8,261      $ 1,021
                      ============= =========  ========= ============  ============
LIABILITIES &
 STOCKHOLDERS'
 EQUITY:
Current liabilities .     245,982       2,405      5,744       5,085
Deferred taxes.......      50,559                                           2,400
Senior Subordinated
 Notes ..............     350,000
Credit Facility......     150,000
Other long-term
 debt................      30,701
Capital lease
 obligations ........      12,302
Other liabilities ...       5,858         789         50          97
Minority interest ...       1,570                              3,079       (1,379)
Temporary
 equity--stock
 subject to
 redemption .........      16,500
Stockholders'
 Equity..............      (5,046)     40,000     16,000

                      ------------- ---------  --------- ------------  ------------
TOTAL LIABILITIES &
 STOCKHOLDERS'
 EQUITY..............    $858,426    $ 43,194   $ 21,794    $  8,261      $ 1,021
                      ============= =========  ========= ============  ============

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                         PRO FORMA FOR       PRO FORMA            PRO FORMA FOR
                         THE SPIN-OFF     ADJUSTMENTS FOR THE SPIN-OFF, THE SFX MERGER,
                      AND THE SFX MERGER   THE FINANCING     THE PENDING ACQUISITIONS
                               V                VI              AND THE FINANCING
                      ------------------ ---------------  -----------------------------
ASSETS:
                                             $262,100
                                               84,950
Current assets.......      $(121,739)              --               $  167,021
Property and
 equipment, net......                                                  243,824
Intangible assets,
 net.................                                                  695,238

Other assets.........                                                   51,924
                      ------------------ ---------------  -----------------------------
TOTAL ASSETS.........      $(121,739)        $347,050               $1,158,007
                      ================== ===============  =============================
LIABILITIES &
 STOCKHOLDERS'
 EQUITY:
Current liabilities .       (120,000)                                  139,216
Deferred taxes.......                                                   52,959
Senior Subordinated
 Notes ..............                                                  350,000
Credit Facility......                          84,950                  234,950
Other long-term
 debt................                                                   30,701
Capital lease
 obligations ........                                                   12,302
Other liabilities ...                                                    6,794
Minority interest ...                                                    3,270
Temporary
 equity--stock
 subject to
 redemption .........                                                   16,500
Stockholders'
 Equity..............         (5,000)         262,100                  311,315
                               3,261
                      ------------------ ---------------  -----------------------------
TOTAL LIABILITIES &
 STOCKHOLDERS'
 EQUITY..............      $(121,739)        $347,050               $1,158,007
                      ================== ===============  =============================

I. FAME ACQUISITION

                                              AS OF MARCH 31, 1998 (IN THOUSANDS)
                                          --------------------------------------------
                                                           PRO FORMA         FAME
                                           AS REPORTED    ADJUSTMENTS    ACQUISITION
                                          ------------- --------------  -------------
ASSETS:
Current assets...........................    $ 1,743        $(82,900)(a)   $(81,157)
Property and equipment, net..............         60              --             60
Intangible assets, net...................         --         123,943 (b)    123,943
Other assets.............................        348              --            348
                                          ------------- --------------  -------------
TOTAL ASSETS.............................    $ 2,151        $ 41,043       $ 43,194
                                          ============= ==============  =============
LIABILITIES & STOCKHOLDERS' EQUITY:
Current liabilities......................      2,405              --          2,405
Other long-term debt.....................        344            (344)(c)         --
Other liabilities........................      1,411            (622)(d)        789
Stockholders' Equity.....................     (2,009)          2,009 (e)     40,000
                                                              40,000 (a)
                                          ------------- --------------  -------------
TOTAL LIABILITIES & STOCKHOLDERS'
 EQUITY..................................    $ 2,151        $ 41,043       $ 43,194
                                          ============= ==============  =============

------------

PRO FORMA ADJUSTMENTS:
(a) To reflect the FAME acquisition for $82,900,000 in cash (including $7,900,000 which the Company anticipates paying in connection with certain taxes that FAME and the FAME sellers will be subject to) and the issuance of 1.0 million shares of Class A Common Stock valued at $40,000,000.
(b) To reflect the excess of the purchase price over the net tangible assets acquired.
(c) To reflect the repayment by the Company of FAME's long-term debt at closing.
(d)    To reflect the repayment of certain other liabilities.
(e)    To reflect the elimination of FAME's stockholder's equity.

II. DON LAW ACQUISITION

                                               AS OF MARCH 31, 1998 (IN THOUSANDS)
                                           --------------------------------------------
                                                            PRO FORMA       DON LAW
                                            AS REPORTED    ADJUSTMENTS    ACQUISITION
                                           ------------- --------------  -------------
ASSETS:
Current assets ...........................    $ 7,145        $(74,000)(a)   $(66,855)
Property and equipment, net ..............     12,515          19,485 (b)     32,000
Intangible assets, net ...................        157          56,492 (c)     56,649
                                           ------------- --------------  -------------
TOTAL ASSETS .............................    $19,817        $  1,977       $ 21,794
                                           ============= ==============  =============
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities ......................    $ 5,744                          5,744
Long-term debt ...........................     11,014         (10,000)(a)         --
                                                               (1,014)(d)
Other liabilities ........................         50              --             50
Stockholders' Equity......................      3,009          (3,009)(e)     16,000
                                                               16,000 (a)
                                           ------------- --------------  -------------
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY      $19,817        $  1,977       $ 21,794
                                           ============= ==============  =============

------------

PRO FORMA ADJUSTMENTS
(a) To reflect the Don Law acquisition for $74,000,000 in cash (including the repayment of up to $10,000,000 of the seller's debt) and the issuance of shares of Class A Common Stock valued at $16,000,000 (531,782 shares based on a negotiated share price of $30.0875). The Company may, at its option, elect to pay the full purchase price in cash in lieu of capital stock.
(b)     To reflect the increase in fair value allocated to fixed assets.
(c) To reflect the excess of the purchase price paid over the fair value of net tangible assets acquired.
(d) To reflect the repayment by the seller of the remaining long-term debt at closing.
(e)     To reflect the elimination of Don Law's stockholders' equity.

III. OTHER ACQUISITIONS

                                                              AS OF MARCH 31, 1998 (IN THOUSANDS)
                                          ---------------------------------------------------------------------------
                                                                                                           TOTAL
                                              AVALON        OAKDALE         EMI         PRO FORMA          OTHER
                                           ACQUISITION    ACQUISITION   ACQUISITION    ADJUSTMENTS      ACQUISITIONS
                                          ------------- -------------  ------------- --------------   --------------
ASSETS:
Current assets ..........................     $2,871        $4,997         $1,300        $(27,400)(a)     $(53,653)
                                                                                          (23,250)(a)
                                                                                           (8,500)(a)
                                                                                           (2,871)(c)
                                                                                             (800)(f)
Property and equipment, net .............      3,505           364                         11,163 (b)       15,032
Intangible assets, net ..................        257                                       10,251 (b)       35,525
                                                                                           25,017 (b)
Other assets ............................      2,337                            7          11,350 (a)       11,357
                                                                                           (2,337)(c)
                                          ------------- -------------  ------------- --------------   --------------
TOTAL ASSETS ............................     $8,970        $5,361         $1,307        $ (7,377)        $  8,261
                                          ============= =============  ============= ==============   ==============
LIABILITIES & STOCKHOLDERS' EQUITY:
Current liabilities .....................     $2,493        $4,624         $  461        $ (2,493)(c)     $  5,085
Long term debt ..........................      1,124                          800          (1,124)(c)           --
                                                                                             (800)(f)
Other liabilities .......................         --                           97              --               97
Minority interest .......................      1,379                                        1,700 (g)        3,079
Stockholders' Equity ....................      3,974           737            (51)           (737)(d)           --
                                                                                               51 (e)
                                                                                           (3,974)(c)
                                          ------------- -------------  ------------- --------------   --------------
TOTAL LIABILITIES & STOCKHOLDERS'
 EQUITY..................................     $8,970        $5,361         $1,307        $ (7,377)        $  8,261
                                          ============= =============  ============= ==============   ==============

------------

PRO FORMA ADJUSTMENTS:
(a) To reflect the Avalon acquisition for $27,400,000 in cash (including reimbursement of all out-of-pocket costs and expenses incurred in connection with the development of the Camarillo Creek Amphitheatre which are expected to be approximately $400,000), the Oakdale acquisition for $23,250,000 in cash (including a non-recourse loan to the sellers of Oakdale in the amount of $11,350,000 a portion of which will be used to repay outstanding indebtedness), and the EMI acquisition for $8,500,000 in cash.
(b) To reflect the excess of the purchase price paid over the fair value of net tangible assets of $25,017,000 and $10,251,000 for the Avalon and EMI acquisitions, respectively. Also to reflect the increase in fair value allocated to fixed assets of $11,163,000 associated with the Oakdale acquisition.
(c) To reflect the elimination of the historical balances of current assets, current liabilities, other assets, long term debt, and stockholders equity of the Avalon acquisition.
(d)     To reflect the elimination of Oakdale stockholders' equity.
(e)     To reflect the elimination of EMI's stockholders' deficiency.
(f) To reflect the repayment by the Company of EMI's long-term debt at closing.
(g) To record minority interest for the 20% of EMI not purchased by the Company.

IV. PRO FORMA ADJUSTMENTS FOR THE PENDING ACQUISITIONS

Reflects $6,000,000 in estimated fees and expenses associated with the Pending Acquisitions.
Reflects deferred taxes of $2,400,000 associated with the differences between the book and tax bases of assets and liabilities acquired in the Avalon acquisition.
Reflects the elimination of $1,379,000 of minority interest recorded by Avalon related to its investment in a partnership which operates the Irvine and Glen Helen Amphitheatres. The Company currently owns the remaining 50% of the partnership.

V. PRO FORMA ADJUSTMENTS FOR THE SPIN-OFF AND THE SFX MERGER

To reflect the assumption of the obligation to pay $120.0 million of certain taxes resulting from the Spin-Off and the payment of the Working Capital by SFX Broadcasting to the Company upon consummation of the SFX Merger. On a pro forma basis, as of March 31, 1998, the amount of Working Capital to be paid by SFX Broadcasting to the Company would be $3,261,000. Also reflects $5.0 million of change of control payments under the employment agreements of Messrs. Sillerman, Ferrel and Benson assumed by the Company pursuant to the Distribution Agreement.

VI. PRO FORMA ADJUSTMENTS FOR THE FINANCING

Represents amounts used to finance the Pending Acquisitions including the estimated net proceeds from the Offering of $262,100,000 and additional borrowings under the Credit Facility of $84,950,000.

                           SFX ENTERTAINMENT, INC.
        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1997
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                   PRO FORMA FOR THE PENDING ACQUISITIONS
                                             ----------------  ----------------------------------------------
                                                                                                 PRO FORMA
                                    SFX                                                         ADJUSTMENTS
                               ENTERTAINMENT   PRO FORMA FOR                        OTHER     FOR THE PENDING
                                  (ACTUAL)    THE TRANSACTIONS   FAME   DON LAW ACQUISITIONS   ACQUISITIONS
                                     I               II          III      IV          V             VI
                                -----------------------------  ------- -------  ------------ ---------------
Revenue ......................    $96,144         $646,719     $10,881  $50,588    $70,826
Operating expenses ...........     83,417          576,913       3,457   43,741     64,319
Depreciation & amortization  .      5,431           39,639         115    2,033        461       $ 14,144
Corporate expenses............      2,206            4,206          --       --         --          1,000
                               ------------- ----------------  ------- -------  ------------ ---------------
Operating income (loss)  .....      5,090           25,961       7,309    4,814      6,046        (15,144)
Interest expense .............      1,590           47,296          79    1,072      1,643         (2,794)
Other (income) expenses  .....       (295)            (595)       (143)    (329)      (121)
Equity (income) loss from
 investments .................       (509)          (5,417)         --       --         70
Other expenses................                         (38)
                               ------------- ----------------  ------- -------  ------------ ---------------
Income/(loss) before income
 tax expense .................      4,304          (15,285)      7,373    4,071      4,454        (12,350)
Income tax expense (benefit) .        490            3,500         700       --        949           (949)
                               ------------- ----------------  ------- -------  ------------ ---------------
Net income (loss) ............    $ 3,814         $(18,785)    $ 6,673  $ 4,071    $ 3,505       $(11,401)
                               ============= ================  ======= =======  ============ ===============
Accretion on temporary
 equity.......................                      (3,300)
                                             ----------------
Net loss applicable to common
 shares ......................                    $(22,085)
                                             ================
Net loss per common share ....
Weighted average common
 shares outstanding (1).......

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                PRO FORMA FOR       PRO FORMA FOR
                               ADJUSTMENTS FOR  THE TRANSACTIONS, THE
                                THE FINANCING   PENDING ACQUISITIONS
                                     VII          AND THE FINANCING
                               --------------- ---------------------
Revenue ......................     $    --            $779,014
Operating expenses ...........          --             688,430
Depreciation & amortization  .          --              56,392
Corporate expenses............          --               5,206
                               --------------- ---------------------
Operating income (loss)  .....          --              28,986
Interest expense .............       6,902              54,198
Other (income) expenses  .....          --              (1,188)
Equity (income) loss from
 investments .................          --              (5,347)
Other expenses................                             (38)
                               --------------- ---------------------
Income/(loss) before income
 tax expense .................      (6,902)            (18,639)
Income tax expense (benefit) .          --               4,200
                               --------------- ---------------------
Net income (loss) ............     $(6,902)           $(22,839)
                               =============== =====================
Accretion on temporary
 equity.......................                          (3,300)
                               =============== ---------------------
Net loss applicable to common
 shares ......................                        $(26,139)
                               =============== =====================
Net loss per common share ....                        $  (0.92)
                               =============== =====================
Weighted average common
 shares outstanding (1).......                          28,816
                               =============== =====================

------------
(1) Includes 500,000 shares of Class A Common Stock to be issued to the PACE sellers in connection with the Fifth Year Put Option (such shares are not included in calculating the net loss per common share) and the assumed issuance of 7,000,000 and approximately 1.5 million shares of Class A Common Stock in connection with the Offering and the Pending Acquisitions, respectively.

NOTES TO PRO FORMA INCOME STATEMENT:

I. Represents the Company's actual operating results for the year ended December 31, 1997.
        EBITDA for the year ended December 31, 1997 was $10,521,000 and $85,378,000 for the Company on an actual basis and a pro forma basis, respectively. EBITDA is defined as earnings before interest, taxes, other income, net, equity income (loss) from investments and depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with GAAP, the Company believes that EBITDA is accepted by the entertainment industry as a generally recognized measure of performance and is used by analysts who report publicly on the performance of entertainment companies. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income, net income, net cash provided by operating activities or any other measure for determining the Company's operating performance or liquidity which is calculated in accordance with GAAP. Cash flows from operating, investing and financing activities for the Company for the year ended December 31, 1997 were $1,005,000, ($73,296,000) and $78,270,000, respectively.
        There are other adjustments that could affect EBITDA but have not been reflected herein. Had such adjustments been made, Adjusted EBITDA on a pro forma basis would have been approximately $96,465,000 for the year ended December 31, 1997. The adjustments include the expected cost savings in connection with the Recent Acquisitions associated with the elimination of duplicative staffing and general and administrative expenses of $5,740,000, and include equity income from investments of $5,347,000. While management believes that such cost savings are achievable, the Company's ability to fully achieve such cost savings is subject to numerous factors, certain of which may be beyond the Company's control.
        Corporate expenses are net of fees from Triathlon of $1,794,000. These fees will vary, above the minimum level of $500,000, based on the level of acquisition and financing activities of Triathlon. Sillerman Communications Management Corporation ("SCMC") previously assigned its rights to receive fees payable under this agreement to SFX Broadcasting. Pursuant to the terms of the Distribution Agreement, SFX Broadcasting assigned its rights to receive such fees to the Company. Triathlon has previously announced that it is exploring ways of maximizing stockholder value, including possible sale to a third party. In the event that Triathlon were acquired by a third party, there can be no assurance that the agreement would continue for the remainder of its term.

II. PRO FORMA FOR THE TRANSACTIONS

   The Transactions consist of the 1997 Acquisitions, the Recent
Acquisitions, the Offering, the Spin-Off and the SFX Merger. It is assumed that 7,000,000 shares of the Class A Common Stock will be issued in connection with the Offering.

                                                          YEAR ENDED DECEMBER 31, 1997
                                                                 (IN THOUSANDS)
                                 -------------------------------------------------------------------------------
                                                 PRO FORMA       PACE
                                      SFX         FOR 1997   AND PAVILION  CONTEMPORARY     BGP        NETWORK
                                 ENTERTAINMENT  ACQUISITIONS ACQUISITIONS  ACQUISITION  ACQUISITION  ACQUISITION
                                    (ACTUAL)         A             B            C            D            E
                                 ------------- ------------  ------------ ------------  ----------- -----------
Revenue.........................    $96,144       $14,243      $284,360      $103,300     $105,553     $28,322
Operating expenses..............     83,417        13,293       260,256        91,220       96,630      19,577
Depreciation & amortization ....      5,431         1,402         6,053         1,320        1,027         351
Corporate expenses..............      2,206                          --            --           --          --
Other expenses..................         --                          --            --           --          --
                                 ------------- ------------  ------------ ------------  ----------- -----------
Operating income (loss).........      5,090          (452)       18,051        10,760        7,896       8,394
Interest expense................      1,590           171         6,772           266          917         195

Other (income) expenses.........       (295)           (1)        1,328          (357)        (270)        (78)
Equity (income) loss from
 investments....................       (509)           --        (7,399)           --           --          --

Other expenses..................         --            --           (38)           --           --          --
                                 ------------- ------------  ------------ ------------  ----------- -----------
Income (loss) before income tax
 expense........................      4,304          (622)       17,388        10,851        7,249       8,277
Income tax expense (benefit) ...        490            --         3,569            --        1,687         127
                                 ------------- ------------  ------------ ------------  ----------- -----------
Net income (loss)...............    $ 3,814       $  (622)     $ 13,819      $ 10,851     $  5,562     $ 8,150
                                 ============= ============  ============ ============  =========== ===========
Accretion on put option ........
Net loss applicable to common
 share..........................

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                               PRO FORMA
                                                              ADJUSTMENTS
                                                PRO FORMA       FOR THE
                                   CONCERTS    ADJUSTMENTS   FINANCING OF
                                   SOUTHERN   FOR THE RECENT  THE RECENT    PRO FORMA
                                 ACQUISITION   ACQUISITIONS  ACQUISITIONS    FOR THE
                                      F             G              H       TRANSACTIONS
                                 ----------- --------------  ------------ ------------
Revenue.........................   $14,797       $     --                    $646,719
Operating expenses..............    12,520             --                     576,913
Depreciation & amortization ....        79         23,976 (a)                  39,639
Corporate expenses..............        --          2,000 (b)                   4,206
Other expenses..................        --             --                          --
                                 ----------- --------------  ------------ ------------
Operating income (loss).........     2,198        (25,976)                     25,961
Interest expense................        --         (8,150)(c)    45,535        47,296
                                                       --
Other (income) expenses.........       (60)          (862)(d)                    (595)
Equity (income) loss from
 investments....................        48            862 (d)                  (5,417)
                                                    1,581 (g)
Other expenses..................        --                                        (38)
                                 ----------- --------------  ------------ ------------
Income (loss) before income tax
 expense........................     2,210        (19,407)      (45,535)      (15,285)
Income tax expense (benefit) ...        --         (2,373)(e)                   3,500
                                 ----------- --------------  ------------ ------------
Net income (loss)...............   $ 2,210       $(17,034)     $(45,535)     $(18,785)
                                 =========== ==============  ============ ============
Accretion on put option ........                   (3,300)(f)                  (3,300)
Net loss applicable to common
 share..........................                 $(20,334)                   $(22,085)
                                 =========== ==============  ============ ============

A. The Company acquired Delsener/Slater, the Meadows Music Theater and Sunshine Promotions on January 2, 1997, March 20, 1997 and June 24, 1997, respectively. These adjustments represent the operating results of the Meadows Music Theater and Sunshine Promotions prior to their acquisitions by the Company.

B. PACE AND PAVILION ACQUISITIONS

   Reflects the PACE acquisition and the separate acquisition of two partners' interest in a partnership that owns certain amphitheaters operated by PACE and the acquisition of USA Motor Sports by PACE in March 1998.

                                          TWELVE MONTHS ENDED DECEMBER 31, 1997 (IN THOUSANDS)
                                 ----------------------------------------------------------------------
                                      PACE        PAVILION     USA MOTOR     PRO FORMA        PACE
                                  AS REPORTED    AS REPORTED     SPORTS     ADJUSTMENTS   ACQUISITION
                                 ------------- -------------  ----------- -------------  -------------
Revenue ........................    $176,168       $98,632       $8,560       $ 1,000 (a)   $284,360
Operating expenses..............     170,169        83,258        8,306        (1,477)(b)    260,256
Depreciation & amortization ....       1,985         4,045           23            --          6,053
Other expenses..................       1,139            --           --        (1,139)(c)         --
                                 ------------- -------------  ----------- -------------  -------------
Operating income (loss) ........    $  2,875       $11,329       $  231       $ 3,616       $ 18,051
Interest expense................       2,384         4,388           --            --          6,772
Other (income) expenses.........          53         1,304          (29)           --          1,328
Equity (income) loss from
 investments....................      (8,134)       (1,831)          --         2,566 (d)     (7,399)
Other expenses .................          --            --          (38)           --            (38)
                                 ------------- -------------  ----------- -------------  -------------
Income/(loss) before income tax
 expense........................    $  8,572       $ 7,468          298       $ 1,050       $ 17,388
Income tax expense (benefit)  ..       3,569            --           --            --          3,569
                                 ------------- -------------  ----------- -------------  -------------
Net income (loss) ..............    $  5,003       $ 7,468       $  298       $ 1,050       $ 13,819
                                 ============= =============  =========== =============  =============

------------

PRO FORMA ADJUSTMENTS:
(a) To reflect non-cash revenue resulting from the Company granting Blockbuster naming rights to three venues for two years for no future consideration as part of its agreement to acquire Blockbuster's indirect 33 1/3% interest in Pavilion.
(b) Reflects the elimination of $570,000 of certain officers' salaries and bonuses which will not be paid under the Company's new employment contracts and of $907,000 of non-recurring costs incurred in connection with PACE's previously planned initial public offering, which was canceled. The amount of the pro forma adjustment to eliminate salaries and bonuses is based on the Company's agreements with the affected employees that a bonus will not be paid unless there is a significant improvement in the results of the PACE acquisition. Accordingly, no such bonus is reflected in the pro forma statement of operations as should PACE's results be at a similar level to that in these pro forma statements of operations no bonus would be paid, and the Company would not be contractually obligated to pay a bonus.
(c) Reflects the elimination of non-recurring restricted stock compensation to PACE executives.
(d) To eliminate PACE's income from its 33 1/3% equity investment in Pavilion Partners.

C. CONTEMPORARY ACQUISITION

   Reflects the Contemporary acquisition and the separate acquisition of the remaining 50% interest in Riverport Amphitheater Partners, a partnership that owns an amphitheater in St. Louis, Missouri that is operated by Contemporary.

                                                 YEAR ENDED DECEMBER 31, 1997 (IN THOUSANDS)
                                         -----------------------------------------------------------
                                          CONTEMPORARY     RIVERPORT     PRO FORMA     CONTEMPORARY
                                           AS REPORTED    AS REPORTED   ADJUSTMENTS    ACQUISITION
                                         -------------- -------------  ------------- --------------
Revenue ................................     $89,053        $14,247       $     --       $103,300
Operating expenses......................      90,820         11,630        (11,230)(a)     91,220
Depreciation & amortization.............         541            779             --          1,320
                                         -------------- -------------  ------------- --------------
Operating income (loss).................     $(2,308)       $ 1,838       $ 11,230       $ 10,760
Interest expense........................         192             74             --            266
Other (income) expenses.................        (117)          (240)            --           (357)
Equity (income) from investments .......      (1,002)            --          1,002 (b)         --
                                         -------------- -------------  ------------- --------------
Income/(loss) before income tax
 expense................................     $(1,381)       $ 2,004       $ 10,228       $ 10,851
Income tax expense (benefit)............          --             --             --             --
                                         -------------- -------------  ------------- --------------
Net income (loss).......................     $(1,381)       $ 2,004       $ 10,228       $ 10,851
                                         ============== =============  ============= ==============

------------

PRO FORMA ADJUSTMENTS:

(a) Reflects the elimination of certain officers' salaries and bonuses and other consulting expenses which will not be paid under the Company's new employment and other contracts. The amount of the pro forma adjustment to eliminate salaries and bonuses is based on the Company's agreements with the affected employees that a bonus will not be paid unless there is a significant improvement in the results of Contemporary. Accordingly, no such bonus is reflected in the pro forma statement of operations as should Contemporary's results be at a similar level to that in these pro forma statements of operations no bonus would be paid, and the Company would not be contractually obligated to pay a bonus.
(b) Reflects the elimination of Contemporary's equity income in Riverport Amphitheater Partners. Contemporary has acquired its partners' 50% interest in this venture.

D. BGP ACQUISITION

                                          YEAR ENDED DECEMBER 31, 1997 (IN THOUSANDS)
                                         ---------------------------------------------
                                                            PRO FORMA        BGP
                                         AS REPORTED (A)   ADJUSTMENTS   ACQUISITION
                                         --------------- -------------  -------------
Revenue ................................     $105,553        $    --       $105,553
Operating expenses......................       99,958         (3,328)(b)     96,630
Depreciation & amortization.............        1,027             --          1,027
                                         --------------- -------------  -------------
Operating income .......................     $  4,568        $ 3,328       $  7,896
Interest expense........................          917             --            917
Other (income) expenses.................         (270)            --           (270)
                                         --------------- -------------  -------------
Income/(loss) before income tax
 expense................................     $  3,921        $ 3,328       $  7,249
Income tax expense (benefit)............        1,687             --          1,687
                                         --------------- -------------  -------------
Net income..............................     $  2,234        $ 3,328       $  5,562
                                         =============== =============  =============

------------

PRO FORMA ADJUSTMENTS:

(a)    Reflects BGP's operating results for the twelve months ended January
       31, 1998.

(b) Reflects the elimination of certain officers' salaries and bonuses and other consulting expenses which will not be paid under the Company's new employment and other contracts. The amount of the pro forma adjustment to eliminate salaries and bonuses is based on the Company's agreements with the affected employees that a bonus will not be paid unless there is a significant improvement in the results of BGP. Accordingly, no such bonus is reflected in the pro forma statement of operations as should BGP's results, once acquired by the Company, be at a similar level to that in these pro forma statements of operations no bonus would be paid, and the Company would not be contractually obligated to pay a bonus.

E. NETWORK ACQUISITION

                                                YEAR ENDED DECEMBER 31, 1997 (IN THOUSANDS)
                                         ----------------------------------------------------------
                                          THE NETWORK
                                            MAGAZINE         SJS        PRO FORMA       NETWORK
                                          AS REPORTED    AS REPORTED   ADJUSTMENTS    ACQUISITIONS
                                         ------------- -------------  ------------- --------------
Revenue ................................    $16,274        $14,218       $(2,170)(b)    $28,322
Operating expenses......................     14,651         14,422        (2,170)(b)     19,577
                                                                          (7,326)(a)
Depreciation & amortization.............        224            127                          351
                                         ------------- -------------  ------------- --------------
Operating income (loss).................    $ 1,399        $  (331)      $ 7,326        $ 8,394
Interest expense, net...................        159             36            --            195
Other (income) expenses.................         --            (78)           --            (78)
                                         ------------- -------------  ------------- --------------
Income/(loss) before income tax
 expense................................    $ 1,240        $  (289)      $ 7,326        $ 8,277
Income tax expense (benefit) ...........         --           (127)           --           (127)
                                         ------------- -------------  ------------- --------------
Net income (loss) ......................    $ 1,240        $  (416)      $ 7,326        $ 8,150
                                         ============= =============  ============= ==============

------------

PRO FORMA ADJUSTMENTS:

(a) Reflects the elimination of certain officers' salaries and bonuses which will not be paid under the Company's new employment contracts. The amount of the pro forma adjustment to eliminate salaries and bonuses is based on the Company's agreements with the affected employees that a bonus will not be paid unless there is a significant improvement in the results of the Network acquisitions. Accordingly, no such bonus is reflected in the pro forma statement of operations as should Network's results be at a similar level to that in these pro forma statements of operations no bonus would be paid, and the Company would not be contractually obligated to pay a bonus.
(b) Reflects the elimination of transactions between Network Magazine and SJS.

F. CONCERT/SOUTHERN ACQUISITION

                                       YEAR ENDED DECEMBER 31, 1997 (IN THOUSANDS)
                                       -------------------------------------------
                                                                       CONCERT/
                                                        PRO FORMA      SOUTHERN
                                        AS REPORTED    ADJUSTMENTS   ACQUISITION
                                       ------------- -------------  -------------
Revenue ..............................    $14,797         $  --        $14,797
Operating expenses....................     12,949          (429)(a)     12,520
Depreciation & amortization...........         79            --             79
                                       ------------- -------------  -------------
Operating income......................    $ 1,769         $ 429        $ 2,198
Other (income) expenses...............        (60)           --            (60)
Equity (income) loss from
 investments..........................         80           (32)(b)         48
                                       ------------- -------------  -------------
Income before income tax expense .....    $ 1,749         $ 461        $ 2,210
Income tax expense (benefit)..........         --            --             --
                                       ------------- -------------  -------------
Net income............................    $ 1,749         $ 461        $ 2,210
                                       ============= =============  =============

------------

PRO FORMA ADJUSTMENTS:

(a) Reflects the elimination of certain officers' salaries and bonuses which will not be paid under the Company's new employment contracts. The amount of the pro forma adjustment to eliminate salaries and bonuses is based on the Company's agreements with the affected employees that a bonus will not be paid unless there is a significant improvement in the results of Concert/Southern. Accordingly, no such bonus is reflected in the pro forma statement of operations as should Concert/Southern's results be at a similar level to that in these pro forma statements of operations no bonus would be paid, and the Company would not be contractually obligated to pay a bonus.

(b) Reflects the elimination of equity loss of a non-entertainment affiliated entity which was not acquired by the Company.

G. PRO FORMA ADJUSTMENTS
(a) Reflects the increase in depreciation and amortization resulting from the preliminary purchase accounting treatment of the Recent Acquisitions. The Company amortizes goodwill over 15 years.
(b) To record incremental corporate overhead charges associated with headquarters personnel and general and administrative expenses that management estimates will be necessary as a result of the Recent Acquisitions.
(c)    Reflects the elimination of $8,150,000 of historical interest expense.
(d) To reclassify Delsener/Slater's equity income in the PNC Bank Arts Center venue following the acquisition of Pavilion Partners which owns the other 50% equity interest in the venue.
(e) Represents an adjustment to the provision for their state and local income taxes to reflect an approximate pro forma tax provision of $3,500,000. The calculation treats all companies acquired pursuant to the Recent Acquisitions as "C" Corporations. The tax provision reflects the non-deductibility of approximately $17,000,000 of goodwill amortization, and tax savings related to the pro forma adjustments for the Financing.
(f) Represents the accretion on the Fifth Year Put Option issued to the PACE sellers in connection with the PACE acquisition.
(g) To reclassify PACE's equity income in Avalon following the Avalon acquisition.

H. PRO FORMA ADJUSTMENTS FOR THE FINANCING OF THE RECENT ACQUISITIONS Reflects interest expense associated with the Notes, the initial borrowings under the Credit Facility, and other debt and deferred compensation costs related to the 1997 and the Recent Acquisitions.

III. FAME ACQUISITION

                                         YEAR ENDED DECEMBER 31, 1997 (IN THOUSANDS)
                                         --------------------------------------------
                                                          PRO FORMA         FAME
                                          AS REPORTED    ADJUSTMENTS    ACQUISITION
                                         ------------- --------------  -------------
Revenue.................................    $10,881                       $10,881
Operating expenses......................     13,002        $(10,595)(a)     3,457
                                                              1,050 (b)
Depreciation & amortization.............        115                           115
                                         ------------- --------------  -------------
Operating income (loss).................     (2,236)          9,545         7,309
Interest expense........................         79                            79
Other (income) expenses.................       (143)                         (143)
                                         ------------- --------------  -------------
Income/(loss) before income tax
 expense................................     (2,172)          9,545         7,373
Income tax expense (benefit)............                        700 (c)       700
                                         ------------- --------------  -------------
Net income (loss).......................    $(2,172)       $  8,845       $ 6,673
                                         ============= ==============  =============

------------

PRO FORMA ADJUSTMENTS:
(a) Reflects the elimination of certain officer's distributions of earnings which will not be paid under the Company's new employment contracts. The FAME Agreement provides for payments by the Company to the FAME sellers of additional amounts up to $15.0 million in equal annual installments over 5 years contingent on the achievement of certain EBITDA targets. If FAME's EBITDA (as defined in the FAME Agreement) exceeds 105% of specified targets in each of the years 1998 through 2002, the Company is required to pay the FAME sellers $3.0 million within 120 days after the end of the year to which the payment relates.
(b) Reflects salaries and officers' life insurance premiums to be paid by the Company.
(c) Reflects an adjustment to the provision for state and local income taxes.

IV. DON LAW ACQUISITION

                             YEAR ENDED DECEMBER 31, 1997 (IN THOUSANDS)
                             -------------------------------------------
                                              PRO FORMA      DON LAW
                              AS REPORTED    ADJUSTMENTS   ACQUISITION
                             ------------- -------------  -------------
Revenue.....................    $50,588                      $50,588
Operating expenses..........     44,401          (610)(a)     43,741
                                                  (50)(b)
Depreciation &
 amortization...............      2,033                        2,033
                             ------------- -------------  -------------
Operating income (loss) ....    $ 4,154           660        $ 4,814
Interest expense............      1,072                        1,072
Other (income) expenses ....       (329)                        (329)
                             ------------- -------------  -------------
Net income (loss)...........    $ 3,411         $ 660        $ 4,071
                             ============= =============  =============

------------

PRO FORMA ADJUSTMENTS:
(a) Reflects the elimination of payments made to employees by the principal owner of Don Law in connection with the sale of membership interests to a third party in 1997.
(b) Reflects the elimination of certain officer's bonuses and wages not expected to be paid under the Company's new employment contracts. The amount of the pro forma adjustment to eliminate salaries and bonuses is based on the Company's agreements with the affected employees that a bonus will not be paid unless there is a significant improvement in the results of Don Law. Accordingly, no such bonus is reflected in the pro forma statement of operations as should Don Law's results be at a similar level to that in these pro forma statements of operations no bonus would be paid, and the Company would not be contractually obligated to pay a bonus.
(c) The pro forma adjustments for Don Law do not reflect the impact of certain new business opportunities in 1998 including an agreement to provide ticketing services for the Boston Red Sox, a new long-term concessions contract at Great Woods and an opportunity to sell the naming rights at Harborlights Pavilion. These opportunities are expected to have a significant positive impact on Don Law's 1998 operating results.

V. OTHER ACQUISITIONS

                                                             YEAR ENDED DECEMBER 31, 1997
                                                                    (IN THOUSANDS)
                                       ------------------------------------------------------------------------
                                           AVALON        OAKDALE         EMI         PRO FORMA       OTHER
                                        ACQUISITION    ACQUISITION   ACQUISITION    ADJUSTMENTS   ACQUISITION
                                       ------------- -------------  ------------- -------------  -------------
Revenue...............................    $27,265        $16,435       $27,126                      $70,826
Operating expenses....................     24,404         14,720        27,035         (1,840)(a)    64,319

Depreciation & amortization...........        410             51                                        461
Corporate expenses....................                                                                   --
Other expenses........................                                                                   --
                                       ------------- -------------  ------------- -------------  -------------
Operating income (loss)...............      2,451        $ 1,664       $    91          1,840         6,046
Interest expense......................         94          1,508            41                        1,643
Other (income) expenses...............         --            (79)          (42)                        (121)
Equity (income) loss from
 investments..........................                                      70                           70
Other expenses .......................      1,581                                      (1,581)(b)        --
                                       ------------- -------------  ------------- -------------  -------------
Income/(loss) before income tax
 expense..............................    $   776        $   235            22          3,421         4,454
Income tax expense (benefit)..........        249                                         700 (c)       949
                                       ------------- -------------  ------------- -------------  -------------
Net income (loss).....................    $   527        $   235       $    22        $ 2,721       $ 3,505
                                       ============= =============  ============= =============  =============

------------

PRO FORMA ADJUSTMENTS:
(a) Reflects the elimination of certain officer's bonuses and wages not expected to be paid under the Company's new employment contracts for Avalon. The amount of the pro forma adjustment to eliminate salaries and bonuses is based on the Company's agreements with the affected employees that a bonus will not be paid unless there is a significant improvement in the results of Avalon. Accordingly, no such bonus is reflected in the pro forma statement of operations as should Avalon's results be at a similar level to that in these pro forma statements of operations no bonus would be paid, and the Company would not be contractually obligated to pay a bonus.
(b) To reclassify PACE's equity income in Avalon following the Avalon acquisition.
(c) Reflects an adjustment to the provision for state and local income taxes.

VI. PRO FORMA ADJUSTMENTS FOR THE PENDING ACQUISITIONS
        Reflects the $14,144,000 increase in depreciation and amortization resulting from the preliminary purchase accounting treatment of the Pending Acquisitions. The Company amortizes goodwill over 15 years. To record incremental corporate overhead charges of $1,000,000 associated with incremental headquarters personnel and general and administrative expenses that management estimates will be necessary as a result of the Pending Acquisitions.
        Reflects the elimination of $2,794,000 of historical interest expense.
        Represents an adjustment to the provision for their state and local income taxes to reflect an approximate pro forma tax provision of $4,200,000. The calculation treats all companies to be acquired pursuant to the Pending Acquisitions as "C" Corporations.

VII. PRO FORMA ADJUSTMENTS FOR THE FINANCING

    Reflects interest expense of $6,902,000 to finance the Pending Acquisitions associated with the additional borrowings under the Credit Facility.

                           SFX ENTERTAINMENT, INC.
        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      THREE MONTHS ENDED MARCH 31, 1998
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                              PRO FORMA FOR THE PENDING ACQUISITIONS
                                                                             ---------------------------------------
                                                                                                        PRO FORMA
                                                  SFX                                                  ADJUSTMENTS
                                             ENTERTAINMENT   PRO FORMA FOR                           FOR THE PENDING
                                                (ACTUAL)    THE TRANSACTIONS  FAME   DON LAW  OTHER   ACQUISITIONS
                                                   I               II          III     IV       V          VI
                                             ------------- ----------------  ------ -------  ------ ---------------
Revenue.....................................    $ 60,994        $173,828     $1,813  $4,549  $7,155
Operating expenses..........................      58,175         159,565        716   4,718   7,423
Depreciation & amortization.................       4,428           9,910         14     425     124      $ 3,625
Corporate expenses..........................       1,314           1,314         --      --      --          303
Other expenses..............................          --              --         --      --      --
                                             ------------- ----------------  ------ -------  ------ ---------------
Operating income (loss).....................    $ (2,923)       $  3,039     $1,083  $ (594) $ (392)     $(3,928)
Interest expense............................       6,748          11,824         21     201      55         (277)
Other (income) expenses.....................        (897)         (1,274)       (24)    (30)    (21)
Equity (income) loss from investments ......        (445)            (77)        --      --      --
Other expenses (principally relating to the
 Spin-off) .................................      18,467          18,599         --      --      --
                                             ------------- ----------------  ------ -------  ------ ---------------
Income/(loss) before income tax expense ....    $(26,796)       $(26,033)    $1,086  $ (765) $ (426)     $(3,651)
Income tax expense (benefit)................         500             600        100      --      --          (50)
                                             ------------- ----------------  ------ -------  ------ ---------------
Net income (loss)...........................     (27,296)       $(26,633)    $  986  $ (765) $ (426)     $(3,601)
                                             ============= ================  ====== =======  ====== ===============
Accretion on temporary equity...............        (275)           (825)
                                             ------------- ----------------
Net income (loss) applicable to common
 shares.....................................    $(27,571)       $(27,458)
                                             ============= ================
Net income (loss) per common share..........
Weighted Average common shares outstanding
 (1)........................................

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                                    PRO FORMA
                                                                     FOR THE
                                                                  TRANSACTIONS,
                                                 PRO FORMA         THE PENDING
                                             FOR THE FINANCING    ACQUISITIONS,
                                                    VII         AND THE FINANCING
                                             ----------------- -----------------
Revenue.....................................      $    --           $187,345
Operating expenses..........................           --            172,422
Depreciation & amortization.................           --             14,098
Corporate expenses..........................           --              1,617
Other expenses..............................           --                 --
                                             ----------------- -----------------
Operating income (loss).....................           --               (792)
Interest expense............................      $ 1,725             13,549
Other (income) expenses.....................           --             (1,349)
Equity (income) loss from investments ......           --                (77)
Other expenses (principally relating to the
 Spin-off) .................................           --             18,599
                                             ----------------- -----------------
Income/(loss) before income tax expense ....      $(1,725)          $(31,514)
Income tax expense (benefit)................           --                650
                                             ----------------- -----------------
Net income (loss)...........................      $(1,725)          $(32,164)
                                             ================= =================
Accretion on temporary equity...............                            (825)
                                             ================= -----------------
Net income (loss) applicable to common
 shares.....................................                        $(32,989)
                                             ================= =================
Net income (loss) per common share..........                        $  (1.17)
                                             ================= =================
Weighted Average common shares outstanding
 (1)........................................                          28,816
                                             ================= =================

------------
(1) Includes 500,000 shares of Class A Common Stock to be issued to the PACE sellers in connection with the Fifth Year Put Option (such shares are not included in calculating the net loss per common share) and the assumed issuance of 7.0 million and approximately 1.5 million shares of Class A Common Stock in the Offering and the Pending Acquisitions, respectively.

NOTE TO PRO FORMA INCOME STATEMENT:

I. Represents the Company's actual operating results for the three months ended March 31, 1998.

   EBITDA for the three months ended March 31, 1998 was $1,505,000 and $14,006,000 for the Company on an actual basis and a pro forma basis, respectively. EBITDA is defined as earnings before interest, taxes, other income, net, equity income (loss) from investments and depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with GAAP, the Company believes that EBITDA is accepted by the entertainment industry as a generally recognized measure of performance and is used by analysts who report publicly on the performance of entertainment companies. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income, net income, net cash provided by operating activities or any other measure for determining the Company's operating performance or liquidity which is calculated in accordance with GAAP. Cash flows from operating, investing and financing activities for the Company for the three months ended March 31, 1998 were $9,140,000, $379,782,000 and $458,654,000, respectively.
   There are other adjustments that could affect EBITDA but have not been reflected herein. Had such adjustment been made, Adjusted EBITDA on a pro forma basis would have been approximately $15,466,000 for the three months ended March 31, 1998. The adjustments include the expected cost savings in connection with the Recent Acquisitions associated with the elimination of duplicative staffing and general and administrative expenses of $1,383,000, and include equity income from investments of $77,000. While management believes that such cost savings are achievable, the Company's ability to fully achieve such cost savings is subject to numerous factors, certain of which may be beyond the Company's control.
   Corporate expenses are net of fees from Triathlon of $133,000. These fees will vary, above the minimum annual level of $500,000, based on the level of acquisition and financing activities of Triathlon. Sillerman Communications Management Corporation ("SCMC") previously assigned its rights to receive fees payable under this agreement to SFX Broadcasting. Pursuant to the terms of the Distribution Agreement, SFX Broadcasting assigned its rights to receive such fees to the Company. Triathlon has previously announced that it is exploring ways of maximizing stockholder value, including possible sale to a third party. In the event that Triathlon were acquired by a third party, there can be no assurance that the agreement would continue for the remainder of its term.

II.    PRO FORMA FOR THE TRANSACTIONS

   The Company acquired PACE (including USA Motor Sports) & Pavilion, Contemporary, BGP, Network, and Concert/Southern on February 25, 1998, February 27, 1998, February 24, 1998, February 27, 1998, and March 4, 1998, respectively. The following represent the operating results of these companies prior to their acquisition by the Company.

                                                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                                                                 (IN THOUSANDS)
                                 ------------------------------------------------------------------------------
                                      SFX          PACE &                                            CONCERT/
                                 ENTERTAINMENT    PAVILION   CONTEMPORARY      BGP       NETWORK     SOUTHERN
                                    (ACTUAL)    ACQUISITIONS  ACQUISITION  ACQUISITION ACQUISITION  ACQUISITION
                                 ------------- ------------  ------------ -----------  ----------- -----------
Revenue ........................    $ 60,994      $84,199       $7,882       $16,075      $4,154       $ 524
Operating expenses .............      58,175       83,643        8,255        16,801       3,949         638

Depreciation & amortization  ...       4,428        1,049          254           213          51           9
Corporate expenses .............       1,314
Other expenses .................          --
                                 ------------- ------------  ------------ -----------  ----------- -----------
Operating income (loss) ........    $ (2,923)        (493)        (627)         (939)        154        (123)
Interest expense ...............       6,748        1,148           --           165          37
Other (income) expenses ........        (897)        (195)        (122)          (46)        (14)
Equity (income) loss from
 investments ...................        (445)         549                                                 20
Other expenses .................      18,467           19                        113
                                 ------------- ------------  ------------ -----------  ----------- -----------
Income/(loss) before income tax
 expense .......................    $(26,796)      (2,014)        (505)       (1,171)        131        (143)
Income tax expense (benefit)  ..         500         (475)                                     3
                                 ------------- ------------  ------------ -----------  ----------- -----------
Net income (loss) ..............    $(27,296)     $(1,539)      $ (505)      $(1,171)     $  128       $(143)
                                               ============  ============ ===========  =========== ===========
Accretion on put option ........        (275)
                                 -------------
Net income (loss) applicable to
 common share ..................    $(27,571)
                                 =============

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                     PRO FORMA
                                    PRO FORMA       ADJUSTMENTS
                                   ADJUSTMENTS   FOR THE FINANCING
                                 FOR THE RECENT    OF THE RECENT     PRO FORMA
                                  ACQUISITIONS     ACQUISITIONS       FOR THE
                                        A                B         TRANSACTIONS
                                 -------------- -----------------  ------------
Revenue ........................                                     $173,828
Operating expenses .............    $(10,723)                         159,565
                                      (1,173)
Depreciation & amortization  ...       3,906                            9,910
Corporate expenses .............                                        1,314
Other expenses .................                                           --
                                 -------------- -----------------  ------------
Operating income (loss) ........       7,990               --           3,039
Interest expense ...............      (8,098)          11,824          11,824
Other (income) expenses ........                                       (1,274)
Equity (income) loss from
 investments ...................        (201)                             (77)
Other expenses .................                                       18,599
                                 -------------- -----------------  ------------
Income/(loss) before income tax
 expense .......................      16,289          (11,824)        (26,033)
Income tax expense (benefit)  ..         572                              600
                                 -------------- -----------------  ------------
Net income (loss) ..............    $ 15,717         $(11,824)       $(26,633)
                                 ============== =================  ============
Accretion on put option ........        (550)                            (825)
                                 --------------                    ------------
Net income (loss) applicable to
 common share ..................    $ 15,167                         $(27,458)
                                 ==============                    ============

A. PRO FORMA ADJUSTMENTS FOR THE RECENT ACQUISITIONS:
        To reflect the elimination of $10,723,000 of PACE's non-cash stock and other non-recurring compensation and $1,173,000 of Network's excess compensation.
        Reflects the increase of $3,906,000 in depreciation and amortization resulting from the preliminary purchase accounting treatment of the Recent Acquisitions. The Company amortizes goodwill over 15 years. Reflects the elimination of $8,098,000 of historical interest expense.
        To reclassify $201,000 of PACE's equity income in Avalon following the Avalon acquisition.
        Represents an adjustment to the provision for their state and local income taxes to reflect an approximate pro forma tax provision of $600,000. The calculation treats all companies to be acquired pursuant to the Recent Acquisitions as "C" Corporations.
        Represents the accretion of $550,000 on the Fifth Year Put Option issued to the PACE sellers in connection with the PACE acquisition.

B. PRO FORMA ADJUSTMENTS FOR THE FINANCING OF THE RECENT ACQUISITIONS:

    Reflects interest expense of $11,824,000 associated with the Notes, the Credit Facility and other debt related to the Recent Acquisitions.

III. FAME ACQUISITION

                                     THREE MONTHS ENDED MARCH 31, 1998 (IN
                                                  THOUSANDS)
                                  -------------------------------------------
                                                   PRO FORMA        FAME
                                   AS REPORTED    ADJUSTMENTS   ACQUISITION
                                  ------------- -------------  -------------
Revenue..........................     $1,813                       $1,813
Operating expenses...............      1,742        $(1,289)(a)       716
                                                        263 (b)
Depreciation & amortization .....         14                           14
                                  ------------- -------------  -------------
Operating income.................         57          1,026         1,083
Interest expense.................         21                           21
Other (income) expenses..........        (24)                         (24)
                                  ------------- -------------  -------------
Income before income tax
 expense.........................         60          1,026         1,086
Income tax expense (benefit) ....                       100(c)        100
                                  ------------- -------------  -------------
Net income.......................     $   60        $   926        $  986
                                  ============= =============  =============

------------

PRO FORMA ADJUSTMENTS:
(a) Reflects the elimination of certain officer's distributions of earnings which will not be paid under the Company's new employment contracts. The FAME Agreement provides for payments by the Company to the FAME sellers of additional amounts up to $15.0 million in equal annual installments over 5 years contingent on the achievement of certain EBITDA targets. If FAME's EBITDA (as defined in the FAME Agreement) exceeds 105% of specified targets in each of the years 1998 through 2002, the Company is required to pay the FAME sellers $3.0 million within 120 days after the end of the year to which the payment relates.
(b) Reflects salaries and officer's life insurance premiums to be paid by the Company.
(c) Reflects an adjustment to the provision for state and local income taxes.

IV. DON LAW ACQUISITION

                                            THREE MONTHS ENDED MARCH 31, 1998 (IN
                                                         THOUSANDS)
                                         -------------------------------------------
                                                          PRO FORMA      DON LAW
                                          AS REPORTED    ADJUSTMENTS   ACQUISITION
                                         ------------- -------------  -------------
Revenue.................................     $4,549                       $4,549
Operating expenses......................      4,718                        4,718
Depreciation & amortization.............        425                          425
                                         ------------- -------------  -------------
Operating income (loss).................     $ (594)         --           $ (594)
Interest expense........................        201                          201
Other (income) expenses.................        (30)                         (30)
                                         ------------- -------------  -------------
Income/(loss) before income tax
 expense................................     $ (765)         --           $ (765)
Income tax expense (benefit)............         --                           --
                                         ------------- -------------  -------------
Net income (loss).......................     $ (765)         --           $ (765)
                                         ============= =============  =============

   The pro forma adjustments for Don Law do not reflect the impact of certain new business opportunities in 1998 including an agreement to provide ticketing services for the Boston Red Sox, a new long-term concessions contract at Great Woods and an opportunity to sell the naming rights at Harborlights Pavilion. These opportunities are expected to have a significant positive impact on Don Law's 1998 operating results.
------------

V. OTHER ACQUISITIONS

                                                     THREE MONTHS ENDED MARCH 31, 1998 (IN THOUSANDS)
                                         -------------------------------------------------------------------------
                                             AVALON        OAKDALE         EMI         PRO FORMA        OTHER
                                          ACQUISITION    ACQUISITION   ACQUISITION    ADJUSTMENTS   ACQUISITIONS
                                         ------------- -------------  ------------- -------------  --------------
Revenue.................................    $ 1,071        $4,610         $1,474                       $7,155
Operating expenses......................      2,043         3,838          1,542                        7,423
Depreciation & amortization.............        110            14                                         124
                                         ------------- -------------  ------------- -------------  --------------
Operating income (loss).................     (1,082)       $  758         $  (68)           --         $ (392)
Interest expense........................         20            31              4                           55
Other (income) expenses.................                      (21)                                        (21)
Other expenses .........................       (201)                                     $ 201             --
                                         ------------- -------------  ------------- -------------  --------------
Income/(loss) before income tax
 expense................................    $  (901)       $  748         $  (72)        $(201)        $ (426)
Income tax expense (benefit)............                                                                   --
                                         ------------- -------------  ------------- -------------  --------------
Net income (loss).......................    $  (901)       $  748         $  (72)        $(201)        $ (426)
                                         ============= =============  ============= =============  ==============

------------

PRO FORMA ADJUSTMENTS:
(a) To reclassify PACE's equity income in Avalon following the Avalon acquisition.

VI. PRO FORMA ADJUSTMENTS FOR THE PENDING ACQUISITIONS
        Reflects the increase of $3,542,000 in depreciation and amortization resulting from the preliminary purchase accounting treatment of the Pending Acquisitions. The Company amortizes goodwill over 15 years. To record incremental corporate overhead charges of $303,000 associated with incremental headquarters personnel and general and administrative expenses that management estimates will be necessary as a result of the Pending Acquisitions.
        Reflects the elimination of $277,000 of historical interest expense. Represents an adjustment to the provision for their state and local income taxes to reflect an approximate pro forma tax benefit of $650,000. The calculation treats all companies to be acquired pursuant to the Pending Acquisitions as "C" Corporations.

VII. PRO FORMA ADJUSTMENTS FOR THE FINANCING

    Reflects interest expense of $2,281,000 associated with the additional borrowings under the Credit Facility to finance the Pending Acquisitions.

                           SFX ENTERTAINMENT, INC.
        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      TWELVE MONTHS ENDED MARCH 31, 1998
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                     PRO FORMA FOR THE PENDING ACQUISITIONS
                                                                  -------------------------------------------
                                                                                                  PRO FORMA
                                                                                                 ADJUSTMENTS
                                      SFX                                                          FOR THE
                                 ENTERTAINMENT  PRO FORMA FOR THE                      OTHER       PENDING
                                    (ACTUAL)      TRANSACTIONS      FAME   DON LAW ACQUISITIONS  ACQUISITIONS
                                       I               II           III      IV          V            VI
                                 ------------- -----------------  ------- -------  ------------ ------------
Revenue.........................    $149,349        $693,101      $11,475  $49,494    $73,846
Operating expenses..............     133,854         615,343        2,814   42,894     68,434
Depreciation & amortization ....       9,199          39,639           99    1,956        481      $ 14,217
Corporate expenses..............       2,662           4,662           --       --         --           903
Other expenses..................          --              --           --       --         --
                                 ------------- -----------------  ------- -------  ------------ ------------
Operating income (loss).........       3,634          33,457        8,562    4,644      4,931       (15,120)
Interest expense................       8,235          47,296           --    1,055        304        (1,359)
Other (income) expenses.........      (1,166)         (1,854)         (54)    (351)      (137)
Equity (income) loss from
 investments....................        (954)         (6,432)          --       --         70
Other expenses (primarily
 related to the Spin-off)  .....      18,467          19,532           --       --         --
                                 ------------- -----------------  ------- -------  ------------ ------------
Income/(loss) before income tax
 expense........................     (20,948)        (25,085)       8,616    3,940      4,694       (13,761)
Income tax expense (benefit) ...         870           2,500          900       --        948        (1,348)
                                 ------------- -----------------  ------- -------  ------------ ------------
Net income (loss)...............    $(21,818)       $(27,585)     $ 7,716  $ 3,940    $ 3,746      $(12,413)
                                                                  ======= =======  ============ ============
Accretion on temporary equity ..        (275)         (3,300)
                                 ------------- -----------------
Net income (loss) applicable to
 common shares..................    $(22,093)       $(30,885)
                                 ============= =================
Net income (loss) per common
 share..........................
Weighted average common shares
 outstanding (1)................

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                          PRO FORMA
                                     PRO FORMA      FOR THE TRANSACTIONS,
                                    ADJUSTMENTS          THE PENDING
                                 FOR THE FINANCING      ACQUISITIONS
                                        VII           AND THE FINANCING
                                 ----------------- ---------------------
Revenue.........................      $    --             $827,916
Operating expenses..............           --              729,485
Depreciation & amortization ....           --               56,392
Corporate expenses..............           --                5,565
Other expenses..................           --                   --
                                 ----------------- ---------------------
Operating income (loss).........           --               36,474
Interest expense................        6,902               54,198
Other (income) expenses.........           --               (2,396)
Equity (income) loss from
 investments....................           --               (6,362)
Other expenses (primarily
 related to the Spin-off)  .....           --               19,532
                                 ----------------- ---------------------
Income/(loss) before income tax
 expense........................       (6,902)             (28,498)
Income tax expense (benefit) ...           --                3,000
                                 ----------------- ---------------------
Net income (loss)...............      $(6,902)            $(31,498)
                                 ================= =====================
Accretion on temporary equity ..                            (3,300)
                                 ================= ---------------------
Net income (loss) applicable to
 common shares..................                          $(34,798)
                                 ================= =====================
Net income (loss) per common
 share..........................                          $  (1.23)
                                 ================= =====================
Weighted average common shares
 outstanding (1)................                            28,816
                                 ================= =====================

------------
(1) Includes 500,000 shares of Class A Common Stock to be issued to the PACE sellers in connection with the Fifth Year Put Option (such shares are not included in calculating the net loss per common share) and the assumed issuance of 7.0 million and approximately 1.5 million shares of Class A Common Stock in the Offering and the Pending Acquisitions, respectively.

NOTES TO PRO FORMA INCOME STATEMENT:

I. Represents the Company's actual operating results for the twelve months ended March 31, 1998.
       EBITDA for the twelve months ended March 31, 1998 was $12,833,000 and $92,866,000 for the Company on an actual basis and a pro forma basis, respectively. EBITDA is defined as earnings before interest, taxes, other income, net, equity income (loss) from investments and depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with GAAP, the Company believes that EBITDA is accepted by the entertainment industry as a generally recognized measure of performance and is used by analysts who report publicly on the performance of entertainment companies. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income, net income, net cash provided by operating activities or any other measure for determining the Company's operating performance or liquidity which is calculated in accordance with GAAP. Cash flows from operating, investing and financing activities for the Company for the twelve months ended March 31, 1998 were $9,838,000, $430,466,000 and $511,997,000, respectively.
       There are other adjustments that could affect EBITDA but have not been reflected herein. Had such adjustments been made, Adjusted EBITDA on a pro forma basis would have been approximately $104,883,000 for the twelve months ended March 31, 1998. The adjustments include the expected cost savings in connection with the Recent Acquisitions associated with the elimination of duplicative staffing and general and administrative expenses of $5,655,000, and include equity income from investments of $6,362,000. While management believes that such cost savings are achievable, the Company's ability to fully achieve such cost savings is subject to numerous factors, certain of which may be beyond the Company's control.
       Corporate expenses are net of fees from Triathlon of $1,286,000. These fees will vary, above the minimum annual level of $500,000, based on the level of acquisition and financing activities of Triathlon. Sillerman Communications Management Corporation ("SCMC") previously assigned its rights to receive fees payable under this agreement to SFX Broadcasting. Pursuant to the terms of the Distribution Agreement, SFX Broadcasting assigned its rights to receive such fees to the Company. Triathlon has announced that it is exploring ways of maximizing stockholder value, including possible sale to a third party. In the event that Triathlon were acquired by a third party, there can be no assurance that the agreement would continue for the remainder of its term.

II. PRO FORMA FOR THE TRANSACTIONS

   The Company acquired Sunshine Promotions, PACE & Pavilion, Contemporary, BGP, Network, and Concert/Southern, on June 24, 1997, February 25, 1998, February 27, 1998, February 24, 1998, February 27, 1998, March 4, 1998,
respectively. The following adjustments represents the operating results of these companies prior to their acquisition by the Company.

                                       FOR THE TWELVE MONTHS ENDED MARCH 31, 1998
                                                     (IN THOUSANDS)
                           ------------------------------------------------------------------
                                SFX        SUNSHINE      PACE &
                           ENTERTAINMENT  PROMOTIONS    PAVILION    CONTEMPORARY     BGP
                              (ACTUAL)    ACQUISITION ACQUISITIONS  ACQUISITION  ACQUISITION
                           ------------- -----------  ------------ ------------  -----------
Revenue...................    $149,349      $6,057      $295,607      $90,225      $110,745

Operating expenses........     133,854       5,553       279,891       90,162       102,918

Depreciation &
 amortization.............       9,199         299         5,649        1,225           857
Corporate expenses........       2,662          --
Other expenses............          --          --         1,139
                           ------------- -----------  ------------ ------------  -----------
Operating income (loss) ..       3,634         205         8,928       (1,162)        6,970
Interest expense..........       8,235         447         6,325          (10)          989
Other (income) expenses ..      (1,166)        (34)           (7)        (368)         (257)
Equity (income) loss from
 investments..............        (954)         --        (9,457)      (1,002)

Other expenses (primarily
 related to the Spin-off)       18,467          --         1,415           --           156
                           ------------- -----------  ------------ ------------  -----------
Income/(loss) before
 income tax expenses......     (20,948)       (208)       10,652          218         6,082
Income tax expense
 (benefit)................         870          --           683
                           ------------- -----------  ------------ ------------  -----------
Net income (loss).........    $(21,818)     $ (208)     $  9,969      $   218      $  6,082
                                         ===========  ============ ============  ===========
Accretion on put option ..        (275)
                           -------------
Net income (loss)
 applicable to common
 shares...................    $(22,093)
                           =============

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                                   PRO FORMA
                                                                  ADJUSTMENTS
                                                                    FOR THE
                                                                   FINANCING
                                         CONCERT/    PRO FORMA   OF THE RECENT
                             NETWORK     SOUTHERN   ADJUSTMENTS  ACQUISITIONS        PRO FORMA
                           ACQUISITION  ACQUISITION      A             B       FOR THE TRANSACTIONS
                           ----------- -----------  ----------- -------------  --------------------
Revenue...................   $28,364      $13,924     $  1,000                       $693,101
                                                        (2,170)
Operating expenses........    28,321       12,027       (2,170)                       615,343
                                                       (11,423)
                                                       (23,790)
Depreciation &
 amortization.............       378           72       21,960                         39,639
Corporate expenses........                               2,000                          4,662
Other expenses............        --                    (1,139)                            --
                           ----------- -----------  ----------- -------------  --------------------
Operating income (loss) ..      (335)       1,825       13,392           --            33,457
Interest expense..........       151                   (16,137)      47,296            47,296
Other (income) expenses ..        28          (50)                                     (1,854)
Equity (income) loss from
 investments..............                     65        2,566                         (6,432)
                                                         1,380
                                                         1,002
                                                           (32)
Other expenses (primarily
 related to the Spin-off)       (506)                                                  19,532
                           ----------- -----------  ----------- -------------  --------------------
Income/(loss) before
 income tax expenses......        (8)       1,810       24,613      (47,296)          (25,085)
Income tax expense
 (benefit)................      (503)                    1,450                          2,500
                           ----------- -----------  ----------- -------------  --------------------
Net income (loss).........   $   495      $ 1,810     $ 23,163     $(47,296)          (27,585)
                           =========== ===========  =========== =============  ====================
Accretion on put option ..                              (3,025)                        (3,300)
                           ===========              -----------                --------------------
Net income (loss)
 applicable to common
 shares...................                            $ 20,138                       $(30,885)
                           ===========              ===========                ====================

A. PRO FORMA ADJUSTMENTS FOR RECENT ACQUISITIONS:
    To reflect $1,000,000 of non-cash revenue resulting from the Company granting naming rights to three venues for two years for no future consideration as part of its agreement to acquire Blockbuster's indirect 33 1/3% interest in Pavilion.
    Reflects the elimination of transactions of $2,170,000 between network Magazine and SJS.
    To eliminate PACE's non-cash stock and other non-recurring compensation of $11,423,000.
    To record the elimination of certain officer's bonuses and wages not expected to be paid under the Company's new employment contracts of $1,477,000, $11,230,000, $3,328,000, $7,326,000, and $429,000 for the
    PACE, Contemporary, BGP, Network, and Concert Southern Acquisitions, respectively.
    Reflects the elimination of $1,139,000 of non-recurring restricted stock compensation to PACE executives.
    To eliminate $2,566,000 of PACE's income from its 33 1/3% equity investment in Pavilion Partners, $1,380,000 of PACE's equity income in Avalon, $1,002,000 of Contemporary's equity income in Riverport Amphitheatre Partners, and $32,000 of equity loss of a non-entertainment affiliated entity of Concert/Southern which was not acquired by the Company.
    Reflects the increase of $21,960,000 in depreciation and amortization resulting from the preliminary purchase accounting treatment of the Recent Acquisitions. The Company amortizes goodwill over 15 years.
    To record incremental corporate overhead charges of $2,000,000 associated with incremental headquarters personnel and general and administrative expenses that management estimates will be necessary as a result of the Recent Acquisitions.
    To reflect the elimination of $16,137,000 of historical interest expense. Represents an adjustment to the provision for their state and local income taxes to reflect an approximate pro forma tax provision of $2,500,000. The calculation treats all companies to be acquired pursuant to the Recent Acquisitions as "C" Corporations.
    To reflect the accretion of $3,025,000 on the Fifth Year Put Option issued to the PACE sellers in connection with the PACE acquisition.

B. PRO FORMA FOR FINANCING OF THE RECENT ACQUISITIONS:

    Reflects interest expense associated with the Notes, the Credit Facility and other debt and deferred compensation costs related to the Recent Acquisitions.

III. FAME ACQUISITION

                                            TWELVE MONTHS ENDED MARCH 31, 1998 (IN
                                                          THOUSANDS)
                                         --------------------------------------------
                                                          PRO FORMA         FAME
                                          AS REPORTED    ADJUSTMENTS    ACQUISITION
                                         ------------- --------------  -------------
Revenue.................................    $11,475                       $11,475
Operating expenses......................     13,185        $(10,711)(a)     2,814
                                                                340 (b)
Depreciation & amortization.............         99                            99
Corporate expenses......................                                       --
Other expenses..........................                                       --
                                         ------------- --------------  -------------
Operating income (loss).................     (1,809)         10,371         8,562
Interest expense........................                                       --
Other (income) expenses.................        (54)                          (54)
Equity (income) loss from investments ..                                       --
Other expenses .........................                                       --
                                         ------------- --------------  -------------
Income/(loss) before income tax
 expense................................     (1,755)         10,371         8,616
Income tax expense (benefit)............                        900 (c)       900
                                         ------------- --------------  -------------
Net income (loss).......................    $(1,755)       $  9,471       $ 7,716
                                         ============= ==============  =============

PRO FORMA ADJUSTMENTS:
(a) Reflects the elimination of certain officer's distributions of earnings which will not be paid under the Company's new employment contracts. The FAME Agreement provides for payments by the Company to the FAME sellers of additional amounts up to $15.0 million in equal annual installments over 5 years contingent on the achievement of certain EBITDA targets. If FAME's EBITDA (as defined in the FAME Agreement) exceeds 105% of specified targets in each of the years 1998 through 2002, the Company is required to pay the FAME sellers $3.0 million within 120 days after the end of the year to which the payment relates.
(b) Reflects salaries and officer's life insurance premiums to be paid by the Company.
(c) Reflects an adjustment to the provision for state and local income taxes.

IV. DON LAW ACQUISITION

                                           TWELVE MONTHS ENDED MARCH 31, 1998 (IN
                                                         THOUSANDS)
                                         -------------------------------------------
                                                          PRO FORMA      DON LAW
                                          AS REPORTED    ADJUSTMENTS   ACQUISITION
                                         ------------- -------------  -------------
Revenue.................................    $49,494                      $49,494
Operating expenses......................     43,554         $(610)(a)     42,894
                                                              (50)(b)
Depreciation & amortization.............      1,956                        1,956
                                         ------------- -------------  -------------
Operating income (loss).................      3,984           660          4,644
Interest expense........................      1,055                        1,055
Other (income) expenses.................       (351)                        (351)
                                         ------------- -------------  -------------
Income (loss) before income tax
 expense................................      3,280           660          3,940
Income tax expense (benefit)............         --                           --
                                         ------------- -------------  -------------
Net income (loss).......................    $ 3,280         $ 660        $ 3,940
                                         ============= =============  =============

PRO FORMA ADJUSTMENTS:
(a) Reflects elimination of payments made to employees by the principal owner of Don Law in connection with the sale of membership interests to a third party in 1997.
(b) Reflects the elimination of certain officer's bonuses and wages not expected to be paid under the Company's new employment contracts. The amount of the pro forma adjustment to eliminate salaries and bonuses is based on the Company's agreements with the affected employees that a bonus will not be paid unless there is a significant improvement in the results of FAME. Accordingly, no such bonus is reflected in the pro forma statement of operations as should FAME's results be at a similar level to that in these pro forma statements of operations no bonus would be paid, and the Company would not be contractually obligated to pay a bonus.
(c) The pro forma adjustments for Don Law do not reflect the impact of certain new business opportunities in 1998 including an agreement to provide ticketing services for the Boston Red Sox, a new long-term concessions contract at Great Woods and an opportunity to sell the naming rights at Harborlights Pavilion. These opportunities are expected to have a significant positive impact on Don Law's 1998 operating results.

V. OTHER ACQUISITIONS

                                                      TWELVE MONTHS ENDED MARCH 31, 1998 (IN THOUSANDS)
                                         ---------------------------------------------------------------------------
                                                                                                          TOTAL
                                             AVALON        OAKDALE           EMI         PRO FORMA        OTHER
                                          ACQUISITION    ACQUISITIONS   ACQUISITIONS    ADJUSTMENTS   ACQUISITIONS
                                         ------------- --------------  -------------- -------------  --------------
Revenue.................................    $27,795        $17,756         $28,295                       $73,846
Operating expenses......................     25,310         16,806          28,158         (1,840)(a)     68,434
Depreciation & amortization.............        426             55              --                           481
Corporate expenses......................                                        --                            --
Other expenses..........................                                        --                            --
                                         ------------- --------------  -------------- -------------  --------------
Operating income (loss).................      2,059            895             137          1,840          4,931
Interest expense........................         99            160              45                           304
Other (income) expenses.................                       (95)            (42)                         (137)
Equity (income) loss from investments ..                                        70                            70
Other expenses..........................      1,380                             --         (1,380)(b)         --
                                         ------------- --------------  -------------- -------------  --------------
Income/(loss) before income tax
 expense................................        580            830              64          3,220          4,694
Income tax expense (benefit)............        248             --              --            700 (c)        948
                                         ------------- --------------  -------------- -------------  --------------
Net income (loss).......................    $   332        $   830         $    64        $ 2,520        $ 3,746
                                         ============= ==============  ============== =============  ==============

PRO FORMA ADJUSTMENTS:
(a) Reflects the elimination of certain officer's bonuses and wages not expected to be paid under the Company's new employment contracts. The amount of the pro forma adjustment to eliminate salaries and bonuses is based on the Company's agreements with the affected employees that a bonus will not be paid unless there is a significant improvement in the results of EMI. Accordingly, no such bonus is reflected in the pro forma statement of operations as should EMI's results be at a similar level to that in these pro forma statements of operations no bonus would be paid, and the Company would not be contractually obligated to pay a bonus.
(b) To reclassify PACE's equity income in Avalon following the Avalon acquisition.
(c) Reflects an adjustment to the provision for state and local income taxes.

VI. PRO FORMA ADJUSTMENTS FOR PENDING ACQUISITIONS:
    Reflects the increase of $13,886,000 in depreciation and amortization resulting from the preliminary purchase accounting treatment of the Pending Acquisitions. The Company amortizes goodwill over 15 years.
    To record incremental corporate overhead charges of $903,000 associated with incremental headquarters personnel and general and administrative expenses that management estimates will be necessary as a result of the Pending Acquisitions.
    To reflect the elimination of $1,359,000 of historical interest expense. Represents an adjustment to the provision for their state and local income taxes to reflect an approximate pro forma tax provision of $2,500,000. The calculation treats all companies to be acquired pursuant to the Pending Acquisitions as "C" Corporations.

VII. PRO FORMA ADJUSTMENTS FOR THE FINANCING:

    Reflects interest expense associated with the additional borrowings under the Credit Facility and other debt to finance the Pending Acquisitions.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

 The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the consolidated financial statements and related notes thereto. The following discussion contains certain forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to the differences are discussed in "Risk Factors" and elsewhere in this Prospectus. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

   The performance of entertainment companies, such as the Company, is measured, in part, by their ability to generate EBITDA. "EBITDA" is defined as earnings before interest, taxes, other income, net equity income (loss) from investments and depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with GAAP, the Company believes that EBITDA is accepted by the industry as a generally recognized measure of performance and is used by analysts who report publicly on the performance of entertainment companies. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income, net income, net cash provided by operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with GAAP.

   The Company's core business is the promotion and production of live entertainment events, most significantly for concert and other music performances in venues owned and/or operated by the Company and in third-party venues. In connection with all of its live entertainment events, the Company seeks to maximize related revenue streams, including the sale of corporate sponsorships, the sale of concessions and the merchandising of a broad range of products. On a pro forma basis, the Company's music businesses comprised approximately 67%, theater comprised approximately 13%, specialized motor sports comprised approximately 6% and other operations comprised approximately 14% of the Company's total revenues for the twelve months ended March 31, 1998.

   Promotion of events involves booking talent, renting or providing the event venue, marketing the event to attract ticket buyers and providing for local services required in the production of the event such as security and stage hands. Promoters generally receive revenues from the sale of tickets and sponsorships. When an event is promoted at a venue owned or managed by the promoter, the promoter also generally receives a percentage of revenues from concessions, merchandising, parking and premium box seats. The Company earns promotion revenues principally by promoting (a) music concerts, (b) Touring Broadway Shows and (c) specialized motor sports events.

   Production of events involves developing the event content, hiring artistic talent and managing the actual production of the event (with the assistance of the local promoter). Producers generally receive revenues from guarantees and from profit sharing agreements with promoters, a percentage of the promoters' ticket sales, merchandising, sponsorships, licensing and the exploitation of other rights (including intellectual property rights) related to the production. The Company earns revenues by producing (a) Touring Broadway Shows, (b) specialized motor events and (c) other proprietary and non-proprietary entertainment events.

1997 ACQUISITIONS

   The Company entered the live entertainment business with SFX Broadcasting's acquisition of Delsener/Slater, a New York-based concert promotion company, in January 1997 for aggregate consideration of $27.6 million. Delsener/Slater has long-term leases or is the exclusive promoter for many of the major concert venues in the New York City metropolitan area, including the Jones Beach Amphitheater, a 14,000-seat complex located in Wantagh, New York, and the PNC Bank Arts Center (formerly known as the Garden State Arts Center), a 17,500-seat complex located in Holmdel, New Jersey. In March 1997, Delsener/Slater acquired, for aggregate consideration of $23.8 million, companies which hold a 37-year lease to operate the Meadows Music Theater, a 25,000-seat indoor/outdoor complex located in Hartford, Connecticut. In June 1997, SFX Broadcasting acquired

Sunshine Promotions, a concert promoter in the Midwest, and certain other related companies for an aggregate consideration of $57.5 million. As a result of the acquisition of Sunshine Promotions, the Company owns the Deer Creek Music Theater, a 21,000-seat complex located in Indianapolis, Indiana, the Polaris Amphitheater, a 20,000-seat complex located in Columbus, Ohio, and has a long-term lease to operate the Murat Centre, a 2,700-seat theater and 2,200-seat ballroom located in Indianapolis, Indiana. See "Certain Relationships and Related Transactions--Delsener/Slater Employment Agreements."

   The cash portion of the 1997 Acquisitions was financed through capital contributions from SFX Broadcasting.

RECENT ACQUISITIONS

   In January 1998, the Company acquired Westbury Music Theater. In February 1998, the Company acquired PACE, Pavilion Partners, Contemporary, BGP and Network and in March 1998, the Company acquired Concert/Southern and USA Motorsports. See "Business--Recent Acquisitions."

 ACQUISITION OF PACE

   On February 25, 1998, the Company acquired all of the outstanding capital stock of PACE (the "PACE Acquisition"). In connection with the PACE Acquisition, the Company acquired 100% of Pavilion Partners, a partnership that owns interests in 10 venues ("Pavilion"), one-third through the acquisition of PACE and two-thirds through separate agreements between PACE and Blockbuster and between PACE and Sony (the acquisition of such two-thirds interest, the "Pavilion Acquisition"). The total consideration for the PACE Acquisition was approximately $109.5 million in cash, the repayment of approximately $20.6 million of debt and the issuance of 1.5 million shares of Class A Common Stock. The total consideration for the Pavilion Acquisition was approximately $90.6 million, comprised of $41.4 million in cash and the repayment of $43.1 million of debt and the assumption of approximately $6.1 million of debt related to a capital lease. The purchase price was financed from the proceeds of the Note Offering.

   In addition, on March 25, 1998, PACE acquired a 67% interest in certain assets and liabilities of USA Motorsports for an aggregate cash consideration of approximately $4.0 million. The remaining 33% interest is held by the Contemporary Group.

   In connection with its acquisition of partnership interests in Lakewood Amphitheater in Atlanta, Georgia and Starplex Amphitheater in Dallas, Texas, PACE entered into a co-promotion agreement with its partner that contains a provision that purports, under certain circumstances, to require PACE to co-promote (and share one-half of the profits and losses) with such partnership certain concerts which are presented by PACE or any of its affiliates in another venue located in either Atlanta, Georgia or Dallas, Texas. However, the Company acquired an interest in Chastain Park Amphitheater, also in Atlanta, in the Concert Southern acquisition described below. The Company is currently negotiating with the third party to waive this restrictive provision; however, it is possible that the Company will be unable to obtain the waiver. In management's view, this provision will not materially affect the business or prospects of the Company.

 ACQUISITION OF CONTEMPORARY

   On February 27, 1998, the Company acquired Contemporary Group (the "Contemporary Acquisition"). The Contemporary Acquisition involved the merger of Contemporary International Productions Corporation with and into the Company, the acquisition by a wholly-owned subsidiary of the Company of substantially all of the assets, excluding certain cash and receivables, of the remaining members of Contemporary and the acquisition of the 50% interest in the Riverport Amphitheatre Joint Venture not owned by Contemporary. The total consideration of the Contemporary Acquisition was approximately $72.8 million in cash, a payment for working capital of $9.9 million, and the issuance of 1,402,850 shares of Class A Common Stock. The purchase price was financed by the borrowings under the Credit Facility and with the proceeds of the Note Offering.

 ACQUISITION OF BGP

   On February 24, 1998, the Company, through the Company's wholly-owned subsidiary, BGP Acquisition, LLC acquired all of the outstanding capital stock of BGP, for a total consideration of $60.8 million in cash, $12.0 million in repayment of debt, which amount was at least equal to BGP's working capital (as defined in the acquisition agreement), and 562,640 shares of Class A Common Stock (the "BGP Acquisition"). The purchase price was financed from the proceeds of the Note Offering.

 ACQUISITION OF NETWORK

   On February 27, 1998, the Company acquired Network (the "Network Acquisition"). In the Network Acquisition, the Company acquired all of the outstanding capital stock of each of The Album Network, Inc. and SJS and purchased substantially all of the assets and properties and assumed substantially all of the liabilities and obligations of The Network 40, Inc. The total purchase price was approximately $52.0 million cash, a payment for working capital of $1.8 million, reimbursed seller's costs of $500,000, the purchase of an office building and related property for approximately $2.5 million and the issuance of approximately 750,000 shares of Class A Common Stock. The purchase price is subject to increase based on Network's actual 1998 EBITDA (as defined in the acquisition agreement) by $4.0 million if such EBITDA equals or exceeds $9.0 million to $14 million if EBITDA is greater than $11 million, and is payable in stock, or in certain circumstances in cash, by no later than March 20, 1999. The $2.5 million purchase of the office building and related property used in connection with Network's business was comprised of cash of $700,000 and the assumption of debt of $1.8 million. The purchase price was financed by the borrowings under the Credit Facility. In connection with the Network Acquisition, the selling stockholders were reimbursed working capital (as defined in the acquisition agreement) in excess of $500,000.

 ACQUISITION OF CONCERT/SOUTHERN

   On March 4, 1998, the Company acquired Concert/Southern Promotions, a promoter of live music entertainment in the Atlanta metropolitan area, for a total consideration of $16.9 million (including the payments of the $1.6 million representing the present value of a deferred purchase obligation and $300,000 for the working capital adjustment.) The purchase price was financed by the borrowings under the Credit Facility.

 ACQUISITION OF WESTBURY

   On January 8, 1998, the Company acquired a long-term lease for Westbury Music Fair, located in Westbury, New York, for an aggregate consideration of approximately $3.0 million and an agreement to issue 75,019 shares of Class A Common Stock. During the period between the closing and January 8, 2000, the Company has the right to repurchase all of such shares for an aggregate consideration of $2.0 million and the seller has the right to require the Company to purchase all of such shares for an aggregate consideration of $750,000. The purchase price was financed from the Company's cash on hand.

   The foregoing descriptions do not purport to be complete descriptions of the terms of the acquisition agreements and are qualified by reference to the acquisition agreements, copies of which are attached hereto as exhibits and incorporated herein by reference. Pursuant to the acquisition agreements and the agreements related thereto, the Company, (a) under certain circumstances, may be required to repurchase shares of its Class A Common Stock or make additional payments in connection therewith, (b) has granted certain rights of first refusal certain of which are exercisable at 95% of the proposed purchase price and (c) in connection with the PACE Acquisition, has granted Brian Becker, the Executive Vice President, a Member of the Office of the Chairman, and a director of the Company, the option to acquire, after the second anniversary of the consummation of the PACE Acquisition, the Company's then existing motor sports line of business (or, if that business has previously been sold, the Company's then existing theatrical line of business) at its then fair market value. See "Risk Factors--Future Contingent Payments" and "--Rights to Purchase Certain Subsidiaries."

   The Recent Acquisitions were accounted for using the purchase method of accounting, and the intangible assets created in the purchase transactions will generally be amortized against future earnings over a 15-year period. The amount of amortization will be substantial and will continue to affect the Company's operating results in the future. These expenses, however, do not result in an outflow of cash by the Company and do not impact EBITDA.

PENDING ACQUISITIONS

   In April and May of 1998, the Company entered into agreements or letters of intent to acquire all of the capital stock of FAME, certain assets of Don Law, certain assets of Oakdale and 80% of the outstanding capital stock of EMI for an aggregate consideration consisting of approximately $216.1 million in cash, including the repayment of approximately $10.0 million in debt, and the issuance of 1,531,782 million shares of Class A Common Stock. See "Agreements Related to Pending Acquisition."

 ACQUISITION OF FAME

   On April 29, 1998 the Company entered into an agreement to acquire all of the outstanding capital stock of FAME (the "FAME Acquisition"). The aggregate purchase price for FAME is approximately $82.9 million in cash (including approximately $7.9 million which the Company anticipates paying in connection with certain taxes which FAME and the FAME sellers will be subject to) and
1.0 million shares of Class A Common Stock. The agreement also provides for payments by the Company to the FAME sellers of additional amounts up to $15.0 million in equal annual installments over 5 years contingent on the achievement of certain EBITDA targets. The agreement also provides for additional payments by the Company if FAME's EBITDA performance exceeds the targets by certain amounts. The additional payments are to be within 120 days after the end of the year to which they relate.

 ACQUISITION OF DON LAW

   On April 29, 1998 the Company entered into an agreement to acquire certain assets of Blackstone Entertainment, LLC (the "Don Law Acquisition"). The aggregate purchase price for the Don Law Acquisition is approximately $90.0 million, including the repayment of $10.0 million in debt. The Company may, at its option, pay up to $16.0 million of the purchase price in 531,782 shares of Class A Common Stock. The purchase price will be increased or decreased, as applicable, to the extent that Don Law's Net Working Capital (as defined in the acquisition agreement) is positive or negative at the closing. The Company has made a $100,000 non-refundable deposit in connection with the Don Law Acquisition.

 ACQUISITION OF AVALON

   On March 6 and 9, 1998, the Company entered into two binding letters of intent to acquire all the outstanding equity interests in Avalon for a total cash purchase price of $27.4 million, including approximately $400,000 that the Company is obligated to pay to reimburse the Avalon sellers' third party out of pocket costs and expenses incurred with the development of the Camarillo Creek Amphitheater (the "Avalon Acquisition"). The Company may also be obligated to pay an additional $1.0 million to the Avalon sellers if the Camarillo Creek Amphitheater has been completed pursuant to certain budget projections and the production of entertainment events at the site have commenced.

 ACQUISITION OF OAKDALE

   On April 22, 1998, the Company entered into an agreement to acquire certain assets of Oakdale for a purchase price of $11.9 million in cash (the "Oakdale Acquisition"). At the closing the Company will also make a non-recourse loan to the Oakdale sellers in the amount of $11.3 million, a portion of which will be used to repay outstanding indebtedness. In addition, if the combined EBITDA (as defined in the acquisition agreement) for the Oakdale Theater and Meadows exceeds $5.5 million in 1999, the Company will be obligated to pay the amount of such excess multiplied by a factor of between
5.0 to 5.8.

 ACQUISITION OF EMI

   On May 1, 1998, the Company entered into an agreement to acquire an 80% equity interest in EMI for $8.5 million in cash (the "EMI Acquisition"). In addition, the Company is required to make a loan to the EMI sellers in an amount equal to twenty percent of certain taxes incurred by the EMI sellers in connection with the transaction. The Company expects that the amount of the loan will be approximately $750,000.

   The Pending Acquisitions will be accounted for using the purchase method of accounting and intangible assets created in the purchase transaction will generally be amortized against future earnings over a fifteen-year period. The amount of such amortization will be substantial and will continue to affect the Company's operating results in the future. These expenses, however, do not result in an outflow of cash by the Company and do not impact EBITDA.

   The Company expects to complete all of the Pending Acquisitions as soon as practicable after the consummation of the Offering. The Company anticipates that it will consummate all of the Pending Acquisitions in the second quarter of 1998. However, the timing and completion of the Pending Acquisitions are subject to a number of conditions, certain of which are beyond the Company's control, and there can be no assurance that any of the Pending Acquisitions will be consummated during such periods, on the terms described herein, or at all. See "Risk Factors--Risks Related to the Pending Acquisitions" and "Agreements Related to the Pending Acquisitions."

THE SPIN-OFF AND THE SFX MERGER

   SFX Broadcasting was formed in 1992 principally to acquire and operate radio broadcasting stations. In August 1997, SFX Broadcasting agreed to merge with a subsidiary of SFX Buyer, and to Spin-Off the Company to certain stockholders of SFX Broadcasting on a pro rata basis. The Spin-Off was consummated on April 27, 1998. The Spin-Off separated the entertainment business from SFX Broadcasting's radio broadcasting business and will enable SFX Buyer to acquire only SFX Broadcasting's radio broadcasting business in the SFX Merger. SFX Broadcasting has indicated that it expects the SFX Merger to be completed in the second quarter of 1998.


   Prior to the Spin-Off, pursuant to the Distribution Agreement, SFX Broadcasting contributed to the Company all of its assets relating to the entertainment business. In addition, the Company, SFX Broadcasting and SFX Buyer also entered into the Tax Sharing Agreement and the Employee Benefits Agreement. Each of the agreements provides for certain indemnification obligations by the Company and SFX Broadcasting. Pursuant to the Distribution Agreement, at the time of the SFX Merger, if Working Capital is negative, the Company must pay the amount of the shortfall to SFX Broadcasting, and if positive SFX Broadcasting must pay such Working Capital to the Company. Copies of the Distribution Agreement (containing a description of the working capital calculation (the "Working Capital")), Tax Sharing Agreement and Employee Benefits Agreement have been filed as exhibits to the Company's Registration Statement on Form S-1 (File No. 333-50079). See "Risk Factors--Future Contingent Payments," and "--Risks Related to the Pending Acquisitions," "--Liquidity and Capital Resources" and "Additional Information."


   In the Spin-Off, shares of Common Stock were distributed pro rata to holders on the Spin-Off record date of SFX Broadcasting's Class A common stock, Class B common stock, Series D preferred stock and interests in SFX Broadcasting's director deferred stock ownership plan, and the remaining shares were placed in escrow to be issued upon the exercise of certain warrants of SFX Broadcasting. See "Certain Relationships and Related Transactions--Employment Agreements."

RECENT DEVELOPMENTS

   The Company has indicated to Marquee, a publicly-traded company, its potential interest in acquiring Marquee. Marquee provides integrated event management, television production, marketing and consulting services in the sports, news and entertainment industries. In addition, Marquee represents various entertainers, including athletes in team sports, and books tours and appearances for a variety of entertainers. Mr. Sillerman, the Executive Chairman of the Company, has an aggregate equity interest of approximately 9.1% in Marquee and is the chairman of its board of directors, and Mr. Tytel, a Director and Executive Vice President of the Company, is one of its directors. The Company has been informed that Marquee has formed a committee of independent directors to consider the proposal,

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as well as other strategic alternatives. However, the Company has not entered into any agreement, arrangement or understanding with Marquee, and there can be no assurance that the Company will enter into a definitive agreement with Marquee. See "Risk Factors--Potential Conflicts of Interest" and "--Expansion Strategy; Need for Additional Funds."

RESULTS OF OPERATIONS

 GENERAL

   The Company's operations consist primarily of (a) concert promotion and venue operation, (b) the promotion and production of theatrical events, particularly Touring Broadway Shows, and (c) the promotion and production of motor sports events. The Company and the Acquired Businesses also engage in various other activities ancillary to their live entertainment businesses.

   On a pro forma basis, after giving effect to the Transactions, the Pending Acquisitions and the Financing, the Company's revenues for the year ended December 31, 1997 and the three months ended March 31, 1998, would have been $779.0 million and $187.3 million, respectively.

   On a pro forma basis, after giving effect to the Transactions, the Pending Acquisitions and the Financing, operating expenses for the year ended December 31, 1997 and the three months ended March 31, 1998, would have been $688.4 million and $172.4 million, respectively. Pro forma operating expenses do not reflect the Company's expectation that it will be able to achieve substantial economies of scale upon completion of the Recent Acquisitions and reductions in operating expenses as a result of the elimination of duplicative staffing and general and administrative expenses.

   On a pro forma basis, after giving effect to the Transactions, the Pending Acquisitions and the Financing, the Company's net loss for the year ended December 31, 1997 and the three months ended March 31, 1998, would have been $22.8 million and $32.2 million, respectively. Net loss per share, after accretion of the Fifth Year Put Option issued in connection with the PACE Acquisition, would have been $0.92 and $1.17 million for the year ended December 31, 1997 and three months ended March 31, 1998, respectively. The pro forma operating results include the impact of significant non-cash amortization expense arising from the Recent Acquisitions and interest expense relating to the Financing.


   As of March 31, 1998, on a pro forma basis after giving effect to the Financing, Spin-Off and SFX Merger, the Company had net current assets of $167.0 million (included in net current assets is cash and cash equivalents of $105.7 million), net property and equipment (principally concert venues) of $243.8 million, net intangible assets of $695.2 million and long-term debt of $628.0 million. The long-term debt is comprised of $350.0 million of Notes, borrowings of $235.0 million under the Credit Facility and other debt obligations of $43.0 million.


 CONCERT PROMOTION/VENUE OPERATION

   The Company's concert promotion and venue operation business consist primarily of the promotion of concerts and operation of venues primarily for use in the presentation of musical events. The Company's primary source of revenues from its concert promotion activities is from ticket sales at events promoted by the Company. As a venue operator, the Company's primary sources of revenue are sponsorships, concessions, parking and other ancillary services, derived principally from events promoted by the Company.

   Revenue from ticket sales is affected primarily by the number of events the Company promotes, the average ticket price and the number of tickets sold. The average ticket price depends on the popularity of the artist whom the Company is promoting, the size and type of venue and the general economic conditions and consumer tastes in the market where the event is being held. Revenue and margins are also affected significantly by the type of contract entered into with the artist or the artist's representative. Generally, the promoter or venue operator will agree to pay the artist the greater of a minimum guarantee or a profit sharing payment based on ticket revenue, less certain show expenses. The promoter or venue operator assumes the financial risk of ticket sales and is responsible for local production and advertising

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of the event. However, in certain instances, the promoter agrees to accept a fixed fee from the artist for its services, and the artist assumes all financial risk. When the promoter or venue operator assumes the financial risk, all revenue and expenses associated with the event are recorded. When the artist assumes the risk, only the fee is recorded. As a result, operating margins would be significantly greater for fee-based events as opposed to events for which the Company assumes the risk of ticket sales, although profits per event would tend to be lower. Operating margins can vary from period to period.

   The Company's most significant operating expenses are talent fees, production costs, venue operating expenses (including rent), advertising costs and insurance expense. The booking of talent in the concert promotion business generally involves contracts for limited engagements, often involving a small number of performances. Talent fees depend primarily on the popularity of the artist, the ticket price that the artist can command at a particular venue and the expected level of ticket sales. Production costs and venue operating expenses have substantial fixed cost components and lesser variable costs primarily related to expected attendance.

 THEATRICAL

   The Company's theatrical operations are directed mainly towards the promotion and production of Touring Broadway Shows, which generate revenues primarily from ticket sales and sponsorships. The Company may also participate in ancillary revenues, such as concessions and merchandise sales, depending on its agreement with a particular local promoter/venue operator. Revenue from ticket sales is primarily affected by the popularity of the production and the general economic conditions and consumer tastes in the particular market and venue where the production is presented. In order to reduce its dependency on the success of any single touring production, the Company sells advance annual subscriptions that provide the purchaser with tickets for all of the shows that the Company intends to tour in the particular market during the touring season. For the year ended December 31, 1997, on a pro forma basis approximately 34% of ticket sales for Touring Broadway Shows presented by the Company were sold through advance annual subscriptions. Subscription related revenues received prior to the event date are initially recorded on the balance sheet as deferred revenue; after the event occurs, they are recorded on the statement of operations as gross revenue. Expenses are capitalized on the balance sheet as prepaid expenses until the event occurs. Subscriptions for Touring Broadway Shows typically cover approximately two-thirds of the Company's break-even cost point for those shows.

   Principal operating expenses related to touring shows include talent, rent, advertising and royalties. Talent costs are generally fixed once a production is cast. Rent and advertising expense may be either fixed or variable based on the arrangement with the particular local promoter/venue operator. Royalties are generally paid as a percentage of gross ticket sales.

   The Company also makes minority equity investments in original Broadway productions, principally as a means to obtain rights for touring shows, and in certain Touring Broadway Shows. These investments are accounted for using either the equity method or the cost method of accounting, based on the relative size of the investment. The Company monitors the recoverability of these investments on a regular basis, and the Company may be required to take write-offs if the original production closes or if the Company determines that the production will not recoup the investment. The timing of any write-off could adversely affect operating results in a particular quarter.

 MOTOR SPORTS

   The Company's motor sports activities consist principally of the promotion and production of specialized motor sports, which generate revenues primarily from ticket sales and sponsorships, as well as merchandising and video rights associated with producing motor sports events. Ticket prices for these events are generally lower than for theatrical or music concert events, generally ranging from $5 to $30 in 1996. Revenue from these sources is primarily affected by the type of event and the general economic conditions and consumer tastes in the particular markets and venues where the events are presented. Event-related revenues received prior to the event date are initially recorded on the balance sheet as deferred revenue; after the event occurs, they are recorded on the statement of operations as gross revenue. Expenses are capitalized on the balance sheet as prepaid expenses until the event occurs.

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   Operating expenses associated with motor sports activities include talent, rent, track preparation costs, security and advertising. These operating expenses are generally fixed costs that vary based on the type of event and venue where the event is held.

   Under certain circumstances, the Company may be required to sell either its motor sports or theatrical lines of business. See "Risk Factors--Rights to Purchase Certain Subsidiaries."

 REPRESENTATION OF PROFESSIONAL ATHLETES

   FAME's talent representation activities consist principally of the representation of team sports athletes, primarily in the National Basketball Association, in player contract and endorsement negotiations. FAME also provides certain investment advisory services to its clients through an affiliate. FAME typically receives a percentage of monies earned by a player, generally approximately 4% of a player's sports contract and typically from 20% to 25% of endorsement deals. Revenue from these sources is recognized as the player receives his salary or endorsement payments based on the terms of the negotiated agreement. Revenue from these sources is dependent upon a number of variables, many of which are outside the Company's control, including a player's skill, health, public appeal and the appeal of the sport in which the player participates. Principal operating expenses include salaries, wages and travel and entertainment expenses. See "Risk Factors--Risks Related to the Representation of Athletes."

 OTHER BUSINESSES

   The Company's other principal businesses include (a) the production and distribution of radio industry trade magazines, (b) the production of radio programming content and show-prep material and (c) the provision of radio air play and music retail research services. The primary sources of revenues from these activities include (a) the sale of advertising space in its publications and the sale of advertising time on radio stations that carry its syndicated shows, (b) subscription fees for its trade publications and
(c) subscription fees for access to its database of radio play list and audience data. Revenues generally vary based on the overall advertising environment and competition.

   The Company also provides marketing and consulting services pursuant to contracts with individual clients for specific projects. Revenues from and costs related to these services vary based on the type of service being provided and the incremental associated costs.

 SEASONALITY

   The Company's operations and revenues have been largely seasonal in nature, with generally higher revenue generated in the second and third quarters of the year. For example, on a pro forma basis for the 1997 Acquisitions, the Company generated approximately 68% of its revenues in the second and third quarters for the twelve months ended December 31, 1997. The Company's outdoor venues are primarily utilized in the summer months and do not generate substantial revenue in the late fall, winter and early spring. Similarly, the musical concerts that the Company promotes largely occur in the second and third quarters. To the extent that the Company's entertainment marketing and consulting relate to musical concerts, they also predominantly generate revenues in the second and third quarters. Therefore, the seasonality of the Company's business causes (and, upon consummation of the Pending Acquisitions, will probably continue to cause) a significant variation in the Company's quarterly operating results. These variations in demand could have a material adverse effect on the timing of the Company's cash flows and, therefore, on its ability to service its obligations with respect to its indebtedness. However, the Company believes that this variation may be somewhat offset with the acquisition of typically non-summer seasonal businesses in the Recent Acquisitions, such as motor sports (which is winter-seasonal) and Touring Broadway Shows (which typically tour between September and May).

 THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 1997

   The Company's revenue increased by $53.2 million to $61.0 million for the three months ended March 1998, compared to $7.8 million for three months ended March 31, 1997, as a result of the

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acquisitions of Sunshine and Meadows in 1997 and the Recent Acquisitions. On
a pro forma basis after giving effect to the Transactions, the pending Acquisitions and the Financing, revenue for the three months ended March 31, 1998 would have been $187.3 million.

   Operating expenses increased by $50.5 million to $58.2 million for the three month period ended March 31, 1998, compared to $7.7 million for three months ended March 31, 1997, primarily as a result of the acquisition of Sunshine and Meadows in 1997 and the Recent Acquisitions. On a pro forma basis, after giving effect to the Transactions, the Pending Acquisitions and the Financing, operating expenses would have been $172.4 million for the three month period ended March 31, 1998.

   Depreciation and amortization expense increased to $4.4 million for the three month period ended March 31, 1998 compared to $660,000 for the three month period ended March 31, 1997, due to the inclusion of depreciation and amortization expense related to the acquisitions of Sunshine and Meadows in 1997 and the Recent Acquisitions. The Company recorded the fixed assets the these acquisitions at fair value and recorded intangible asset equal to the excess of purchase price over the fair value of the net tangible assets, which are being amortized over a 15 year period.

   Corporate expenses were $1.3 million for the three month period ended March 31, 1998, net of $133,000 fees received from Triathlon, compared to $858,000 million for the three months ended March 31, 1997, net of Triathlon fees of $651,000. The fees receivable from Triathlon are based on consulting services provided by or on behalf of Sillerman Communications Management Corporation, a private investment company in which Messrs. Sillerman and Tytel have economic interests, that makes investments in and provides financial consulting services to companies engaged in the music business ("SCMC"). The fees will fluctuate (above the minimum annual fee of $500,000) based on the level of acquisition financing activities of Triathlon. SCMC previously assigned its rights to receive fees payable from Triathlon to SFX Broadcasting, and SFX Broadcasting will assign its rights to receive the fees to the Company, pursuant to the Distribution Agreement. Triathlon has announced that it is exploring ways of maximizing stockholder value, including possible sale to a third party. If Triathlon is acquired by a third party, it is possible that the consulting fees would not continue for the remainder of the agreement's term.

   Non-recurring and unusual charges relating to the Spin-Off included $16.6 million of consent fees and $1.8 million of legal, accounting and other costs.

   The operating loss was $2.9 million for the three month period ended March 31, 1998, compared to a loss of $1.5 million for the three months March 31, 1997, due to the results discussed above.

   Interest expense, net of investment income, was $5.9 million in the three months ended March 31, 1998, compared to $77,000 for the three months ended March 31, 1997, primarily as a result of assumption of additional debt related to the Recent Acquisitions and the debt assumed in connection with Meadows and Sunshine acquisitions.

   Equity income in unconsolidated subsidiaries were $445,000 for the three months March 31, 1998 as a result of Recent Acquisitions.

   Income tax expense was $500,000 for the three month period ended March 31, 1998.

   The Company's net loss increased to $27.3 million for the three month period ended March 31, 1998, as compared to a net loss of $1.5 million for the three months ended March 31, 1997, due to the factors discussed above.

   EBITDA increased to $1.5 million for the three month period ended March 31, 1998, compared to negative $807,000 for the three months ended March 31, 1997, primarily as a result of the 1997 and Recent Acquisitions.

 YEAR ENDED DECEMBER 31, 1997 COMPARED TO THE YEAR ENDED DECEMBER 31, 1996

   The Company's concert promotion revenue increased by 91% to $96.1 million for the year ended December 31, 1997, compared to $50.4 million for the year ended December 31, 1996, as a result of the

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acquisitions of Sunshine Promotions and Meadows, which increased concert promotion revenue by $45.5 million. On a pro forma basis, assuming the acquisitions had been completed as of January 1, 1997, revenue for the year ended December 31, 1997 would have been $110.4 million.

   Concert promotion operating expenses increased by 65% to $83.4 million for the year ended December 31, 1997, compared to $50.7 million for year ended December 31, 1996, primarily as a result of the acquisitions of Sunshine Promotions and the Meadows, which increased concert operating expenses revenue by $37.1 million, which was offset in part by decreased officer salary expense paid to the former owners of Delsener/Slater. On a pro forma basis, assuming that those acquisitions had been completed as of January 1, 1997, operating expenses would have been $96.7 million for the year ended December 31, 1997.

   Depreciation and amortization expense increased to $5.4 million for the year ended December 31, 1997, compared to $747,000 for the year ended December 31, 1996, due to the inclusion of $2.6 million of depreciation and amortization expense related to the acquisitions of Sunshine Promotions and Meadows and the additional depreciation and amortization recorded in 1997 related to the purchase of Delsener/Slater on January 2, 1997. In 1997, the Company recorded the fixed assets of Delsener/Slater at fair value and recorded an intangible asset equal to the excess of purchase price over the fair value of net tangible assets of Delsener/Slater, which was amortized over a 15 year period.

   Corporate expenses were $2.2 million for the year ended December 31, 1997, net of $1.8 million in fees received from Triathlon, compared to zero for the year ended December 31, 1996. These expenses represent the incremental costs of operating the Company's corporate offices, and therefore did not exist in 1996. The fees receivable from Triathlon are based on consulting services provided by or on behalf of SCMC, a private investment company in which Messrs. Sillerman and Tytel have economic interests, that makes investments in and provides financial consulting services to companies engaged in the media business. The fees will fluctuate (above the minimum annual fee of $500,000) based on the level of acquisition and financing activities of Triathlon. SCMC previously assigned its rights to receive fees payable from Triathlon to SFX Broadcasting, and SFX Broadcasting will assign its rights to receive the fees to the Company, pursuant to the Distribution Agreement. Triathlon has previously announced that it is exploring ways of maximizing stockholder value, including a possible sale to a third party. If Triathlon is acquired by a third party, it is possible that the consulting fees would not continue for the remainder of the agreement's term. See "Certain Relationships and Related Transactions--Triathlon Fees."

   Operating income was $5.1 million for the year ended December 31, 1997, compared to a loss of $1.1 million for the year ended December 31, 1996, due to the results discussed above.

   Interest expense, net of investment income, was $1.3 million in the year ended December 31, 1997, compared to net interest income of $138,000 for the year ended December 31, 1996, primarily as a result of assumption of additional debt related to the acquisitions of the Meadows Music Theater and Sunshine Promotions.

   Equity income in unconsolidated subsidiaries decreased 3% to $509,000 from $524,000.

   Income tax expense increased to $490,000 for the year ended December 31, 1997, compared to $106,000 for the year ended December 31, 1996, primarily as a result of higher operating income.

   The Company's net income increased to $3.8 million for the year ended December 31, 1997, as compared to a net loss of $515,000 for the year ended December 31, 1996, due to the factors discussed above.

   EBITDA increased to $10.5 million for the year ended December 31, 1997, compared to a negative $324,000 for the year ended December 31, 1996, as a result of the 1997 Acquisitions, the reduction in officers' salary expense and improved operating results.

 YEAR ENDED DECEMBER 31, 1996 COMPARED TO THE YEAR ENDED DECEMBER 31, 1995

   The Company's concert promotion revenue increased by 5.9% to $50.4 million for the year ended December 31, 1996, compared to $47.6 million for the year ended December 31, 1995, primarily as a result of an increase in concerts promoted and an increase in ticket prices.

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   Concert promotion operating expenses increased by 7.2% to $50.6 million for the year ended December 31, 1996, compared to $47.2 million for the year ended December 31, 1995, primarily as a result of an increase in concert activity.

   Depreciation and amortization expense decreased slightly to $747,000 for the year ended December 31, 1996, compared to $750,000 for the year ended December 31, 1995.

   The Company's operating loss was $1.1 million for the year ended December 31, 1996, compared to an operating loss of $362,000 for the year ended December 31, 1995, due to the results discussed above.

   Interest income, net of interest expense, increased by 306% to $138,000 for the year ended December 31, 1996, compared to $34,000 for the year ended December 31, 1995.

   Equity income in unconsolidated subsidiaries increased 8% to $524,000 from $488,000, primarily as result of the investment in the PNC Bank Arts Center, offset by lower income from the Company's other equity investments.

   The Company's state and local income tax expense increased to $106,000 for the year ended December 31, 1996, compared to $13,000 for the year ended December 31, 1995. This increase was primarily the result of the higher operating income.

   The Company's net loss was $515,000 for the year ended December 31, 1996, compared to net income of $147,000 for the year ended December 31, 1995, due to the factors discussed above.

   EBITDA was a negative $324,000 for the year ended December 31, 1996, compared to $388,000 for the year ended December 31, 1995, primarily as a result of higher officers' salary expense partially offset by lower general and administrative expenses.

LIQUIDITY AND CAPITAL RESOURCES

   The Company's principal need for funds has been for acquisitions, interest expense, working capital needs, to make certain payments in connection with the Spin-Off and, to a lesser extent, capital expenditures. The Company anticipates that its principal sources of funds will be the proceeds from the Financing, remaining proceeds from the Note Offering, borrowings under the Credit Facility and cash flows from operations.

 HISTORICAL CASH FLOWS

   Net cash provided by operations was $9.1 million for the three months ended March 31, 1998 as compared to $307,000 for the three months ended March 31, 1997. The increase was primarily attributable to changes in working capital.

   Net cash used in investing activities for the three months ended March 31, 1998 was $379.8 million as compared to $22.6 million for the three months ended March 31, 1997. The increase was primarily the result of the Recent Acquisitions. During the three months ended March 31, 1997, the Company completed the acquisition of Delsener/Slater.

   Net cash provided by financing activities for the three months ended March 31, 1998 was $458.7 million as compared to $24.9 million for the three months ended March 31, 1997. During 1998, the Company completed the issuance of the Notes for $350.0 million and borrowed $150.0 under the Credit Facility, offset by Spin-Off related payments of $17.1 million and the payment of debt issuance costs of $16.9 million.

 PENDING ACQUISITIONS

   The aggregate consideration in the Pending Acquisitions is expected to consist of approximately $216.1 million (including the repayment of approximately $10 million in debt) and 1,531,782 shares of Class A Common Stock. In addition, the Company expects to incur approximately $6.0 million in fees and expenses related to the Pending Acquisitions. In addition, the agreements relating to the Pending Acquisitions provide for future contingent payments under certain circumstances. The Company has also placed a deposit in connection with the Pending Acquisitions of $100,000, which will be applied against the applicable purchase price at closing. In addition, the agreements relating to the Pending Acquisitions provide for certain future contingent payments. See "--Future Contingent Payments" and "--Pending Acquisitions."

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   The 1,531,782 shares to be issued in connection with acquisitions of FAME and Don Law were not registered under the Securities Act or state securities laws, as may have been required. The Company has filed a registration statement in order to make a rescission offer with respect to such transactions which could result in the unwinding of all or a portion of the FAME and/or Don Law acquisitions. The Company does not expect the sellers to accept such recission offer.

   The timing and completion of the Pending Acquisitions is subject to a number of closing conditions certain of which are beyond the control of the Company. No assurance can be given that the Company will be able to complete any of the Pending Acquisitions on the terms described or at all, or that the Company will have sufficient funds available to make any of the contingent payments described above should they come due. See "Agreements Related to the Pending Acquisitions."

 FUTURE CONTINGENT PAYMENTS

   Certain of the agreements relating to the Recent Acquisitions provide for purchase price adjustments and other future contingent payments under certain circumstances. The PACE acquisition agreement provides that each PACE seller will have an option, exercisable for 90 days after the fifth anniversary of the closing of the PACE acquisition, to require the Company to repurchase up to 500,000 shares of the Class A Common Stock received by that seller for $33.00 in cash per share (an aggregate of up to $1.5 million). Pursuant to the terms of the Becker Employment Agreement (as defined herein), during the period between December 12, 1999 and December 27, 1999, Mr. Becker, an Executive Vice President, Director and a Member of the Office of the Chairman of the Company, will have the option to, among other things, require the Company to purchase any stock or portion thereof (including vested and unvested options) granted to him by the Company and/or pay him an amount equal to the present value of the compensation payable during the remaining term of his employment agreement. See "Management--Employment Agreements and Arrangements with Certain Officers and Directors." Moreover, pursuant to the Contemporary acquisition agreement, if the average trading price of the 1,402,850 shares of Class A Common Stock issued in the Contemporary acquisition is less than $13.33 during the twenty days prior to the second anniversary of the Contemporary acquisition, the Company will be required to pay one-half of such difference for each share held by the sellers of Contemporary on such date. Pursuant to the Network acquisition agreement, the Company has agreed to increase the purchase price for Network based on Network's actual 1998 EBITDA (as defined in the acquisition agreement) as follows: (a) by $4.0 million if the 1998 EBITDA equals or exceeds $9.0 million; (b) by an additional $4 for each $1 of additional 1998 EBITDA between $9.0 million and $10.0 million; and (c) by an additional $6 for each $1 of additional 1998 EBITDA between $10.0 million and $11.0 million. This contingent consideration of up to $14.0 million is payable in shares of Class A Common Stock or, in certain circumstances, in cash by no later than March 20, 1999. No assurance can be given that the Company will have sufficient cash or other available sources of capital to make any or all of the future or contingent payments described above.

   In addition, certain of the agreements relating to the Pending Acquisitions provide for future contingent payments under certain circumstances. Pursuant to the agreement relating to the acquisition of FAME, the Company is obligated to pay to the FAME sellers additional amounts up to $15.0 million in equal annual installments over five years contingent on the achievement by FAME of certain EBITDA targets. The FAME agreement also provides for additional payments by the Company to the FAME sellers if FAME's EBITDA performance exceed the targets by certain amounts. Futhermore, if the Company disposes of all or substantially all of the assets or voting interests of FAME during the five years following the closing of the FAME acquisition, certain payments may become due to the FAME sellers out of the proceeds of such sale. See "Agreements Related to the Pending Acquisitions." In addition, pursuant to the agreement relating to the acquisition certain assets of Oakdale, if the combined EBITDA (as defined in the Oakdale acquisition agreement) of the Oakdale Music Theater and Meadows exceeds $5.5 million in 1999, the Company will be obligated to pay the Oakdale sellers between 5.0 to 5.8 times the amount of such excess. See "Risk Factors--Future Contingent Payments."

 FUTURE ACQUISITIONS

   The Company is in the process of negotiating certain additional acquisitions in the live entertainment business and related businesses, however, it has not yet entered into any definitive agreements with

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respect to such acquisitions and there can be no assurance that it will do so or have the necessary resources to consummate any of such acquisitions. See "Recent Developments" and "Risk Factors--Expansion Strategy; Need for Additional Funds."

 SPIN-OFF

   Pursuant to the Tax Sharing Agreement, the Company is responsible for certain taxes of SFX Broadcasting, including taxes imposed with respect to income generated by the Company for the periods prior to the Spin-Off and taxes resulting from gain recognized in the Spin-Off. The Company will be allowed to offset any gain or income by the net operating losses of SFX Broadcasting (including net operating losses generated in the current year prior to the Spin-Off) which are available to offset such gain or income. The Company believes that the amount of taxes that it will be required to pay in connection with the Spin-Off will be determined by reference to the average of the high and low sales price of the Class A Common Stock on April 27, 1998 (the date of the distribution of Common Stock pursuant to the Spin-Off). Increases or decreases in the value of the Common Stock subsequent to such date will not affect the tax liability. The average of the high and low sales price of the Class A Common Stock on April 27, 1998 was $30.50 per share, and Management estimates that the Company will be required to pay approximately $120 million pursuant to such indemnification obligation. Most of the tax liability relates to certain deferred intercompany transactions creating taxable income for the Company. Management believes that these deferred intercompany transactions will give rise to additional tax basis which will be available to offset future taxable income of the Company. Management's estimates of the amount of the indemnity payment and additional taxable basis are based on certain assumptions which management believes are reasonable. However, upon completion of the relevant tax forms, including any potential audits, such assumptions could be modified in a manner which would result in a significant variance in the actual amount of the tax indemnity. The Company intends to use a substantial portion of the net proceeds from the Offering to make such payment and expects that such payment will be due on or about June 15, 1998. Such payment will not result in any corresponding increase in the Company's assets or cash flows and, therefore, the purchasers of Class A Common Stock in the Offering will experience substantial dilution. For a more complete description of the tax indemnification obligations, see the Tax Sharing Agreement filed as an exhibit hereto. See "Risk Factors--Future Contingent Payments" and "Additional Information."

   The Company also incurred approximately $18.0 million in fees and expenses in connection with the Spin-Off which the Company will fund from its cash on hand. In addition, pursuant to the SFX Merger Agreement, the Company has agreed to assume SFX Broadcasting's obligations under the employment agreements of certain employees and senior management, including the obligation to make change of control payments to Messrs. Sillerman, Ferrel and Benson aggregating approximately $3.3 million, $1.5 million and $0.2 million, respectively. The assumed obligations will also include the duty to indemnify Messrs. Sillerman and Ferrel for one-half of any excise taxes that may be assessed against them in connection with the change of control payments. It is also anticipated that Mr. Sillerman's employment agreement with the Company will provide for certain indemnities relating to the SFX Merger. See "Certain Relationships and Related Transactions--Assumption of Employment Agreements; Certain Change of Control Payments" and "--Indemnification of Mr. Sillerman." In addition, pursuant to the Distribution Agreement, the Company will be required to indemnify SFX Broadcasting and each of its directors, officers and employees for any losses relating to the Company's assets and liabilities.

   In addition, pursuant to the Distribution Agreement, the Company will assume certain obligations of SFX Broadcasting, including two real estate leases on its executive offices. Such leases provide for annual rent of approximately $1.4 million.

 WORKING CAPITAL

   As required by the Distribution Agreement, SFX Broadcasting contributed to the Company all of its concert and other live entertainment assets. At that time, the Company assumed all of SFX Broadcasting's liabilities relating to the live entertainment businesses, along with certain other liabilities. At the time of the SFX Merger, if Working Capital is negative, then the Company must pay the amount of the shortfall

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to SFX Broadcasting. If positive, SFX Broadcasting must pay such Working
Capital to the Company. As of March 31, 1998, the Company estimates that Working Capital to be paid by SFX Broadcasting to the Company would have been approximately $3.3 million. The actual amount of Working Capital as of the SFX Merger will be a function of, among other things, the operating results of SFX Broadcasting through the date of the SFX Merger, the actual date of the closing of the SFX Merger and the actual cost of consummating the SFX Merger and related transactions. For a more complete description of the calculation of the Working Capital, see the Distribution Agreement filed as an exhibit hereto. See "Additional Information." In February 1998, the Company reimbursed SFX Broadcasting approximately $25.3 million for consent fees, capital expenditures and other acquisition related fees previously funded by SFX Broadcasting. See "Risk Factors--Future Contingent Payments."

 INTEREST ON NOTES AND BORROWINGS UNDER THE CREDIT FACILITY

   On February 11, 1998, the Company completed the private placement of $350.0 million of 9 1/8% Senior Subordinated Notes. Interest is payable on the Notes on February 1 and August 1 of each year. In addition, the Company borrowed $150.0 million under the Credit Facility at an interest rate of approximately 8.07%. The Company expects to borrow approximately $85 million under the Credit Facility pursuant to the Financing. See "--Sources of Liquidity," and "Description of Indebtedness."

   The degree to which the Company is leveraged will have material consequences to the Company. The Company's ability to obtain additional financing in the future for acquisitions, working capital, capital expenditures, general corporate or other purposes are subject to the covenants contained in the instruments governing its indebtedness. A substantial portion of the Company's cash flow from operations will be required to be used to pay principal and interest on its debt and will not be available for other purposes. The Indenture and the credit agreement with respect to the Credit Facility (the "Credit Agreement") contain restrictive financial and operating covenants, and the failure by the Company to comply with those covenants would result in an event of default under the applicable instruments, which in turn would permit acceleration of the debt under the instruments (and in some cases acceleration of debt under other instruments that contain cross-default or cross-acceleration provisions). The Company will be more vulnerable to economic downturns and could also be limited in its ability to withstand competitive pressures and in its flexibility in reacting to changes in its industry and general economic conditions. These consequences are not exhaustive; the Company's indebtedness could also have other adverse consequences. See "Risk Factors--Substantial Leverage."

   The Company's ability to make scheduled payments of principal of, to pay interest on or to refinance its debt depends on its future financial performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control, as well as the success of the businesses to be acquired and the integration of these businesses into the Company's operations. There can be no assurance that the Company will be able to make planned borrowings (including under the Credit Facility), that the Company's business will generate sufficient cash flow from operations, or that future borrowings will be available in an amount to enable the Company to service its debt and to make necessary capital or other expenditures. The Company may be required to refinance a portion of the principal amount of its indebtedness prior to their respective maturities. There can be no assurance that the Company will be able to raise additional capital through the sale of securities, the disposition of assets or otherwise for any refinancing. See "Risk Factors."

 CAPITAL EXPENDITURES

   Capital expenditures totaled $11.8 million for the three months ended March 31, 1998 and $2.1 million in the year ended December 31, 1997. Capital expenditures in 1997 included cash paid for expansion and renovations at the Jones Beach Amphitheater, improvements at other venues and computer and other operating equipment. The Company expects that capital expenditures in fiscal year 1998 will be substantially higher than current levels, due to the planned capital expenditures of approximately $29.0 million for 1998 at existing venues (including $17.0 million for the expansion and renovation of the Jones Beach Amphitheater and $12.0 million for the expansion and renovation of the PNC Bank Arts Center) and capital expenditures requirements of the Acquired Businesses, including

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$12.0 million for the construction of a new amphitheater serving the Seattle,
Washington market. As of March 31, 1998, the Company had paid approximately $9.0 million of the $41.0 million which it expects to pay in 1998. The
Company estimates that, of the remaining capital expenditures of approximately $32.0 million, approximately $25.0 million will consist of major projects and of approximately $7.0 million will consist of other capital expenditures. The Company expects to fund such capital expenditures from its cash on hand.

 FUTURE CHARGES TO EARNINGS

   The Company anticipates entering into or amending employment agreements with certain of its executive officers before the Spin-Off. In connection with these agreements, the Company sold to the executive officers an aggregate of 650,000 shares of Class B Common Stock and 190,000 shares of Class A Common Stock at a purchase price of $2.00 per share. The Company will record a non-cash compensation charge in the second quarter of approximately $24.0 million in connection with this sale. In addition, the Company will recognize a charge to earnings of approximately $7.5 million in the second quarter associated with the Meadows Repurchase resulting from 247,177 shares of Class A Common Stock issued to Mr. Sillerman in connection with the Meadows Repurchase. The amount of such charge would be equal to the fair value of Class A Common Stock to be received by Mr. Sillerman at the time of the Meadows Repurchase. See "Certain Relationships of Related Transactions--Meadows Repurchase."

   Further, the Board, on the recommendation of its Compensation Committee, also has approved the issuance of certain "below market" stock options exercisable for an aggregate of 252,500 shares of Class A Common Stock. These options will vest over three years and will have an exercise price of $5.50 per share. The Company will record non-cash compensation charges of approximately $2.0 million annually over the three-year exercise period. See "Management--Employment Agreements and Arrangements with Certain Officers and Directors" and "Certain Relationship and Related Transactions."

   The consummation of the Recent Acquisitions and other future acquisitions will also result in substantial charges to earnings relating to interest expense and the recognition and amortization of goodwill and other intangible assets. As of March 31, 1998, the Company's goodwill was approximately $470.7 million. This balance will substantially increase due to the Pending Acquisitions. Goodwill and other intangible assets are being amortized using the straight line method over 15 years.

 YEAR 2000 COMPLIANCE

   The Company has addressed the risks associated with Year 2000 compliance with respect to its accounting and financial reporting systems and is in the process of installing new accounting and reporting systems. These systems are expected to provide better reporting, to allow for more detailed analysis, to handle both the 1997, Recent and the Pending Acquisitions and to be Year 2000 compliant. The Company anticipates that the cost of implementing these systems will be approximately $3.0 million. The Company is in the process of examining Year 2000 compliance issues with respect to its vendors and does not anticipate that it will be subject to a material impact in this area.

 RECENT ACCOUNTING PRONOUNCEMENTS

   In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of An Enterprise and Related Information" ("FAS 131"), which is effective for years beginning after December 15, 1997. FAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers. FAS 131 is effective for financial statements for fiscal years beginning after December 15, 1997, and therefore the Company will adopt the new requirements in 1998. Management has not yet completed its review of FAS 131 but does not expect that its adoption will have a material effect on the Company's statement of position or revenues, only on the composition of its reportable segments.

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 SOURCES OF LIQUIDITY

   As of March 31, 1998, the Company's cash and cash equivalents totaled $94.0 million and its working capital deficit totaled $110.8 million. In February of 1998, the Company received proceeds of $350.0 million from the Note Offering and borrowed $150.0 million under the Credit Facility in order to consummate the Recent Acquisitions (approximately $446.1 million) and pay certain fees and expenses related to the Recent Acquisitions (approximately $6.0 million). On a pro forma basis, after giving effect to the Transactions, the Pending Acquisitions and the Financing as if they had occurred on March 31, 1998, the Company's working capital would have been approximately $27.8 million at March 31, 1998.

   The Company has incurred and will continue to incur substantial amounts of indebtedness. As of March 31, 1998, the Company's consolidated indebtedness would have been approximately $628.0 million on a pro forma basis giving effect to the Transactions, the Pending Acquisitions and the Financing (assuming that the SFX Merger occurs on the terms currently contemplated). The Company may incur indebtedness from time to time to finance acquisitions, for capital expenditures or for other purposes. See "Risk Factors--Substantial Leverage," "--Expansion Strategy; Need for Additional Funds."

   The Credit Facility consists of a $150.0 million seven year reducing revolving facility (the "Revolver") and a $150.0 million eight year term loan (the "Term Loan"). Upon consummation of the Financing, the Company estimates that it will have $65.1 million in remaining borrowing availability under the Credit Facility (subject to the ability of the Company to increase borrowing availability by up to an additional $50.0 million). Loans outstanding under the Credit Facility will bear interest, at the Company's option, at 1.875 to
2.375 percentage points over LIBOR or the greater of the Federal Funds rate plus 0.50% or BNY's prime rate. The interest rate spreads on the Term Loan and the Revolver will be adjusted based on the Company's Total Leverage Ratio (as defined in the Credit Agreement). The Company will pay a per annum commitment fee on unused availability under the Revolver of 0.50% to the extent that the Company's Leverage Ratio is greater than or equal to 4.0 to 1.0, and 0.375% if such ratio is less than 4.0 to 1.0 and a per annum letter of credit fee equal to the Applicable LIBOR Margin (as defined in the Credit Agreement) for the Revolver then in effect. The Revolver and Term Loan contain provisions providing that, at its option and subject to certain conditions, the Company may increase the amount of either the Revolver or Term Loan by $50.0 million. The Revolver and Term Loan contain usual and customary covenants, including limitations on (a) line of business, (b) additional indebtedness, (c) liens, (d) acquisitions, (e) asset sales, (f) dividends, repurchases of stock and other cash distributions, (g) total leverage, (h) senior leverage and (i) ratios of Operating Cash Flow (as defined in the Credit Agreement) to pro forma interest expense, debt service and fixed charges. The Company's obligations under the Revolver and Term Loan are secured by substantially all of its assets, including property, stock of subsidiaries and accounts receivable and guaranteed by the Company's subsidiaries. See "Description of Indebtedness--Credit Facility."

   The net proceeds of the Offering, together with anticipated borrowings under the Credit Facility, are expected to be approximately $347.0 million, which the Company intends to use to pay the anticipated tax indemnification obligation to SFX Broadcasting (approximately $120.0 million), to pay the cash portion of the purchase price of the Pending Acquisitions (approximately $216.1 million), to pay certain fees and expenses related to the Financing (approximately $17.9 million), to pay certain fees and expenses related to the Pending Acquisitions (approximately $6.0 million) and to make certain change of control payments to executive officers ($5.0 million). The foregoing represents the Company's best estimate of the allocation of the net proceeds of the Offering based on the current status of its business and, as noted elsewhere herein, could be subject to significant change. On a pro forma basis for the twelve months ended March 31, 1998, amounts available for borrowing under the Credit Facility plus the net proceeds from the Offering, would be sufficient for the uses of funds described herein. However, there can be no assurance that the Company will have sufficient cash flows at the time of borrowing to permit it to make borrowings under the Credit Facility in the amounts required. See "Description of Indebtedness."

   Future events, including the actual amount of the tax indemnity payment, the ability of the Company to identify appropriate acquisition candidates, the availability of other financing and funds generated from operations and the status of the Company's business from time to time, may make changes in the allocation of the net proceeds of the Offering necessary or desirable. See "Use of Proceeds."

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   Furthermore, certain agreements of the Company, including the Distribution
Agreement, the Tax Sharing Agreement, Employee Benefits Agreement, certain employment agreements and the agreements relating to the Recent Acquisitions and the Pending Acquisitions provide for tax and other indemnities, purchase price adjustments and future contingent payments in certain circumstances. There can be no assurance that the Company will have sufficient sources of funds to make such payments should they come due. In addition, consistent with its operating strategy, the Company is currently negotiating additional acquisitions and expects to pursue additional acquisitions in the live entertainment business in the future. See "Risk Factors--Risks Related to Pending Acquisitions," "--Substantial Leverage," "--Future Contingent Payments" and "--Restrictions Imposed by the Company's Indebtedness,"
"Certain Relationships and Related Transactions--Indemnification of Mr. Sillerman" and "Description of Indebtedness."

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                 OVERVIEW OF THE LIVE ENTERTAINMENT INDUSTRY

CONCERT PROMOTION INDUSTRY

   The concert promotion industry consists primarily of regional promoters focused generally in one or two major metropolitan markets. According to Amusement Business, industry gross box office receipts for North American concert tours totaled $1.1 billion in 1997, compared to $321.7 million in 1985, representing a compounded annual growth rate of approximately 10.9%. The Company believes that overall increases in ticket sales during the last several years are in part due to the increasing popularity of amphitheaters as live entertainment venues, as well as an increasing number of tours that attract older audiences who did not previously attend musical concerts.

   Typically, in order to initiate a music concert or other live entertainment event or tour, a booking agent contracts with a performer to arrange a venue and date, or series of venues and dates, for the performer's event. The booking agent in turn contacts a promoter or promoters in the locality or region of the relevant venue or venues. The promoter markets the event, sells tickets, rents or otherwise provides the event venue or venues, and arranges for local production services (such as stage, set, sound and lighting). In certain instances, particularly in connection with music festivals, a promoter may also provide limited production services. Individual industry participants, such as the Company, often perform more than one of the booking, promotion and venue operation functions.

   The booking agent generally receives a fixed fee for its services, or in some cases, a fee based on the success of the event or events, in each case from the artist. The promoter typically agrees to pay the performer the greater of a guaranteed amount and a profit-sharing payment based on gross ticket revenues, therefore assuming the risk of an unsuccessful event. The promoter sets ticket prices and advertises the event in order to cover expenses and generate profits. In the case of an unprofitable event, a promoter will sometimes renegotiate a lower guarantee in order to mitigate the promoter's losses (in a process known as "settlement"). In some instances, the promoter agrees to accept a fee from the booking agent for the promoter's services, and the booking agent bears the financial risk of the event.

   A venue operator typically contracts with a promoter to rent its venue for a specific event on a specific date or dates. The venue operator provides services such as concessions, parking, security, ushers and ticket-takers, and receives revenues from concessions, merchandise, sponsorships, parking and premium box seats. A venue operator will typically receive (for each event it hosts) a fixed fee or percentage of ticket sales for use of the venue, as well as a fee representing between 40-50% of total concession sales from the vendors and 10-25% of total merchandise sales from the performer.

   Concert venues are generally comprised of stadiums (typically 32,000 seats or more), amphitheaters or arenas (typically 5,000 to 32,000 seats), clubs (typically less than 2,000 seats) and theaters (typically 100 to 5,000 seats). Amphitheaters are generally outdoor venues that are used primarily in the summer season. They have become increasingly popular venues for concerts because the seating configuration is designed specifically for concert events, often resulting in more available seats, fewer obstructed seats, better lines of sight to the stage and superior acoustics. In addition, because they typically cost less to construct, maintain and operate than traditional multi-purpose stadiums and arenas, amphitheaters often are able to host concerts and other events that would not be profitable in a stadium or arena.

THEATRICAL INDUSTRY

   The audience for live professional theater has increased significantly in the last two decades. According to Variety Magazine, gross ticket sales for the entire industry of Touring Broadway Shows and Broadway shows have increased from $431.5 million during the 1986-7 season to $1.3 billion during the 1996-7 season, a compounded annual growth rate of 11.7%. During this time, the number of touring weeks and markets where Touring Broadway Shows could profitably be presented have expanded. Sales for Touring Broadway Shows have grown as a percentage of total industry gross ticket sales, from approximately 52% in the 1986-7 season to approximately 60% in the 1996-7 season. The growth of the

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national theatrical industry had resulted, in part, from the development of local subscription series for Touring Broadway Shows, the construction of new performing arts centers with seating capacities of 2,500 or more in many municipalities, and an increase in the quality of Touring Broadway Shows and in the number of multiple-week engagements produced for presentation outside of New York City. Touring Broadway Shows are typically revivals of previous commercial successes or reproductions of theatrical shows currently playing on Broadway in New York City ("Broadway Shows").

   Live professional theater consists mainly of the production of existing musical and dramatic works and the development of new works. In general, musicals require more investment of time and capital than dramatic productions. For an existing musical work (which is more likely to be presented as a Touring Broadway Show), a period of 12 to 24 months typically elapses between the time a producer acquires the theatrical stage rights and the date when the musical is first performed before the public. During this time, a touring company is assembled, and the show is readied for the road. By comparison, dramatic productions typically have smaller production budgets, shorter pre-production periods and lower operating costs, and tend to occupy smaller theaters for shorter runs.

   A producer of a Broadway Show or a Touring Broadway Show first acquires the rights to the work from its owners, who typically receive royalty payments in return. The producer then assembles the cast of the play, hires a director and arranges for the design and construction of sets and costumes. The producer of a Touring Broadway Show also must arrange transportation and schedule the show with local promoters. The local promoter of a Touring Broadway Show, who generally operates or has relationships with venues in individual markets, provides all local services such as selling tickets, hiring local personnel, buying advertising and paying a fixed guarantee (typically between $100,000 and $400,000) to the producer of the show for each week that the show is presented. The promoter is then entitled to recover the amount of the guarantee plus its local costs from ticket revenues. Any remaining ticket revenues are shared by the promoter and the producer, with the producer typically receiving approximately 60% of the profits. Although Touring Broadway Shows are generally substantially less expensive to produce than Broadway Shows, they may be financed through a limited partnership with third-party investors who receive a profit interest in the production. Often, investors in Touring Broadway Shows will also invest in the underlying Broadway Show, in part to help secure touring rights. After investors have received the complete return of their investment, net profits are split between the limited partners and the show's producer. The amount of net profits allocated to the show's producer, including fees and royalties, varies somewhat, but is normally in the range of 50% after certain profit participations are deducted. After certain net profits, a producer may also receive a production fee and royalties. A typical Touring Broadway Show requires 45 playing weeks with a weekly guarantee from the local promoter of approximately $250,000 to recoup production and touring costs; more elaborate touring productions with larger casts or sets, such as The Phantom of the Opera or Miss Saigon, generally require significantly higher weekly revenues and additional playing weeks in order to recoup production and touring costs.

   Tickets for Touring Broadway Shows often are sold through "subscription series," which are pre-sold season tickets for a defined package of shows to be presented in a given venue.

MOTOR SPORTS INDUSTRY

   Specialized motor sports events make up a growing segment of the live entertainment industry. This growth has resulted from additional demand in existing markets and new demand in markets where new arenas and stadiums have been built. The increasing popularity of specialized motor sports over the last several years has coincided with (and, in part, been due to) the increased popularity of other professional motor sports events, such as professional auto racing (including NASCAR, CART and Indy Car Racing). A number of specialized motor sports events are televised on several of the major television networks and are also shown on television in markets outside of the United States.

   In general, one to four motor sports events will be produced and presented each year in a market, with larger markets hosting more performances. Stadiums and arenas typically work with producers and promoters to manage the scheduling of events to maximize each event's results and each season's revenues. The cost of producing and promoting a typical single stadium event ranges from $300,000 to

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$600,000, and the cost of producing and presenting a typical single arena event ranges from $50,000 to $150,000. Monster trucks, demolition derbies, thrill acts, air shows and other motor sports concepts and events are typically created and financed by third parties and hired to perform in an individual event or season of events. As in other motor sports, corporate sponsorships and television exposure are important financial components that contribute to the success of a single event or season of events.

TALENT REPRESENTATION INDUSTRY

   The talent representation industry generally encompasses the negotiation of employment agreements and the creation and evaluation of endorsement, promotional and other business opportunities for the client. A participant in this industry may also provide ancillary services, such as financial advisory or management services to its clients in the course of the representation.

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                                   BUSINESS

GENERAL

   SFX Entertainment is a leading integrated promoter, producer and venue operator in the live entertainment industry. In addition, upon consummation of the acquisition of FAME, the Company will be a leading full-service marketing and management company specializing in the representation of team sports athletes, primarily in professional basketball. The Company believes that it currently controls the largest network of venues used principally for music concerts and other live entertainment events in the United States, with 45 venues either directly owned or operated under lease or exclusive booking arrangements in 22 of the top 50 markets, including 11 amphitheaters in 7 of the top 10 markets. Through its large number of venues, its strong, branded presence in each market served and its long operating history, the Company is able to provide an integrated offering of promotion and production services across a broad variety of live entertainment events locally, regionally and nationally. During 1997, approximately 27 million people attended 9,600 events promoted and/or produced by the Company, the Acquired Businesses and the businesses to be acquired in the Pending Acquisitions, including approximately 4,200 music concerts, 4,900 theatrical shows and over 200 specialized motor sports events. These events included: (a) music concerts featuring artists such as The Rolling Stones, Phish, Fleetwood Mac, Ozzy Osbourne and Alanis Morissette, (b) music festivals such as the George Strait Country Music Festival, (c) touring theatrical productions such as The Phantom of the Opera, Jekyll & Hyde, Rent and The Magic of David Copperfield and (d) specialized motor sports events, such as Truck Fest and American Motorcycle Association Supercross racing events. In addition, the Company's event marketing programs interfaced with over 15 million people in 1997. The Company believes that its ability to provide integrated live entertainment services will, among other things, encourage wider use of its venues by performers and allow the Company to capture a greater percentage of revenues from national tours and ancillary revenue sources. On a pro forma basis, the Company would have had revenues and Adjusted EBITDA of $827.9 million and $104.9 million, respectively, for the twelve months ended March 31, 1998. For a description of Adjusted EBITDA, see footnote 5 to "Summary Consolidated Financial Statements."

   The Company's core business is the promotion and production of live entertainment events, most significantly for concert and other music performances in venues owned and/or operated by the Company and in third-party venues. As promoter, the Company typically markets events and tours, sells tickets, rents or otherwise provides event venues and arranges for local production services (such as stage, set, sound and lighting). As producer, the Company (a) creates tours for music concert, theatrical, specialized motor sports and other events, (b) develops and manages Touring Broadway Shows and (c) develops specialized motor sports and other live entertainment events. As venue owner/operator, the Company books and promotes events in the venues which it controls. The Company also derives ancillary revenues from operations related to its live entertainment events, including the sale of corporate sponsorships and advertising, the sale of concessions and the merchandising of a broad range of products. In addition, upon consummation of the acquisition of FAME, the Company will represent approximately 75 professional athletes, primarily in basketball. On a pro forma basis, the Company's music businesses, theater operations, specialized motor sports operations and other operations would have comprised approximately 67%, 13%, 6% and 14%, respectively, of the Company's total revenues for the twelve months ended March 31, 1998.

SFX MERGER AND THE SPIN-OFF

   SFX Broadcasting was formed in 1992 principally to acquire and operate radio broadcasting stations. In August 1997, SFX Broadcasting agreed to merge with an affiliate of SFX Buyer, and to Spin-Off the Company to certain stockholders of SFX Broadcasting on a pro rata basis. The Spin-Off was consummated on April 27, 1998. The Spin-Off separated the entertainment business from SFX Broadcasting's radio broadcasting business and will enable SFX Buyer to acquire only SFX Broadcasting's radio broadcasting business in the SFX Merger. SFX Broadcasting has indicated that it expects the SFX Merger to be completed in the second quarter of 1998.

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   Prior to the Spin-Off, pursuant to the Distribution Agreement, SFX
Broadcasting contributed to the Company all of its assets relating to the entertainment business. In addition, the Company, SFX Broadcasting and SFX Buyer also entered into a Tax Sharing Agreement and the Employee Benefits Agreement. Each of the agreements provides for certain indemnification obligations by the Company and SFX Broadcasting. Pursuant to the Distribution Agreement, at the time of the SFX Merger, SFX Broadcasting will contribute any positive Working Capital to the Company. If Working Capital is negative, the Company must pay the amount of the shortfall to SFX Broadcasting. As of March 31, 1998, the Company estimates that Working Capital to be paid by SFX Broadcasting to the Company would have been approximately $3.0 million. The Company does not expect that the amount of Working Capital will be materially different at the time of the SFX Merger (assuming a closing date for the SFX Merger of May 31, 1998). Pursuant to the Tax Sharing Agreement, the Company is required to indemnify SFX Broadcasting for certain tax obligations, including a tax obligation of approximately $120.0 million in connection with the Spin-Off. The Company intends to use a portion of the net proceeds of the Financing to make such payments. See "Risk Factors--Future Contingent Payments," and "--Liquidity and Capital Resources."

   In the Spin-Off, (a) 13,579,024 shares of Class A Common Stock were distributed to holders on the Spin-Off record date of SFX Broadcasting's Class A common stock, Series D preferred stock and interests in SFX Broadcasting's director deferred stock ownership plan, (b) 1,047,037 shares of Class B Common Stock were distributed to holders on the Spin-Off record date of SFX Broadcasting's Class B Common Stock, and (c) 609,856 shares were placed in escrow to be issued upon the exercise of certain warrants of SFX Broadcasting. See "Certain Relationships and Related Transactions--Employment Agreements."

1997 ACQUISITIONS

   The Company was formed as a wholly-owned subsidiary of SFX Broadcasting in December 1997 as the parent company of Concerts. Concerts was formed by SFX Broadcasting in January of 1997 to acquire and hold SFX Broadcasting's live entertainment operations.

 DELSENER/SLATER

   In January 1997, Concerts acquired Delsener/Slater, a leading concert promotion company, for an aggregate consideration of approximately $27.6 million, including $2.9 million for working capital and the present value of deferred payments of $3.0 million to be paid without interest over five years and $1.0 million to be paid without interest over ten years. Delsener/Slater has long-term leases or is the exclusive promoter for several of the major concert venues in the New York City metropolitan area, including the Jones Beach Amphitheater, a 14,000-seat complex located in Wantagh, New York, and the PNC Bank Arts Center (formerly known as the Garden State Arts Center), a 17,500-seat complex located in Holmdel, New Jersey.

 MEADOWS

   In March 1997, Concerts acquired the stock of certain companies which own and operate the Meadows, a 25,000-seat indoor/outdoor complex located in Hartford, Connecticut for $900,000 in cash, 250,838 shares of SFX Broadcasting Class A common stock with a value of approximately $7.5 million and the assumption of approximately $15.4 million in debt. See "Certain Relationships and Related Transactions--Meadows Repurchase."

 SUNSHINE PROMOTIONS

   In June 1997, Concerts acquired the stock of Sunshine Promotions, one of the largest concert promoters in the Midwest for $53.9 million in cash, $2.0 million payable over five years, shares of SFX Broadcasting Class A common stock issued and issuable over a two year period with a value of approximately $4.0 million and the assumption of approximately $1.6 million of debt. Sunshine Promotions owns the Deer Creek Music Theater, a 21,000-seat complex located in Indianapolis, Indiana, and the Polaris Amphitheater ("Polaris"), a 20,000-seat complex located in Columbus, Ohio, and has a long-term lease to operate the Murat Centre, a 2,700-seat theater and 2,200-seat ballroom located in Indianapolis, Indiana.

RECENT ACQUISITIONS

   In February and March of 1998, the Company completed its acquisitions of PACE, Contemporary, BGP, Network, Concert/Southern and certain related entities. The aggregate purchase price of these Recent Acquisitions was approximately $442.1 million in cash including repaid debt and payments for working capital, $7.8 million in assumed debt and the issuance of an aggregate of approximately 4.2 million shares of Class A Common Stock. Following is a brief description of the Acquired Businesses. The following descriptions are not intended to be complete descriptions of the terms of the acquisition agreements and are qualified by reference to the acquisition agreements, copies of which are filed as exhibits hereto and are incorporated herein by reference. See "Additional Information."

 PACE

   On February 25, 1998, the Company acquired all of the outstanding capital stock of PACE for a total purchase price of $109.5 million in cash, the repayment of $20.6 million of debt and the issuance of 1.5 million shares of Class A Common Stock. PACE is one of the largest diversified promoters and producers of live entertainment in the United States, having what the Company believes to be the largest distribution network in each of its music concerts, theatrical shows and motor sports events business segments. In connection with the acquisition of PACE, the Company has obtained 100% of Pavilion Partners, a partnership that owns interests in 10 of the 41 venues owned by the Company, by acquiring one-third of Pavilion Partners through the acquisition of PACE and the remaining two-thirds of Pavilion Partners from Sony and Blockbuster, for a combined consideration of $90.6 million (comprised of cash of $41.4 million, the repayment of $43.1 million of debt related to the two-thirds interest and the assumption of $6.1 million of debt related to a capital lease). Under certain circumstances, the Company may be required to sell either its motor sports or theatrical lines of business. See "Management--Employment Agreements and Arrangements with Certain Officers and Directors."

   In addition, on March 25, 1998, PACE acquired a 67% interest in certain assets and liabilities of USA Motorsports for an aggregate cash consideration of approximately $4.0 million. The remaining 33% interest is held by the Contemporary Group.

   In connection with its acquisition of partnership interests in Lakewood Amphitheater in Atlanta, Georgia and Starplex Amphitheater in Dallas, Texas, PACE entered into a co-promotion agreement with its partner that contains a provision that purports, under certain circumstances, to require PACE to co-promote (and share one-half of the profits and losses) with such partnership certain concerts which are presented by PACE or any of its affiliates in another venue located in either Atlanta, Georgia or Dallas, Texas. However, the Company acquired an interest in Chastain Park Amphitheater, also in Atlanta, in the Concert Southern acquisition described below. The Company is currently negotiating with the third party to waive this restrictive provision; however, it is possible that the Company will be unable to obtain the waiver. In management's view, this provision will not materially affect the business or prospects of the Company.

 CONTEMPORARY

   On February 27, 1998, the Company acquired by merger and asset acquisition, the music concert, live entertainment, event marketing, computerized ticketing and related businesses of Contemporary and the 50% interest in the Riverport Amphitheater Joint Venture not owned by Contemporary for approximately $72.8 million in cash, a payment for working capital of $9.9 million, and the issuance of the 1,402,850 shares of Class A Common Stock. Contemporary is a vertically-integrated live entertainment and special event promoter and producer, venue operator and consumer marketer.

   Contemporary is also one of the top special event sales promotion and marketing companies in the country. Contemporary develops programs for national consumer product companies and for demonstrating, sampling and selling products to consumers. Contemporary's clients have included AT&T, CBS TV, Radio Shack, Coca Cola USA, Reebok, Nabisco and the National Basketball Association.

 BGP

   On February 24, 1998, the Company acquired BGP for total consideration of $60.8 million in cash, $12.0 million in repayment of debt, which amount was at least equal to BGP's working capital (as defined in the acquisition agreement) and the issuance of 562,640 shares of Class A Common Stock. BGP is one of the oldest promoters and producers of live entertainment in the United States and is the principal promoter of live entertainment in the San Francisco Bay area.

 NETWORK

   On February 27, 1998, the Company acquired Album Network, Inc., SJS and The Network 40 for a purchase price of $52.0 million in cash, a payment for working capital of $1.8 million, reimbursed seller's costs of $500,000, the purchase of an office building and related property for $2.5 million and the issuance of 750,188 shares of Class A Common Stock upon consummation of the Spin-Off. The $2.5 million purchase of the office building and related property consisted of cash of $700,000 and the assumption of debt of $1.8 million. Network is engaged in music marketing, research and artist development activities and is a publisher of trade magazines for radio broadcasters, music retailers, performers and record industry executives.

 CONCERT/SOUTHERN

   On March 4, 1998, the Company acquired Concert/Southern for a total cash purchase price of $16.9 million (including a working capital payment of $300,000). Concert/Southern is a promoter of live entertainment in the Atlanta metropolitan area.

 WESTBURY

   On January 8, 1998, the Company acquired a long-term lease for Westbury Music Fair, located in Westbury, New York, for an aggregate consideration of approximately $3.0 million and an agreement to issue 75,019 shares of Class A Common Stock. During the period between the closing and January 8, 2000, the Company has the right to repurchase all of such shares for an aggregate consideration of $2.0 million and the seller has the right to require the Company to purchase all of such shares for an aggregate consideration of $750,000.

PENDING ACQUISITIONS

   In April and May of 1998, the Company entered into agreements or letters of intent to acquire the following live entertainment and talent representation businesses (for a more complete description of the material terms of the agreements relating to these acquisitions, see "Agreements Related to the Pending Acquisitions"):

 FAME

   On April 29, 1998, the Company entered into an agreement (the "FAME Agreement") to acquire all of the outstanding capital stock of FAME, a leading full-service marketing and management company which specializes in the representation of team sports athletes, primarily in professional basketball. The aggregate purchase price for FAME will be approximately $82.9 million in cash (including approximately $7.9 million which the Company anticipates paying in connection with certain taxes which FAME and the FAME sellers will be subject to) and 1.0 million shares of Class A Common Stock. The agreement provides for payments by the Company to the FAME sellers of additional amounts up to $15.0 million in equal annual installments over five years contingent on the achievement of certain EBITDA targets. The agreement also provides for additional payments by the Company if FAME's EBITDA performance exceeds the targets by certain amounts. FAME was founded in 1992 by David Falk and Curtis Polk and currently represents some of the premier athletes in professional team sports, including, among others, Michael Jordan, Patrick Ewing, Alonzo Mourning, Juwan Howard and Allen Iverson. In addition, FAME provides specialized financial advisory services to its clients. Upon the consummation of the FAME acquisition, Mr. Falk will continue to serve as the Chairman of FAME and will be appointed as a Member of the Office of the Chairman and a Director of the Company. The Company believes that, through its acquisition of FAME, it will be able to capitalize on the cross-marketing opportunities that may arise by virtue of representing prominent team athletes while selling corporate sponsorships and other marketing rights at its existing venues.

 DON LAW

   On April 29, 1998, the Company entered into an agreement (the "Don Law Agreement") to acquire certain assets of Don Law. The Company proposes to acquire such assets of Don Law for an aggregate consideration of approximately $90.0 million, including the repayment of approximately $10.0 million in indebtedness. The Company may, at its option, pay up to $16.0 million of the purchase price in shares of Class A Common Stock. Don Law is a leading concert and theater promoter in the New England area. In addition, Don Law acts as the sole ticket operator for all of its own venues as well as several third party venues. The definitive agreement is expected to provide for an employment contract for Mr. Donald F. Law, Jr., the founder and president and chief executive officer of Don Law.

 AVALON

   On March 6 and 9, 1998, the Company entered into two binding letters of intent to acquire Avalon for a total cash purchase price of $27.4 million, including approximately $400,000 which the Company expects to pay to the Avalon sellers to reimburse them for their third party out of pocket costs and expenses incurred in connection with the development of the Camarillo Creek Amphitheater. The Avalon sellers will receive an additional $1.0 million if the Camarillo Creek Amphitheater has been completed pursuant to a certain budget projections and the production of entertainment events at the site have commenced. Avalon is a leading music concert producer and promoter in the Los Angeles area.

 OAKDALE

   On April 22, 1998, the Company entered into an agreement (the "Oakdale Agreement") to acquire certain assets of Oakdale for a purchase price of $11.9 million in cash. At the closing the Company will also make a non-recourse loan to the Oakdale sellers in the amount of $11.4 million. Oakdale is a promoter and producer of concerts in Connecticut and the owner of the Oakdale Theater, a new 4,800 seat facility located in Wallingford, Connecticut. In addition, pursuant to the Oakdale Agreement, if the combined EBITDA (as defined in the Oakdale Agreement) of the Oakdale Theater and Meadows exceeds $5.5 million in 1999, the Company will be obligated to pay between 5.0 to 5.8 times the amount of such excess.

 EMI

   On May 1, 1998, the Company entered into an agreement (the "EMI Agreement") to acquire an 80% equity interest in EMI for $8.5 million in cash. In addition, if the EMI sellers are required to pay any federal income taxes in connection with the transaction, the Company has agreed to make a loan to them in such amount (which the Company currently anticipates will be approximately $750,000. The loan will bear interest at a rate of 10% and will be repaid when the EMI sellers sell their remaining equity interests in EMI. EMI has long term concession contracts with 26 amphitheaters, including 13 venues owned and/or operated by the Company.

SERVICES PROVIDED BY THE COMPANY

   The Company is engaged in (a) the booking, promotion and production of live entertainment events and tours, (b) the ownership and/or operation of concert and other entertainment venues, (c) the representation of professional athletes and (d) the sale of corporate sponsorships and advertising and provision of marketing and consulting services to third-parties.

 BOOKING AND PROMOTION

   The Company books and promotes music concert, theatrical, specialized motor sports and other live entertainment events and tours such as music festivals, comedy tours, figure skating shows, gymnastics tours, motivational speaking tours and other special events. The Company books and promotes events in a number of types of venues (including amphitheaters, theaters, clubs, arenas and stadiums) that are owned and/or operated by the Company or by third parties. See "--Venue Operations." The Company primarily promotes concerts performed by newer groups having widespread popularity (e.g., Phish, Dave Matthews and Hootie & the Blowfish) and by more established groups having relatively long-standing and more stable bases of popularity (e.g., James Taylor and Jimmy Buffett). The Company believes that its large distribution network will enable it to set an aggregate guarantee for a series of shows, mitigating the risk of loss associated with a single show. The Company also believes that the market research and audience demographics database that it acquired in the Recent Acquisitions, when combined with its existing audience data collection efforts, will permit highly-effective, targeted marketing, such as direct-mail and subscription series campaigns, which the Company believes will increase ticket pre-sales and overall sales in a cost-efficient manner. In addition, the Company's Capital Tickets retail distribution outlets and Dialtix interactive, voice-response automated phone ticket order system are currently operating in three markets. The Company believes that expanding the markets where it can utilize its own ticketing sources will permit the Company to promote its live entertainment events more effectively.

   The following table identifies artists whose events were recently promoted by the Company:

 Aerosmith                 Elton John            Phil Collins
Alabama                    Fleetwood Mac*        Pink Floyd
Alanis Morissette          James Taylor          Phish
Bette Midler               Jerry Seinfeld*       R.E.M.
Billy Joel                 Jimmy Buffett         Rod Stewart
Brooks & Dunn              John Secada           The Rolling Stones
Chris Rock*                Live                  Seal
Clint Black                Melissa Etheridge     Sheryl Crow
Crosby, Stills & Nash      Metallica             Smashing Pumpkins
Dave Matthews              Michael Bolton        Stone Temple Pilots
Depeche Mode               Ozzy Osbourne*        Tim Allen*
The Eagles                 Pearl Jam             Tina Turner
Earth, Wind & Fire         Peter Gabriel         U2
-------------------------  --------------------- -----------------------

* National tour produced by the Company.

 PRODUCTION

   The Company is currently involved in the creation of tours for music concert and other live entertainment events. The Company's production activities include (a) the creation of tours for music concert, theatrical, specialized motor sports and other live entertainment events, (b) the development and management of Touring Broadway Shows and (c) the development of specialized motor sports shows, proprietary characters and television programming. The Acquired Businesses produce tours on a national or regional basis and, in 1997, structured national tours for Fleetwood Mac and Ozzy Osbourne, among others. The Company plans to increase its production of national music tours. PACE (one of the Acquired Businesses) also produces Touring Broadway Shows, acquiring the stage and touring rights from a show's owner, assembling the touring cast, hiring a director and arranging for the construction and design of sets and costumes. Touring Broadway Shows are typically revivals of previous commercial successes or reproductions of theatrical shows currently playing on Broadway in New York City. PACE also produces and makes small investments (i.e., from approximately $150,000 to $600,000) as a limited partner in the creation of a small number of original Broadway Shows in exchange for obtaining touring rights and favorable scheduling for those shows.

   The Touring Broadway Show production and promotion industry is highly fragmented. The Company believes it is the largest of six multiple-market promoters of Touring Broadway Shows in the United States, and that the remainder of the industry is made up of single-market promoters. The Company competes with other producers and promoters to obtain presentation arrangements with venues and performing arts organizations in various markets, including in markets that have more than one venue suitable for presenting a Touring Broadway Show. The Company's competitors, some of whom have also been partners of PACE in certain theater investments from time to time, include a number of New York-based production companies that also promote Touring Broadway Shows and a number of regional promoters. On a pro forma basis, the Company would have had a producing interest or investment in the following shows for 1997 and/or 1998:

           SHOW TITLE                    TYPE             THE COMPANY'S INVOLVEMENT
------------------------------  ---------------------- -----------------------------
              Big                       Touring                  Production
          Damn Yankees                  Touring                  Production
       David Copperfield                Touring                  Production
           Death Trap                   Touring                  Production
           Funny Girl                   Touring                  Production
            Harmony                   Development                Production
         Jekyll & Hyde                 Broadway                  Production
    Kiss of the Spiderwoman             Touring                  Production
        Man of La Mancha                Touring                  Production
       Smokey Joe's Cafe                Touring                  Production
       The Sound of Music               Touring                  Production
        West Side Story                 Touring                  Production
         A Chorus Line             Touring (US & UK)             Investment
             Annie                     Broadway                  Investment
            Carousel                    Touring                  Investment
        Cirque Ingenieux                Touring                  Investment
             Grease               Broadway & Touring             Investment
            Chicago               Broadway & Touring             Investment
  How to Succeed in Business      Broadway & Touring             Investment
         Martin Guerre               West End (UK)               Investment
              Rent                Broadway & Touring             Investment
           Steel Pier                  Broadway                  Investment
        Triumph of Love                Broadway                  Investment
        West Side Story              Touring (UK)                Investment
------------------------------  ---------------------- -----------------------------

   The Company believes that there are approximately 50 domestic markets that can provide the potential audience and gross ticket revenues for a full scale Touring Broadway Show to be profitable, and an additional 50 markets where smaller scale productions with shorter runs can be presented profitably. In most of these cities, there are a limited number of venues that can accommodate a Touring Broadway Show.

   The Company currently sells subscription series for its Touring Broadway Shows in the following 31 of the approximately 60 markets that maintain active touring schedules:

 Atlanta, GA            Long Beach, CA        Palm Beach, FL
Austin, TX              Louisville, KY        Phoenix, AZ
Baltimore, MD           Miami, FL             Pittsburgh, PA
Chicago, IL             Milwaukee, WI         Portland, OR
Cincinnati, OH          Minneapolis, MN       San Antonio, TX
Columbus, OH            Myrtle Beach, SC      Seattle, WA
Dallas, TX              Nashville, TN         Tampa, FL
Ft. Lauderdale, FL      New Orleans, LA       Ottawa, Canada
Green Bay, WI           Omaha, NE             Edmonton, Canada
Houston, TX             Orange County, CA
Indianapolis, IN        Orlando, FL
----------------------  ---------------------

   Subscriptions historically have covered two-thirds of PACE's break-even point for Touring Broadway Shows. In 1997, PACE had approximately 220,000 subscribers for its Touring Broadway Shows.

   The Company also produces motor sports events such as monster truck events, tractor pulls, mud races, demolition derbies and motorcross races, and designs tracks and other elements for those events.

Competition among producers in the specialized motor sports industry is between three large companies and a number of smaller regional companies. The Company believes that it is the largest participant in the industry, on a pro forma basis having produced over 200 events in 1997. The Company also competes with several regional specialized motor sports companies, which each present only a small number of events, as well as a number of local promoters that present only one or two events per year. See "Risk Factors--Rights to Purchase Certain Subsidiaries."

   In addition, the Company produces a variety of other forms of live entertainment, including music festivals, radio programs, air shows, figure skating shows, gymnastics tours, comedy tours, motivational speaking tours and television programming based on certain of their events and other events.

 VENUE OPERATIONS

   The Company's revenues from its venue operations are derived primarily from corporate sponsorships and advertising, concessions, merchandise, parking and other related items. A venue operator will typically receive for each event it hosts a fixed fee or percentage of ticket sales for use of the venue, as well as a fee representing between 40-50% of total concession sales from the vendors and 10-25% of total merchandise sales from the performer. As a venue owner, the Company typically receives 100% of sponsorship and advertising revenues. Since few artists will play in every available market during a tour, the Company competes with venues in other markets for dates of popular national tours. The favorable cost structure of amphitheaters and their ability to draw fans is often an important factor in the decision of a performer to choose to perform in an amphitheater market. In certain cities, the Company also competes with other venues to promote an artist in that city. The Company believes that it controls the largest network of venues used principally for music concerts and other live entertainment events in the United States. Upon consummation of the Pending Acquisitions the Company will own and/or operate 45 venues in 22 of the top 50 markets, including 11 amphitheaters in 7 of the top 10 markets. The following chart sets forth certain information with respect to the venues that are owned and/or operated by the Company:

                                                                                                                   TOTAL
                                                                           TOTAL          AVG.        NO. OF       SEATS
                         MARKET       TYPE OF         THE COMPANY'S       SEATING      ATTENDANCE     EVENTS      SOLD IN
   MARKET AND VENUE     RANK (1)       VENUE            INTEREST         CAPACITY       IN 1997       IN 1997      1997
-------------------------------- ---------------- ------------------- ------------- -------------- ----------- -----------
New York--Northern New     1
 Jersey--Long Island:
 PNC Bank ArtsCenter
  (formerly Garden
  State Arts Center)
  (Holmdel, NJ).......              amphitheater  22-year lease           17,500(2)      6,456           57       368,004
                                                  (expires October
                                                  31, 2017)
 Jones Beach Marine
  Amphitheater
  (Wantagh, NY).......              amphitheater  10-year license         14,400(2)      7,992           45       359,653
                                                  agreement (expires
                                                  December 31, 1999)
 Roseland Theater ....                theater     exclusive booking        3,200         2,614           41       107,174
                                                  agent
 Westbury Music Fair                                                       2,870
  (Westbury, NY)......                theater     43-year lease                          2,198          148       325,348
                                                  (expires December
                                                  31, 2034)

                               89

                                                                                                                   TOTAL
                                                                           TOTAL          AVG.        NO. OF       SEATS
                         MARKET       TYPE OF         THE COMPANY'S       SEATING      ATTENDANCE     EVENTS      SOLD IN
   MARKET AND VENUE     RANK (1)       VENUE            INTEREST         CAPACITY       IN 1997       IN 1997      1997
-------------------------------- ---------------- ------------------- ------------- -------------- ----------- -----------
Los                        2
 Angeles--Riverside--
 Orange County:
 Glen Helen
 Blockbuster
  Pavilion
  (San Bernardino, CA)              amphitheater  25-year lease           25,000(3)      10,162          15       152,432
                                                  (expires July 1,
                                                  2018)

 Irvine Meadows
  Amphitheater
  (Irvine, CA)........              amphitheater  20-year lease           15,500         11,537          19       219,211
                                                  (expires February
                                                  28, 2017)
Thousand Oaks
 Civic Arts Plaza
 (Thousand Oaks, CA)..                theater     5-year exclusive         1,800          1,164          24        27,929
                                                  booking agent for
                                                  contemporary music
                                                  events (expires May
                                                  2003)
San                        5
 Francisco--Oakland--
 San Jose:
 Shoreline
 Amphitheater.........              amphitheater  facility owned;         22,000         12,600          40       504,013
                                                  land leased for 35
                                                  years (expires
                                                  November 30, 2021)

 Concord Pavilion.....              amphitheater  10-year exclusive       12,500          6,226          42       261,479
                                                  outside booking
                                                  agent (expires
                                                  December 31, 2005)
 Greek Theater........                theater     4-year lease             8,500          6,191           9        55,718
                                                  (expires October
                                                  31, 1998)
 Warfield Theatre.....                theater     10-year lease            2,250          1,677          77       129,129
                                                  (expires May 31,
                                                  2008)
 Filmore Auditorium...                theater     10-year lease            1,249          1,051         180       189,103
                                                  (expires August 31,
                                                  2007)
 Punchline Comedy
 Club.................                  club      5-year lease               175             97         422        41,138
                                                  (expires September
                                                  15, 2001)
Philadelphia--Wilmington-- 6
 Atlantic City:
 Blockbuster/SONY
  Music Entertainment
  Centre on the
  Waterfront..........              amphitheater  31-year lease           25,000          8,973          54       484,528
                                                  (expires February
                                                  9, 2025)
Boston--Mansfield:         7
 Great Woods Center
 for the Performing
 Arts.................              amphitheater  owned                   19,900         11,943          54       644,875
 Harborlights
 Pavilion.............              amphitheater  leased                   4,800          3,180          45       143,100
 Orpheum Theatre......                theater     long-term                2,700          2,475         184       622,586
                                                  management contract

                               90

                                                                                                                   TOTAL
                                                                           TOTAL          AVG.        NO. OF       SEATS
                         MARKET       TYPE OF         THE COMPANY'S       SEATING      ATTENDANCE     EVENTS      SOLD IN
   MARKET AND VENUE     RANK (1)       VENUE            INTEREST         CAPACITY       IN 1997       IN 1997      1997
-------------------------------- ---------------- ------------------- ------------- -------------- ----------- -----------
Dallas--Ft. Worth:         9
 Starplex
 Amphitheater.........              amphitheater  32.5% partnership       20,500          8,799          35       307,981
                                                  interest in 31 year
                                                  lease (expires
                                                  December 31, 2028)
Houston--Galveston--       10
 Brazoria:
 Cynthia Woods
 Mitchell  Pavilion...              amphitheater  15-year management      13,000          8,381          35       293,350
                                                  contract (expires
                                                  December 31, 2009)
 Bayou Place
  Performance Hall....                theater     50% partnership          2,800          3,223          18        58,019
                                                  interest in 10-year
                                                  lease (expires
                                                  December 31, 2007)
Atlanta:                   12
 Lakewood
 Amphitheater.........              amphitheater  32.5% partnership       19,000          9,257          32       296,225
                                                  interest in 35-year
                                                  lease (expires
                                                  January 1, 2019)
 Chastain Park
  Amphitheater........              amphitheater  10-year lease            7,000          5,777          28       161,755
                                                  (expires December
                                                  31, 2000)
 Roxy Theater.........                theater     7-year lease             1,600            848         102        86,498
                                                  (expires March 31,
                                                  2004)
 Cotton Club..........                theater     5-year lease               650            403         151        60,829
                                                  (expires June 12,
                                                  2000)
St. Louis:                 17
 Riverport
 Amphitheater.........              amphitheater  owned                   21,000         10,531          42       442,302
 American Theater.....                theater     10-year lease            2,000          1,510          24        36,236
                                                  (expires July 31,
                                                  2004)
 Westport Playhouse...                theater     1 year lease             1,100            880          15        13,196
                                                  (expires May 31,
                                                  1998)
Phoenix--Mesa:             18
 Desert Sky
 Blockbuster  Pavilion              amphitheater  60-year lease           19,900(2)       9,179          23       211,114
                                                  (expires June 30,
                                                  2049)
Pittsburgh:                19
 Star Lake
  Amphitheater........              amphitheater  45-year lease           22,500         12,361          42       519,182
                                                  (expires December
                                                  31, 2034)
Kansas City:               24
 Sandstone
  Amphitheater
  (Kansas City, KS)...              amphitheater  10-year lease           18,000          8,109          32       259,488
                                                  (expires December
                                                  31, 2002)

                               91
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                                                                                                                   TOTAL
                                                                           TOTAL          AVG.        NO. OF       SEATS
                         MARKET       TYPE OF         THE COMPANY'S       SEATING      ATTENDANCE     EVENTS      SOLD IN
   MARKET AND VENUE     RANK (1)       VENUE            INTEREST         CAPACITY       IN 1997       IN 1997      1997
-------------------------------- ---------------- ------------------- ------------- -------------- ----------- -----------
 Starlight Theater....                theater     annual exclusive         9,000          3,772           9        33,948
                                                  booking agent
                                                  contract for 1998
                                                  (renewal under
                                                  negotiation)
 Memorial Hall........                theater     1998 contract            3,000          1,910          11        21,014
                                                  (renewal under
                                                  negotiation)
Sacramento--Yolo:          26
 Punchline Comedy
 Club.................                  club      9-year lease               245            355          90        31,834
                                                  (expires December
                                                  17, 1999)
Indianapolis:              28
 Deer Creek Music
  Center..............              amphitheater  owned                   21,000         11,348          42       476,617
 Murat Centre.........              theater and   50-year lease            2,700          1,412         144       211,920
                                      ballroom    (expires August 31,
                                                  2045)
Columbus:                  30
  Polaris
 Amphitheater.........              amphitheater  owned                   20,000          7,732          39       301,555
Charlotte--Gastonia--
  Rock Hill:               32
 Charlotte Blockbuster
  Pavilion............              amphitheater  owned                   18,000          8,592          34       292,135
Hartford--Wallingford:     36
 Meadows Music
  Theater.............              amphitheater  facility owned;         25,000          9,807          26       254,982
                                                  land leased for 37
                                                  years (expires
                                                  September 13, 2034)
 Oakdale Theater .....                theater     facility owned;          4,800          2,944         142       418,000
                                                  land leased for 15
                                                  years and the
                                                  Company will
                                                  purchase land upon
                                                  expiration
Rochester:                 39
 Finger Lakes
  Amphitheater........              amphitheater  co-promotion            12,700          6,123          15        91,845
                                                  agreement
Nashville:                 41
 Starwood
 Amphitheater.........              amphitheater  50% ownership           17,000          8,208          25       205,204
Oklahoma City:             43
 Zoo Amphitheater.....              amphitheater  year-to-year             9,000          6,412           4        25,648
                                                  exclusive booking
                                                  agent
Raleigh--Durham--
 Chapel Hill:              50
 Walnut Creek
  Amphitheater........              amphitheater  66 2/3% partnership     20,000         10,498          40       419,919
                                                  interest in 40-year
                                                  lease (expires
                                                  October 31, 2030)
West Palm Beach--
 Boca Raton:               50
 SONY
 Music/Blockbuster
  Coral Sky
  Amphitheater........              amphitheater  75% partnership         20,000         11,244          26       292,340
                                                  interest in 10-year
                                                  lease (expires
                                                  January 4, 2005)
                               92

                                                                                                                   TOTAL
                                                                           TOTAL          AVG.        NO. OF       SEATS
                         MARKET       TYPE OF         THE COMPANY'S       SEATING      ATTENDANCE     EVENTS      SOLD IN
   MARKET AND VENUE     RANK (1)       VENUE            INTEREST         CAPACITY       IN 1997       IN 1997      1997
-------------------------------- ---------------- ------------------- ------------- -------------- ----------- -----------
Reno:                     119
 Reno Hilton
  Amphitheater........              amphitheater  operating agreement      8,500         3,420          19        64,983
                                                  (renewal under
                                                  negotiation)

------------
(1) Based on the July 1994 population of metropolitan statistical areas as set forth in the 1997 Statistical Abstracts of the United States. Does not include venues where the Company sells subscriptions for Touring Broadway Shows.
(2) Assumes completion of current expansion projects, which are anticipated to be completed by Summer 1998.
(3) Additional seating of approximately 40,000 is available for certain events.

   Because the Company operates a number of its venues under leasing or booking agreements, the Company's long-term success will depend on its ability to renew these agreements when they expire or terminate. There can be no assurance that the Company will be able to renew these agreements on acceptable terms or at all, or that it will be able to obtain attractive agreements with substitute venues.

 REPRESENTATION OF PROFESSIONAL ATHLETES

   Upon consummation of the FAME Acquisition, the Company will be a leading full-service provider of marketing and management services, specializing in the representation of team sports athletes (primarily in professional basketball). The Company will generate revenues through the negotiation of professional sports contracts (primarily basketball) and endorsement contracts for its clients. FAME's clients have endorsed products for companies such as Nike, McDonald's, Coca-Cola and Chevrolet. In addition, FAME generates a small portion of its revenues by providing certain financial management and planning services to its clients, through its investment affiliate (which will also be acquired in the FAME Acquisition), which is a registered investment advisor. The Company believes that it will be able to capitalize on the synergies which exist between the representation of athletes in corporate marketing opportunities and the sale of corporate sponsorships and other marketing rights at its existing venues.

   A significant portion of FAME's revenues to date has been derived from a small number of clients. On a pro forma basis, giving effect to the Transactions and the Pending Acquisitions, the Company estimates that five of FAME's clients would have accounted for approximately 78% of FAME's revenue for the twelve months ended March 31, 1998 and, on such pro forma basis, FAME's EBITDA would have comprised approximately 7% of the Company's EBITDA for the same period. The amount of endorsement and other revenues which these clients generate is a function of, among other things, such clients' professional performance and public appeal. Factors beyond the Company's control, such as injuries to these clients, declining skill, or labor unrest among others, could have a material adverse affect on the Company's operations. FAME's representation agreements with its clients are generally for a term equal to the term of the player's professional sports contract but are terminable on 15 days' notice (although FAME would continue to be entitled to the revenue streams generated during the remaining term of any contracts which it negotiated). The termination or expiration of FAME's contracts with certain clients could have a material adverse affect on the Company's operations. See "Risk Factors--Risks Related to the Representation of Athletes."

 SPONSORSHIPS AND ADVERTISING; MARKETING AND OTHER SERVICES

   In order to maximize revenues, the Company actively pursues the sale of local, regional and national corporate sponsorships, including the naming of venues (e.g., the PNC Bank Arts Center) and the designation of "official" event or tour sponsors, concessions providers (e.g., beer and soda), credit card companies, phone companies, film manufacturers and radio stations, among others. Sponsorship arrangements can provide significant additional revenues at negligible incremental cost, and many of the Company's venues currently have no sponsorship arrangements in many of the available categories (including naming rights). The Company believes that the national venue network assembled through the Recent Acquisitions will likely (a) attract a larger number of major corporate sponsors and (b) enable the Company to sell national sponsorship rights at a premium over local or regional sponsorship rights. The

Company also pursues the sale of corporate advertising at its venues, and believes that it has substantial advertising space available (e.g., billboard space) that it has not yet begun to utilize. The Company also believes that
(a) its relationships with advertisers will enable it to better utilize available advertising space and (b) the aggregation of its audiences nationwide will create the opportunity for advertisers to access a nationwide market.

   The Company provides a variety of marketing and consulting services derived from or complementary to their live entertainment operations, including (a) local, regional and national live marketing programs and (b) subscription or fee based radio and music industry data compilation and distribution. Live marketing programs are generally specialized advertising campaigns designed to promote a client's product or service by providing samples or demonstrations in a live format, typically at malls and college campuses. For example, Contemporary (one of the Acquired Businesses) presents live marketing events on behalf of AT&T for the purposes of demonstrating the advantages of AT&T's long distance service over that of its competitors. This program is in its third year, and Contemporary is now the primary vendor for this service. Additionally, the Company believes that Contemporary is one of the leading producers of national mall touring events, producing over 65 events every year in the country's top-rated shopping malls. These events, either in stores or mall congregation areas, are designed to promote brand awareness and drive follow-up sales. Contemporary recently had mall tour campaigns for Newsweek magazine (the Newsweek Technology Tour) and for Radio Shack (The Rock and Roll Hall of Fame/Radio Shack Tour). The Company believes that, along with mall events, Contemporary is one of the industry leaders in events produced on college campuses. Currently in its seventh year, the CBS College Tour will appear at 40 colleges in the U.S. In addition to promoting the image of the CBS Television Network, these tours also create value-added tie-in promotions and marketing programs for the network's top advertisers. During each year, Contemporary uses over 100 vehicles (including semi-trailer trucks, vans and other vehicles) traveling nationwide in support of these programs, and draws on over 1,000 independent marketing associates across the country with respect to its marketing campaigns.

   The Company is engaged in music marketing, research and artist development activities, and is a publisher of trade magazines for radio broadcasters, music retailers, performers and record industry executives. Each of the Company's magazines focuses on research and insight common to a specific contemporary radio format. The Company also provides radio airplay and music retail research services to record labels, artist managers, retailers and radio broadcasters. The Company gathers its information directly from nearly 1,100 radio programmers and product buyers and in 1996 had more than 300 clients for these services. Annual fees from these services during this period have ranged from $2,500 to $250,000 per corporate client.

   The Company, through Network (one of the Acquired Businesses), creates and distributes network radio special events and live concert programming for over 400 music radio stations in the top 200 United States radio markets. Additionally, the Company produces eight daily radio "show prep" services that stations use to supplement in-house content production. In 1996, Network delivered these services to approximately 1,100 radio stations in exchange for commercial inventory or airtime, which in turn was sold to national network advertisers. Network also provides consulting and entertainment marketing services to corporate clients with music business interests.

OPERATING STRATEGY

   The Company's principal objectives are to maximize revenue and cash flow growth opportunities by (a) being a leading promoter and producer of live entertainment events and a leading provider of talent representation services and (b) owning and/or operating leading live entertainment venues in the United States. The Company's specific strategies include the following:

 OWN AND/OR OPERATE LEADING LIVE ENTERTAINMENT VENUES IN NATION'S TOP 50
MARKETS

   A key component of the Company's strategy is to own and/or operate a network of leading live entertainment venues in the nation's top 50 markets. The Company believes that this strategy will enable it to (a) utilize its nationwide venue footprint, significant industry expertise and access to a large aggregate audience to secure more events and distribute content on a national scale, (b) sell additional products and maximize numerous other related revenue sources, (c) position itself to produce national tours by leading music performers in order to capture a greater percentage of revenues from those tours and (d) encourage wider use by performers of the Company's venues by providing centralized access to a nationwide network of venues. The Company believes that it controls the largest network of venues used principally for music concerts and other live entertainment events in the United States, with 45 venues either directly owned or operated under lease or exclusive booking arrangements in 22 of the top 50 markets, including 11 amphitheaters in 7 of the top 10 markets.

 MAXIMIZE ANCILLARY REVENUE OPPORTUNITIES

   The Company intends to enhance revenues and cash flows by maximizing revenue sources arising from and related to its leadership position in the live entertainment business. On a pro forma basis for the 1997 and Recent Acquisitions, these ancillary revenues comprised approximately 19% of the Company's music businesses' total revenues for the year ended December 31, 1997. Management believes that these related revenue sources generally have higher margins than promotion and production revenues and include, among others, (a) the sale of corporate sponsorship, naming and other rights, concessions, merchandise, parking and other products and services and (b) the sale of rights to advertise to the Company's large aggregate national audience. Categories available for sponsorship arrangements include the naming of the venue itself (e.g., the PNC Bank Arts Center) and the designation of "official" event or tour sponsors, concessions providers (e.g., beer and soda), credit card companies, phone companies, film manufacturers and radio stations, among others. Sponsorship arrangements can provide significant additional revenues at negligible incremental cost, and many of the Company's venues currently have no sponsorship arrangements in many of the available categories (including naming rights). The Company also intends to maximize related revenues by developing and exploiting intellectual property rights associated with (a) its production of musical concert tours and themed events (such as regional music festivals) and (b) branded characters created as an integral part of the content, marketing and merchandising of certain motor sports events.

 EXPLOIT SYNERGIES OF THE ACQUIRED BUSINESSES

   The Company plans to maximize revenues by exploiting synergies among its various existing businesses and the Acquired Businesses. The Company believes that it can utilize the best business practices of the businesses acquired in the 1997 Acquisitions, the Recent Acquisitions and the Pending Acquisitions on a national scale. For example, the Atlanta-based regional Music Midtown Festival, created and promoted by Concert/Southern (one of the Acquired Businesses), is a highly successful music festival concept that drew approximately 200,000 attendees in 1997; the Company believes that it can use the event as a model for other markets. In addition, the Company believes that the radio industry trade publications of Network (another of the Acquired Businesses) will enable the Company to introduce new acts and new musical releases to radio programming directors nationwide. This exposure can enhance recorded music sales and, in turn, music concert attendance, particularly for artists having relationships with the Company. In addition, upon consummation of the FAME acquisition, the Company believes that it will be able to capitalize on the cross-marketing opportunities that may arise by virtue of representing team athletes while selling corporate marketing opportunities and the sale of corporate sponsorships and other marketing rights at its existing venues.

 INCREASE USE OF VENUES; DIVERSIFICATION OF ACTS AND VENUES

   Typically, a venue is not utilized for many of the dates available for live entertainment events in any given season. The Company believes that it will be able to increase the utilization of its venues through its ability to affect scheduling on a nationwide basis, its local knowledge, relationships and expertise and its presentation of a variety of additional events, including comedy acts, magic acts, motivational speeches, national figure skating and gymnastics competitions and exhibitions and bull riding competitions, among others. The Company believes that a diversified portfolio of performers, events and venues reduces reliance on the commercial success of any one performer, event or venue.

 INNOVATIVE EVENT MARKETING

   The Company plans to use innovative event marketing to increase admissions, sponsorship and advertising revenues, and, to a limited extent, average ticket prices at its venues. In particular, the Company believes that it can increase the profitability of its venues by offering premium ticket packages, including (a) season ticket packages that include amenities such as preferred seating, VIP parking, waiter service, private club and/or "upscale" concession menus, (b) subscription series packages allowing customers to purchase tickets for a set of performances and (c) preferred seating, such as box seating and VIP seating areas, which typically generate higher revenues per seat. Moreover, the market research and audience demographics databases that the Company acquired through certain of the Recent Acquisitions, when combined with the Company's existing audience data collection efforts, will permit highly-effective targeted marketing, such as direct-mail and subscription series campaigns, which the Company believes will increase ticket pre-sales and overall sales in a cost-efficient manner.

 STRICT COST CONTROLS; NATIONALLY COORDINATED BOOKING, MARKETING & ACCOUNTING

   The Company's senior management imposes strict financial reporting requirements and expense budget limitations on all of its businesses, enabling senior management to monitor the performance and operations of all of its businesses, to eliminate duplicative administrative costs and to realize expense savings. Moreover, the Company believes that its size will enable it to achieve substantial economies of scale by (a) implementing a nationally coordinated booking system (for contracting for and scheduling acts), while continuing to utilize the substantial local expertise of the Acquired Businesses, (b) establishing a centralized marketing team to exploit ancillary revenue streams on local, regional and national levels, including from sponsorship, advertising and merchandising opportunities, and (c) implementing a centralized accounting system.

 PURSUE COMPLEMENTARY ACQUISITION OPPORTUNITIES

   The live entertainment business is characterized by numerous participants, including booking agents, promoters, producers, venue owners and venue operators, many of which are entrepreneurial, capital-constrained local or regional businesses that do not achieve significant economies of scale from their operations. The Company believes that the fragmented nature of the industry presents attractive acquisition opportunities, and that its larger size will provide it with improved access to the capital markets that will give it a competitive advantage in implementing its acquisition strategy. Through consolidation, the Company believes that it will be better able to coordinate negotiations with performers and talent agents, addressing what the Company believes is a growing desire among performers and talent agents to deal with fewer, more sophisticated promoters. The Company intends to pursue additional strategic acquisitions of (a) amphitheater and other live entertainment venues, (b) local and regional promoters and producers of music concert, theatrical, specialized motor sports and other live entertainment events and (c) companies in the talent representation industry. The Company is currently in the process of negotiating certain additional acquisitions of live entertainment and related businesses; however, it has not yet entered into any definitive agreements and there can be no assurance that it will do so.

PROPERTIES

   The Company's executive offices are located at 650 Madison Avenue, 16th Floor, New York, New York 10022. Upon consummation of the Pending Acquisitions, in addition to the properties described in "--The Company's Live Entertainment Activities--Venue Operations," the Company leases office space in New York, New York; Austin and Houston, Texas; Atlanta, Georgia; Chicago, Illinois; Indianapolis, Indiana; Washington, DC; Miami, Florida; Gaithersburg, Maryland; Cambridge, Mansfield and Boston Massachusetts; Santa Monica and Encino, California; Seattle, Washington; London, England; and St. Louis, Missouri and owns office buildings in Burbank and San Francisco, California; and Mansfield, Massachusetts. These properties are generally leased for terms of 1 to 10 years.

EMPLOYEES

   As of March 31, 1998, the Company had approximately 950 full-time employees. Upon consummation of the Pending Acquisitions, the Company expects to have approximately 1,100 full-time employees. The Company will also, from time to time, hire or contract for part-time or seasonal employees or independent contractors, although its staffing needs will vary. Management believes that its relations with its employees are good. A number of the employees to be retained by the Company are covered by collective bargaining agreements. See "Management."

LITIGATION

   Although the Company is involved in several suits and claims in the ordinary course of business, it is not currently a party to any legal proceeding that it believes would have a material adverse effect on its business, financial condition or results of operations.

POTENTIAL CONFLICTS OF INTEREST

   Marquee is a publicly-traded company that, among other things, provides talent representation services to professional athletes and acts as booking agent for tours and appearances for musicians and other entertainers. The Company has indicated to Marquee its potential interest in acquiring Marquee. Mr. Sillerman has an aggregate equity interest of approximately 9.1% in Marquee and Mr. Sillerman is the chairman of its board of directors, and Mr. Tytel is one of its directors. Upon the consummation of the acquisition of FAME, the Company may directly compete with Marquee in obtaining representation agreements with particular athletes and endorsement opportunities for its clients. The Company anticipates that, from time to time, it will enter into transactions and arrangements (particularly, booking arrangements) with Marquee and Marquee's clients. In any transaction or arrangement with Marquee, Messrs. Sillerman and Tytel are likely to have conflicts of interest as officers and directors of the Company. These transactions or arrangements will be subject to the approval of a committee of independent members of the boards of directors of each of the Company and Marquee, except that booking arrangements in the ordinary course of business will be subject to periodic review but not the approval of each particular arrangement. Marquee also acts as a promoter of various sporting events and sports personalities and the Company produces ice skating and gymnastics events that may compete with events in which Marquee is involved. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Developments" and "Certain Relationships and Related Transactions--Potential Conflicts of Interest."

   TSC, an entity controlled by Mr. Sillerman and in which Mr. Tytel also has an equity interest, provides financial consulting services to Marquee. TSC's services are provided by certain directors, officers and employees of the Company who are not separately compensated for their services by TSC. In any transaction, arrangement or competition with Marquee, Messrs. Sillerman and Tytel are likely to have conflicts of interest between their duties as officers and directors of the Company, on the one hand, and their duties as directors of Marquee and their interests in TSC and Marquee, on the other hand. See "Certain Relationships and Related Transactions--Triathlon Fees."

   In addition, prior to the consummation of the SFX Merger, Mr. Sillerman and other members of the Company's management team will have management obligations to both SFX Broadcasting and the Company that may cause them to have conflicts of interest. See "Management" and "Certain Relationships and Related Transactions--Potential Conflicts of Interest."

   Pursuant to the employment agreement entered into between Brian Becker and the Company in connection with the acquisition of PACE, Mr. Becker has the option, exercisable within 15 days after the second anniversary of the consummation of the PACE Acquisition, to purchase the Company's then existing motor sports line of business (or, if that line of business has been sold, the Company's then existing theatrical line of business) at its then fair market value. Mr. Becker's option may present a conflict of interest in his role as a director of the Company. See "Management--Employment Agreements and Arrangements with Certain Officers and Directors."

SEASONALITY

   The Company's operations and revenues are largely seasonal in nature, with generally higher revenue generated in the second and third quarters of the year. For example, on a pro forma basis for the 1997 Acquisitions, the Company generated approximately 68% of its revenues in the second and third quarters for the twelve months ended December 31, 1997. The Company's outdoor venues are primarily utilized in the summer months and do not generate substantial revenue in the late fall, winter and early spring. Similarly, the musical concerts that the Company promotes largely occur in the second and third quarters. To the extent that the Company's entertainment marketing and consulting relate to musical concerts, they also predominantly generate revenues in the second and third quarters. Therefore, the seasonality of the Company's business causes (and, upon consummation of the Pending Acquisitions, will probably continue to cause) a significant variation in the Company's quarterly operating results. These variations in demand could have a material adverse effect on the timing of the Company's cash flows and, therefore, on its ability to service its obligations with respect to its indebtedness. However, the Company believes that this variation may be somewhat offset with the acquisition of typically non-summer seasonal businesses in the Recent Acquisitions, such as motor sports (which is winter-seasonal) and Touring Broadway Shows (which typically tour between September and May). See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

   Competition in the live entertainment industry is intense, and competition is fragmented among a wide variety of entities. The Company competes on a local, regional and national basis with a number of large venue owners and entertainment promoters for the hosting, booking, promoting and producing of music concerts, theatrical shows, motor sports events and other live entertainment events. Moreover, the Company's marketing and consulting operations compete with advertising agencies and other marketing organizations. The Company and the businesses to be acquired in the Pending Acquisitions compete not only with other live entertainment events, including sporting events and theatrical presentations, but also with non-live forms of entertainment, such as television, radio and motion pictures. The talent representation industry is also highly competitive. The Company competes with both larger and smaller entities. A number of the Company's competitors have substantially greater resources than the Company. Certain of the Company's competitors may also operate on a less leveraged basis, and have greater operating and financial flexibility, than the Company. In addition, many of these competitors also have long standing relationships with performers, producers, and promoters and may offer other services that are not provided by the Company. There can be no assurance that the Company will be able to compete successfully in this market or against these competitors.

REGULATORY MATTERS

   The business of the Company is not generally subject to material governmental regulation. However, if the Company seeks to acquire or construct new venue operations, its ability to do so will be subject to extensive local, state and federal governmental licensing, approval and permit requirements, including, among other things, approvals of state and local land-use and environmental authorities, building permits, zoning permits and liquor licenses. Significant acquisitions may also be subject to the requirements of the HSR Act. Other types of licenses, approvals and permits from governmental or quasi-governmental agencies might also be required for other opportunities that the Company may pursue in the future. There can be no assurance that the Company will be able to obtain the licenses, approvals and permits it may require from time to time in order to operate its business.

FORWARD-LOOKING STATEMENTS

   Many of the statements, estimates, predictions and projections contained in this "Business" section of the Prospectus, in addition to certain statements contained elsewhere in this Prospectus, are "forward-looking statements"within the meaning of Section 27A of the Securities Act and
Section 21E of the Exchange Act. These forward-looking statements are prospective, involving risks and uncertainties. While these forward-looking statements, and any assumptions on which they are based, are made in good faith and reflect the Company's current judgment regarding the direction of its business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Some important factors (but not necessarily all factors) that could affect the Company's revenues, growth strategies, future profitability and operating results, or that otherwise could cause actual results to differ materially from those expressed in or implied by any forward-looking statement, are discussed under "Risk Factors" and elsewhere in this Prospectus. Stockholders are urged to carefully consider these factors in connection with the forward-looking statements. The Company does not undertake to release publicly any revisions to forward-looking statements that may be made to reflect events or circumstances after the date of this Prospectus or to reflect the occurrence of unanticipated events.

                AGREEMENTS RELATED TO THE PENDING ACQUISITIONS


   The following is a summary of the material terms of the agreements related to the Pending Acquisitions. This summary is not intended to be complete and is subject to, and qualified in its entirety by reference to, the agreements, copies of which have been filed as exhibits to the Company's Registration Statement on Form S-1 (File No. 333-50079) filed with the Commission and are incorporated herein by reference. The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of any such person, a copy of any or all documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Requests for such documents should be directed to SFX Entertainment, Inc., 650 Madison Avenue, 16th Floor, New York, New York 10022, Attention: Investor Relations, telephone (212) 838-3100.


FAME ACQUISITION

   The Company has entered into an agreement to acquire FAME (the "FAME Agreement") pursuant to which the Company will acquire all of the outstanding capital stock of FAME for a total purchase price of approximately $82.9 million (including $7.9 million which the Company anticipates paying in order to reimburse the FAME sellers for certain taxes which they will be subject
to) and the issuance of 1.0 million shares of Class A Common Stock (which, based upon the last reported sales price of the Class A Common Stock on May 1, 1998, would have a value of approximately $40.3 million).

   The FAME Agreement provides for payments by the Company to the FAME sellers of additional amounts up to $15.0 million in equal annual installments over 5 years contingent on the achievement of certain EBITDA targets. If FAME's EBITDA (as defined in the FAME Agreement) exceeds 105% of specified targets in each of the years 1998 through 2002, the Company is required to pay the FAME sellers $3.0 million (an "Earn-out Payment") within 120 days after the end of the year to which the payment relates. If EBITDA exceeds 75% but is less than 105% of the target EBITDA, a portion of the Earn-out Payment will be paid to one of the FAME sellers for such year. In any year that FAME's EBITDA is less than 105% of the target EBITDA for that year, Mr. Falk may direct that FAME's EBITDA in excess of 105% of the target EBITDA for one or more prior years be added to the current year's EBITDA (a "Carry Forward Amount") for purposes of paying the Earn-out Payment for the current year (reducing such Earn-out Payment by any payment made in a prior year with respect to the Carry Forward Amount). In any year FAME's EBITDA is greater than 105% of the target EBITDA for that year, Mr. Falk may direct that any portion of any excess of EBITDA for any year over 105% of the target for that year (a "Carry Back Amount") be added to the EBITDA for any prior year for purposes of paying the Earn-out Payment for such prior year (which amount will be paid as if it were due with respect to the current year). Any EBITDA in excess of 105% of the target EBITDA for any year may be used as the basis for a Carry Forward Amount or a Carry Back Amount, but no portion may be used as both. Mr. Falk is entitled to 50% of the Earn-out Payments.

   The FAME Agreement also provides for additional payments by the Company if FAME's EBITDA performance exceed the targets by certain amounts from 1998 to 2002. During 1998 to 2000, the Earn-out Payment will be increased if FAME's EBITDA exceeds 110%, 125% or 150% of the target and the increase will be equal to 10%, 15% or 20%, respectively, of the excess of EBITDA for that year over the corresponding target EBITDA. During 2001 and 2002, the Earn-out Payment will be increased if FAME's EBITDA exceeds 125% or 150% of the target and the increase will be equal to 15% or 20%, respectively, of the excess of EBITDA for that year over the corresponding target EBITDA. Mr. Falk is entitled to one-third of such increases to any Earn-out Payment as described in the foregoing paragraph.

   The FAME Agreement also provides that, if in a transaction or series of related transactions, all or substantially all of the assets of FAME or 50% or more of the voting power or equity interests of FAME is transferred to any person that is not a wholly owned subsidiary of the Company (a "Business Disposition"), the Company will be obligated to pay in lieu of an Earn-out Payment, certain amounts on the date of consummation of such Business Disposition. If a Business Disposition is consummated on or prior to the first anniversary of the closing of the FAME Acquisition, the Company will be obligated to pay one-third of the first $45.0 million of disposition profit (as defined in the FAME Agreement) and 10% of any disposition profit in excess of that amount. If a Business Disposition is consummated thereafter and prior to the end of 2002, the Company will be obligated to pay any Earn-out Payments earned but unpaid and the greater of
(a) the average Earn-out Payment made or to be made for any completed fiscal years since the closing of the FAME Acquisition, multiplied by the number of years remaining until the end of 2002 and (b) 10% of any disposition profit. Mr. Falk will be entitled to 50% of any payments made by the Company upon the occurrence of a Business Disposition.

 REGISTRATION RIGHTS

   Beginning on the first anniversary of the closing of the FAME Acquisition, the FAME sellers have certain demand and "piggy-back" registration rights with respect to the shares of Class A Common Stock issuable pursuant to the FAME Agreement. However, pursuant to the Recission Offer, the Class A Common Stock to be issued to the FAME sellers will become (to the extent such sellers do not exercise their recission rights) freely tradeable in the public market, subject to applicable limitations on affiliates.

 INDEMNIFICATION

   Pursuant to the FAME Agreement, the FAME sellers agree to indemnify, defend and hold harmless the Company and its respective officers, directors, stockholders, employees and agents after the closing of the FAME Acquisition from and against, among other things, any liability or expense arising or resulting from any inaccuracy in or breach of certain representations and warranties. The Company will not be entitled to any such indemnity unless the aggregate of all losses incurred by the Company exceeds $100,000 (other than for breach of certain representations and warranties relating to the capital stock of FAME for which there is no such threshold), in which event the FAME sellers will be responsible for all such losses, provided however, that the aggregate liability of the FAME sellers shall not exceed $12.5 million. The Company agrees to indemnify, defend and hold harmless the FAME sellers after the closing of the FAME Acquisition from and against, among other things, any liability or expense arising or resulting from any inaccuracy in or breach of any representation or warranty contained in the FAME Agreement.

 CLOSING CONDITIONS; TERMINATION

   The closing of the FAME Acquisition is subject to certain closing conditions, including a requirement that the employment agreements entered into by the Company with certain executive officers of FAME continue to be in effect and that certain stock appreciation rights with respect to the capital stock of FAME and a certain shareholders agreement among the FAME sellers be cancelled. The FAME Agreement may be terminated by mutual consent or by the Company or Mr. Falk if any closing condition for the benefit of the Company or the FAME sellers, respectively, has not been timely met or has become incapable of fulfilment (unless such condition is waived), or if the FAME Acquisition has not closed by July 15, 1998, unless the sole reason that the closing has not occurred by that time is related to certain matters under the HSR Act (including the failure of the waiting period under the HSR Act to have expired or been terminated), in which case the FAME Agreement may not be terminated by the Company or Mr. Falk unless the closing has not occurred on or before September 15, 1998.

 RESCISSION OFFER

   The shares issued in connection with the FAME acquisition were not registered under the Securities Act or state securities laws, as may have been required. The Company has made a Rescission Offer with respect to this transaction which could result in the unwinding of the FAME Acquisition. The acceptance or rejection of the Rescission Offer is not a closing condition of the FAME Agreement.

 FALK EMPLOYMENT AGREEMENT

   On April 29, 1998, the Company entered into an employment agreement with Mr. Falk (the "Falk Employment Agreement"). The Falk Employment Agreement has a term of five years commencing as of the closing of the FAME Acquisition. The Company will employ Mr. Falk as the Chairman of FAME and the Company's Sports Group and as a Member of the Office of Chairman of the Company and will appoint him a Director of the Company. Pursuant to the Falk Employment Agreement, Mr. Falk will direct the day to day operations of FAME and the Company's Sports Group and any other sports businesses

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acquired by the Company. The Falk Employment Agreement provides for an annual base salary of $315,000, reviewed annually and increased (but in no event decreased) by a minimum of 4.0% per year. In addition, Mr. Falk will be considered for an annual bonus consistent with the bonuses given to other senior executives of the Company. Mr. Falk will receive an option to purchase 100,000 shares of Class A Common Stock at an exercise price equal to the closing price of the Class A Common Stock on the closing date of the FAME Acquisition (subject to adjustment under certain circumstances). Such option will fully vest on the first anniversary of the closing. In addition, the Company has agreed to make annual stock option grants to Mr. Falk of at least 30,000 shares of Class A Common Stock in the first four years of the Falk Employment Agreement.

   The Company may terminate Mr. Falk's employment at any time with or without cause (as defined in the Falk Employment Agreement). In the event that the Falk Employment Agreement is terminated for any reason other than a voluntary termination or termination for cause, all stock options granted pursuant to the Falk Employment Agreement will immediately vest and become exercisable and any remaining stock options to be granted pursuant to the Falk Employment Agreement will immediately be granted and will vest and become exercisable upon grant. In such case, the Company will also be obligated to pay Mr. Falk his (a) base salary and (b) annual bonuses at a rate equal to 50% of his base salary through the original term of the Falk Employment Agreement, as well as certain additional benefits. In addition, in the event of a change in control (as defined in the Falk Employment Agreement), the Company may be required to pay a portion of certain taxes incurred by Mr. Falk as a result of the change of control.

   For one year following the termination of the Falk Employment Agreement for cause (as defined in the Falk Employment Agreement) or by Mr. Falk, except in the event of a constructive termination event (as defined in the Falk Employment Agreement), Mr. Falk has agreed that (i) he will not become employed in any capacity by, or become an officer, director, shareholder or general partner of any entity that competes with any material business of FAME as conducted as of the closing date of the FAME Acquisition and (ii) he will not solicit any employee of the Company or any entities that are directly or indirectly controlled by the Company to leave such employment.

DON LAW ACQUISITION

   The Company has also entered into the Don Law Agreement pursuant to which the Company will acquire certain assets of Don Law for an aggregate purchase price of $90.0 million (subject to adjustment based on the working capital of Don Law as described more fully below), including the repayment of $10.0 million in debt. The Company may at its option pay up to $16.0 million of the purchase price in shares of Class A Common Stock at a negotiated per share price of approximately $30.09. At the closing, the Company will have the option to either include or exclude the lease on the Harborlights Pavilion (the "Harborlights") and related assets (collectively, the "Harborlights Assets") from the Don Law Acquisition. If the Harborlights Assets are so excluded, the purchase price will be reduced by $8.0 million.

 EXCLUDED ASSETS

   Certain assets of Don Law are to be excluded from the Don Law Acquisition, including (a) Don Law's ownership interests in certain nightclubs in Boston, Massachusetts (as long as such nightclubs do not materially compete with the Company's efforts to attract performing artists), (b) the name "Blackstone",
(c) the name "Don Law", which the Company will have the right to use during the term of the employment agreement to be executed between the Company and Donald F. Law, Jr. at the closing, (d) the land and improvements located in Mansfield, Massachusetts that have been designated for a waterpark facility and (e) a lease for certain office space in Cambridge, Massachusetts.

 RIGHT OF FIRST REFUSAL; NON-COMPETE

   As a condition to closing, the Don Law seller and the Company will enter into an agreement pursuant to which the assets to be acquired in the Don Law Acquisition, with certain exceptions, will be subject to a right of first offer and refusal by the members of Don Law if the Company elects to sell such assets within two years after the closing of the Don Law Acquisition. In addition, the Company and Mr. Law have agreed to enter into a non-competition agreement at the closing to restrict employees of the Company and its affiliates that are responsible for the day to day operation or management of the concert promotion business in the New York metropolitan area from participating in the management of the assets acquired in the Don Law Acquisition. The agreement also imposes certain restrictions on transfers of the Company's assets (including the assets to acquired in the Don Law Acquisition) in Maine, Massachusetts and Rhode Island to such employees.

 TERMINATION

   Both parties will have the right to terminate the Don Law Agreement if the closing has not occurred by July 1, 1998 or such other date as mutually agreed; provided however, if Don Law seller has not entered into a new lease with respect to the Harborlights on terms and conditions acceptable to the Company, the Company may extend the termination date to August 1, 1998.

 REGISTRATION RIGHTS

   If the Company issues any Class A Common Stock as part of the purchase price, then the Don Law Agreement provides that the parties will enter into a registration rights agreement providing for certain demand and piggy-back registration rights and a twelve month lock-up period.

 INDEMNITY

   The Don Law seller, including its members (pro rata according to their respective ownership interests in Don Law), and the Company will indemnify each other from all costs and expenses with respect to any breach of any representation, warranty, covenant or obligation pursuant to the Don Law Agreement. In most cases, each party will be obligated to indemnify the other to the extent that the other party has indemnifiable expenses in excess of $100,000. Each party's indemnity obligations generally terminate after one year. The Don Law seller's indemnity obligation is generally limited to 5% of the purchase price (as adjusted), but in no event in excess of the purchase price (as adjusted) with respect to claims relating to title to assets and excluded assets. Indemnity obligations of the Don Law seller and its members are payable in cash and shares of Class A Common Stock (issued at fair market value) in specified proportions.

 RESCISSION OFFER

   The shares to be issued in connection with the Don Law acquisition were not registered under the Securities Act or state securities laws, as may have been required. The Company has made a Rescission Offer with respect to this transaction which may result in the unwinding of the Don Law Acquisition. The acceptance or rejection of the Rescission Offer is not a closing condition of the Don Law Acquisition.

 DON LAW EMPLOYMENT AGREEMENT

   The closing is also conditioned upon the execution by the Company and Mr. Law of a five-year employment agreement providing for an initial annual salary of $300,000 and a grant (on the closing date and the first through fifth anniversaries of the closing date) of stock options to purchase an aggregate of 100,000 shares of Class A Common Stock.

AVALON ACQUISITION

   The Company has entered into two binding letters of intent to acquire all of the outstanding equity interests in Avalon for a purchase price of $27.0 million in cash (subject to adjustment under certain circumstances). In addition, the Company will be obligated to make additional payments to reimburse the Avalon seller's third party out of pocket expenses incurred in the development of the Camarillo Creek Amphitheater (expected to be approximately $400,000). The Company may also be obligated to pay an additional $1.0 million to the Avalon sellers if the Camarillo Creek Amphitheater has been completed pursuant to certain budget projections and the production of entertainment events at the site has commenced by May 15, 1998. The definitive agreement will provide for customary indemnification arrangements.

OAKDALE ACQUISITION

   The Company has entered into the Oakdale Agreement pursuant to which the Company will acquire certain assets of Oakdale, including the Oakdale Theater, a new 4,800 seat facility located in Wallingford, Connecticut, for a purchase price of $11.9 million in cash. In addition, the Company will be obligated to pay Oakdale an additional payment on March 30, 2000 if the combined EBITDA for the Oakdale Theater and Meadows for 1999 exceeds $5.5 million (subject to adjustment for the Operating Deficit (as defined in the Oakdale Agreement) of the Oakdale Theater). In such case the Company will be obligated to pay Oakdale between 5.0 and 5.8 times the amount of such excess.

 SUBJECT RIGHTS; CLOSING CONDITIONS

   The Oakdale Acquisition is subject to the rights and restrictions of the Financial Assistance Agreement, dated December 21, 1995 (the "FAA"), between the Connecticut Development Authority (the "CDA") and Oakdale Ventures, Inc. and the Use Agreement, dated December 21, 1995 (the "Use Agreement"), among the CDA, Oakdale, and Oakdale Ventures. The closing of the Oakdale Acquisition is conditioned upon obtaining the CDA Consent (as defined in the Oakdale Agreement) in a form reasonably acceptable to the Company and containing certain agreed upon terms, including the following: (a) a certification with respect to the FAA and the performance of certain obligations thereunder; (b) a consent with regard to the transactions contemplated pursuant to the Oakdale Agreement; and (c) certain amendments to the FAA.

 INDEMNIFICATION

   The Oakdale Agreement provides that each party will indemnify the other for damages arising from breaches of any of their respective representations, warranties and covenants contained in the Oakdale Agreement. Oakdale's indemnity obligation will be limited to the amount received by Oakdale pursuant to the Oakdale Agreement for a period of two years from closing. In addition, the Company and Oakdale have also agreed to enter into an environmental agreement in which Oakdale will make representations and warranties to the Company concerning the operation of the premises upon which the Oakdale Theater is located in material compliance with all applicable environmental laws and in which Oakdale will agree to unconditionally indemnify the Company from and against all costs and expenses relating to any action required to be taken with respect to any such environmental laws for a period of six years.

 TERMINATION

   The Oakdale Agreement may be terminated if the closing of the Oakdale Acquisition does not occur by May 11, 1998 (provided that the Company may elect prior to such date to extend the closing date to June 11, 1998). In addition, if the closing does not occur but for the Company's breach of any material representation, warranty, covenant or condition contained in the Oakdale Agreement, then the Company will be obligated to pay the Oakdale sellers liquidated damages in the amount of $1.6 million.

 LEASE AND OWNERSHIP OF REAL ESTATE

   At the closing, the Company and the sellers of Oakdale will enter into a non-recourse secured loan agreement (the "Mortgage Loan"), pursuant to which the Company will loan the Oakdale sellers approximately $11.4 million, a portion of the proceeds of which will be used to repay all outstanding senior mortgage indebtedness on all real estate owned by Oakdale. The loan will bear interest at an annual interest rate of approximately 5.7% and will have a term of fifteen years. The loan will be secured by a first priority non-recourse mortgage on certain parcels of real estate used in the operations of the Oakdale Theater. In addition, the Company and Oakdale will enter into a master lease with respect to such real estate which will provide for an annual rent of $900,000 and a purchase agreement which will provide that the Company will purchase such real estate on the fifteenth anniversary of the closing of the transaction for approximately $15.4 million. Amounts outstanding under the Mortgage Loan will be credited against such purchase price. The real estate purchase is conditioned on the assumption by the Company of the FAA and the Use Agreement.

EMI ACQUISITION

   On May 1, 1998, the Company entered into the EMI Agreement to acquire approximately an 80% equity interest in EMI for an aggregate purchase price of $8.5 million in cash. In addition, the Company has agreed to make a loan to the EMI sellers in an amount equal to 20% of certain taxes which the EMI sellers will be subject to as a result of the transaction. The Company currently anticipates the amount of such loan will be approximately $750,000. The loan will bear interest at a rate of 10% and, subject to certain conditions, will be repaid when the EMI sellers sell their equity interests in EMI.

 CLOSING CONDITIONS; TERMINATION

   The parties have the right to terminate the EMI Agreement if the closing has not occurred by June 30, 1998. The EMI Agreement provides that the Company and the EMI sellers will enter into a shareholders agreement reasonably satisfactory to the parties and a management services agreement. The Company expects that the management services agreement will provide that the EMI sellers will be entitled to compensation for providing services pursuant to such agreement in an amount equal to 20% of EMI's adjusted EBDA (which will be defined in the management services agreement).

 INDEMNITY

   The Company and the EMI sellers have agreed to indemnify each other for, among other things, any costs or expenses with respect to any breach of a representation, warranty, covenant or other obligation under the EMI Agreement. The indemnity obligations of the EMI sellers is subject to certain limitations, including a limitation of approximately $4.3 million on the amount of the sellers liability with respect to a breach of any representation or warranty and to approximately $8.5 million in all other cases.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

   Pursuant to the Company's Certificate of Incorporation and By-laws, the business of the Company is managed by the Board. The Board conducts its business through meetings of the board and its committees. The standing committees of the Board are described below.

   The By-laws of the Company authorize the Board to fix the number of directors from time to time. The number of directors of the Company is currently ten; however, it is anticipated that upon consummation of the FAME Acquisition, the number of directors will be increased to eleven. All directors hold office until the next annual meeting of stockholders following their election or until their successors are elected and qualified. Officers of the Company are to be elected annually by the Board and serve at the Board's discretion. In the election of directors, the holders of the Class A Common Stock will be entitled by class vote, exclusive of all other stockholders, to elect two-sevenths (rounded up) of the directors to serve on the Board, with each share of the Class A Common Stock entitled to one vote.

   Currently, the Board consists of the individuals who are currently serving as directors of SFX Broadcasting and Brian Becker who was appointed to the Board upon the consummation of the PACE Acquisition. In addition, it is anticipated that upon the consummation of the FAME Acquisition, Mr. Falk, the Chairman and a founder of FAME, will be appointed as a Director and a Member of the Office of the Chairman of the Company. All of the individuals who currently serve as directors of SFX Broadcasting will cease to be directors of SFX Broadcasting at the time of the consummation of the SFX Merger. If the SFX Merger Agreement is terminated, Messrs. Dugan, Kramer and O'Grady have indicated that they will promptly resign from their positions as directors of the Company, and the Board will appoint three new independent directors, to serve until the next annual meeting of the stockholders of the Company.

   All of the executive officers of the Company other than Mr. Becker (the "Executive Officers") are currently responsible for the management of SFX Broadcasting. It is anticipated that such Executive Officers will enter into five year employment agreements with the Company that will be similar to their existing employment agreements with SFX Broadcasting (except Mr. Armstrong who will no longer serve as an executive officer of the Company, effective as of September 1, 1998, in order to continue to pursue a career in radio broadcasting). See "--Employment Agreements and Arrangements with Certain Officers and Directors." These employment agreements will become effective immediately at the time of consummation of the SFX Merger. Prior to the consummation of the SFX Merger, the Executive Officers who currently serve as officers of SFX Broadcasting will continue to devote as much time as they deem necessary to conduct the operations of the Company consistent with their obligations to SFX Broadcasting. If the SFX Merger Agreement is terminated for any reason, such Executive Officers will continue to perform services for both SFX Broadcasting and the Company until SFX Broadcasting is able to hire suitable replacements for these Executive Officers. If the SFX Merger Agreement is terminated, SFX Broadcasting intends to seek another buyer for its radio broadcasting business.

   The Company and Messrs. Sillerman, Ferrel, Tytel and Benson have reached agreements in principle that they will continue to serve as officers and directors of the Company. See "Risk Factors--Dependence on Key Personnel." The following table sets forth information as to the directors and the executive officers of the Company:

                                                                   AGE AS OF
                                 POSITION(S) HELD WITH SFX       DECEMBER 31,
           NAME                        ENTERTAINMENT                 1997
-------------------------- -----------------------------------  --------------
Robert F.X. Sillerman .....Director, Executive Chairman and           49
                           Member of the Office of the
                           Chairman
Michael G. Ferrel .........Director, President, Chief                 48
                           Executive Office and Member of the
                           Office of the Chairman
Brian Becker ..............Director, Executive Vice President         41
                           and Member of the Office of the
                           Chairman
Howard J. Tytel ...........Director, Executive Vice President,        50
                           General Counsel and Secretary
Thomas P. Benson ..........Director, Vice President and Chief         35
                           Financial Officer
Richard A. Liese ..........Director, Vice President and               47
                           Assistant General Counsel
D. Geoffrey Armstrong(1) ..Director and Executive Vice                40
                           President
James F. O'Grady, Jr. .....Director                                   69
Paul Kramer ...............Director                                   65
Edward F. Dugan ...........Director                                   63
David Falk(2) .............Director and Member of the Office          47
                           of the Chairman

------------
(1) While Mr. Armstrong will remain as a director of the Company, it is anticipated that, effective as of September 1, 1998, he will no longer serve as an executive officer of the Company in order to continue to pursue a career in radio broadcasting.
(2)    Effective upon consummation of the FAME Acquisition.

   ROBERT F.X. SILLERMAN has served as the Executive Chairman, a Member of the Office of the Chairman and a Director of the Company since its formation in December 1997. Mr. Sillerman also presently serves as the Executive Chairman of SFX Broadcasting, having served in such capacity since July 1, 1995. From 1992 through June 30, 1995, Mr. Sillerman served as Chairman of the Board of Directors and Chief Executive Officer of SFX Broadcasting. Mr. Sillerman is Chairman of the Board of Directors and Chief Executive Officer of SCMC, a private company that makes investments in and provides financial consulting services to companies engaged in the media business, and of TSC, a private company that makes investments in and provides financial advisory services to media-related companies. Through privately held entities, Mr. Sillerman controls the general partner of Sillerman Communications Partners, L.P., an investment partnership. Mr. Sillerman is also the Chairman of the Board and a founding stockholder of Marquee, a publicly-traded company organized in 1995, which is engaged in various aspects of the sports, news and other entertainment industries. Mr. Sillerman is also a founder and a significant stockholder of Triathlon, a publicly-traded company that owns and operates radio stations in medium and small-sized markets in the mid-western and western United States. For the last twenty years, Mr. Sillerman has been a senior executive of and principal investor in numerous entities operating in the broadcasting business. In 1993, Mr. Sillerman became the Chancellor of the Southampton campus of Long Island University.

   MICHAEL G. FERREL has served as the President, Chief Executive Officer, a Member of the Office of the Chairman and a Director of the Company since its formation in December 1997. Mr. Ferrel also presently serves as the President, Chief Executive Officer and a director of SFX Broadcasting, having served in such capacity since November 22, 1996. Mr. Ferrel served as President and Chief Operating Officer of MMR, a wholly-owned subsidiary of SFX Broadcasting , and a member of MMR's board of directors since MMR's inception in August 1992 and as Co-Chief Executive Officer of MMR from January 1994 to January 1996, when he became the Chief Executive Officer. From 1990 to 1993, Mr. Ferrel served as Vice President of Goldenberg Broadcasting, Inc., the former owner of radio station WPKX-FM, Springfield, Massachusetts, which was acquired by MMR in July 1993.

   BRIAN E. BECKER has served as an Executive Vice President, a Member of the Office of the Chairman and a Director of the Company since the consummation of the PACE acquisition in February 1998. Mr. Becker has served as Chief Executive Officer of PACE since 1994 and was appointed as President of PACE in 1996. He first joined PACE as the Vice President and General Manager of PACE's theatrical division at the time of that division's formation in 1982, and subsequently directed PACE's amphitheater development efforts. He served as Vice Chairman of PACE from 1992 until he was named its Chief Executive Officer in 1994.

   HOWARD J. TYTEL has served as an Executive Vice President, General Counsel, Secretary and a Director of the Company since its formation in December 1997. Mr. Tytel also presently serves as a Director, General Counsel, Executive Vice President and Secretary of SFX Broadcasting, having served in such capacity since 1992. Mr. Tytel is Executive Vice President, General Counsel and a Director of SCMC and TSC and holds an economic interest in those companies. Mr. Tytel is a Director and a founder of Marquee and a founder of Triathlon. Mr. Tytel was a Director of Country Music Television from 1988 to 1991. From March 1995 until March 1997, Mr. Tytel was a Director of Interactive Flight Technologies, Inc., a publicly-traded company providing computer-based in-flight entertainment. For the last twenty years, Mr. Tytel has been associated with Mr. Sillerman in various capacities with entities operating in the broadcasting business. Since 1993, Mr. Tytel has been Of Counsel to the law firm of Baker & McKenzie, which currently represents SFX Broadcasting, the Company and other entities with which Messrs. Sillerman and Tytel are affiliated, on various matters.

   THOMAS P. BENSON has served as the Vice President, Chief Financial Officer and a Director of the Company since its formation in December 1997. Mr. Benson also presently serves as the Chief Financial Officer and a Director of SFX Broadcasting, having served in such capacity since November 22, 1996. Mr. Benson became the Vice President of Financial Affairs of SFX Broadcasting in June 1996. He was the Vice President--External and International Reporting for American Express Travel Related Services Company from September 1995 to June 1996. From 1984 through September 1995, Mr. Benson worked at Ernst & Young LLP as a staff accountant, senior accountant, manager and senior manager.

   RICHARD A. LIESE has served as a Vice President, Associate General Counsel and a Director of the Company since its formation in December 1997. Mr. Liese also presently serves as a Director, Vice President and Associate General Counsel of SFX Broadcasting, having served in such capacity since 1995. Mr. Liese has also been the Assistant General Counsel and Assistant Secretary of SCMC since 1988. In addition, from 1993 until April 1995, he served as Secretary of MMR.

   D. GEOFFREY ARMSTRONG has served as an Executive Vice President and a Director of the Company since its formation in December 1997. It is anticipated that, effective as of September 1, 1998, Mr. Armstrong will no longer serve as an executive officer of the Company but will remain as a Director. Mr. Armstrong also presently serves as the Chief Operating Officer and an Executive Vice President of SFX Broadcasting, having served in such capacity since November 22, 1996. Mr. Armstrong has served as a Director of SFX Broadcasting since 1993. Mr. Armstrong became the Chief Operating Officer of SFX Broadcasting in June 1996 and the Chief Financial Officer, Executive Vice President and Treasurer of SFX Broadcasting in April 1995. Mr. Armstrong was Vice President, Chief Financial Officer and Treasurer of SFX Broadcasting from 1992 until March 1995. He had been Executive Vice President and Chief Financial Officer of Capstar, a predecessor of SFX Broadcasting, since 1989. From 1988 to 1989, Mr. Armstrong was the Chief Executive Officer of Sterling Communications Corporation.

   JAMES F. O'GRADY, JR. has served as a Director of the Company since its formation in December 1997. Mr. O'Grady also serves as a Director of SFX Broadcasting. Mr. O'Grady has been President of O'Grady and Associates, a media brokerage and consulting company, since 1979. Mr. O'Grady has been a Director of Orange and Rockland Utilities, Inc. and of Video for Broadcast, Inc. since 1980 and 1991, respectively. Mr. O'Grady has been the co-owner of Allcom Marketing Corp., a corporation that provides marketing and public relations services for a variety of clients, since 1985, and has been Of Counsel to Cahill and Cahill, Brooklyn, New York, since 1986. He also served on the Board of Trustees of St. John's University from 1984 to 1996, and has served as a Director of The Insurance Broadcast System, Inc. since 1994.

   PAUL KRAMER has served as a Director of the Company since its formation in December 1997. Mr. Kramer also serves as a Director of SFX Broadcasting and Nations Flooring, Inc. Mr. Kramer has been a partner in Kramer & Love, financial consultants specializing in acquisitions, reorganizations and dispute resolution, since 1994. From 1992 to 1994, Mr. Kramer was an independent financial consultant. Mr. Kramer was a partner in the New York office of Ernst & Young LLP from 1968 to 1992.

   EDWARD F. DUGAN has served as a Director of the Company since its formation in December 1997. Mr. Dugan also serves as a Director of SFX Broadcasting. Mr. Dugan is President of Dugan Associates Inc., a financial advisory firm to media and entertainment companies, which he founded in 1991. Mr. Dugan was an investment banker with Paine Webber Inc., as a Managing Director, from 1978 to 1990, with Warburg Paribas Becker Inc., as President, from 1975 to 1978 and with Smith Barney Harris Upham & Co., as a Managing Director, from 1961 to 1975.

   DAVID FALK will serve as a Member of the Office of the Chairman and a Director of the Company upon consummation of the FAME Acquisition. Mr. Falk will also serve as a Director and as Chairman of both FAME and the Company's Sports Group and each subsidiary of the Company's Sports Group (which includes FAME). Mr. Falk, who has represented professional athletes for over twenty years, is presently a director, Chairman and Chief Executive Officer of FAME, positions he has held since he founded FAME in 1992. Mr. Falk also serves as Chairman of the HTS Sports-a-Thon to benefit the Leukemia Society of America, is a member of the Executive Committee of the College Fund and is on the Board of Directors of the Juvenile Diabetes Foundation and Share the Care for Children.

 AUDIT COMMITTEE

   The Audit Committee will review (and report to the Board) on various auditing and accounting matters, including the selection, quality and performance of the Company's internal and external accountants and auditors, the adequacy of its financial controls, and the reliability of financial information reported to the public. The Audit Committee will also review certain related-party transactions and potential conflict-of-interest situations involving officers, directors or stockholders of the Company. The members of the Audit Committee are Messrs. Kramer, O'Grady and Dugan.

 COMPENSATION COMMITTEE

   The Compensation Committee will review and make recommendations with respect to certain of the Company's compensation programs and compensation arrangements with respect to certain officers, including Messrs. Sillerman, Ferrel, Tytel, Benson and Liese. The members of the Compensation Committee are Messrs. Kramer, O'Grady and Dugan, none of whom is a current or former employee or officer of SFX Broadcasting or the Company.

 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The Compensation Committee is comprised of Messrs. Kramer, O'Grady and Dugan. The Board approved the issuance of shares of Class A Common Stock to holders as of the Spin-Off record date of stock options or SARs of SFX Broadcasting , whether or not vested. The issuance was approved to allow the holders of these options and SARs to participate in the Spin-Off in a similar manner to holders of SFX Broadcasting's Class A common stock. In connection with this issuance, Messrs. Kramer, O'Grady and Dugan received 13,000, 13,000 and 3,000 shares of Class A Common Stock, respectively.

 STOCK OPTION COMMITTEE

   The Stock Option Committee will grant options, determine which employees and other individuals performing substantial services to the Company may be granted options and determine the rights and limitations of options granted under the Company's plans. The members of the Stock Option Committee are Messrs. Kramer, O'Grady and Dugan.

 STOCK OPTION AND RESTRICTED STOCK PLAN

   The Company's 1998 Stock Option and Restricted Stock Plan, provides for the issuance of up to 2,000,000 shares of Class A Common Stock. The purpose of the plan is to provide additional incentive to officers and employees of the Company. Each option granted under the plan will be designated at the time of grant as either an "incentive stock option" or a "non-qualified stock option." The plan will be administered by the Stock Option Committee. The Board has approved the issuance of stock options exercisable for an aggregate of 1,002,500 shares under the plan. See "--Employment Agreements and Arrangements with Certain Officers and Directors."

 COMPENSATION OF DIRECTORS

   Directors employed by the Company will receive no compensation for meetings they attend. Each director not employed by the Company will receive a fee of $1,500 for each Board meeting he attends, in addition to reimbursement of travel expenses. Each non-employee director who is a member of a committee will also receive $1,500 for each committee meeting he attends that is not held in conjunction with a Board meeting. If the committee meeting occurs in conjunction with a Board meeting, each committee member will receive an additional $500 for each committee meeting he attends. In addition, the Company will pay each director an annual retainer of $30,000, of which not less than one-half will be paid in cash and one-half will be paid in shares of the Class A Common Stock.

EXECUTIVE COMPENSATION

   The Company did not pay any compensation to the current Executive Officers in 1997. The Company anticipates that during 1998 its most highly compensated executive officers will be Messrs. Sillerman, Ferrel, Becker and Tytel. See "--Employment Agreements and Arrangements with Certain Officers and Directors."

   It is anticipated that compensation for the Executive Officers and for other executives will consist principally of base salary, an annual incentive bonus opportunity and long-term stock-based incentive awards. All direct and indirect remuneration of all Executive Officers and certain other executives will be approved by the Compensation and Stock Option Committees.

   The Company has granted shares of Class A Common Stock to holders as of the Spin-Off record date of stock options or SARs of SFX Broadcasting, whether or not vested. See "Certain Relationships and Related
Transactions--Issuance of Stock to Holders of SFX Broadcasting's Options and SARs."

EMPLOYMENT AGREEMENTS AND ARRANGEMENTS WITH CERTAIN OFFICERS AND DIRECTORS

   The Company anticipates that it will enter into employment agreements with all of the Executive Officers prior to the consummation of the SFX Merger (except for Mr. Armstrong), and that the employment agreements (except for Mr. Becker's employment agreement which is described below) will become effective immediately after the consummation of the SFX Merger. It is anticipated that the employment agreements will provide for annual base salaries of $500,000 for Mr. Sillerman, $350,000 for Mr. Ferrel, $300,000 for Mr. Tytel and $235,000 for Mr. Benson. Each executive officer is expected to receive a bonus to be determined annually in the discretion of the Board, on the recommendation of the Compensation Committee. Each employment agreement will be for a term of five years, and unless terminated or not renewed by the Company or the employee, the term will continue thereafter on a year-to-year basis on the same terms existing at the time of renewal. It is anticipated that each of the agreements will provide for payments and other benefits to be mutually agreed upon, if the employee's employment terminates following a change of control.

   In connection with entering into the employment agreements, the Company sold the following restricted stock: 500,000 shares of Class B Common Stock to Mr. Sillerman, 150,000 shares of Class B Common Stock to Mr. Ferrel, 80,000 shares of Class A Common Stock to Mr. Tytel and 10,000 shares of Class A Common Stock to Mr. Benson. The shares of restricted stock were sold to the officers at a purchase price of $2.00 per share. In addition, the Board (on the review and recommendation of the Compensation Committee) also approved the issuance, effective upon consummation of the Spin-Off, of the following stock options exercisable for shares of Class A Common Stock: options to purchase 120,000 shares to Mr. Sillerman, options to purchase 50,000 shares to Mr. Ferrel, options to purchase 40,000 shares to Mr. Armstrong, options to purchase 25,000 shares to Mr. Tytel, options to purchase 10,000 shares to Mr. Benson and options to purchase 2,500 shares to each of Messrs. Kramer, O'Grady, and Dugan. The options will vest over three years and will have an exercise price of $5.50 per share. See "Risk Factors--Future Charges to Earnings."

   Until the closing date of the SFX Merger, the Executive Officers (other than Mr. Becker) will continue to be employed by SFX Broadcasting (at SFX Broadcasting's expense), but will devote as much time as they deem reasonably necessary, consistent with their obligations to SFX Broadcasting, in support of the Company on a basis consistent with the time and scope of services that they devoted to the live entertainment business prior to the Spin-Off. Effective immediately prior to the consummation of the SFX Merger, the Company will assume all obligations arising under any employment agreement or arrangement (written or oral) between SFX Broadcasting or any of its subsidiaries and the Executive Officers, other than the rights, if any, of the Executive Officers to receive options at the time of their termination following a change of control of SFX Broadcasting (as defined in their respective employment agreements) and all existing rights to indemnification. The Company will assume the obligation to make change of control payments under Messrs. Sillerman's, Ferrel's and Benson's existing employment agreements with SFX Broadcasting of approximately $3.3 million, $1.5 million and $0.2 million, respectively. The Company will also indemnify SFX Broadcasting and its subsidiaries from all obligations arising under the assumed employment agreements or arrangements (except in respect of the termination options and all existing rights to indemnification).

 BECKER EMPLOYMENT AGREEMENT

   As a condition to the execution of the PACE Agreement, the Company entered into an employment agreement with the Chief Executive Officer and President of PACE, Mr. Brian Becker (the "Becker Employment Agreement"). The Becker Employment Agreement has a term of five years commencing on February 25, 1998. Mr. Becker will continue as President and Chief Executive Officer of PACE. In addition, for the term of his employment, Mr. Becker will serve as
(a) a member of the Company's Office of the Chairman, (b) an Executive Vice President of the Company and (c) a director of each of PACE and the Company (subject to shareholder approval). During the term of his employment, Mr. Becker will receive (a) a base salary of $294,000 for the first year, $313,760 for each of the second and third years and $334,310 for each of the fourth and fifth years and (b) an annual bonus in the discretion of the Board.

   The Company has agreed that it will not sell either the theatrical or motor sports line of business of PACE prior February 25, 1999. If the Company sells either line of business after the first anniversary, it has agreed not to sell the other line of business prior to 15 days past the second anniversary of the PACE Acquisition. The Becker Employment Agreement provides that Mr. Becker will have a right of first refusal (the "Becker Right of First Refusal") if, between the first and second anniversary of the PACE Acquisition, the Company receives a bona fide offer from a third party to purchase all or substantially all of either the theatrical or motor sports lines of business at a price equal to 95% of the proposed purchase price. The Fifth Year Put Option (as defined in the PACE acquisition agreement) will also be immediately exercisable as of such closing. If that Mr. Becker does not exercise his right of first refusal and either of the theatrical or motor sports line of business is sold, then he will have an identical right of first refusal for the sale of the remaining line of business beginning on the second anniversary of the PACE Acquisition and ending six months thereafter. Mr. Becker will be paid an administrative fee of $100,000 if he does not exercise his right of first refusal and the Company does not consummate the proposed sale. Mr. Becker would thereafter retain all rights to the Becker Right of First Refusal.

   Beginning on the second anniversary of the date of the Becker Employment Agreement (December 12, 1999), Mr. Becker will have the option (the "Becker Second Year Option"), exercisable within 15 days thereafter, to elect one or more of the following: to (a) put any stock or portion thereof (including any vested and unvested options to purchase stock) and/or any compensation to be paid to Mr. Becker by the Company; (b) become a consultant to the Company for no more than an average of 20 hours per week for the remainder of the term and with the same level of compensation set forth in the Becker Employment Agreement; or (c) acquire PACE's motor sports line of business (or, if that line of business was previously sold, PACE's theatrical line of business) at its fair market value as determined in the Becker Employment Agreement.

   The Becker Employment Agreement may be terminated (a) by the Company for Cause (as defined in the Becker Employment Agreement), (b) by the Company for Mr. Becker's death or permanent disability or (c) by Mr. Becker at any time for any reason or upon exercise of the Becker Second Year Option.

   In addition, Mr. Becker's employment may be terminated by the Company any time in the Company's sole discretion or by Mr. Becker at any time following, among other things, (a) failure to elect or re-elect Mr. Becker as a director of the Company, (b) a reduction in Mr. Becker's base salary or in the formula to calculate his bonus, (c) discontinuation of Mr. Becker's participation in any stock option, bonus or other employee benefit plan, (d) prior to two years and fifteen days after consummation of the PACE Acquisition, the sale of either the motor sports or theatrical line of business to any person other than Mr. Becker (unless Mr. Becker elected not to exercise the Becker Right of First Refusal (as defined below)), (e) the sale of all or substantially all of the assets of PACE, (f) a change of control of the Company or (g) the failure by the Company to contribute any acquired business (which derives a majority of its revenues from either a theatrical or motor sports line of business) to PACE. If Mr. Becker's employment is terminated, then, among other things, (a) for the period from the date of termination until the fifth anniversary of the closing of the PACE Acquisition, the Company must pay Mr. Becker the base salary and any bonus to which he would otherwise be entitled and Mr. Becker will be entitled to participate in any and all of the profit-sharing, retirement income, stock purchase, savings and executive compensation plans to the same extent he would otherwise have been entitled to participate, (b) for a period of one year after the date of termination, the Company will maintain Mr. Becker's life, accident, medical, health care and disability programs or arrangements and provide Mr. Becker with use of the same office and related facilities and (c) if the termination occurs prior to two years and 15 days after consummation of the PACE Acquisition, Mr. Becker will retain the Becker Second Year Option and the Becker Right of First Refusal.

   Throughout the term of his employment and for a period of 18 months thereafter, Mr. Becker has agreed not to, directly or indirectly, engage in any activity or business that is directly competitive with the Company (or its affiliates) or solicit any of its employees to leave the Company (or its affiliates). However, these restrictions will not apply if Mr. Becker exercises his rights, or the Company breaches its obligations, with respect to the Becker Right of First Refusal or the Becker Second Year Option

   The Company has agreed to indemnify, defend and hold Mr. Becker harmless to the maximum extent permitted by law against expenses, including attorney's fees, incurred in connection with the fact that Mr. Becker is or was an officer, employee or director of the Company or any of its affiliates.

   In addition, the Company has entered into an employment agreement with David Falk which will be effective upon the consummation of the FAME Acquisition. See "Agreements Related to the Pending Acquisitions."

 POSSIBLE AMENDMENTS TO DELSENER/SLATER EMPLOYMENT AGREEMENTS

   Messrs. Delsener and Slater and the Company are in the process of negotiating amendments to their employment agreements to reflect, among other things, the changes to the Company's business as a result of the Recent Acquisitions and the Spin-Off. Messrs. Delsener and Slater have agreed in principle to waive any rights to repurchase (or to offer to repurchase) Concerts, and any rights to receive a portion of the proceeds of a Return Event (as defined in their employment agreements) that they might otherwise have in connection with the SFX Merger or the Spin-Off. However, there can be no assurance that Messrs. Delsener and Slater will waive these rights on terms acceptable to the Company or that, if not so waived, neither Mr. Delsener nor Mr. Slater will exercise these rights. These rights may continue to apply in certain circumstances to transactions after, or unrelated to, the Spin-Off and the SFX Merger. The Company also expects, in connection with the foregoing, to negotiate mutually satisfactory amendments to certain of Messrs. Delsener's and Slater's compensation arrangements, including bonus and profit-sharing provisions. See "Risk Factors--Rights to Purchase Certain Subsidiaries" and "Certain Relationships and Related Transactions--Delsener/Slater Employment Agreements."

   The Company and SFX Broadcasting have also entered into certain agreements and arrangements with their officers and directors from time to time in the past. See "Certain Relationships and Related Transactions."

                            PRINCIPAL STOCKHOLDERS

   The following table sets forth information regarding the beneficial ownership of shares of Common Stock as of May 1, 1998, as adjusted to give effect to the Offering (assuming no exercise of the Underwriters over-allotment option) and the Pending Acquisitions, with respect to (a) each director of the Company, (b) each executive officers of the Company, (c) the directors and executive officers of the Company as a group and (d) each person known by the Company to own beneficially more than five percent of the outstanding shares of any class of Common Stock.

                                      SHARES BENEFICIALLY OWNED
                                      PRIOR TO THE OFFERING AND
                                     THE PENDING ACQUISITIONS(1)
                     -----------------------------------------------------------
                              CLASS A                 CLASS B
                           COMMON STOCK             COMMON STOCK
                     ------------------------- ---------------------- ---------
                                                                       PERCENT
                                                                          OF
                         NUMBER       PERCENT     NUMBER     PERCENT    TOTAL
NAME AND ADDRESS OF        OF           OF          OF         OF       VOTING
BENEFICIAL OWNER(2)      SHARES        CLASS      SHARES      CLASS     POWER
-------------------  -------------- ---------  ----------- ---------  ---------
Directors and
 Executive
 Officers:
 Robert F.X.
  Sillerman ........    1,577,034(3)    8.5%    1,524,168      89.8%     47.3%
 Michael G. Ferrel        191,236(4)     *        172,869      10.2%      5.4
 Brian Becker ......       29,402        *             --        --        *
 Howard J. Tytel  ..      137,891 (5)    *             --        --        *
 Thomas P. Benson ..       19,000        *             --        --        *
 Richard A. Liese  .        9,500        *             --        --        *
 D. Geoffrey
  Armstrong ........      161,800        *             --        --        *
 James F. O'Grady,
  Jr. ..............       14,772        *             --        --        *
 Paul Kramer .......       15,922        *             --        --        *
 Edward F. Dugan  ..        5,922        *             --        --        *
 David Falk.........           --        *             --        --        *
All directors and
executive officers
as a group
 (10 persons -11
 including David
 Falk) .............    2,162,479      11.6%    1,697,037     100.0%     53.8%

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                       SHARES BENEFICIALLY OWNED
                                         AFTER THE OFFERING AND
                                      THE PENDING ACQUISITIONS(1)
                     --------------------------------------------------------------
                              CLASS A                   CLASS B
                           COMMON STOCK              COMMON STOCK
                     ------------------------- -------------------------
                                                                          PERCENT
                                                                             OF
                         NUMBER       PERCENT      NUMBER       PERCENT    TOTAL
NAME AND ADDRESS OF        OF           OF           OF           OF       VOTING
BENEFICIAL OWNER(2)      SHARES        CLASS       SHARES        CLASS     POWER
-------------------  -------------- ---------  -------------- ---------  ---------
Directors and
 Executive
 Officers:
 Robert F.X.
  Sillerman ........    1,577,034(3)    5.8%      1,524,168(3)    89.8%     38.1%
 Michael G. Ferrel        191,236        *          172,869(4)    10.2%      4.3
 Brian Becker ......       29,402        *               --         --        *
 Howard J. Tytel  ..      137,891 (5)    *               --         --        *
 Thomas P. Benson ..       19,000        *               --         --        *
 Richard A. Liese  .        9,500        *               --         --        *
 D. Geoffrey
  Armstrong ........      161,800        *               --         --        *
 James F. O'Grady,
  Jr. ..............       14,772        *               --         --        *
 Paul Kramer .......       15,922        *               --         --        *
 Edward F. Dugan  ..        5,922        *               --         --        *
 David Falk.........      850,000       2.4              --         --       1.5
All directors and
executive officers
as a group
 (10 persons -11
 including David
 Falk) .............    2,812,479      10.4%      1,697,037      100.0%     44.9%

------------
 *      Less than 1%
(1) Does not include 2,000,000 shares reserved for issuance pursuant to the Company's 1998 Stock Option and Restricted Stock Plan. In January 1998, the Board approved the issuance of stock options for an aggregate of 1,002,500 shares of Class A Common Stock.
(2) Unless otherwise set forth above, the address of each stockholder is the address of the Company, which is 650 Madison Avenue, 16th Floor, New York, New York 10022. Pursuant to Rule 13d-3 of the Exchange Act, as used in this table, (a) "beneficial ownership" means the sole or shared power to vote, or to direct the disposition of, a security, and (b) a person is deemed to have "beneficial ownership" of any security that the person has the right to acquire within 60 days of May 1, 1998. Unless noted otherwise, (a) information as to beneficial ownership is based on statements furnished to the Company by the beneficial owners, and (b) stockholders possess sole voting and dispositive power with respect to shares listed on this table. As of May 1, 1998, there were issued and outstanding 18,512,170 shares of Class A Common Stock and 1,697,037 shares of Class B Common Stock.
(3) Includes (a) 8,949 shares of Class A Common Stock held by TSC; (b) warrants held by SCMC to purchase an aggregate of 600,000 shares of Class A Common Stock and (c) an option to acquire an aggregate of 537,185 shares of Class A Common Stock from a third party. If the 1,524,168 shares of Class B Common Stock held by Mr. Sillerman were included in calculating his ownership of the Class A Common Stock, then Mr. Sillerman would beneficially own 3,101,202 shares of Class A Common Stock, representing approximately 10.8% of the class upon consummation of the Offering and the Pending Acquisitions. Does not include options to purchase an aggregate of 120,000 shares of Class A Common Stock that are expected to be issued to Mr. Sillerman pursuant to his anticipated employment agreement. See "Management--Employment Agreements and Arrangements with Certain Officers and Directors."

(4) If the 172,869 shares of Class B Common Stock held by Mr. Ferrel were included in calculating his ownership of the Class A Common Stock, then Mr. Ferrel would beneficially own 364,105 shares of Class A Common Stock, representing approximately 1.3% of the class upon consummation of the Offering. Does not include options to purchase an aggregate of 50,000 shares of Class A Common Stock that are expected to be issued to Mr. Ferrel pursuant to his anticipated employment agreement. See "Management--Employment Agreements and Arrangements with Certain Officers and Directors."
(5) In addition to the shares that Mr. Tytel beneficially owns, he has economic interests in a limited number of shares beneficially owned by Mr. Sillerman. These interests do not impair Mr. Sillerman's ability to vote and dispose of those shares. Mr. Tytel also has an economic interest in SCMC and TSC, which together will beneficially own an aggregate of 608,949 shares of Class A Common Stock, although he does not have voting or dispositive power with respect to the shares beneficially held by SCMC and TSC. See "Certain Relationships and Related Transactions--Arrangement Between Robert F.X. Sillerman and Howard J. Tytel." Does not include options to purchase an aggregate of 25,000 shares of Class A Common Stock that are expected to be issued to Mr. Tytel pursuant to his employment agreement. See "Management--Employment Agreements and Arrangements with Certain Officers and Directors" and "Certain Relationships and Related Transactions--Issuance of Stock to Holders of SFX Broadcasting's Options and SARs."

POSSIBLE CHANGE IN CONTROL

   Mr. Sillerman has pledged an aggregate of 793,401 of his shares of Class B Common Stock as collateral for a line of credit, under which Mr. Sillerman currently has no outstanding borrowings. Mr. Sillerman continues to be entitled to exercise voting and consent rights with respect to the pledged shares, with certain restrictions. However, if Mr. Sillerman defaults in the payment of any future loans extended to him under the line of credit, the bank will be entitled to sell the pledged shares. Although the Class B Common Stock has 10 votes per share in most matters, the pledged shares will automatically convert into shares of Class A Common Stock upon such a sale. Such a sale of the pledged shares would reduce Mr. Sillerman's share of the voting power of the Common Stock, and would therefore be likely to result in a change of control of the Company. See "Risk Factors--Restrictions Imposed by the Company's Indebtedness."

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

POTENTIAL CONFLICTS OF INTEREST

   Marquee is a publicly-traded company that, among other things, provides talent representations services to professional athletes and acts as booking agent for tours and appearances for musicians and other entertainers. The Company has indicated to Marquee its potential interest in acquiring Marquee. Mr. Sillerman has an aggregate equity interest of approximately 9.1% in Marquee and Mr. Sillerman is the chairman of its board of directors, and Mr. Tytel is one of its directors. Upon the consummation of the acquisition of FAME, the Company may directly compete with Marquee in obtaining representation agreements with particular athletes and endorsement opportunities for its clients. The Company anticipates that, from time to time, it will enter into transactions and arrangements (particularly, booking arrangements) with Marquee and Marquee's clients, and it may compete with Marquee for specific concert promotion engagements. In addition, the Company could in the future compete with Marquee in the production or promotion of motor sports or other sporting events. These transactions or arrangements will be subject to the approval of a committee of independent members of the boards of directors of each of the Company and Marquee, except that booking arrangements in the ordinary course of business will be subject to periodic review, but not approval of each particular arrangement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Developments" and "Certain Relationships and Related Transactions--Potential Conflicts of Interest."

   TSC, an entity controlled by Mr. Sillerman and in which Mr. Tytel also has an equity interest, provides financial consulting services to Marquee. TSC's services are provided by certain directors, officers and employees of the Company who are not separately compensated for their services by TSC. In any transaction, arrangement or competition with Marquee, Messrs. Sillerman and Tytel are likely to have conflicts of interest between their duties as officers and directors of the Company, on the one hand, and their duties as directors of Marquee and their interests in TSC and Marquee, on the other hand. See "--Triathlon Fees."

   Pursuant to the employment agreement entered into between Brian Becker and the Company in connection with the acquisition of PACE, Mr. Becker has the option, exercisable within 15 days after the second anniversary of the consummation of the PACE Acquisition, to purchase the Company's then existing motor sports line of business (or, if that line of business has been sold, the Company's then existing theatrical line of business) at its then fair market value. Mr. Becker's option may present a conflict of interest in his role as a director of the Company. See "Management."

EMPLOYMENT AGREEMENTS

   In January 1998, in order to retain the services of Messrs. Sillerman, Ferrel, Tytel and Benson as officers of the Company, the Company reached an agreement in principle with such individuals pursuant to which the individuals waived their right to receive shares of the Company in connection with the Spin-Off in return for the right to receive either a share of Common Stock or $4.20 in cash for each share of SFX Broadcasting common stock held by them directly or indirectly in the event that either the Spin-Off or an Alternate Transaction (as defined in the SFX Merger Agreement) were to occur. The amount of $4.20 was based on the value attributed to the Common Stock in the fairness opinion obtained by SFX Broadcasting in connection with the SFX Merger. The Company's obligation will be deemed satisfied by the receipt of shares of Common Stock in the Spin-Off.

   The Company anticipates that it will enter into employment agreements with each member of its senior management (except for Mr. Armstrong), and that the employment agreements (except for Mr. Becker's employment agreement) will become effective immediately after the consummation of the SFX Merger. The Company anticipates that the employment agreements will provide for annual base salaries of $500,000 for Mr. Sillerman, $350,000 for Mr. Ferrel, $300,000 for Mr. Tytel and $235,000 for Mr. Benson. In connection with entering into the employment agreements, the Company sold the following restricted stock: 500,000 shares of Class B Common Stock to Mr. Sillerman, 150,000 shares of Class B Common Stock to Mr. Ferrel, 80,000 shares of Class A Common Stock to Mr. Tytel and 10,000 shares

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of Class A Common Stock to Mr. Benson. The shares of restricted stock were sold to the officers at a purchase of $2.00 per share. In addition, the Board, on the recommendation of its Compensation Committee, also has approved the issuance of stock options exercisable for an aggregate of 252,500 shares of Class A Common Stock. The options will vest over three years and will have an exercise price of $5.50 per share. The Company will record non-cash compensation charges over the three-year exercise period to the extent that the fair value of the underlying Class A Common Stock of the Company exceeds the exercise price. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Future Charges to Earnings" and "Management--Employment Agreements and Arrangements with Certain Officers and Directors."

   The Company has entered into an employment agreement with Mr. Becker who serves as a Director, Member of the Office of the Chairman and Executive Vice President. Mr. Becker's employment agreement provides for (a) an annual salary of $294,000 for the first year, $313,760 for each of the second and third years and $334,310 for each of the fourth and fifth years, (b) an annual bonus in the discretion of the Board and (c) the other terms described in "Management--Employment Agreements and Arrangements with Certain Officers and Directors."

ASSUMPTION OF EMPLOYMENT AGREEMENTS; CERTAIN CHANGE OF CONTROL PAYMENTS

   Pursuant to the terms of the Distribution Agreement, at the time of the consummation of the SFX Merger, the Company will assume all obligations under any employment agreement or arrangement (whether written or oral) between SFX Broadcasting or any of its subsidiaries and any employee of the Company (including Messrs. Sillerman and Ferrel), other than obligations relating to Messrs. Sillerman's and Ferrel's change of control options and existing rights to indemnification. These assumed obligations include the obligation to pay to Messrs. Sillerman, Ferrel and Benson, after the termination of their employment with SFX Broadcasting, cash payments aggregating approximately $3.3 million, $1.5 million and $0.2 million, respectively. These payments will become due to Messrs. Sillerman, Ferrel and Benson after the termination of their employment with SFX Broadcasting following a change of control of SFX Broadcasting, pursuant to their employment agreements with SFX Broadcasting. In addition, the Company's assumed obligations will include the duty to indemnify Messrs. Sillerman and Ferrel (to the extent permitted by law) for one-half of the cost of any excise tax that may be assessed against them for any change-of-control payments made to them by SFX Broadcasting in connection with the SFX Merger.

INDEMNIFICATION OF MR. SILLERMAN

   On August 24, 1997, Mr. Sillerman entered into an agreement with SFX Broadcasting, SFX Buyer and SFX Buyer Sub to waive his right to receive indemnification (except to the extent covered by directors' and officers' insurance) from SFX Broadcasting, its subsidiaries, SFX Buyer and SFX Buyer Sub for claims and damages arising out of the SFX Merger and related transactions. It is anticipated that, in any employment agreement with Mr. Sillerman, the Company will agree to indemnify Mr. Sillerman for these claims and damages to the fullest extent permitted by applicable law.

DELSENER/SLATER EMPLOYMENT AGREEMENTS

   In connection with the Delsener/Slater Acquisition, SFX Broadcasting entered into employment agreements in January 1997 with Ron Delsener and Mitch Slater (collectively, the "Delsener/Slater Employment Agreements"), pursuant to which each of Messrs. Delsener and Slater serve as co-Presidents and co-Chief Executive Officers of Delsener/Slater. The employment agreements will continue until December 31, 2001 unless terminated earlier by the Company for Cause (as defined in the employment agreements) or voluntarily by Messrs. Delsener or Slater.

   After the consummation of the Spin-off or the SFX Merger, Messrs. Delsener and Slater may have the right pursuant to their employment agreements (a) to purchase the outstanding capital stock of Concerts (a subsidiary of the Company holding a significant amount of the assets of the Company) for Fair Market Value (as defined in their employment agreements) or (b) to receive a cash payment equal to 15% of the amount by which the Fair Market Value of Concerts exceeds the fixed payment portion of

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the cash purchase price of the acquisition of Concerts, plus 20% interest thereon. The senior management of Concerts and SFX Broadcasting have reached an agreement in principle to waive the above rights in connection with the Spin-Off, the SFX Merger and related transactions; however, there can be no assurance that the rights will be waived on terms acceptable to SFX Broadcasting and the Company or at all. In addition, although the Company is in the process of negotiating amendments to these agreements, these and certain other rights described in the agreements may continue to apply to transactions after, or unrelated to, the Spin-Off or the SFX Merger.

   Additionally, the Messrs. Delsener's and Slater's employment agreements provide for certain annual bonus arrangements.

   Management believes that no bonuses were earned in 1997 pursuant to such arrangements. However, any bonuses that may accrue to Messrs. Delsener and Slater in the future will not be available for the Company's use to service its debt or for other purposes.

RELATIONSHIP BETWEEN HOWARD J. TYTEL AND BAKER & MCKENZIE

   Howard J. Tytel, who is the Executive Vice President, General Counsel, Secretary and a Director of the Company, is "of counsel" to the law firm of Baker & McKenzie. Mr. Tytel is also an executive vice president, the general counsel and a director of SFX Broadcasting. Baker & McKenzie serves as counsel to SFX Broadcasting, the Company and certain other affiliates of Mr. Sillerman. Baker & McKenzie compensates Mr. Tytel based, in part, on the fees it receives from providing legal services to SFX Broadcasting, other affiliates of Mr. Sillerman and other clients introduced to the firm by Mr. Tytel.

ARRANGEMENT BETWEEN ROBERT F.X. SILLERMAN AND HOWARD J. TYTEL

   Since 1978, Messrs. Sillerman and Tytel have been jointly involved in numerous business ventures, including SCMC, TSC, MMR, Triathlon, Marquee, SFX Broadcasting and the Company. In consideration for certain services provided by Mr. Tytel in connection with those ventures, Mr. Tytel has received from Mr. Sillerman either a minority equity interest in the businesses (with Mr. Sillerman retaining the right to control the voting and disposition of Mr. Tytel's interest) or cash fees in an amount mutually agreed upon. Although Mr. Tytel has not been compensated directly by SFX Broadcasting (except for ordinary fees paid to him in his capacity as a director), he receives compensation from TSC and SCMC, companies controlled by Mr. Sillerman, as well as from Mr. Sillerman personally, with respect to the services he provides to various entities affiliated with Mr. Sillerman, including SFX Broadcasting. In 1997, these cash fees aggregated approximately $5.0 million, a portion of which were paid from the proceeds of payments made by SFX Broadcasting to Mr. Sillerman or entities controlled by Mr. Sillerman and the proceeds from Mr. Sillerman's exercise for tax purposes of options granted to him by SFX Broadcasting and subsequent sale of the underlying shares. It is anticipated that, in connection with the consummation of the SFX Merger and certain related transactions, Mr. Tytel will receive shares of the Company and cash fees from TSC, SCMC and Mr. Sillerman personally in an amount to be determined in the future. See "--Assumption of Employment Agreements; Certain Change of Control Payments." It is also anticipated that Mr. Tytel will enter into an employment agreement directly with the Company that will be effective at the time of consummation of the SFX Merger. See "--Employment Agreements."

TRIATHLON FEES

   SCMC, a corporation controlled by Mr. Sillerman and in which Mr. Tytel has an equity interest, has an agreement to provide consulting and marketing services to Triathlon, a publicly-traded company in which Mr. Sillerman is a significant stockholder. Under the terms of the agreement, SCMC has agreed to provide consulting and marketing services to Triathlon until June 1, 2005 for an annual fee of $500,000, together with a refundable advance of $500,000 per year against fees earned in respect of transactional investment banking services. Fees paid by Triathlon for the years ended December 31, 1996 and December 31, 1997 were $3,000,000 and $1,794,000, respectively. These fees will vary (above the minimum annual fee of $500,000) depending on the level of acquisition and financing activities of Triathlon. SCMC previously assigned its rights to receive fees payable under this agreement

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to SFX Broadcasting. Pursuant to the terms of the Distribution Agreement, SFX
Broadcasting will assign its rights to receive these fees to the Company. Triathlon has announced that it is exploring ways of maximizing stockholder value, including possible sale to a third party. If Triathlon were acquired by a third party, the agreement might not continue for the remainder of its term.

AGREEMENTS WITH SFX BROADCASTING

   The Company and SFX Broadcasting have entered into various agreements with respect to the Spin-Off and related matters. For a description of the material terms of these agreements, see the Distribution Agreement, Tax Sharing Agreement and the Employment Benefit Agreement, each filed as an exhibit to this Registration Statement. See "Additional Information."

   In addition, SFX Broadcasting has guaranteed certain payments in connection with the PACE Acquisition, the Contemporary Acquisition and the Network Acquisition.

COMMON STOCK RECEIVED IN THE SPIN-OFF

   In the Spin-Off, the holders of SFX Broadcasting's Class A common stock, Series D preferred stock and Warrants (upon exercise) received shares of Class A Common Stock, whereas Messrs. Sillerman and Ferrel, as the holders of SFX Broadcasting's Class B common stock (which is entitled to ten votes per share on most matters), received shares of Class B Common Stock. The Class A Common Stock and Class B Common Stock have similar rights and privileges, except that the Class B Common Stock differs as to voting rights generally to the extent that SFX Broadcasting's Class A common stock and Class B common stock presently differ. The issuance of the Class B Common Stock in the Spin-Off was intended to preserve Messrs. Sillerman's and Ferrel's relative voting power after the Spin-Off. Upon consummation of the Offering and the Pending Acquisitions, Mr. Sillerman will be deemed to beneficially own approximately 38.1% of the combined voting power of the Company and Messrs. Sillerman and Ferrel will be deemed to beneficially own approximately 45.3% of the combined voting power of the Company. Accordingly, Mr. Sillerman, alone and together with the Company's current directors and executive officers, will generally be able to control the outcome of the votes of the stockholders of the Company on most matters. The Company and Messrs. Sillerman and Ferrel have agreed in principle that Messrs. Sillerman and Ferrel will continue to serve as officers and directors of the Company. See "Principal Stockholders."

   In addition, in August 1997, the board of directors of SFX Broadcasting approved amendments to the SCMC Warrants (which represent the right to purchase an aggregate of 600,000 shares of SFXBroadcasting's Class A common stock). The SCMC Warrants had previously been issued to SCMC, an entity controlled by Mr. Sillerman. The amendments memorialize the original intent of the directors of SFX Broadcasting that SCMC receive the aggregate number of shares of Class A Common Stock that it would have received if it had exercised the SCMC Warrants immediately prior to the Spin-Off.

ISSUANCE OF STOCK TO HOLDERS OF SFX BROADCASTING'S OPTIONS AND SARS

   On April 21, 1998, the Company issued 526,566 shares of Class A Common Stock to holders as of the Spin-Off record date of the stock options or SARs of SFX Broadcasting, whether or not vested. The issuance was made to allow holders of such options and SARs to participate in the Spin-Off in a manner similar to holders of SFX Broadcasting's Class A common stock. Additionally, many of the option and SAR holders have become officers, directors or employees of the Company. The members of the Company's Board, other than Mr. Becker, received an aggregate of 455,479 shares pursuant to such issuance.

MEADOWS REPURCHASE

   In connection with the acquisition of Meadows Music Theater, SFX Broadcasting obtained an option to repurchase 250,838 shares of its Class A common stock (the "Meadows Shares") for an aggregate purchase price of $8.3 million (the "Meadows Repurchase"). Pursuant to the terms of the SFX Merger

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Agreement, if the Meadows Shares are outstanding at the effective time of the
SFX Merger. Working Capital would be decreased by approximately $10.5 million. However, SFX Broadcasting was restricted from exercising the Meadows Repurchase by certain loan covenants and other restrictions.

   In January 1998, Mr. Sillerman, the Executive Chairman of the Company, committed to finance the $8.3 million exercise price of the Meadows Repurchase in order to avoid the $10.5 million reduction to Working Capital. In consideration for such commitment, the board of directors of SFX Broadcasting agreed that Mr. Sillerman would receive approximately the number of shares of Class A Common Stock to be issued in the Spin-Off with respect to the Meadows Shares. At the time SFX Broadcasting accepted Mr. Sillerman's commitment, the board of directors of SFX Broadcasting valued the Class A Common Stock to be issued in the Spin-Off at $4.20 per share, the value attributed to such shares in the fairness opinion obtained by SFX Broadcasting in connection with the SFX Merger. In April 1998, SFX Broadcasting assigned the option for the Meadows Shares to an unaffiliated third party and, in connection therewith, paid such party a fee of $75,000. Mr. Sillerman subsequently advanced such party the $8.3 million exercise price for the Meadows Repurchase which will become due on the earlier of the date on which the Meadows Shares are disposed of by the third party of January 16, 1999. If the SFX Merger is consummated, the Meadows Shares will be tendered in the SFX Merger without any gain or loss to the third party. In the event that the SFX Merger is not consummated on or before December 31, 1998, SFX Broadcasting has the option, for a limited time, to repurchase the Meadows Shares for an aggregate consideration of approximately $10.0 million. The third party has agreed to transfer to Mr. Sillerman the Class A Common Stock to be issued in the Spin-Off with respect to the Meadows Shares. The transaction has been approved by SFX Broadcasting's board of directors, including the independent directors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Future Charges to Earnings."

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                         DESCRIPTION OF CAPITAL STOCK

   In order to facilitate the Spin-Off, the Company recently revised its capital structure to increase its authorized capital stock and to effect a stock split. The authorized capital stock of the Company consists of 110,000,000 shares of Common Stock (comprised of 100,000,000 shares of Class A Common Stock and 10,000,000 shares of Class B Common Stock), and 25,000,000 shares of preferred stock, par value $.01 per share. The following descriptions of the Common Stock and the preferred stock are summaries, and are qualified in their entirety by reference to the detailed provisions of the Company Certificate and the Company By-laws (each of which are filed as exhibits to the Registration Statement). See "Additional Information."

COMMON STOCK

 SHARES OUTSTANDING

   As of the date of this Prospectus, there are issued and outstanding 18,512,170 shares of Class A Common Stock and 1,697,037 shares of Class B Common Stock. All of these shares are validly issued, fully paid and nonassessable. Upon the consummation of the Equity Offering and the Pending Acquisitions, there will be issued and outstanding 27,118,971 shares of Class A Common Stock and 1,697,037 shares of Class B Common Stock.

 DIVIDENDS

   Although no dividends are anticipated to be paid on the Common Stock in the foreseeable future, holders of Common Stock are entitled to receive any dividends (payable in cash, stock, or otherwise) that are declared thereon by the Board at any time and from time to time out of funds legally available for that purpose. No dividend may be declared or paid in cash or property on either class of common stock, unless the same dividend is simultaneously declared or paid on the other class of common stock. If dividends are declared that are payable in shares of Common Stock, then the stock dividends will be payable at the same rate on each class of Common Stock and will be payable only in shares of Class A Common Stock to holders of Class A Common Stock and in shares of Class B Common Stock to holders of Class B Common Stock. If dividends are declared that are payable in shares of common stock of another corporation, then the shares paid may differ as to voting rights to the extent that voting rights differ among the Class A Common Stock and the Class B Common Stock.

 VOTING RIGHTS

   Holders of Class A Common Stock and Class B Common Stock vote as a single class on all matters submitted to a vote of the stockholders, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, except (a) for the election of directors, (b) with respect to any "going private" transaction between the Company and Robert F.X. Sillerman or any of his affiliates and (c) as otherwise provided by law.

   In the election of directors, the holders of shares of Class A Common Stock, voting as a separate class, are entitled to elect two sevenths of the Company's directors (each, a "Class A Director"). Any person nominated by the Board for election by the holders of Class A Common Stock as a director of the Company must be qualified to be an "Independent Director" (as defined in the Company Certificate). If a Class A Director dies, is removed or resigns before his term expires, then that director's vacancy on the Board may be filled by any person appointed by a majority of the directors then in office, although less than a quorum. Any person appointed to fill the vacancy must, however, be qualified to be an Independent Director. The holders of Class A Common Stock and Class B Common Stock, voting as a single class, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, are entitled to elect the remaining directors. The holders of Common Stock are not entitled to cumulative votes in the election of directors. Mr. Sillerman has agreed to abstain, and has agreed to cause each of his affiliates to abstain, from voting in any election of Class A Directors.

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   The initial Class A Directors are Messrs. Dugan, Kramer and O'Grady. If
the SFX Merger Agreement is terminated, each of these individuals has indicated that he will promptly resign from his position as a director of the Company, and the board of directors of the Company will appoint three different Class A Directors, to serve until the next annual meeting of the stockholders of the Company.

   The holders of the Class A Common Stock and Class B Common Stock vote as a single class with respect to any proposed "going private" transaction with Mr. Sillerman or any of his affiliates, with each share of Class A Common Stock and Class B Common Stock entitled to one vote.

   Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of any class of common stock is required to approve, among other things, a change in the designations, preferences or limitations of that class of common stock.

 LIQUIDATION RIGHTS

   Upon liquidation, dissolution or winding-up of the Company, after distribution in full of any preferential amounts required to be distributed to holders of preferred stock, the holders of Class A Common Stock will be entitled to share ratably with the holders of Class B Common Stock all assets available for distribution after payment in full of creditors.

 CONVERSION

   Each share of Class B Common Stock is convertible at any time, at the holder's option, into one share of Class A Common Stock. Each share of Class B Common Stock converts automatically into one share of Class A Common Stock
(a) at the time of its sale or transfer to a party not affiliated with the Company or (b) in the case of shares held by Mr. Sillerman or any of his affiliates, at the time of Mr. Sillerman's death.

 OTHER PROVISIONS

   The holders of Common Stock are not entitled to preemptive or subscription rights. In any merger, consolidation or business combination, the consideration to be received per share by holders of Class A Common Stock must be identical to that received by holders of Class B Common Stock, except that in any such transaction in which shares of Common Stock are to be distributed, the distributed shares may differ as to voting rights to the extent that voting rights now differ among the Class A Common Stock and the Class B Common Stock. The Company may not subdivide (by any stock split, reclassification, stock dividend, recapitalization, or otherwise) or combine the outstanding shares of either class of Common Stock unless the outstanding shares of both classes are proportionately subdivided or combined.

TRANSFER AGENT AND REGISTRAR

   The transfer agent and registrar for the Class A Common Stock and the Class B Common Stock is Chase Mellon Shareholder Services, L.L.C.

PREFERRED STOCK

   As of the date of this Prospectus, there are no shares of the Company's preferred stock, par value $.01 per share, outstanding and there are 25,000,000 shares of preferred stock authorized.

   The Board has the authority to issue this preferred stock in one or more series and to fix the number of shares and the relative designations and powers, preferences, and rights, and qualifications, limitations, and restrictions thereof, without further vote or action by the stockholders. If shares of preferred stock with voting rights are issued, the voting rights of the holders of Common Stock could be diluted by increasing the number of outstanding shares having voting rights, and by creating class or series voting rights. If the Board authorizes the issuance of shares of preferred stock with conversion rights, the number of shares of common stock outstanding could potentially be increased by up to the authorized amount. Issuances of preferred stock could, under certain circumstances, have the effect of

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delaying or preventing a change in control of the Company and may adversely affect the rights of holders of Common Stock. Also, the preferred stock could have preferences over the common stock (and other series of preferred stock) with respect to dividend and liquidation rights.

                         DESCRIPTION OF INDEBTEDNESS

NOTES

   The following is a summary of the material terms contained in the Indenture. This summary is not complete. It is subject to the terms of the Indenture, which was filed as an exhibit to the Registration Statement. See "Additional Information."

   On February 11, 1998, the Company consummated the private placement of $350.0 million in aggregate principal amount of 9 1/8% Senior Subordinated Notes due 2008. The Notes bear interest at an annual interest rate of 9 1/8%, and interest payments will be due semi-annually, commencing August 1, 1998. The Notes will mature on February 1, 2008. The Notes do not contain any sinking fund provision.

  RANKING

   The Notes are general unsecured obligations of the Company, subordinate in right to all Senior Debt (as defined in the Indenture), whether outstanding on the date of the Indenture or thereafter incurred, of the Company and senior in right of payment to or pari passu with all other indebtedness of the Company. See "Capitalization."

 SUBSIDIARY GUARANTEES

   The Company's payment obligations under the Notes are jointly and severally guaranteed on a senior subordinated basis by all of its current and future domestic subsidiaries, with certain specified exceptions.

 OPTIONAL REDEMPTION

   Except as noted below, the Notes are not redeemable at the Company's option before February 1, 2003. Thereafter, the Notes will be subject to redemption at any time at the option of the Company, in whole or in part, at specified redemption prices plus accrued and unpaid interest and Liquidated Damages (as defined in the Indenture), if any, thereon to the applicable redemption date. In addition, at any time prior to February 1, 2001, the Company may on any one or more occasions redeem up to 35.0% of the original aggregate principal amount of Notes at a redemption price of 109.125% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption, with the net proceeds of one or more offerings of common equity of the Company. However, at least 65.0% of the original aggregate principal amount of Notes must remain outstanding immediately after each occurrence of redemption.

 CHANGE OF CONTROL

   After the occurrence of a Change of Control (as defined in the Indenture), the Company will be required to make an offer to repurchase the Notes at a price equal to 101% of their principal amount, together with accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase.

 CERTAIN COVENANTS

   The Indenture contains certain covenants that, among other things, limit the ability of the Company and its subsidiaries to (a) incur additional Indebtedness (as defined in the Indenture), (b) issue preferred stock, (c) pay dividends, (d) make certain other restricted payments, (e) create certain Liens (as defined in the Indenture), (f) enter into certain transactions with affiliates, (g) sell assets of the Company or its Restricted Subsidiaries (as defined in the Indenture), (h) issue or sell Equity Interests (as defined in the Indenture) of the Company's Restricted Subsidiaries or (i) enter into certain mergers and consolidations.

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In addition, under certain circumstances, the Company will be required to offer to purchase Notes at a price equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, with the proceeds of certain Asset Sales (as defined in the Indenture).

 EXCHANGE OFFER; REGISTRATION RIGHTS

   Pursuant to a registration rights agreement among the Company and the initial purchasers of the Notes, the Company must use its best efforts to file a registration statement with the SEC with respect to an offer to exchange the Notes for a new issue of debt securities registered under the Securities Act, with terms identical in all material respects to those of the Notes. If (a) this exchange offer is not permitted by applicable law or (b) any holder of Transfer Restricted Securities (as defined in the Indenture) notifies the Company that (i) it is prohibited by law or SEC policy from participating in the exchange offer, (ii) it may not resell the new issue of debt securities to be acquired by it in the exchange offer to the public without delivering a prospectus, and the prospectus contained in the registration statement is not appropriate or available for those resales, or
(iii) it is a broker-dealer and holds Notes acquired directly from the Company or an affiliate of the Company, then the Company will be required to provide a shelf registration statement to cover resales of the Notes by their holders. If the Company fails to satisfy these registration obligations, it will be required to pay Liquidated Damages to the holders of Notes under certain circumstances.

 TRANSFER RESTRICTIONS

   The Notes have not been registered under the Securities Act, and may not be offered or sold except pursuant to an exemption from (or in a transaction not subject to) the registration requirements of the Securities Act.

CREDIT FACILITY

   The following is a summary of the material terms of the Credit Facility. This summary is not complete. It is subject to, and qualified in its entirety by reference to, the Credit and Guarantee Agreement, which has been filed as an exhibit hereto.

   In February of 1998, the Company entered into the Credit Agreement which established a $300.0 million of senior secured credit facilities. The Credit Facility is comprised of (a) the $150.0 million eight-year Term Loan and (b) the $150.0 million seven-year reducing Revolver. Borrowings under the Credit Facility are secured by substantially all the assets of the Company, including a pledge of the outstanding stock of substantially all of its subsidiaries, and are guaranteed by substantially all of the Company's subsidiaries. On February 27, 1998, the Company borrowed $150.0 million pursuant to the Term Loan in connection with the Recent Acquisitions. The Company expects to borrow approximately $85 million pursuant to the Revolver in connection with the Financing. The Revolver and Term Loan contain provisions providing that, at its option and subject to certain conditions, the Company may increase the amount of either the Revolver or the Term Loan by $50.0 million.

 GENERAL

   The Credit Facility provides for borrowings in a principal amount of up to $300.0 million, subject to certain covenants and conditions. Borrowings under the Credit Facility may be used by the Company to finance Permitted Acquisitions (as defined in the Credit Agreement), for working capital and for general corporate purposes. Up to $20.0 million of the Revolver will be available for the issuance of standby letters of credit. Each Permitted Acquisition must be in the same line of business (or other business incidental or related thereto) as the Company and must have the prior written consent of the Required Lenders (as defined in the Credit Agreement) if the cost of the Permitted Acquisition exceeds $50.0 million.

 INTEREST RATES; FEES

   Loans outstanding under the Credit Facility will bear interest, at the Company's option, at certain spreads over LIBOR or the greater of the Federal Funds rate plus 0.50% or BNY's prime rate. The

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interest rate spreads on the Term Loan and the Revolver will be adjusted based on the Company's Total Leverage Ratio (as defined below). The Company will pay an annual commitment fee on unused availability under the Revolver of 0.50% if the Company's Total Leverage Ratio is greater than or equal to
4.0 to 1.0, and 0.375% if that ratio is less than 4.0 to 1.0. The Company will also pay an annual letter of credit fee equal to the Applicable LIBOR Margin (as defined in the Credit Agreement) for the Revolver then in effect.

 MANDATORY PREPAYMENTS AND COMMITMENT REDUCTIONS

   Commitments to lend under the Revolver will be reduced in equal quarterly installments commencing March 31, 2000 in annual percentages of the borrowings under the Revolver as of December 31, 1999 according to the following schedule: by 10.0% in 2000; by 15.0% in 2001; by 20.0% in 2002; by 25.0% in 2003; by 25.0% in 2004; and by the remaining 5.0% upon final maturity. The Term Loan will be reduced by $1.0 million per year until final maturity, at which point the remaining balance will be due and payable. Amounts outstanding under the Credit Facility will be subject to, among others, the following mandatory prepayments, which will also permanently reduce commitments: (a) 100.0% of the net cash proceeds received from permitted Asset Sales (as defined in the Credit Agreement), subject to standard reinvestment provisions; (b) 50.0% of Excess Cash Flow (as defined in the Credit Agreement), calculated for each fiscal year beginning with the year ending December 31, 2000; and (c) 50.0% of net proceeds of any equity issuance, to the extent that the Total Leverage Ratio is greater than or equal to 5.0 to 1.0.

 COLLATERAL AND GUARANTEES

   Each of the Company's present and future direct and indirect domestic subsidiaries (the "Senior Guarantors") must provide guarantees under the Credit Facility. In order to secure its obligations under the Credit Facility, the Company and each of the Senior Guarantors must also grant to the lenders a continuing security interest in all of their tangible assets (subject to certain non-material exceptions), all of the capital stock of each Senior Guarantor and not less than 66 2/3% of the capital stock of the Company's present and future direct and indirect foreign subsidiaries.

   The Credit Facility contains various covenants that, subject to certain specified exceptions, restrict the Company's and its subsidiaries' ability to:

   o  incur additional indebtedness and other obligations;

   o  grant liens;

   o  consummate mergers, acquisitions, investments and asset dispositions;

   o  declare or pay Restricted Payments (as defined in the Credit
      Agreement);

   o declare or pay dividends, distributions and other prepayments or repurchases of other indebtedness;

   o amend certain agreements, including the Company's organizational documents, the Notes and the Indenture;

   o  make acquisitions and dispositions;

   o  engage in transactions with affiliates;

   o  engage in sale and leaseback transactions; and

   o  change lines of business.

The Credit Facility also includes covenants relating to compliance with ERISA, environmental and other laws, payment of taxes, maintenance of corporate existence and rights, maintenance of insurance and financial reporting. In addition, the Credit Facility requires the Company to maintain compliance with certain specified financial covenants relating to:

   o a maximum ratio (the "Total Leverage Ratio") of (a) all outstanding amounts under the Credit Facility and any other borrowed money and similar type indebtedness (including capital lease obligations) of the Company and its subsidiaries, on a consolidated basis ("Total Debt"), less cash and cash equivalents in excess of $5.0 million, to (b) for the most recently completed four fiscal quarters,
      (i) revenues less (ii) expenses (excluding depreciation, amortization other than capitalized pre-production costs, interest expense and income tax expense), plus (iii) non-recurring expense items or non-cash expense items mutually agreed upon by the Company and the Required Lenders, plus (iv) the lesser of (A) the equity income from Unconsolidated Investments (as defined in the Credit Agreement) and (B) cash dividends and other cash distributions from Unconsolidated Investments (however, the total amount determined under this clause
      (iv) will not exceed 10.0% of Operating Cash Flow before overhead) (the amount referred to in this clause (b), "Operating Cash Flow"); Operating Cash Flow is to be adjusted to reflect acquisitions and dispositions consummated during the calculation period as if those transactions were consummated at the beginning of the period (with adjustment, "Adjusted Operating Cash Flow");

   o a maximum ratio (the "Senior Leverage Ratio") of (a) Total Debt less the principal amount outstanding under the Notes to, less cash and cash equivalents in excess of $5.0 million, to (b) Operating Cash Flow;

   o a minimum ratio (the "Pro Forma Interest Expense Ratio") of (a) Adjusted Operating Cash Flow to (b) the sum of all interest expense and commitment fees calculated for the four fiscal quarters following the calculation quarter, giving effect to the Total Debt outstanding and the interest rates in effect as of the date of the determination and the commitment reductions and debt amortization scheduled during that period;

   o a minimum ratio (the "Debt Service Ratio") of (a) Adjusted Operating Cash Flow to (b) the sum of (i) the sum of all interest expense and commitment fees calculated for the four fiscal quarters following the calculation quarter, giving effect to the Total Debt outstanding and the interest rates in effect as of the date of the determination and the commitment reductions and debt amortization scheduled during that period and (ii) the scheduled current maturities of Total Debt and current commitment reductions with respect to the Revolver, each measured for the four fiscal quarters immediately succeeding the date of determination; and

   o a minimum ratio (the "Fixed Charges Ratio") of (a) the sum of Operating Cash Flow to (b) the sum of, for the four most recently completed fiscal quarters, the following paid during that period: (i) Interest Expense (as defined in the Credit Agreement) plus the scheduled maturities of Total Debt and current commitment reductions with respect to the Revolver, (ii) cash income taxes, (iii) capital expenditures (excluding certain special capital expenditures to be mutually agreed upon) and (iv) Unconsolidated Investments (as defined in the Credit Agreement).

   The Total Leverage Ratio for the most recently completed 12 month period may not at any time exceed (a) 6.75x from the Credit Facility Closing Date to September 29, 1998, (b) 6.50x from September 30, 1998 to December 30, 1998,
(c) 6.25x from December 31, 1998 to June 29, 1999, (d) 5.75x from June 30, 1999 to December 30, 1999, (e) 5.25x from December 31, 1999 to December 30, 2000, (f) 4.50x from December 31, 2000 to December 30, 2001 and (g) 3.75x on December 31, 2001 and thereafter.

   The Senior Leverage Ratio for the most recently completed 12 month period may not at any time exceed (a) 3.50x from the Credit Facility Closing Date to September 29, 1998, (b) 3.25x from September 30, 1998 to December 30, 1999,
(c) 3.00x from December 31, 1999 to December 30, 2000 and (d) 2.50x on December 31, 2000 and thereafter.

   The Pro Forma Interest Expense Ratio may not at the end of any fiscal quarter be less than (a) 1.50x from the Credit Facility Closing Date to December 31, 1998 and (b) 2.00x on January 1, 1999 and thereafter.

   The Pro Forma Debt Service Ratio may not at any fiscal quarter end be less than (a) 1.25x from the Credit Facility Closing Date to December 31, 1998 and
(b) 1.50x on January 1, 1999 and thereafter.

   The Fixed Charges Ratio may not at any quarter end be less than 1.05x.

   The Credit Facility will also prohibit prepayment of any subordinated notes, including the Notes.

 EVENTS OF DEFAULT

   The Credit Facility contains customary events of default, including payment defaults, the occurrence of a Change of Control (as defined in the Credit Agreement), the invalidity of guarantees or security documents under the Credit Facility, any Material Adverse Change (as defined in the Credit Agreement), breach of any representation or warranty under the Credit Facility and any cross-default to other indebtedness of the Company and its subsidiaries. The occurrence of any event of default could result in termination of the commitments to extend credit under the Credit Facility and foreclosure on the collateral securing those obligations, each of which, individually, could have a material adverse effect on the Company.

 Change of Control

   "Change of Control" is defined in the Credit Facility as, inter alia: (i) the failure of Mr. Sillerman, any Affiliate (as defined therein) of Mr. Sillerman, or any Affiliate of Mr. Sillerman together with any executor, heir or successor appointed to take control of Mr. Sillerman's affairs in the event of his death, disability or incapacity, to own directly or indirectly, in the aggregate, of record and beneficially, more than 35% of the voting power of all issued and outstanding capital stock of the Company or (ii) the occurrence of any Person (as defined in the Credit Facility), other than as provided in clause (i) above, owning, beneficially, more than 10% of the voting power of all issued and outstanding capital stock of the Company.

OTHER DEBT

   In addition, the Company also has approximately $16.2 million of long-term debt outstanding, which was incurred primarily in connection with the 1997 Acquisitions. See Note 5 to the Notes to the Consolidated Financial Statements of the Company. The Company also assumed $18.7 million of debt in connection with the Recent Acquisitions.

                       SHARES ELIGIBLE FOR FUTURE SALE

   Sales of substantial amounts of Class A Common Stock in the public market, or the possibility that these sales may occur, could adversely affect market prices for Class A Common Stock or the future ability of the Company to raise capital through an offering of equity securities. Upon consummation of the Offering and the Pending Acquisitions, the Company will have 27,118,971 shares of Class A Common Stock and 1,697,037 shares of Class B Common Stock outstanding (not including shares issuable upon the exercise of outstanding options). Of those shares, a total of 13,579,024 shares will be freely tradeable in the public market without restriction under the Securities Act, unless the shares are held by "affiliates" of the Company (as that term is defined in Rule 144 under the Securities Act). Under the Underwriting Agreement and certain agreements entered into between the representatives of the underwriters in the Equity Offering and each of the Company's officers and directors (the "Lock-Up Agreements") who beneficially hold, in the aggregate 2,162,479 shares of Class A Common Stock and 1,697,037 shares of Class B Common Stock, such officers and directors will not, without the prior written consent of the lead underwriter in the Equity Offering, during the period commencing on the date hereof and ending 180 days after the date of this Prospectus, (i) offer, pledge, sell, or otherwise transfer or dispose of, directly or indirectly, any shares of the Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or any right to acquire Common Stock, or (ii) enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the Common Stock. The foregoing provisions shall not apply to (i) exercise of options or warrants, or (ii) transfers, without consideration, of the Common Stock or any securities convertible into, or exercisable or exchangeable for Common Stock to family members or to one or more trusts established for the benefit of one or more family members, provided that the transferee executes and delivers to the lead underwriter, an agreement whereby the transferee agrees to be bound by all of the foregoing terms and provisions. The lead underwriter in the Equity Offering in its sole discretion and at any time without notice, may release all or any portion of the securities subject to the Lock-Up Agreements or many waive the covenants contained in the Underwriting Agreement. Any such decision to release securities would likely be based upon individual stockholder circumstances, prevailing market conditions and other relevant factors. Any such release could have a material adverse effect upon the price of the Class A Common Stock. Upon the expiration or termination of the Lock-Up Agreements, the shares held by affiliates will be eligible for sale subject to compliance with the provisions of Rule 144 or pursuant to an effective registration statement filed with the Securities and Exchange Commission.

   The 4,216,680 shares of Class A Common Stock issued in connection with the Recent Acquisitions are "restricted securities" under Rule 144; however, the Company has obligations to register all or a portion of these shares.

   Additionally, pursuant to the acquisition agreement relating to the Don Law Acquisition, the Company and the Don Law seller have agreed that they (and the members of the Don Law seller) will enter into a registration rights agreement regarding the 531,782 shares of Class A Common Stock of the Company to be issued to the Don Law seller, which agreement will provide for, among other things: (a) a twelve month lock-up period (provided that the Don Law seller and its members may continue to engage in hedging other derivative transactions and other transactions with Affiliates (as defined in such agreement), (b) a single demand registration right, (c) unlimited piggyback registration rights (unless sales under Rule 144 and 145 of the Securities Act are available to the members) and (d) usual and customary underwriting restrictions with respect to the foregoing. Pursuant to the Underwriting Agreement, the Company has agreed not to waive these provisions without the consent of the lead underwriter in the Equity Offering.

   Pursuant to the Rescission Offer, the approximately 1.5 million shares of Class A Common Stock to be issued to the Don Law and FAME sellers will become (to the extent such sellers do not exercise their rescission rights) freely tradeable in the public market, subject to applicable limitations on affiliates.

   In addition, the Company has adopted a stock option plan providing for the issuance of options to purchase up to 2,000,000 shares of Class A Common Stock. The Company has granted options to purchase an aggregate of approximately 1,002,500 shares of Class A Common Stock under such plan. All shares acquired upon exercise of such options will be subject to the Lock-Up Agreements. The Company anticipates that in the future it will file a registration statement with the SEC to register the shares issuable upon exercise of options granted under the plan. See "Management--Employment Agreements and Arrangements with Certain Officers and Directors" and "Shares Eligible for Future Sales."

                                LEGAL MATTERS

   The validity of the shares of Class A Common Stock that are the subject of the Rescission Offer will be passed upon for the Company by Baker & McKenzie, New York, New York. Howard J. Tytel, who is an executive officer and director of and has an equity interest in the Company, and who has an equity interest in SFX Broadcasting, TSC and SCMC and is an executive officer and director of those entities, is Of Counsel to Baker & McKenzie. See "Management," "Principal Stockholders" and "Certain Relationships and Related Transactions."

                                   EXPERTS

   The consolidated financial statements of the Company as of December 31, 1997, and for the year ended December 31, 1997; the consolidated financial statements of Delsener/Slater Enterprises, Ltd. and Affiliated Companies (Predecessor) as of December 31, 1996, and for the years ended December 31, 1995 and 1996; the consolidated financial statements of PACE Entertainment Corporation and Subsidiaries as of September 30, 1996, and for the years ended September 30, 1996 and 1995; the combined financial statements of Contemporary Group as of December 31, 1996 and 1997, and for the years ended December 31, 1996 and 1997; the combined financial statements of SJS Entertainment Corporation as of December 31, 1996 and 1997, and for the years ended December 31, 1996 and 1997; the combined financial statements of The Album Network, Inc. and Affiliated Companies as of September

30, 1996 and 1997, and for the years ended September 30, 1996 and 1997; the consolidated financial statements of BG Presents, Inc. and Subsidiaries as of January 31, 1997 and 1998 and for the years ended January 31, 1996, 1997 and 1998; the combined financial statements of Concert/Southern Promotions and Affiliated Companies as of December 31, 1997, and for the year ended December 31, 1997; the combined financial statements of Falk Associates Management Enterprises, Inc. as of December 31, 1996 and 1997, and for the years ended December 31, 1996 and 1997, and the consolidated financial statements of Blackstone Entertainment LLC as of December 31, 1996 and 1997 and for the years ended December 31, 1996 and 1997, included in the Prospectus and Registration Statement of the Company have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance on such reports given on the authority of such firm as experts in accounting and auditing.

   Arthur Andersen LLP, independent public accountants, audited the following financial statements (as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement), each appearing in this Prospectus and the Registration Statement: the combined financial statements of Connecticut Performing Arts, Inc. and Connecticut Performing Arts Partners as of December 31, 1995 and 1996, and for the years ended December 31, 1995 and 1996; the combined financial statements of Deer Creek Partners, L.P. and Murat Centre, L.P. as of December 31, 1995 and 1996, and for the years ended December 31, 1995 and 1996; the consolidated financial statements of PACE Entertainment Corporation and Subsidiaries as of September 30, 1997, and for the year ended September 30, 1997; the consolidated financial statements of Pavilion Partners as of September 30, 1997, and for the year ended September 30, 1997; the financial statements of Riverport Performing Arts Centre, Joint Venture as of December 31, 1997 and 1996 and for the years ended December 31, 1997 and 1996, which are included in reliance on such reports given on the authority of such firm as experts in accounting and auditing.

   The financial statements of Pavilion Partners for the year ended October 31, 1995, for the eleven months ended September 30, 1996 and as of September 30, 1996 included in this Prospectus and the Registration Statement have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The Board expects to appoint Ernst & Young LLP as the Company's independent auditors to audit the Company's consolidated financial statements.

                            ADDITIONAL INFORMATION


   The Company is a reporting company under the Exchange Act. The Company has filed a Registration Statement on Form S-1 under the Securities Act with the SEC with respect to the Common Stock described in this Prospectus. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and its common stock offered hereby, reference is hereby made to the Registration Statement (No. 333-51809) and its exhibits, which may be inspected without charge at the office of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549 and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison (Suite 1400), Chicago, Illinois 60661. Copies of this material may also be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete; in each instance, reference is made to the copy of the contract or document filed as an exhibit to the Registration Statement, and each such statement is qualified in all respects by this reference.

                        INDEX TO FINANCIAL STATEMENTS


                                                                                             PAGE
                                                                                          ---------
SFX ENTERTAINMENT, INC.
 Consolidated Balance Sheets as of December 31, 1997 and March 31, 1998 (unaudited) .....     F-4
 Consolidated Statements of Operations for the three months ended March 31, 1997
  and 1998 (unaudited)...................................................................     F-5
 Consolidated Statements of Cash Flows for the three months ended March 31, 1997 and
  1998 (unaudited).......................................................................     F-6
 Notes to Consolidated Financial Statements (unaudited)..................................     F-7
 Reports of Independent Auditors.........................................................    F-15
 Consolidated Balance Sheets as of December 31, 1997 and 1996 (Predecessor)  ............    F-17
 Consolidated Statements of Operations for the years ended December 31, 1997, 1996
  (Predecessor) and 1995 (Predecessor) ..................................................    F-18
 Consolidated Statements of Cash Flows for the years ended December 31, 1997, 1996
  (Predecessor) and 1995 (Predecessor) ..................................................    F-19
 Notes to Consolidated Financial Statements..............................................    F-20
CONNECTICUT PERFORMING ARTS, INC. AND CONNECTICUT PERFORMING ARTS PARTNERS
 Report of Independent Public Accountants................................................    F-34
 Combined Balance Sheets as of December 31, 1995 and 1996................................    F-35
 Combined Statements of Operations for the years ended December 31, 1995
  and 1996...............................................................................    F-36
 Combined Statements of Shareholders' and Partners' Equity (Deficit) for the years ended
  December 31, 1995 and 1996.............................................................    F-37
 Combined Statements of Cash Flows for the years ended December 31, 1995 and 1996 .......    F-38
 Notes to Combined Financial Statements..................................................    F-39
DEER CREEK PARTNERS, L.P. AND MURAT CENTRE, L.P.
 Report of Independent Public Accountants ...............................................    F-47
 Combined Balance Sheets as of December 31, 1995 and 1996................................    F-48
 Combined Statements of Operations and Partners' Equity (Deficit) for the years ended
  December 31, 1995 and 1996.............................................................    F-50
 Combined Statements of Cash Flows for the years ended December 31, 1995
  and 1996...............................................................................    F-51
 Notes to Combined Financial Statements..................................................    F-52
PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
 Report of Independent Public Accountants ...............................................    F-58
 Report of Independent Auditors..........................................................    F-59
 Consolidated Balance Sheets as of September 30, 1996 and 1997 and December 31, 1997
  (unaudited) ...........................................................................    F-60
 Consolidated Statements of Operations for the years ended September 30, 1995, 1996 and
  1997 and the three months ended December 31, 1996 and 1997 (unaudited)  ...............    F-61
 Consolidated Statements of Shareholders' Equity for the years ended September 30, 1995,
  1996 and 1997 and the three months ended December 31, 1997 (unaudited)  ...............    F-62
 Consolidated Statements of Cash Flows for the years ended September 30, 1995, 1996 and
  1997 and the three months ended December 31, 1996 and 1997 (unaudited)  ...............    F-63
 Notes to Consolidated Financial Statements..............................................    F-64

                               F-1

                                                                                             PAGE
                                                                                          ---------
PAVILION PARTNERS
 Report of Independent Public Accountants ...............................................    F-78
 Report of Independent Accountants ......................................................    F-79
 Consolidated Balance Sheets as of September 30, 1996 and 1997 and December 31, 1997
  (unaudited) ...........................................................................    F-80
 Consolidated Statements of Income for the year ended October 31, 1995, eleven months ended September 30, 1996, the year ended September 30, 1997 and the three months ended
  December 31, 1996 and 1997 (unaudited) ................................................    F-81
 Consolidated Statements of Partners' Capital for the year ended October 31, 1995, eleven months ended September 30, 1996, the year ended September 30, 1997 and the
  three months ended December 31, 1997 (unaudited) ......................................    F-82
 Consolidated Statements of Cash Flows for the year ended October 31, 1995, eleven months ended September 30, 1996, the year ended September 30, 1997 and the three
  months ended December 31, 1996 and 1997 (unaudited) ...................................    F-83
 Notes to Consolidated Financial Statements .............................................    F-84
CONTEMPORARY GROUP
 Report of Independent Auditors .........................................................    F-93
 Combined Balance Sheets as of December 31, 1996 and 1997 ...............................    F-94
 Combined Statements of Operations for the years ended December 31, 1996 and 1997 .......    F-95
 Combined Statements of Cash Flows for the years ended December 31, 1996 and 1997 .......    F-96
 Combined Statements of Stockholders' Equity for the years ended December 31, 1996 and
  1997 ..................................................................................    F-97
 Notes to Combined Financial Statements .................................................    F-98
RIVERPORT PERFORMING ART CENTRE, JOINT VENTURE
 Report of Independent Public Accountants ...............................................   F-102
 Balance Sheets as of December 31, 1997 and 1996 ........................................   F-103
 Statements of Income and Changes in Partners' Equity for the years ended December 31,
  1997 and 1996 .........................................................................   F-104
 Statements of Cash Flows for the years ended December 31, 1997 and 1996  ...............   F-105
 Notes to Financial Statements ..........................................................   F-106
SJS ENTERTAINMENT CORPORATION
 Report of Independent Auditors .........................................................   F-109
 Combined Balance Sheets as of December 31, 1996 and 1997 ...............................   F-110
 Combined Statements of Operations and Retained Earnings for the years ended December
  31, 1996 and 1997 .....................................................................   F-111
 Combined Statements of Cash Flows for the years ended December 31, 1996 and 1997 .......   F-112
 Notes to Combined Financial Statements .................................................   F-113
THE ALBUM NETWORK, INC. AND AFFILIATED COMPANIES
 Report of Independent Auditors .........................................................   F-117
 Combined Balance Sheets as of September 30, 1996 and 1997 ..............................   F-118
 Combined Balance Sheet as of December 31, 1997 (unaudited) .............................   F-119
 Combined Statements of Operations and Stockholders' Deficit for the years ended
  September 30, 1996 and 1997 ...........................................................   F-120
 Combined Statements of Operations and Stockholders' Deficit for the three months ended
  December 31, 1997 (unaudited) .........................................................   F-121

                               F-2

                                                                                             PAGE
                                                                                          ---------
 Combined Statements of Cash Flows for the years ended September 30, 1996 and 1997 ......   F-122
 Combined Statements of Cash Flows for the three months ended December 31, 1997
  (unaudited) ...........................................................................   F-123
 Notes to Combined Financial Statements .................................................   F-124
BG PRESENTS, INC. AND SUBSIDIARIES
 Report of Independent Auditors .........................................................   F-128
 Consolidated Balance Sheets as of January 31, 1997 and 1998 ............................   F-129
 Consolidated Statements of Operations for the years ended January 31, 1996, 1997 and
  1998 ..................................................................................   F-130
 Consolidated Statements of Cash Flows for the years ended January 31, 1996, 1997 and
  1998 ..................................................................................   F-131
 Consolidated Statements of Stockholders' Equity for the years ended January 31, 1996,
  1997 and 1998 .........................................................................   F-132
 Notes to Consolidated Financial Statements .............................................   F-133
CONCERT/SOUTHERN PROMOTIONS AND AFFILIATED COMPANIES
 Report of Independent Auditors .........................................................   F-139
 Combined Balance Sheet as of December 31, 1997 .........................................   F-140
 Combined Statement of Operations for the year ended December 31, 1997  .................   F-141
 Combined Statement of Cash Flows for the year ended December 31, 1997  .................   F-142
 Combined Statements of Stockholders' Equity for the year ended
  December 31, 1997 .....................................................................   F-143
 Notes to Combined Financial Statements .................................................   F-144
FALK ASSOCIATES MANAGEMENT ENTERPRISES, INC.
 Report of Independent Auditors..........................................................   F-147
 Combined Balance Sheets as of December 31, 1996 and 1997 and March 31, 1998 (unaudited)    F-148
 Combined Statements of Operations and Stockholders' Equity (Deficit) for the years ended December 31, 1996 and 1997 and the three months ended March 31, 1997 and 1998
  (unaudited)............................................................................   F-149
 Combined Statements of Cash Flows for the years ended December 31, 1996 and 1997 and
  the three months ended March 31, 1997 and 1998 (unaudited) ............................   F-150
 Notes to Combined Financial Statements..................................................   F-151
BLACKSTONE ENTERTAINMENT LLC
 Report of Independent Auditors..........................................................   F-155
 Combined Balance Sheets as of December 31, 1996 and 1997 and March 31, 1998
  (unaudited)............................................................................   F-156
 Combined Statements of Income for the years ended December 31, 1996 and 1997 and
  for the three months ended March 31, 1997 and 1998 (unaudited).........................   F-157
 Combined Statements of Cash Flows for the years ended December 31, 1996 and 1997 .......   F-158
 Combined Statement of Members' Equity ..................................................   F-159
 Notes to Combined Financial Statements..................................................   F-160

                   SFX ENTERTAINMENT, INC. AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)



                                                                 MARCH 31,    DECEMBER 31,
                                                                    1998          1997
                                                                ----------- --------------
                                                                (UNAUDITED)
ASSETS
Current assets:
 Cash and cash equivalents ....................................   $ 93,992      $  5,979
 Accounts receivable ..........................................     36,251         3,831
 Prepaid expenses and other current assets ....................     19,132         1,410
                                                                            --------------
Total current assets ..........................................    149,375        11,220
Property and equipment, net ...................................    196,732        59,685
Deferred acquisition costs ....................................         --         6,213
Goodwill and other intangible assets, net .....................    470,721        60,306
Investment in equity investees ................................     18,506           937
Note receivable from employees ................................      4,060           900
Other assets ..................................................     19,032         7,681
                                                                ----------- --------------
TOTAL ASSETS ..................................................   $858,426      $146,942
                                                                =========== ==============
LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT)
Current liabilities:
 Accounts payable and accrued expenses ........................   $ 50,501      $  2,715
 Deferred revenue .............................................     54,943         3,603
 Income taxes payable .........................................     15,160         1,707
 Due to SFX Broadcasting ......................................    125,378        11,539
 Current portion of long-term debt ............................     12,127           755
 Current portion of capital lease obligations .................        326           168
 Current portion of deferred purchase consideration  ..........      1,730         1,950
                                                                ----------- --------------
Total current liabilities .....................................    260,165        22,437

Long-term debt, less current portion ..........................    518,574        14,929
Capital lease obligations, less current portion ...............     11,976           326
Deferred purchase consideration, less current portion  ........      4,128         4,289
Deferred income taxes .........................................     50,559         2,817
                                                                ----------- --------------
Total liabilities .............................................    845,402        44,798

Minority interest .............................................      1,570            --
Temporary equity-Stock subject to redemption ..................     16,500            --
Shareholder's equity (deficit):
Net capital transferred from SFX Broadcasting .................    (21,410)       98,184
Preferred Stock, $.01 par value, 25,000,000 shares authorized,
 10 shares issued and outstanding at March 31, 1998 and no
 shares issued and outstanding at December 31, 1997  ..........         --            --
Class A common stock, $.01 par value, 100,000,000 shares
 authorized, 13,579,024 shares issued and outstanding  ........        136           136
Class B common stock, $.01 par value, 10,000,000 shares
 authorized, 1,047,037 shares issued and outstanding  .........         10            10
Paid-in capital ...............................................     39,975            --
Accumulated (deficit) earnings ................................    (23,757)        3,814
                                                                ----------- --------------
Total shareholder's equity (deficit)...........................     (5,046)      102,144
                                                                ----------- --------------
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT) ..........   $858,426      $146,942
                                                                =========== ==============



                            See accompanying notes.

                   SFX ENTERTAINMENT, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT SHARE DATA)
                                 (UNAUDITED)



                                                             THREE MONTHS ENDED
                                                                 MARCH 31,
                                                           ----------------------
                                                               1998       1997
                                                           ----------- ---------
Revenue ..................................................   $ 60,994    $ 7,789
Operating expenses:
 Cost of revenue .........................................     58,175      7,738
 Depreciation and amortization............................      4,428        660
 Corporate expenses, net of Triathlon fees of $133 in
 1998  and $641 in 1997 ..................................      1,314        858
                                                           ----------- ---------
                                                               63,917      9,256
                                                           ----------- ---------
Loss from operations .....................................     (2,923)    (1,467)
Investment income ........................................       (897)       (26)
Interest expense .........................................      6,748        103
Other expenses, principally relating to the Spin-Off  ....     18,385         --
Minority interest ........................................         82         --
Pretax income of equity investees ........................       (445)        --
                                                           ----------- ---------
Loss before provision for income taxes ...................    (26,796)    (1,544)
Provision for income taxes ...............................        500         --
                                                           ----------- ---------
Net loss .................................................    (27,296)    (1,544)
Accretion on Stock subject to redemption..................       (275)        --
                                                           ----------- ---------
Net loss applicable to Common Shares......................   $(27,571)   $(1,544)
                                                           =========== =========



                           See accompanying notes.

                   SFX ENTERTAINMENT, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (DOLLARS IN THOUSANDS)
                                 (UNAUDITED)


                                                                      THREE MONTHS ENDED MARCH
                                                                                31,
                                                                      ------------------------
                                                                          1998        1997
                                                                      ----------- -----------
Operating activities:
Net loss ............................................................  $ (27,296)   $  (1,544)
Adjustment to reconcile net loss to net cash provided by operating activities:
 Depreciation and amortization ......................................      4,428         660
 Pretax income of equity investees, net of distributions received  ..       (351)         --
 Other expenses, principally relating to Spin-Off....................     18,385          --
 Minority interest...................................................         82          --
 Changes in operating assets and liabilities, net of amounts acquired:
  Accounts receivable................................................      3,390        (260)
  Prepaid expenses and other current assets..........................     (1,207)       (603)
  Other assets.......................................................     (1,150)      1,384
  Accounts payable and accrued expenses..............................      4,586         (81)
  Deferred revenue...................................................      8,273         751
                                                                      ----------- -----------
Net cash provided by operating activities............................      9,140         307
Investing activities:
 Acquisition of businesses, net of cash acquired.....................   (367,997)    (22,590)
 Purchase of property and equipment..................................    (11,785)        (22)
                                                                      ----------- -----------
Net cash used in investing activities................................   (379,782)    (22,612)
                                                                      ----------- -----------
Financing activities:
 Capital transferred from SFX Broadcasting...........................         --      24,956
 Repayment of debt...................................................     (1,158)        (29)
 Proceeds from issuance of senior subordinated notes and borrowings
  under credit agreement.............................................    500,000          --
 Spin-Off related payments ..........................................    (17,107)         --
 Due to SFX Broadcasting ............................................     (6,161)         --
 Other, principally debt issuance costs .............................    (16,920)         --
                                                                      ----------- -----------
Net cash provided by financing activities............................    458,654      24,927
Net increase in cash and cash equivalents............................     88,012       2,622
Cash and cash equivalents at beginning of period.....................      5,980           0
                                                                      ----------- -----------
Cash and cash equivalents at end of period...........................  $  93,992    $  2,622
                                                                      =========== ===========
Supplemental disclosure of cash flow information:
Cash paid for interest...............................................  $     274    $     --
                                                                      =========== ===========
Cash paid for income taxes...........................................  $      --    $     --
                                                                      =========== ===========


------------

Supplemental disclosure of non-cash investing and financing activities:

   o Issuance of equity securities, including deferred equity security issuance and assumption of debt in connection with certain acquisitions (see Note 1).

   o Agreements to pay future cash consideration in connection with certain acquisitions (see Note 1).


   o The balance sheet includes certain assets and liabilities which have been contributed by SFX Broadcasting to the Company in connection with the Spin-Off.


                           See accompanying notes.

                   SFX ENTERTAINMENT, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 (UNAUDITED)

1. ORGANIZATION AND BASIS OF PRESENTATION

   SFX Entertainment, Inc. ("SFX" or the "Company") was formed as a wholly-owned subsidiary of SFX Broadcasting, Inc. ("SFX Broadcasting") in December 1997 and as the parent company of SFX Concerts, Inc ("Concerts"). Concerts was formed in January of 1997 to acquire and hold SFX Broadcasting's live entertainment operations. During 1997 and 1998, the Company made several acquisitions as described below. The Company had no substantive operations until its acquisition of Delsener/Slater Enterprises, Ltd. and Affiliated Companies ("Delsener/Slater") in January 1997.

   Information with respect to the three months ended March 31, 1998 and 1997 is unaudited. The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Rule 10-01 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the unaudited interim financial statements contain all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial position, results of operations and cash flows of the Company, for the periods presented.


   In June 1997, the Financial Accounting Standards Board issued Statement No. 131 ("SFAS 131"), "Disclosure About Segments of an Enterprise and Related Information," which establishes new standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that these enterprises report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS 131 is effective for financial statements for fiscal years beginning after December 31, 1997, and therefore the Company will adopt the new requirements in 1998. Management has not yet completed its review of SFAS 131 but does not expect that its adoption will have a material effect on the Company's statement of position or revenues, only on the composition of its reportable segments.

   The Company's operations and revenues are largely seasonal in nature, with generally higher revenue generated in the second and third quarters of the year. The Company's outdoor venues are primarily utilized in the summer months and do not generate substantial revenue in the late fall, winter and early spring. Similarly, the musical concerts that the Company promotes largely occur in the second and third quarters. To the extent that the Company's entertainment marketing and consulting relate to musical concerts, they also predominantly generate revenues in the second and third quarters.


   In August 1997, SFX Broadcasting agreed to the merger (the "Broadcasting Merger Agreement") among SBI Holdings, Inc. (the "Buyer"), SBI Radio Acquisition Corporation, a wholly-owned subsidiary of the Buyer, and SFX Broadcasting (the "Broadcasting Merger") and to the spin-off of the Company to the shareholders of SFX Broadcasting (the "Spin-Off"). The Spin-Off was completed on April 27, 1998 and the Broadcasting Merger is expected to be completed in the second quarter of 1998.

   Pursuant to the terms of the Spin-Off, SFX Broadcasting contributed to the Company all of the assets relating to its live entertainment businesses and the Company assumed all of SFX Broadcasting's liabilities pertaining to the live entertainment businesses, as well as certain other liabilities including the obligation to make change of control payments to certain employees of SFX Broadcasting of approximately $5,000,000 as well as the obligation to indemnify one-half of certain of these employees' excise tax. At the time of the Broadcasting Merger, SFX Broadcasting will contribute its positive Working Capital (as defined in the Broadcasting Merger Agreement) to the Company. If Working Capital is negative, the Company must pay the amount of the shortfall to SFX Broadcasting. As of March 31, 1998, SFX Broadcasting had advanced approximately $5,378,000 to the Company for use in connection with certain acquisitions and capital expenditures. This obligation and other costs subsequently incurred in connection with the Spin-Off were reimbursed in April 1998.

   SFX Broadcasting and the Company have entered into a tax sharing agreement, pursuant to which the Company is responsible for certain taxes, including income taxes imposed with respect to income generated by the Company for the periods prior to the Spin-Off and taxes resulting from gain recognized in the Spin-Off. The Company will be allowed to offset any gain or income by the net operating losses of SFX Broadcasting (including net operating losses generated in the current year prior to the Spin-Off) which are available to offset such gain or income. The Company believes that the amount of taxes that it will be required to pay in connection with the Spin-Off will be determined by reference to the average of the high and low sales price of the Class A Common Stock on April 27, 1998 (the date of the distribution of Common Stock pursuant to the Spin-Off). Increases or decreases in the value of the Common Stock subsequent to such date will not affect the tax liability. The average of the high and low sales price of the Class A Common Stock on the Nasdaq National Market on April 27, 1998 was $30.50 per share and management estimates that the Company will be required to pay approximately $120.0 million pursuant to such indemnification obligation. Most of the tax liability relates to certain deferred intercompany transactions creating taxable income for the Company. Management believes that these deferred intercompany transactions will give rise to additional tax basis which will be available to offset future taxable income of the Company. Management's estimates of the amount of the indemnity payment and additional taxable basis are based on certain assumptions which management believes are reasonable. However, upon completion of the relevant tax forms, including any potential audits, such assumptions could be modified in a manner which would result in a significant variance in the actual amounts of the tax indemnity and of the additional basis. The Company intends to use a substantial portion of the net proceeds from an equity offering to make such payment and expects that such payment will be due on or about June 15, 1998. Such payment will not result in any corresponding increase in the Company's assets or cash flows.


2. RECENT ACQUISITIONS

Delsener/Slater

   In January 1997, SFX Broadcasting acquired Delsener/Slater, a leading concert promotion company, for an aggregate consideration of approximately $27,600,000, including $2,900,000 for working capital and the present value of deferred payments of $3,000,000 to be paid without interest over five years and $1,000,000 to be paid without interest over ten years. Delsener/Slater has long-term leases or is the exclusive promoter for seven of the major concert venues in the New York City metropolitan area, including the Jones Beach Amphitheater, a 14,000-seat complex located in Wantagh, New York, and the PNC Bank Arts Center (formerly known as the Garden State Arts Center), a 17,500-seat complex located in Holmdel, New Jersey.

Meadows

   In March 1997, the Company acquired the stock of certain companies which own and operate the Meadows Music Theater (the "Meadows"), a 25,000-seat indoor/outdoor complex located in Hartford, Connecticut for $900,000 in cash, 250,838 shares of SFX Broadcasting Class A Common Stock with a value of approximately $7,500,000 and the assumption of approximately $15,400,000 in debt.


   In connection with the acquisition of the Meadows, SFX Broadcasting obtained an option to repurchase 250,838 shares of its Class A common stock (the "Meadows Shares") for an aggregate purchase price of $8.3 million (the "Meadows Repurchase"). Pursuant to the terms of the SFX Merger Agreement, if the Meadows Shares are outstanding at the effective time of the SFX Merger, Working Capital would be decreased by approximately $10.5 million. However, SFX Broadcasting was restricted from exercising the Meadows Repurchase by certain loan covenants and other restrictions.


   In January 1998, Robert F.X. Sillerman, the Executive Chairman of the Company, committed to finance the $8.3 million exercise price of the Meadows Repurchase in order to avoid the $10.5 million reduction to Working Capital. In consideration for such commitment, the board of directors of SFX Broadcasting agreed that Mr. Sillerman would receive approximately the number of shares of Class A Common Stock to be issued in the Spin-Off with respect to the Meadows Shares. At the time SFX

Broadcasting accepted Mr. Sillerman's commitment, the board of directors of SFX Broadcasting valued the Class A Common Stock to be issued in the Spin-Off at $4.20 per share, the value attributed to such shares in the fairness opinion obtained by SFX Broadcasting in connection with the Broadcasting Merger. In April 1998, SFX Broadcasting assigned the option for the Meadows Shares to an unaffiliated third party and, in connection therewith, paid such party a fee of $75,000. Mr. Sillerman subsequently advanced such party the $8.3 million exercise price for the Meadows Repurchase which will become due on the earlier of the date on which the Meadows Shares are disposed of by the third party or January 16, 1999. If the SFX Merger is consummated, the Meadows Shares will be tendered in the SFX Merger without any gain or loss to the third party. In the event that the SFX Merger is not consummated on or before December 31, 1998, SFX Broadcasting has the option, for a limited time, to repurchase the Meadows Shares for an aggregate consideration of approximately $10.0 million. The third party has agreed to transfer to Mr. Sillerman the Class A Common Stock to be issued in the Spin-Off with respect to the Meadows Shares. The transaction has been approved by SFX Broadcasting's board of directors, including the independent directors. A non-cash charge to earnings of approximately $7.5 million will be recorded in the second quarter of 1998 based on the fair value of the shares received by Mr. Sillerman as of the date of the Meadows Repurchase.


Sunshine Promotions

   In June 1997, the Company acquired the stock of Sunshine Promotions, Inc. and certain other related Companies ("Sunshine Promotions"), one of the largest concert promoters in the Midwest, for $53,900,000 in cash, of which $2,000,000 is payable over five years, 62,792 shares of SFX Broadcasting Class A Common Stock issued with a value of approximately $2,000,000, shares of SFX Broadcasting stock issuable over a two year period with a value of approximately $2,000,000 and the assumption of approximately $1,600,000 of debt. The shares of stock to be issued in the future are classified as deferred purchase consideration on the balance sheet. Sunshine Promotions owns the Deer Creek Music Theater, a 21,000-seat complex located in Indianapolis, Indiana, and the Polaris Amphitheater, a 20,000-seat complex located in Columbus, Ohio, and has a long-term lease to operate the Murat Centre (the "Murat"), a 2,700-seat theater and 2,200-seat ballroom located in Indianapolis, Indiana. Pursuant to the Broadcasting Merger Agreement, the Company is responsible for the payments owing under the Sunshine note, which by its terms accelerates upon the change in control of SFX Broadcasting resulting from the consummation of the Broadcasting Merger.

   The Delsener/Slater, Meadows, and Sunshine Promotions acquisitions are collectively referred to herein as the "1997 Acquisitions." The cash portion of the 1997 Acquisitions were financed through capital contributions from SFX Broadcasting and were accounted for under the purchase method of accounting. The purchase price of Sunshine Promotions has been preliminarily allocated to the assets acquired and liabilities assumed and is subject to change.


Westbury

   On January 8, 1998, the Company acquired a long-term lease for Westbury Music Fair, located in Westbury, New York, for an aggregate consideration of approximately $3.0 million and an agreement to issue 75,019 shares of Class A Common Stock. During the period between the closing and January 8, 2000, the Company has the right to repurchase all of such shares for an aggregate consideration of $2.0 million and the seller has the right to require the Company to purchase all of such shares for an aggregate consideration of $750,000. The purchase price was financed from the Company's cash on hand.


BGP

   On February 24, 1998, the Company acquired all of the outstanding capital stock of BG Presents ("BGP"), one of the oldest promoters of, and owner-operators of venues for, live entertainment in the United States, and a leading promoter in the San Francisco Bay area (the "BGP Acquisition"), for total consideration of approximately $80,300,000 (including the repayment of $12,000,000 in BGP debt and the issuance upon the Spin-Off of 562,640 shares of common stock of the Company valued by the parties at $7,500,000). The sellers of BGP provided net working capital (as defined in the acquisition agreement) at the closing in an amount equal to or greater than long-term debt.

PACE

   On February 25, 1998, the Company acquired all of the outstanding capital stock of PACE Entertainment Corporation ("PACE"), one of the largest diversified producers and promoters of live entertainment in the United States, having what the Company believes to be the largest distribution network in the United States in each of its music, theater and specialized motor sports businesses (the "PACE Acquisition"), for total consideration of approximately $150,100,000 (including issuance upon the Spin-Off of 1,500,000 shares of the Company's common stock valued by the parties at $20,000,000 and assumption of approximately $20,600,000 of debt). In related transactions, the Company acquired, for total consideration of $90,600,000 comprised of $41,400,000 in cash, the repayment of approximately $43,100,000 of debt and the assumption of approximately $6,100,000 of debt related to a capital lease, the 66 2/3% ownership interests of Blockbuster Entertainment Corporation and Sony Music Entertainment, Inc. in Amphitheater Entertainment Partnership, a partner of PACE in the Pavilion Partners venue partnership. As a result, the Company owns 100% of Pavilion Partners.

   The PACE acquisition agreement further provides that each seller of PACE shall have an option, exercisable during a period beginning on the fifth anniversary of the closing of the PACE acquisition and ending 90 days thereafter, to require the Company to purchase up to one-third of the PACE consideration stock received by such PACE seller for a cash purchase price of $33.00 per share. With certain limited exceptions, these option rights are not assignable by the PACE sellers.

   Under the terms of an employment agreement entered into by the Company with an officer of PACE, the officer will have the right, two years from the date of the acquisition, to purchase PACE's motor sports division at fair value. If the motor sports division has been sold by the Company, the officer would be entitled to purchase PACE's theatrical division for the fair value.

   In addition, on March 25, 1998 PACE paid $4,000,000 to acquire a 67% interest in certain assets and liabilities of USA Motor Sports. The remaining 33% interest is owned by the Contemporary Group.

Contemporary

   On February 27, 1998, the Company acquired the Contemporary Group ("Contemporary"), a fully-integrated live entertainment and special event promoter and producer, venue owner and operator and consumer marketer, for total consideration of approximately $101,400,000 comprised of $72,800,000 in cash, a payment for working capital of approximately $9,900,000 and the issuance of preferred stock of the Company valued by the parties at $18,700,000 which, upon the Spin-Off, was converted into 1,402,850 shares of common stock of the Company (the "Contemporary Acquisition"). The Contemporary Acquisition involved the merger of Contemporary International Productions Corporation with and into the Company, the acquisition by a wholly owned subsidiary of the Company of substantially all of the assets, excluding certain cash and receivables, of the remaining members of Contemporary and the acquisition by Contemporary of the 50% interest in the Riverport Amphitheater Joint Venture not owned by Contemporary. If any of the Contemporary sellers owns any shares of the Company's Class A Common Stock received in the Contemporary Acquisition on the second anniversary of the closing date and the average trading price of such stock over the 20-day period ending on such anniversary date is less than $13.33 per share, then the Company will make a one-time cash payment to each individual holding any such shares that is equal to the product of (i) the quotient of the difference between (A) the actual average trading price per share over such 20-day period and (B) $13.33 divided by two, multiplied by (ii) the number of shares of Class A Common Stock of the Company received by such individual in the Contemporary Acquisition and owned as of such anniversary date.

Network

   On February 27, 1998, the Company acquired the Network Magazine Group ("Network Magazine"), a publisher of trade magazines for the radio broadcasting industry, and SJS Entertainment Corporation

("SJS"), an independent creator, producer and distributor of music-related radio programming, services and research which it exchanges with radio broadcasters for commercial air-time sold, in turn, to national network advertisers (the "Network Acquisition"), for total consideration of approximately $66,800,000 comprised of $52,000,000 in cash, a payment for working capital of approximately $1,800,000, reimbursed sellers costs of $500,000, the purchase of an office building and property for $2,500,000 and the issuance upon the Spin-Off of approximately 750,000 shares of common stock of the Company valued by the parties at $10,000,000. The $2,500,000 purchase of the office building and property is comprised of cash of approximately $700,000 and the assumption of debt of approximately $1,800,000. The Company is also obligated to pay the sellers an additional payment in common stock or, at the Company's option, cash based on future operating results, as defined, generated on a combined basis by Network Magazine and SJS in 1998, up to a maximum of $14,000,000. In the Network Acquisition, the Company, through a wholly owned subsidiary, acquired all of the outstanding capital stock of each of The Album Network, Inc. and SJS Entertainment Corporation and purchased substantially all of the assets and properties and assumed substantially all of the liabilities and obligations of The Network 40, Inc.

Concert/Southern


   On March 4, 1998, the Company acquired Concert/Southern Promotions ("Concert/Southern"), a promoter of live music events in the Atlanta, Georgia metropolitan area (the "Concert/Southern Acquisition"), for total cash consideration of approximately $16,900,000, which includes a $300,000 payment for working capital.

   The PACE Acquisition, the Contemporary Acquisition, the Network Acquisition, the BGP Acquisition and the Concert/Southern Acquisition are collectively referred to herein as the "1998 Acquisitions." The cash portion of the 1998 Acquisitions were financed with the proceeds of the Notes offering and Credit Agreement (see Note 3) and were accounted for under the purchase method of accounting. The purchase prices of the 1998 Acquisitions have been preliminarily allocated to the assets acquired and liabilities assumed and are subject to change.


   The accompanying consolidated financial statements as of March 31, 1998 include the accounts of the Company, its subsidiaries and certain assets and liabilities which were contributed by SFX Broadcasting to the Company in the Spin-Off. Operating results for the 1997 Acquisitions and the 1998 Acquisitions are included herein from their respective acquisition dates. Operating results associated with the assets and liabilities to be contributed by SFX Broadcasting are included herein. SFX Broadcasting provides various administrative services to the Company. It is SFX Broadcasting's policy to allocate these expenses on the basis of direct usage. In the opinion of management, this method of allocation is reasonable and allocated expenses approximate what the Company would have incurred on a stand-alone basis. Intercompany transactions and balances have been eliminated in consolidation.

   The following pro forma summary represents the consolidated results for the three months ended March 31, 1998 and 1997 as if the 1997 Acquisitions and the 1998 Acquisitions had occurred at the beginning of such period after giving effect to certain adjustments, including amortization of intangible assets and interest expense on the acquisition debt. These pro forma results have been included for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisitions been made as of that date or of results which may occur in the future (in thousands).


                                     PRO FORMA
                                THREE MONTHS ENDED
                                     MARCH 31,
                              -----------------------
                                  1998        1997
                              ----------- ----------
Revenues ....................   $173,828    $127,446
Net loss ....................   $(25,933)   $(17,129)


3. FINANCING

   On February 11, 1998, SFX completed an offering of $350.0 million of 9 1/8% Senior Subordinated Notes (the "Notes") due 2008. Interest is payable on the Notes on February 1 and August 1 of each year.

   On February 26, 1998 the Company executed a Credit and Guarantee Agreement (the "Credit Agreement") which established a $300.0 million senior secured credit facility comprised of (i) a $150.0 million eight-year term loan (the "Term Loan") and (ii) a $150.0 million seven-year reducing revolving credit facility. Loans outstanding under the Credit Facility bear interest, at the Company's option, at 1.875 to 2.375 percentage points over LIBOR or the greater of the Federal Funds rate plus 0.50% or BNY's prime rate. The interest rate spreads on the Term Loan and the Revolver will be adjusted based on the Company's Total Leverage Ratio (as defined in the Credit Agreement). The Company will pay a per annum commitment fee on unused availability under the Revolver of 0.50% to the extent that the Company's Leverage Ratio is greater than or equal to 4.0 to 1.0, and 0.375% if such ratio is less than 4.0 to 1.0 and a per annum letter of credit fee equal to the Applicable LIBOR Margin (as defined in the Credit Agreement) for the Revolver then in effect. The Revolver and Term Loan contain provisions providing that, at its option and subject to certain conditions, the Company may increase the amount of either the Revolver or Term Loan by $50.0 million. Borrowings under the Credit Agreement are secured by substantially all of the assets of the Company, including a pledge of the outstanding stock of substantially all of its subsidiaries and guaranteed by all of the Company's subsidiaries. On February 27, 1998, the Company borrowed $150.0 million under the Term Loan. As of May 4, 1998 there were no borrowings under the Revolver. The Company intends to draw down approximately $125 million of the Revolver to fund the Pending Acquisitions (see Note 6).

4. CAPITAL STOCK

   In order to facilitate the Spin-Off, the Company recently revised its capital structure to increase its authorized capital stock and to effect a stock split. The authorized capital stock of the Company consists of 110,000,000 shares of Common Stock (comprised of 100,000,000 shares of Class A Common Stock and 10,000,000 shares of Class B Common Stock), and 25,000,000 shares of preferred stock, par value $.01 per share.

   In the Spin-Off, (a) 13,579,024 shares of Class A Common Stock were distributed to holders on the Spin-Off record date of SFX Broadcasting's Class A common stock, Series D preferred stock and interests in SFX Broadcasting's director deferred stock ownership plan, (b) 1,047,037 shares of Class B Common Stock were distributed to holders on the Spin-Off record date of SFX Broadcasting Class B common stock and (c) 609,856 shares were placed in escrow to be issued upon the exercise of certain warrants of SFX Broadcasting. The financial statements have been retroactively adjusted to reflect this transaction.

   Holders of Class A Common Stock and Class B Common Stock vote as a single class on all matters submitted to a vote of the stockholders, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, except (a) for the election of directors, (b) with respect to any "going private" transaction between the Company and Mr. Sillerman or any of his affiliates and (c) as otherwise provided by law.


   The Board of Directors has the authority to issue preferred stock and will assign the designations and rights at the time of issuance.


   During January 1998, the Board of Directors and SFX Broadcasting, as sole stockholder, approved and adopted a stock option and restricted stock plan providing for the issuance of restricted shares of the Company's Class A Common Stock and options to purchase shares of the Company's Class A Common Stock totaling up to 2,000,000 shares. In addition, the Board, upon recommendation of the Compensation Committee, has approved the issuance of stock options exercisable for 252,500 shares of the Company's Class A Common Stock. The options will vest over three years and will have an exercise price of $5.50 per share. The Company will record non-cash compensation charges over the three-year period of approximately $2 million annually.

   During January 1998, in connection with the expectation of certain executive officers entering into employment agreements with the Company, the Board of Directors, upon recommendation of the Compensation Committee, approved the sale of an aggregate of 650,000 shares of the Company's Class B Common Stock and 190,000 shares of the Company's Class A Common Stock to certain officers for a purchase price of $2.00 per share. Such shares were issued in April 1998. A non-cash charge to earnings will be recorded by the Company in the second quarter of approximately $24 million associated with the sale.

   The Board of Directors has also approved the issuance of shares of the Company's Class A Common Stock to holders of stock options or stock appreciation rights ("SARs") of SFX Broadcasting as of the Spin-Off record date, whether or not vested. The issuance was approved to allow such holders of these options or SARs to participate in the Spin-Off in a similar manner to holders of SFX Broadcasting's Class A Common Stock. Additionally, many of the option holders will become officers, directors and employees of the Company.


5. COMMITMENTS AND CONTINGENCIES


   While the Company is involved in several law suits and claims arising in the ordinary course of business, the Company is not now a party to any legal proceeding that the Company believes would have a material adverse effect on its business, financial position or results of operations.

6. SUBSEQUENT EVENTS

   In April and May of 1998, the Company entered into agreements and/or letters of intent to acquire the following live entertainment and talent representation businesses:

FAME

   The Company has entered into an agreement to acquire Falk Associates Management Enterprises, Inc. and Financial Advisory Management Enterprises, Inc. (collectively, "FAME"), a leading full-service marketing and management company which specializes in the representation of team sports athletes, primarily in professional basketball. The aggregate purchase price for FAME will be approximately $82.0 million in cash (including approximately $7.9 million which the Company anticipates paying in order to reimburse the FAME sellers for certain taxes which they will be subject to) and 1.0 million shares of Class A Common Stock. The agreement provides for payments by the Company to the FAME sellers of additional amounts up to $15.0 million in equal annual installments over 5 years contingent on the achievement of certain operating performance targets. The agreement also provides for additional payments by the Company if FAME's operating performance exceed the targets by certain amounts.

Don Law

   The Company has entered into an agreement to acquire certain assets of Blackstone Entertainment, LLC ("Don Law"), a leading concert and theater promoter in New England, for an aggregate consideration of approximately $90.0 million (subject to adjustment under certain circumstances), including the repayment of approximately $10.0 million in debt. The Company may, at its option, pay up to $16.0 million of the purchase price in shares of Class A Common Stock. Don Law currently owns and/or operates three venues in New England with an aggregate seating capacity of 27,400. Don Law also acts as the sole ticket operator for all of its own venues as well as several third party venues.

Avalon

   The Company entered into letters of intent to acquire all of the outstanding equity interests of Irvine Meadows Amphitheater, New Avalon, Inc., TBA Media, Inc. and West Coast Amphitheater (collectively, "Avalon") for a cash purchase price of $27.0 million (subject to adjustment under certain circumstances). Avalon is a leading concert promoter and producer that operates predominantly in the Los Angeles area. In addition, the Company will be obligated to reimburse the Avalon sellers' third party out of pocket costs and expenses incurred in the development of the Camarillo Creek Amphitheater (expected to be approximately $400,000). The Company may also be obligated to pay an additional $1.0 million to the Avalon sellers if the Camarillo Creek Amphitheater has been completed pursuant to certain budget projections and the production of entertainment events at the site has commenced.

Oakdale


   The Company has entered into an agreement to acquire Oakdale Concerts, LLC and Oakdale Development Limited Partnership (collectively, "Oakdale"), a promoter and producer of concerts in Connecticut and the owner of the 4,800 seat Oakdale Music Theater, for a purchase price of $11.9 million in cash. At the closing the Company will also make a non-recourse loan to Oakdale in the amount of $11.4 million. In addition, the Company may be obligated to make an additional payment based on the combined operating performance (as defined in the acquisition agreement) of the Oakdale Music Theater and Meadows for 1999.

EMI

   The Company has entered into an agreement to acquire an approximately 80% interest in Event Merchandising, Inc. ("EMI"), a leading event merchandising contractor in the United States for approximately $8.5 million. In addition, the Company is required to make a loan to the EMI sellers in an amount equal to certain taxes incurred by the EMI sellers in connection with the transaction. The Company expects that the amount of the loan will be approximately $750,000. EMI has concession contracts with 26 amphitheaters, including 13 venues owned and/or operated by the Company.

   The acquisitions of FAME, Don Law, Avalon, Oakdale and EMI are collectively referred to herein as the "Pending Acquisitions." The Company intends to use a portion of the proceeds from an equity offering and additional borrowings under the Credit Agreement (collectively, the "Financing") to consummate the Pending Acquisitions. The Company expects to complete all of the Pending Acquisitions in the second quarter of 1998. However, the timing and completion of the Pending Acquisitions are subject to a number of conditions, certain of which are beyond the Company's control and there can be no assurance that any of the Pending Acquisitions will be consummated during such period, on the terms described herein, or at all. The Company is also currently pursuing certain additional acquisitions; however, it has not entered into any definitive agreements with respect to such acquisitions and there can be no assurance that it will do so.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
SFX Entertainment, Inc.

   We have audited the accompanying consolidated balance sheet of SFX Entertainment, Inc. as of December 31, 1997, and the related consolidated statements of operations and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of SFX Entertainment, Inc. at December 31, 1997, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP


New York, New York
March 5, 1998, except
for Notes 1 and 11, as to
which the date is April 27, 1998

                        REPORT OF INDEPENDENT AUDITORS


Board of Directors
Delsener/Slater Enterprises, Ltd.

   We have audited the accompanying consolidated balance sheet of Delsener/Slater Enterprises, Ltd. and Affiliated Companies as of December 31, 1996, and the related consolidated statements of operations and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Delsener/Slater Enterprises, Ltd. and Affiliated Companies at December 31, 1996, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

New York, New York
October 2, 1997

                           SFX ENTERTAINMENT, INC.
                         CONSOLIDATED BALANCE SHEETS
                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)



                                                                                DECEMBER 31,
                                                                          -------------------------
                                                                                       PREDECESSOR
                                                                             1997         1996
                                                                          ---------- -------------
ASSETS
Current assets:
 Cash and cash equivalents ..............................................  $  5,979      $5,253
 Accounts receivable ....................................................     3,831         159
 Prepaid expenses and other current assets ..............................     1,410         779
                                                                          ---------- -------------
Total current assets ....................................................    11,220       6,191
Property and equipment, net .............................................    59,685       2,231
Deferred acquisition costs ..............................................     6,213          --
Goodwill, net ...........................................................    60,306          --
Investment in unconsolidated subsidiaries ...............................       937         458
Note receivable from employee ...........................................       900          --
Other assets ............................................................     7,681          --
                                                                          ---------- -------------
Total assets ............................................................  $146,942      $8,880
                                                                                     =============
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
 Accounts payable and accrued expenses...................................  $  2,715      $6,078
 Deferred revenue .......................................................     3,603          18
 Income taxes payable ...................................................     1,707          --
 Due to stockholder .....................................................        --       1,877
 Due to SFX Broadcasting ................................................    11,539          --
 Current portion of long-term debt ......................................       923          --
 Current portion of deferred purchase consideration .....................     1,950          --
                                                                          ---------- -------------
Total current liabilities ...............................................    22,437       7,973
Long-term debt, less current portion ....................................    15,255          --
Deferred purchase consideration, less current portion ...................     4,289          --
Deferred income taxes ...................................................     2,817          --
Commitment and contingencies ............................................
Shareholder's equity (Note 11):
Capital contributed by SFX Broadcasting .................................    98,184          --
Preferred Stock, $.01 par value, 25,000,000 shares authorized, none
 issued and outstanding .................................................        --          --
Class A common stock, $.01 par value, 100,000,000 shares authorized,
 13,579,024 issued and outstanding ......................................       136          --
Class B common stock, $.01 par value, 10,000,000 shares authorized,
 1,047,037 issued and outstanding .......................................        10          --
Combined stockholder's equity--predecessor ..............................        --         907
Retained earnings .......................................................     3,814          --
                                                                          ---------- -------------
Total shareholder's equity ..............................................   102,144         907
                                                                          ---------- -------------
Total Liabilities and shareholder's Equity ..............................  $146,942      $8,880
                                                                          ========== =============



                           See accompanying notes.

                           SFX ENTERTAINMENT, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                            (DOLLARS IN THOUSANDS)


                                                                 YEAR ENDED DECEMBER 31,
                                                         ---------------------------------------
                                                                     PREDECESSOR   PREDECESSOR
                                                            1997        1996           1995
                                                         --------- -------------  -------------
Concert revenue.........................................  $96,144      $50,362       $47,566
Operating expenses:
 Cost of concerts ......................................   83,417       50,686        47,178
 Depreciation and amortization .........................    5,431          747           750
 Corporate expenses, net of Triathlon fees of $1,794 in
  1997 .................................................    2,206           --            --
                                                         --------- -------------  -------------
                                                          $91,054      $51,433       $47,928
                                                         --------- -------------  -------------
Income (loss) from operations ..........................    5,090       (1,071)         (362)
Investment income ......................................      295          198           178
Interest expense .......................................   (1,590)         (60)         (144)
Equity in pretax income of unconsolidated subsidiaries        509          524           488
                                                         --------- -------------  -------------
Income (loss) before provision for income taxes  .......  $ 4,304      $  (409)      $   160
Provision for income taxes .............................      490          106            13
                                                         --------- -------------  -------------
Net income (loss).......................................  $ 3,814      $  (515)      $   147
                                                         ========= =============  =============


                           See accompanying notes.

                           SFX ENTERTAINMENT, INC.
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (DOLLARS IN THOUSANDS)



                                                                YEAR ENDED DECEMBER 31,
                                                        ----------------------------------------
                                                                     PREDECESSOR   PREDECESSOR
                                                           1997         1996           1995
                                                        ---------- -------------  -------------
OPERATING ACTIVITIES:
Net income (loss) .....................................  $  3,814      $  (515)      $   147
Adjustment to reconcile net income (loss) to net cash
 provided by (used in) operating activities:
 Depreciation of property and equipment ...............     2,686          746           750
 Amortization of goodwill..............................     2,745           --            --
 Equity in pretax income of unconsolidated
  subsidiaries, net of distributions received .........      (479)          16             2
  Deferred income taxes................................      (427)          --            --
 Changes in operating assets and liabilities, net of
  amounts acquired:
  Accounts receivable..................................      (923)        (159)          384
  Prepaid expenses and other current assets............       419         (649)          374
  Other assets.........................................      (275)          --            --
  Accounts payable and accrued expenses................      (325)       4,759        (1,326)
  Income taxes payable.................................       917           --            --
  Deferred revenue.....................................    (7,147)          16          (784)
                                                        ---------- -------------  -------------
Net cash provided by (used in) operating activities  ..     1,005        4,214          (453)
INVESTING ACTIVITIES:
 Purchase of concert promotion businesses, net of cash
  acquired ............................................   (71,213)          --            --
 Investment in GSAC Partnership .......................        --         (435)           --
 Purchase of property and equipment ...................    (2,083)          --            --
                                                        ---------- -------------  -------------
Net cash used in investing activities .................   (73,296)        (435)           --
                                                        ---------- -------------  -------------
FINANCING ACTIVITIES:
 Capital contributed by SFX Broadcasting ..............    79,093           --            --
 Payment of debt ......................................      (823)          --            --
 Proceeds from issuance of common stock and capital
  contributions .......................................        --          152            --
 Loan from stockholder ................................        --           47            --
 Distributions paid ...................................        --       (1,630)         (216)
                                                        ---------- -------------  -------------
Net cash provided by (used in) financing activities  ..    78,270       (1,431)         (216)
Net increase in cash and cash equivalents .............     5,979        2,348          (669)
Cash and cash equivalents at beginning of period  .....        --        2,905         3,574
                                                        ---------- -------------  -------------
Cash and cash equivalents at end of period ............  $  5,979      $ 5,253       $ 2,905
                                                        ========== =============  =============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest ................................  $  1,504      $    60       $   144
                                                        ========== =============  =============
Cash paid for income taxes ............................  $     --      $   106       $    13
                                                        ========== =============  =============



SUPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

o Issuance of equity securities, including deferred equity security issuance and assumption of debt in connection with certain acquisitions (see Note
   1).

o Agreements to pay future cash consideration in connection with certain acquisitions (see Note 1).

o The balance sheet includes certain assets and liabilities which have been contributed by SFX Broadcasting to the Company in connection with the Spin-Off.

                           See accompanying notes.

                           SFX ENTERTAINMENT, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION

   SFX Entertainment, Inc. ("SFX" or the "Company") was formed as a wholly-owned subsidiary of SFX Broadcasting, Inc. ("SFX Broadcasting") in December 1997 and as the parent company of SFX Concerts, Inc ("Concerts"). Concerts was formed in January of 1997 to acquire and hold SFX Broadcasting's live entertainment operations. During 1997, the Company made several acquisitions as described below. The Company had no substantive operations until its acquisition of Delsener/Slater Enterprises, Ltd. and Affiliated Companies ("Delsener/Slater" or the "Predecessor") in January 1997, and Delsener/Slater is considered the Company's predecessor for financial reporting purposes.

 Delsener/Slater

   In January 1997, SFX Broadcasting acquired Delsener/Slater, a leading concert promotion company, for an aggregate consideration of approximately $27,600,000, including $2,900,000 for working capital and the present value of deferred payments of $3,000,000 to be paid without interest over five years and $1,000,000 to be paid without interest over ten years. Delsener/Slater has long-term leases or is the exclusive promoter for seven of the major concert venues in the New York City metropolitan area, including the Jones Beach Amphitheater, a 14,000-seat complex located in Wantagh, New York, and the PNC Bank Arts Center (formerly known as the Garden State Arts Center), a 17,500-seat complex located in Holmdel, New Jersey.

 Meadows

   In March 1997, the Company acquired the stock of certain companies which own and operate the Meadows Music Theater (the "Meadows"), a 25,000-seat indoor/outdoor complex located in Hartford, Connecticut for $900,000 in cash, 250,838 shares of SFX Broadcasting Class A Common Stock with a value of approximately $7,500,000 and the assumption of approximately $15,400,000 in debt.

   The Company may assume the obligation to exercise an option held by SFX Broadcasting to repurchase 250,838 shares of SFX Broadcasting's Class A Common Stock for an aggregate purchase price of $8.3 million (the "Meadows Repurchase"). This option was granted in connection with the acquisition of the Meadows Music Theater. If the option were exercised by SFX Broadcasting, the exercise would result in a reduction of Working Capital as defined in the Spin-Off (see below) by approximately $8.3 million. If the option were not exercised, Working Capital would decrease by approximately $10.5 million.

  Sunshine Promotions

   In June 1997, the Company acquired the stock of Sunshine Promotions, Inc. and certain other related Companies ("Sunshine Promotions"), one of the largest concert promoters in the Midwest, for $53,900,000 in cash, of which $2,000,000 is payable over five years, 62,792 shares of SFX Broadcasting Class A Common Stock issued with a value of approximately $2,000,000, shares of SFX Broadcasting stock issuable over a two year period with a value of approximately $2,000,000 and the assumption of approximately $1,600,000 of debt. The shares of stock to be issued in the future are classified as deferred purchase consideration on the balance sheet. Sunshine Promotions owns the Deer Creek Music Theater, a 21,000-seat complex located in Indianapolis, Indiana, and the Polaris Amphitheater, a 20,000-seat complex located in Columbus, Ohio, and has a long-term lease to operate the Murat Centre (the "Murat"), a 2,700-seat theater and 2,200-seat ballroom located in Indianapolis, Indiana. Pursuant to the Broadcasting Merger Agreement, the Company is responsible for the payments owing under the Sunshine note, which by its terms accelerates upon the change in control of SFX Broadcasting resulting from the consummation of the Broadcasting Merger.

   The Delsener/Slater, Meadows, and Sunshine Promotions acquisitions are collectively referred to herein as the "Completed Acquisitions." The cash portion of the Completed Acquisitions were financed

                           SFX ENTERTAINMENT, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

through capital contributions from SFX Broadcasting and were accounted for under the purchase method of accounting. The purchase prices have been preliminarily allocated to the assets acquired and are subject to change.


   The accompanying consolidated financial statements as of December 31, 1997 include the accounts of Delsener/Slater, Sunshine Promotions, the Meadows, and certain assets and liabilities which have been contributed by SFX Broadcasting to the Company in connection with the Spin-Off (as defined herein) under the terms of the Broadcasting Merger (as defined herein) Agreement. Operating results for the Completed Acquisitions are included herein from their respective acquisition dates. Operating results associated with the assets and liabilities to be contributed are included herein. SFX Broadcasting provides various administrative services to the Company. It is SFX Broadcasting's policy to allocate these expenses on the basis of direct usage. In the opinion of management, this method of allocation is reasonable and allocated expenses approximate what the Company would have incurred on a stand-alone basis. Intercompany transactions and balances among these companies have been eliminated in consolidation.

   The following unaudited pro forma summary represents the consolidated results for the years ended December 31, 1997 and 1996 as if the Completed Acquisitions had occurred at the beginning of such year after giving effect to certain adjustments, including amortization of goodwill and interest expense on the acquisition debt. These pro forma results have been included for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisition been made as of that date or of results which may occur in the future (in thousands).


                           PRO FORMA
                          (UNAUDITED)
              ------------------------------------
                  YEAR ENDED        YEAR ENDED
              DECEMBER 31, 1997  DECEMBER 31, 1996
              ----------------- -----------------
Revenues.....      $110,387          $104,784
Net income ..      $    734          $  2,668


 Spin-Off

   In August 1997, SFX Broadcasting agreed to the merger (the "Broadcasting Merger Agreement") among SBI Holdings, Inc. (the "Buyer"), SBI Radio Acquisition Corporation, a wholly-owned subsidiary of the Buyer, and SFX Broadcasting (the "Broadcasting Merger") and to the spin-off of the Company to the shareholders of SFX Broadcasting (the "Spin-Off"). The Spin-Off was completed on April 27, 1998 and the Broadcasting Merger is expected to be completed in the second quarter of 1998.

   Pursuant to the terms of the Spin-Off, SFX Broadcasting contributed to the Company all of its concert and other live entertainment assets along with an allocation of working capital in an amount estimated by management of SFX Broadcasting to be consistent with the proper operation of SFX Broadcasting, and the Company assumed all of SFX Broadcasting's liabilities pertaining to the live entertainment businesses, as well as certain other liabilities including the obligation to make change of control payments to certain employees of SFX Broadcasting of approximately $5,000,000 as well as the obligation to indemnify one-half of certain of these employees' excise tax. At the time of the Broadcasting Merger, SFX Broadcasting will contribute its positive Working Capital (as defined in the Broadcasting Merger Agreement) to the Company. If Working Capital is negative, the Company must pay the amount of the shortfall to SFX Broadcasting. As of December 31, 1997, SFX Broadcasting had advanced approximately $11,539,000 to the Company for use in connection with certain acquisitions and capital expenditures. This obligation and other costs subsequently incurred in connection with the Spin-Off were reimbursed with the proceeds from the Senior Subordinated Notes and the Credit Agreement (see Note 2). SFX Broadcasting advanced additional amounts to the Company prior to the consummation of the Spin-Off which were reimbursed in April 1998.

                           SFX ENTERTAINMENT, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

   SFX Broadcasting and the Company entered into a tax sharing agreement. Under the tax sharing agreement, the Company will agree to pay to SFX Broadcasting the amount of the tax liability of SFX Broadcasting and the Company combined, to the extent properly attributable to the Company for the period up to and including the Spin-Off, and will indemnify SFX Broadcasting for any tax adjustment made in subsequent years that relates to taxes properly attributable to the Company during the period prior to and including the Spin-Off. SFX Broadcasting, in turn, will indemnify the Company for any tax adjustment made in years subsequent to the Spin-Off that relates to taxes properly attributable to the SFX Broadcasting during the period prior to and including the Spin-Off. The Company also will be responsible for any taxes of SFX Broadcasting resulting from the Spin-Off, including any income taxes but only to the extent that the income taxes result from the gain on the distribution that exceeds the net operating losses of SFX Broadcasting and the Company available to offset such gain including net operating losses generated in the current year prior to the Spin-Off.

   The actual amount of the gain will be based on the excess of the value of the Company's Common Stock on the date of the Spin-Off over the tax basis of that stock. The Company believes that the value of the Company's Common Stock for tax purposes will be determined by no later than the first trading day following the date on which the Company's Common Stock is distributed in the Spin-Off. Increases or decreases in the value of the Company's Common Stock subsequent to such date will not effect the tax liability. The Company expects that such indemnity payment will be due on or about June 15, 1998.

2. RECENT ACQUISITIONS AND FINANCING

   On February 11, 1998, SFX completed the private placement of $350.0 million of 9 1/8% Senior Subordinated Notes (the "Notes") due 2008. Interest is payable on the Notes on February 1 and August 1 of each year.

   On February 26, 1998 the Company executed a Credit and Guarantee Agreement (the "Credit Agreement") which established a $300.0 million senior secured credit facility comprised of (i) a $150.0 million eight-year term loan (the "Term Loan") and (ii) a $150.0 million seven-year reducing revolving credit facility. Loans outstanding under the Credit Facility bear interest, at the Company's option, at 1.875 to 2.375 percentage points over LIBOR or the greater of the Federal Funds rate plus 0.50% or BNY's prime rate. The interest rate spreads on the Term Loan and the Revolver will be adjusted based on the Company's Total Leverage Ratio (as defined in the Credit Agreement). The Company will pay a per annum commitment fee on unused availability under the Revolver of 0.50% to the extent that the Company's Leverage Ratio is greater than or equal to 4.0 to 1.0, and 0.375% if such ratio is less than 4.0 to 1.0 and a per annum letter of credit fee equal to the Applicable LIBOR Margin (as defined in the Credit Agreement) for the Revolver then in effect. The Revolver and Term Loan contain provisions providing that, at its option and subject to certain conditions, the Company may increase the amount of either the Revolver or Term Loan by $50.0 million. Borrowings under the Credit Agreement are secured by substantially all of the assets of the Company, including a pledge of the outstanding stock of substantially all of its subsidiaries and guaranteed by all of the Company's subsidiaries. On February 27, 1998, the Company borrowed $150.0 million under the Term Loan. Together with the proceeds from the Notes, the proceeds from the Term Loan were used to finance the Recent Acquisitions (as defined below.)

   On February 24, 1998, the Company acquired all of the outstanding capital stock of BG Presents ("BGP"), one of the oldest promoters of, and owner-operators of venues for, live entertainment in the United States, and a leading promoter in the San Francisco Bay area (the "BGP Acquisition"), for total consideration of approximately $80,300,000 (including the repayment of $12,000,000 in BGP debt and the issuance upon the Spin-Off of 562,640 shares of common stock of the Company valued by the parties at $7,500,000). The sellers of BGP provided net working capital (as defined in the acquisition agreement) at the closing in an amount equal to or greater than long-term debt.

                           SFX ENTERTAINMENT, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

   On February 25, 1998, the Company acquired all of the outstanding capital stock of PACE Entertainment Corporation ("PACE"), one of the largest diversified producers and promoters of live entertainment in the United States, having what the Company believes to be the largest distribution network in the United States in each of its music, theater and specialized motor sports businesses (the "PACE Acquisition"), for total consideration of approximately $150,100,000 (including issuance upon the Spin-Off of 1,500,000 shares of the Company's common stock valued by the parties at $20,000,000 and assumption of approximately $20,600,000 of debt). Under the terms of the agreement, additional cash consideration would be required if the deemed value of the Company's common stock was less than $13.33 per share as a result of changes in the consummation of acquisitions. In related transactions, the Company acquired, for total consideration of $90,600,000 comprised of $41,400,000 in cash, the repayment of approximately $43,100,000 of debt and the assumption of approximately $6,100,000 of debt related to a capital lease, the 66 2/3% ownership interests of Blockbuster Entertainment Corporation and Sony Music Entertainment, Inc. in Amphitheater Entertainment Partnership, a partner of PACE in the Pavilion Partners venue partnership. As a result, the Company owns 100% of Pavilion Partners.

   The PACE acquisition agreement further provides that each seller of PACE shall have an option, exercisable during a period beginning on the fifth anniversary of the closing of the PACE acquisition and ending 90 days thereafter, to require the Company to purchase up to one-third of the PACE consideration stock received by such PACE seller for a cash purchase price of $33.00 per share. With certain limited exceptions, these option rights are not assignable by the PACE sellers.

   Under the terms of an employment agreement to be entered into by the Company with an officer of PACE, the officer will have the right, two years from the date of the acquisition, to purchase PACE's motor sports division at fair value. If the motor sports division has been sold by the Company, the officer would be entitled to purchase PACE's theatrical division for the fair value.

   On February 27, 1998, the Company acquired the Contemporary Group ("Contemporary"), a fully-integrated live entertainment and special event promoter and producer, venue owner and operator and consumer marketer, for total consideration of approximately $101,400,000 comprised of $72,800,000 in cash, a payment for working capital of approximately $9,900,000 and the issuance upon the Spin-Off of 1,402,850 shares of common stock of the Company valued by the parties at $18,700,000. (the "Contemporary Acquisition"). The Contemporary Acquisition involved the merger of Contemporary International Productions Corporation with and into the Company, the acquisition by a wholly owned subsidiary of the Company of substantially all of the assets, excluding certain cash and receivables, of the remaining members of Contemporary and the acquisition by Contemporary of the 50% interest in the Riverport Amphitheater Joint Venture not owned by Contemporary. If any of the Contemporary sellers owns any shares of the Company's Class A Common Stock received in the Contemporary Acquisition on the second anniversary of the closing date and the average trading price of such stock over the 20-day period ending on such anniversary date is less than $13.33 per share, then the Company will make a one-time cash payment to each individual holding any such shares that is equal to the product of (i) the quotient of the difference between (A) the actual average trading price per share over such 20-day period and (B) $13.33 divided by two, multiplied by (ii) the number of shares of Class A Common Stock of the Company received by such individual in the Contemporary Acquisition and owned as of such anniversary date.

   On February 27, 1998, the Company acquired the Network Magazine Group ("Network Magazine"), a publisher of trade magazines for the radio broadcasting industry, and SJS Entertainment Corporation ("SJS"), an independent creator, producer and distributor of music-related radio programming, services and research which it exchanges with radio broadcasters for commercial air-time sold, in turn, to national network advertisers (the "Network Acquisition"), for total consideration of approximately $66,800,000 comprised of $52,000,000 in cash, a payment for working capital of approximately $1,800,000,

                           SFX ENTERTAINMENT, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

reimbursed sellers costs of $500,000, the purchase of an office building and property for $2,500,000 and the issuance upon the Spin-Off of 750,188 shares of common stock of the Company valued by the parties at $10,000,000. The $2,500,000 purchase of the office building and property is comprised of cash of approximately $700,000 and the assumption of debt of approximately $1,800,000. The Company is also obligated to pay the sellers an additional payment in common stock or, at the Company's option, cash based on future operating results, as defined, generated on a combined basis by Network Magazine and SJS in 1998, up to a maximum of $14,000,000. In the Network Acquisition, the Company, through a wholly owned subsidiary, acquired all of the outstanding capital stock of each of The Album Network, Inc. and SJS Entertainment Corporation and purchased substantially all of the assets and properties and assumed substantially all of the liabilities and obligations of the Network 40, Inc.

   On March 4, 1998, the Company acquired Concert/Southern Promotions ("Concert/Southern"), a promoter of live music events in the Atlanta, Georgia metropolitan area (the "Concert/Southern Acquisition"), for total cash consideration of approximately $16,900,000, which includes a $300,000 payment for working capital.

   The PACE Acquisition, the Contemporary Acquisition, the Network Acquisition, the BGP Acquisition and the Concert/Southern Acquisition are collectively referred to herein as the "Recent Acquisitions."

   Each of the Recent Acquisition agreements other than Concert/Southern provide that, should the Spin-Off not occur prior to July 1, 1998, the sellers may require the Company to repurchase the shares of the Company's common stock issued to the sellers for $13.33 each.

3. SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

 Cash and Cash Equivalents

   The Company considers all investments purchased with a maturity of three months or less to be cash equivalents. Included in cash and cash equivalents at December 31, 1997 is $1,235,000 of cash which has been deposited in a separate account and will be used to fund committed capital expenditures at PNC Bank Arts Center.

PROPERTY AND EQUIPMENT

   Land, buildings and improvements and furniture and equipment are stated at cost. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets as follows:


Buildings and improvements  ....7-40 years
Furniture and equipment ........ 5-7 years


   Leasehold improvements represent the capitalized costs to renovate the Jones Beach Theatre. The costs to renovate the theatre included permanent seats, a new stage and lavatory facilities. These costs are being amortized over the term of the lease.

 Goodwill

   Goodwill represents the excess of the purchase price over the fair market value of the assets purchased in the Completed Acquisitions and is net of accumulated amortization of $2,745,000. Goodwill is being amortized using the straight-line method over 15 years. Management reviews the carrying value of goodwill against anticipated cash flows on a non-discounted basis to determine whether the carrying amount will be recoverable.

 Other Assets

   Other assets includes $4,928,000 of costs associated with acquiring the right to receive fees from Triathlon Broadcasting Company ("Triathlon"), an affiliate, for certain financial consulting, marketing and

                           SFX ENTERTAINMENT, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

administrative services provided by the Company to Triathlon. Under the terms of the agreement, the Company has agreed to provide consulting and marketing services to Triathlon for an annual fee of $500,000, together with a refundable advance of $500,000 per year against fees to be earned in respect of transactional investment banking services. These fees, which are recorded as a reduction of corporate, general and administrative expenses, will fluctuate based upon the level of acquisition and financing activity of Triathlon. The cost of acquiring the fees is being amortized over the term of the agreement which expires on June 1, 2005. Triathlon has announced its intention to enhance shareholder value through a sale. The Company's management believes that the capitalized cost of acquiring the right to receive fees from Triathlon is recoverable.

 Revenue Recognition

   The Company's operations and revenues are largely seasonal in nature, with generally higher revenue generated in the second and third quarters of the year. The Company's outdoor venues are primarily utilized in the summer months and do not generate substantial revenue in the late fall, winter and early spring. Similarly, the musical concerts that the Company promotes largely occur in the second and third quarters. To the extent that the Company's entertainment marketing and consulting relate to musical concerts, they also predominantly generate revenues in the second and third quarters.

   Revenue from ticket sales is recognized upon occurrence of the event. Advance ticket sales are recorded as deferred revenue until the event occurs.

 Risks and Uncertainties

   Accounts receivable are due principally from ticket companies and venue box offices. These amounts are typically collected within 20 days of a performance. Generally, management considers these accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required. Certain other accounts receivable, arising from the normal course of business, are reviewed for collectibility and allowances for doubtful accounts are recorded as required. Management believes that no allowance for doubtful accounts is required at December 31, 1996 or 1997.

   The agreement governing the partnership through which PACE holds its interest in the Lakewood Amphitheater in Atlanta, Georgia contains a provision that purports to restrict PACE and its affiliates from directly or indirectly owning or operating another amphitheater in Atlanta. In management's view, this provision will not materially affect the business or prospects of the Company. However, the Company acquired an interest in the Chastain Park Amphitheater, also in Atlanta, in the Concert/Southern acquisition. The Company intends to seek a waiver.

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Advertising Costs

   Advertising costs are expensed as incurred and approximated $7,109,000, $4,896,000 and $2,687,000 in 1997, 1996, and 1995, respectively.

 Income Taxes

   The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". This statement requires a company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in a company's financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and the tax bases of assets and liabilities.

                           SFX ENTERTAINMENT, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

   The Company calculates its tax provision on a separate company basis.

 Reclassification

   Certain amounts in 1995 and 1996 have been reclassified to conform to the 1997 presentation.

4. CONNECTICUT DEVELOPMENT AUTHORITY ASSISTANCE AGREEMENT

   On September 12, 1994, the Connecticut Development Authority ("CDA") entered into a non-recourse assistance agreement with the Meadows whereby the CDA provided grant funds for the construction and development of the Meadows through the issuance of State of Connecticut General Fund Obligation Bonds ("GFO Bonds"). The Meadows received bond proceeds of $8,863,000. Pursuant to such agreement, the annual tax revenues derived from the operation of the amphitheater are utilized to satisfy the annual service requirements under the GFO Bonds. In the event that annual tax revenues derived from the operation of the amphitheater do not equal annual service requirements under the GFO Bonds, the Company must deposit the lesser of the operating shortfall, as defined, or 10% of the annual service under the GFO Bonds. An operating shortfall has not existed since the inception of the CDA. The GFO Bonds mature on October 15, 2024 and have an average coupon rate of 6.33%. Annual service requirements, including interest, on the GFO Bonds for each of the next five years and thereafter are as follows (in thousands):


1998..........  $   739
1999 .........      737
2000 .........      739
2001 .........      740
2002 .........      741
Thereafter  ..   16,399
               --------
                $20,095
               ========


   The assistance agreement requires an annual Meadows attendance of at least 400,000 for each of the first three years of operations. It will not be considered an event of default if the annual Meadows attendance is less than 400,000 provided that no operating shortfall exists for that year or if an operating shortfall exists such amount has been deposited by the Company. If there is an event of default, the CDA may foreclose on the construction mortgage loan (see Note 5). If the amphitheater's operations are relocated outside of Connecticut during the ten year period subsequent to the beginning of the assistance agreement or during the period of the construction mortgage loan, the full amount of the grant funds plus a penalty of 5% must be repaid to the State of Connecticut.

5. LONG-TERM DEBT

   The Predecessor did not have any long-term debt as of December 31, 1996. As of December 31, 1997, the company's long-term debt, which is recorded at present value, consisted of the following (in thousands):

                           SFX ENTERTAINMENT, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Meadows CDA Mortgage Loan...........  $ 7,411
Meadows Concession Agreement Loans      5,872
Meadows CDA Construction Loan  .....      700
Murat notes payable ................      790
Meadows note payable ...............      694
Polaris note payable ...............      221
Capital lease obligations ..........      490
                                     --------
                                       16,178
Less current portion................      923
                                     --------
                                      $15,255
                                     ========

 Meadows CDA Mortgage Loan

   On September 12, 1994, the CDA entered into a construction mortgage loan agreement for $7,685,000 with the Meadows. The purpose of the loan was to finance a portion of the construction and development of the Meadows. The loan agreement contains substantially the same covenants as the CDA assistance agreement (see Note 4). The mortgage loan bears interest at 8.73% and is payable in monthly installments of principal and interest. The mortgage loan matures on October 15, 2019.

   The loan is collateralized by a lien on the Meadows' assets. The loan is secured by an irrevocable standby letter of credit issued by the Company in the amount of $785,000.

 Meadows Concession Agreement Loans

   In connection with the Meadows' concession agreement, the concessionaire loaned the Meadows $4,500,000 in 1995 to facilitate the construction of the amphitheater. Principal and interest at the rate of 7.5% per annum on the note is payable via withholdings of the first $31,299 from each monthly concession commission payment. As of December 31, 1997, the outstanding balance was $4,343,000.

   During 1995, the concessionaire loaned the Meadows an additional $1,000,000. This loan bears interest at a rate of 9.75% per annum and is payable via withholdings of an additional $11,900 of principal, plus interest, from each monthly concession commission payment through December 20, 2002. As of December 31, 1997, the outstanding balance was $679,000.

   The concession agreement also required the Company to supply certain equipment to the concessionaire at the Company's expense. The cost of the equipment purchased by the concessionaire was converted to a note payable for $884,000. The note bears interest at the rate of 9.25% per annum and provides for monthly principal and interest payments of $10,185. However, the Company is not required to make any principal or interest payments to the extent that 5% of receipts, as defined, in any month are less than the amount of the payment due. As of December 31, 1997, the outstanding balance was $850,000.

 Meadows CDA Construction Loan

   In March 1997, the Meadows entered into a $1,500,000 loan agreement with the CDA of which $1,000,000 was funded in March 1997. Principal payments of $150,000 are due on July 1 and October 1 of each year commencing July 1, 1997 through October 1, 2001. The note bears interest at the rate of 8.9% per annum through February 1, 1998, and thereafter at the index rate, as defined, plus 2.5%. In addition, the Meadows is required to make principal payments in an amount equal to 10% of the annual gross revenue, as defined, in excess of $13,000,000 on or before the March 1 following each calendar year commencing March 1, 1998. In 1997, gross revenues did not exceed the defined threshold and thus no principal payment was made on March 1, 1998.

                           SFX ENTERTAINMENT, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 Murat Notes Payable

   The Company has two loans payable to the Massachusetts Avenue Community Development Corporation (MAC), an $800,000 non-interest bearing note and a $1,000,000 note. Principal payments on the non-interest bearing note are the lesser of $0.15 per Murat ticket sold during fiscal year or remaining net cash flow, as defined. Interest on the other note is calculated annually and is equal to the lesser of (1) $0.10 per Murat ticket sold during the fiscal year, (2) prime plus 1% or (3) remaining net cash flow, as defined. Interest and principal on the $1,000,000 note is payable at the lesser of $0.10 per Murat ticket sold during fiscal year or remaining net cash flow, as defined.

   Provisions of the $800,000 note payable requires the Murat to continue making payments after the principal has been paid down equal to the lesser of $0.15 per Murat ticket sold during the fiscal year or remaining cash flow. These payments are to be made to a not-for-profit foundation and will be designated for remodeling and upkeep of the theatre.


 Meadows Note Payable

   Under the terms of a Meadows ticket and sales agreement, a vendor loaned the Company $824,500 and pays the Company an annual fee of $140,000 for nine years commencing in March 1996. Proceeds from the annual fee are used by the Company to make the annual principal and interest payments.

 Polaris Note Payable

   In 1994, a concessionaire advanced Sunshine Promotions $500,000 to be used in the construction of the Polaris Amphitheater. The advance is interest free and is payable in annual installments of $25,000 beginning in 1994 for a period of 20 years.

 Capital Lease Obligations

   The Company has entered into various equipment leases. Interest on the leases range from 6.5% to 18.67%.

   Principal maturities of the long-term debt, notes payable and capital lease obligations over the next five years as of December 31, 1997 are as follows (in thousands):



         LONG-TERM DEBT AND   CAPITAL LEASE
            NOTES PAYABLE      OBLIGATIONS
         ------------------ ---------------
1998....        $756              $167
1999 ...         782               157
2000 ...         611               113
2001 ...         541                53
2002....        $537                --

                           SFX ENTERTAINMENT, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


6. PROPERTY AND EQUIPMENT

   The Company's property and equipment as of December 31, 1997 and 1996 consisted of the following (in thousands):

                                       PREDECESSOR
                              1997        1996
                           --------- -------------
Land......................  $ 8,752           --
Building and
 improvements.............   44,364           --
Furniture and equipment ..    6,503      $   131
Leasehold improvements ...    2,676        6,726
                           --------- -------------
                             62,295        6,857
Accumulated depreciation .   (2,610)      (4,626)
                           --------- -------------
                            $59,685      $ 2,231
                           ========= =============


7. INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES

   The Company is a 49% partner in a general partnership which subleases a theater located in New York City. Income associated with the promotion of concerts at this theater is recorded as concert revenue. Any such promotion revenue recognized reduces the Company's share of the partnership's profits. The Company is also a one-third partner in GSAC Partners, a general partnership through which it shares in the income or loss of the PNC Bank Arts Center at varying percentages based on the partnership agreement. The Company records these investments on the equity method. In connection with the PACE Acquisition, the Company agreed to purchase the interest in GSAC Partners that it did not already own and in 1998 completed the purchase. Thus, the financial position and operations of GSAC Partners will be consolidated into those of the Company beginning in 1998.

   The following is a summary of the unaudited financial position and results of operations of the Company's equity investees (GSAC Partners in 1997 and 1996 only) as of and for the years ended December 31, 1997, 1996 and 1995 (in thousands):


                                                     PREDECESSOR   PREDECESSOR
                                            1997        1996           1995
                                         --------- -------------  -------------
Current assets..........................  $ 2,818      $   756        $  214
Property, plant and equipment ..........    1,427          239           122
Other assets ...........................      239          819            --
                                         --------- -------------  -------------
Total assets............................  $ 4,484      $ 1,814        $  336
                                         ========= =============  =============

Current liabilities.....................  $ 1,621      $ 1,534        $  264
Partners' capital ......................    2,863          280            72
                                         --------- -------------  -------------
Total liabilities and partners'
 capital................................  $ 4,484      $ 1,814        $  336
                                         ========= =============  =============
Revenue.................................  $20,047      $16,037        $4,058
Expenses................................   17,074       14,624         2,954
                                         --------- -------------  -------------
Net income..............................  $ 2,973        1,413        $1,104
                                         ========= =============  =============


   The equity income recognized by the Company represents the appropriate percentage of investment income less amounts reported in concert revenues for shows promoted by the Company at these theaters. Such concert revenues of unconsolidated subsidiaries was approximately $97,000, $205,000 and $110,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

                           SFX ENTERTAINMENT, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. INCOME TAXES

   The provisions for income taxes for the years ended December 31, 1997, 1996 and 1995 are summarized as follows (in thousands):

                           PREDECESSOR     PREDECESSOR
                 1997         1996             1995
               -------- ---------------  ---------------
CURRENT:
Federal ......     --           --              --
State ........   $420         $106             $13
DEFERRED:
Federal ......     --           --              --
State ........     70           --              --
               -------- ---------------  ---------------
Total ........   $490         $106             $13
               ======== ===============  ===============


   No Federal income taxes were provided in 1997 as a result of the Company's inclusion in the consolidated federal income tax return with SFX Broadcasting. If the Company had filed on a stand alone basis, its federal tax provision would have been approximately $2,050,000, consisting of $1,760,000 in current taxes and approximately $290,000 of deferred taxes. The Predecessor had no Federal tax provision in 1996 or 1995 by virtue of the status of its profitable included companies as S Corporations. State income taxes were provided to the extent that S Corporation status was not recognized.

   Deferred income taxes reflect the tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company's deferred tax asset and liabilities as of December 31, 1997 are as follows (in thousands):


Deferred tax assets:
Deferred compensation.......  $  783
Deferred tax liabilities:
Depreciable assets .........  $3,600
                             --------
Net deferred tax liability    $2,817
                             ========


   The Predecessor had no deferred tax liabilities as of December 31, 1996.

   The acquisition of the Meadows resulted in the recognition of deferred tax liabilities of approximately $3,200,000 under the purchase method of accounting. These amounts were based upon the excess of the financial statement basis over the tax basis in assets, principally fixed assets. The acquisition of Delsener/Slater resulted in the recognition of deferred tax assets of approximately $1,200,000 under the purchase method of accounting. These amounts were based upon the excess of the financial statements basis over the tax basis in assets, principally deferred compensation.

                           SFX ENTERTAINMENT, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

   At December 31, 1997, 1996, and 1995 the effective rate varies from the statutory Federal income tax rate as follows (in thousands):

                                                                    PREDECESSOR
                                                                 ----------------
                                                          1997      1996    1995
                                                       --------- --------  ------
Income taxes at the statutory rate ...................  $ 1,463    $(139)   $ 54
Effect of Subchapter S status ........................       --      139     (54)
Nondeductible amortization ...........................      800       --      --
Travel and entertainment .............................       20       --      --
Effect of consolidated return loss ...................   (2,283)      --      --
State and local income taxes (net of Federal
 benefit).............................................      490      106      13
                                                       --------- --------  ------
Total provision ......................................  $   490    $ 106    $ 13
                                                       ========= ========  ======


9. COMMITMENTS, CONTINGENCIES AND OTHER MATTERS

   Pursuant to the terms of the Spin-Off, upon the consummation of the Broadcasting Merger, the Company will assume all obligations under any employment agreements or arrangements between SFX Broadcasting and any employee of the Company.

   While the Company is involved in several suits and claims in the ordinary course of business, the Company is not now a party to any legal proceeding that the Company believes would have a material adverse effect on its business.

   The Company's operating leases includes primarily leases with respect to venues, office space and land. Total rent expense was $2,753,000 , $875,000 and $835,000 for the years ended December 31, 1997, 1996 and 1995, respectively. The lease terms range from 3 to 37 years. Prior to the Spin-Off, the Company will enter into contracts with certain officers and other key employees. No such contracts existed in 1997. The future minimum payments for all noncancelable operating leases and employee agreements with initial terms of one year or more are as follows (in thousands):


                                         EMPLOYMENT
                      OPERATING LEASES   AGREEMENTS
                      ---------------- ------------
1998 ................      $ 3,366         $1,900
1999 ................        3,823          1,864
2000 ................        1,648          1,624
2001 ................        1,666          1,534
2002 ................        1,678            300
2003 and thereafter         14,117             --
                      ---------------- ------------
                           $26,298         $7,222
                      ================ ============


   The Company has committed to expansion projects at the Jones Beach Theater and PNC Bank Arts Center and, in connection with the BGP Acquisition, for the construction of a new amphitheater in the Seattle, Washington market. The Jones Beach Theater and PNC Bank Arts Center expansions are expected to be completed in June 1998 and to cost approximately $15,000,000 and $10,500,000, respectively. As of December 31, 1997, approximately $1,018,000 and $1,500,000, respectively, of these costs have been incurred. The new amphitheater in Seattle is expected to cost $10,000,000 and is expected to be completed in the spring of 1999.

   As of December 31, 1997 and 1996, outstanding letters of credit for $1,110,000 and $400,000, respectively, were issued by banks on behalf of the Company as security for loans and the rental of theaters.

   In connection with the acquisition of Delsener/Slater, SFX Broadcasting entered into an employment agreement with each of Ron Delsener and Mitch Slater pursuant to which each of Messrs. Delsener and Slater serve as Co-President and Co-Chief Executive Officer of Delsener/Slater. Each of the employment agreements continues until December 31, 2001 unless terminated earlier by the Company for cause or voluntarily by Mr. Delsener or Mr. Slater.

                           SFX ENTERTAINMENT, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

   In certain cases, Messrs. Delsener and Slater have rights to purchase the outstanding capital stock of Delsener/Slater for fair market value as defined in their employment agreements.

   Additionally, in the case of a return event, as defined, which may be deemed to include the Spin-Off, the Broadcasting Merger and related transactions, Messrs. Delsener and Slater have the right to receive a portion of the excess of the proceeds of the return event over a fixed amount determined in reference to the original purchase price for Delsener/Slater, all as calculated pursuant to the Delsener and Slater employment agreements. Management believes that, with respect to the Spin-Off, the Broadcasting Merger and related transactions, no payment will accrue to Mr. Delsener or Mr. Slater pursuant to their employment agreements.

   The employment agreements further provide that Messrs. Delsener and Slater shall be paid annual bonuses determined with reference to Delsener/Slater profits, as defined, for the immediately preceding year. Management believes that no such bonus was earned for the year ended December 31, 1997.

   Messrs. Delsener and Slater and the Company are in the process of negotiating amendments to their employment agreements to reflect, among other things, the changes to the business of the Company as a result of the Recent Acquisitions and the Spin-Off, and each of Messrs. Delsener and Slater have agreed in principle to waive any rights which may accrue in connection with the Broadcasting Merger or the Spin-Off. The Company also expects, in connection with the foregoing, to negotiate mutually satisfactory amendments to certain of Messrs. Delsener's and Slater's compensation arrangements, including bonus and profit sharing provisions.

10.  RELATED PARTY TRANSACTIONS

   The Company's Executive Vice President, General Counsel and Director is Of Counsel to the law firm of Baker & McKenzie. Baker & McKenzie serves as counsel to the Company in certain matters. Baker & McKenzie compensates the executive based, in part, on the fees it receives from providing legal services to the Company and other clients originated by the executive. In 1997, the Company incurred fees of approximately $2,948,000 for legal services related to the Recent Acquisitions. Such fees were funded by SFX Broadcasting on behalf of the Company. In February 1998, the Company reimbursed SFX Broadcasting for these fees.

   Due to stockholder represents the balance due to Mr. Delsener on his advances to renovate the Jones Beach Theatre (the "Jones Beach Loan") and the PNC Bank Arts Center (the "PNC Loan"). Delsener /Slater paid interest at 8% per annum on the Jones Beach Loan, which was repaid in May 1996. The PNC Loan, which was originated in 1996 was repaid in connection with the acquisition of Delsener/Slater by SFX Broadcasting in 1997 (See Note 1).

11. CAPITAL STOCK

   In order to facilitate the Spin-Off, the Company recently revised its capital structure to increase its authorized capital stock and to effect a stock split. The authorized capital stock of the Company consists of 110,000,000 shares of Common Stock (comprised of 100,000,000 shares of Class A Common Stock and 10,000,000 shares of Class B Common Stock), and 25,000,000 shares of preferred stock, par value $.01 per share.

   In the Spin-Off, (a) 13,579,024 shares of Class A Common Stock were distributed to holders on the Spin-Off record date of SFX Broadcasting's Class A common stock, Series D preferred stock and interests in SFX Broadcasting's director deferred stock ownership plan, (b) 1,047,037 shares of Class B Common Stock were distributed to holders on the Spin-Off record date of SFX Broadcasting Class B common stock and (c) 609,856 shares were placed in escrow to be issued upon the exercise of certain warrants of SFX Broadcasting. The financial statements have been retroactively adjusted to reflect this transaction.

                           SFX ENTERTAINMENT, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


   Holders of the Company's Class A Common Stock are entitled to one vote and holders of the Company's Class B Common Stock are entitled to ten votes on all matters submitted to a vote of shareholders except for (a) the election of directors, (b) with respect to any "going private" transaction involving the Chairman and (c) as otherwise provided by law.

   The Board of Directors has the authority to issue preferred stock and will assign the designations and rights at the time of issuance.

12.  DEFINED CONTRIBUTION PLAN

   The Company sponsors a 401(k) defined contribution plan in which most full-time employees are eligible to participate. The Plan presently provides for discretionary employer contributions. There were no contributions in 1997.

13. SUBSEQUENT EVENTS (UNAUDITED)

   During January 1998, the Board of Directors and SFX Broadcasting, as sole stockholder, approved and adopted a stock option and restricted stock plan providing for the issuance of restricted shares of the Company's Class A Common Stock and options to purchase shares of the Company's Class A Common Stock totaling up to 2,000,000 shares.

   During January 1998, in connection with certain executive officers entering into employment agreements with the Company, the Board of Directors, upon recommendation of the Compensation Committee, approved the sale of an aggregate of 650,000 shares of the Company's Class B Common Stock and 90,000 shares of the Company's Class A Common Stock to certain executive officers for a purchase price of $2.00 per share. Such shares will be issued on or about the effective date of the Spin-Off. A substantial non-cash charge to earnings will be recorded by the Company at the time of the Spin-Off based on then fair value of such shares.

   In addition, the Board, upon recommendation of the Compensation Committee, has approved the issuance of stock options exercisable for 245,000 shares of the Company's Class A Common Stock. The options will vest over three years and will have an exercise price of $5.50 per share. The Company will record non-cash compensation charges over the three-year period to the extent that the fair value of the Company's Class A Common Stock exceeds the exercise price.

   Further, the Board of Directors has approved the issuance of shares of the Company's Class A Common Stock to holders of stock options or stock appreciation rights ("SARs") of SFX Broadcasting as of the Spin-Off record date, whether or not vested. The issuance was approved to allow such holders of these options or SARs to participate in the Spin-Off in a similar manner to holders of SFX Broadcasting's Class A Common Stock. Additionally, many of the option holders will become officers, directors and employees of the Company.

   In January 1998, Mr. Sillerman committed to finance the $8.3 million exercise price of the Meadows Repurchase in order to avoid the $10.5 million reduction to Working Capital. In consideration for such commitment, the board of directors of SFX Broadcasting agreed that Mr. Sillerman would receive the Company Class A Common Stock to be issued in the Spin-Off with respect to the Meadows Shares. In April 1998, SFX Broadcasting assigned the option for the Meadows Shares to an unaffiliated third party and, in connection therewith, paid such party a fee of $75,000. Mr. Sillerman subsequently advanced such party the $8.3 million exercise price for the Meadows Repurchase which will become due on the earlier of the date on which the Meadows Shares are disposed of by the third party or January 16, 1999. In the event the Meadows Shares are tendered in the SFX Merger, the third party has agreed to pay $10.5 million to the Company, which is an amount equal to the Meadows Reduction. In the event that the SFX Merger is not consummated on or before December 31, 1998, SFX Broadcasting has the option, for a limited time, to repurchase the Meadows Shares for an aggregate consideration of approximately $10.0 million. The third party has agreed to transfer to Mr. Sillerman the Company Class A Common Stock to be issued in the Spin-Off with respect to the Meadows Shares.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of Connecticut Performing Arts, Inc. and the Partners of Connecticut Performing Arts Partners:

   We have audited the accompanying combined balance sheets of Connecticut Performing Arts, Inc. and Connecticut Performing Arts Partners (collectively, the Company) as of December 31, 1995 and 1996, and the related combined statements of operations, shareholders' and partners' equity (deficit) and cash flows for the years then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Hartford, Connecticut
March 21, 1997

                    CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS
                           COMBINED BALANCE SHEETS


                                                                      AS OF DECEMBER 31,
                                                                 ----------------------------
                                                                      1995          1996
                                                                 ------------- -------------
ASSETS:
Current assets:
Cash ...........................................................  $    63,061    $     6,778
Accounts receivable.............................................      192,382        152,205
Accounts receivable--related party..............................      124,700        226,265
Prepaid interest ...............................................       54,982         54,279
Prepaid insurance ..............................................       69,797         87,869
Other current assets ...........................................       21,156         60,784
Deposit ........................................................           --        110,000
Subscription receivable ........................................          100            100
                                                                 ------------- -------------
  Total current assets .........................................      526,178        698,280
                                                                 ------------- -------------

Plant and equipment:
Building and building improvements .............................   14,127,632     14,208,153
Furniture, fixtures and equipment ..............................    1,899,041      1,973,911
Leasehold improvements .........................................    1,221,069      1,224,071
                                                                 ------------- -------------
                                                                   17,247,742     17,406,135
Less: Accumulated depreciation and amortization ................     (408,897)    (1,620,297)
                                                                 ------------- -------------
                                                                   16,838,845     15,785,838
                                                                 ------------- -------------
Other assets:
Deferred costs, net of accumulated amortization of $165,300 and
 $503,766 in 1995 and 1996, respectively .......................    2,453,553      2,115,087
Deposit ........................................................      110,000             --
Other ..........................................................           --          2,332
                                                                 ------------- -------------
  Total other assets ...........................................    2,563,553      2,117,419
                                                                 ------------- -------------
                                                                  $19,928,576    $18,601,537
                                                                 ============= =============
LIABILITIES AND SHAREHOLDERS' AND PARTNERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable ...............................................  $   915,280    $   908,986
Accrued expenses ...............................................    1,356,132        655,207
Deferred income ................................................      679,476        737,440
Notes payable ..................................................    1,100,000      1,450,000
Current portion of long-term debt and capital lease obligations       493,362        824,800
                                                                 ------------- -------------
  Total current liabilities ....................................    4,544,250      4,576,433
                                                                 ------------- -------------
Long-term debt and capital lease obligations,
 less current portion ..........................................   13,398,700     13,982,196
                                                                 ------------- -------------
COMMITMENTS AND CONTINGENCIES
 (Notes 2, 4, 5, 6, 9 and 10)

Shareholders' and Partners' Equity (Deficit):
Shareholders' equity--
 Common stock...................................................        1,000          1,000
 Series A Preferred Stock.......................................    1,346,341      1,372,174
 Series B Preferred Stock.......................................    1,250,000      1,250,000
 Accumulated deficit............................................     (273,114)    (1,999,823)
Partners' equity (deficit)......................................     (338,601)      (580,443)
                                                                 ------------- -------------
  Total shareholders' and partners' equity (deficit)  ..........    1,985,626         42,908
                                                                 ------------- -------------
                                                                  $19,928,576    $18,601,537
                                                                 ============= =============


The accompanying notes are an integral part of these combined financial statements.

                    CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS
                      COMBINED STATEMENTS OF OPERATIONS


                                   YEAR ENDED DECEMBER 31,
                                -----------------------------
                                     1995           1996
                                -------------- -------------
Operating revenues:
Concert revenue ...............   $ 6,830,681    $ 8,122,797
Cost of concerts ..............    (5,524,043)    (6,191,777)
                                -------------- -------------
                                    1,306,638      1,931,020
Ancillary income ..............     1,431,577      2,052,592
                                -------------- -------------
                                    2,738,215      3,983,612
                                -------------- -------------
Operating expenses:
General and administrative ....     3,068,162      3,080,914
Depreciation and amortization         574,197      1,549,894
Other .........................        20,046         33,577
                                -------------- -------------
                                    3,662,405      4,664,385
                                -------------- -------------
  Loss from operations.........      (924,190)      (680,773)
Other income (expense):
Interest income................       428,869         30,015
Interest expense...............      (509,225)    (1,274,660)
                                -------------- -------------
  Loss before income taxes  ...    (1,004,546)    (1,925,418)
Provision for income taxes  ...        10,796         17,300
                                -------------- -------------
  Net loss ....................   $(1,015,342)   $(1,942,718)
                                ============== =============


The accompanying notes are an integral part of these combined financial statements.

                    CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS
                     COMBINED STATEMENTS OF SHAREHOLDERS'
                        AND PARTNERS' EQUITY (DEFICIT)


                                                                               PARTNERS'
                                           SHAREHOLDERS' EQUITY (DEFICIT)       EQUITY
                                       --------------------------------------  (DEFICIT)
                                        COMMON    PREFERRED     ACCUMULATED
                                         STOCK      STOCK         DEFICIT
                                       -------- ------------  --------------
Balance, December 31, 1994............  $1,000    $2,500,000    $       (32)   $ 500,000
Accretion of Series A Preferred
 Stock................................      --        96,341        (96,341)          --
Net loss..............................      --            --       (176,741)    (838,601)
                                       -------- ------------  -------------- -----------
Balance, December 31, 1995............   1,000     2,596,341       (273,114)    (338,601)
Accretion of Series A Preferred
 Stock................................      --        25,833        (25,833)          --
Net loss..............................      --            --     (1,700,876)    (241,842)
                                       -------- ------------  -------------- -----------
Balance, December 31, 1996............  $1,000    $2,622,174    $(1,999,823)   $(580,443)
                                       ======== ============  ============== ===========


The accompanying notes are an integral part of these combined financial statements.

                    CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS
                      COMBINED STATEMENTS OF CASH FLOWS


                                                              YEAR ENDED DECEMBER 31,
                                                          --------------------------------
                                                                1995            1996
                                                          --------------- ---------------
Cash flows from operating activities:
Net loss ................................................   $  (1,015,342)   $ (1,942,718)
Adjustments to reconcile net loss to net cash provided
 by
 (used in) operating activities:
 Depreciation and amortization ..........................        574,197       1,549,894
 Loss on disposal of equipment ..........................             --           1,031
Changes in operating assets and liabilities:
 Accounts receivable ....................................       (192,382)         40,177
 Accounts receivable--related party .....................             --        (101,565)
 Prepaid expenses and other assets ......................       (143,703)        (59,329)
 Accounts payable .......................................             --          (6,294)
 Accrued expenses .......................................        505,199         150,008
 Deferred income ........................................        679,476          57,964
                                                          --------------- ---------------
  Net cash provided by (used in) operating activities  ..        407,445        (310,832)
                                                          --------------- ---------------
Cash flows from investing activities:
 Purchases of plant and equipment .......................    (23,242,858)       (159,452)
 Grant proceeds..........................................      7,680,161              --
 Deferred start-up costs ................................       (264,975)             --
 Accounts receivable--related party......................        827,170              --
 Accounts payable........................................       (438,350)             --
                                                          --------------- ---------------
   Net cash used in investing activities ................    (15,438,852)       (159,452)
                                                          --------------- ---------------
Cash flows from financing activities:
 Proceeds from borrowings on notes payable and long-term
  debt ..................................................     13,943,316       1,278,068
 Repayments of notes payable, long-term debt and capital
  lease obligations......................................       (176,917)       (864,067)
 Proceeds from sales of common and preferred stock ......            900              --
                                                          --------------- ---------------
  Net cash provided by financing activities .............     13,767,299         414,001
                                                          --------------- ---------------
Net decrease in cash ....................................     (1,264,108)        (56,283)
Cash, beginning of year .................................      1,327,169          63,061
                                                          --------------- ---------------
Cash, end of year........................................   $     63,061     $     6,778
                                                          =============== ===============
Supplemental Disclosures:
 Cash Paid For--
 Interest................................................   $    554,342     $ 1,108,291
                                                          =============== ===============
 Income taxes............................................   $     10,796     $    17,300
                                                          =============== ===============
 Noncash Transactions--
 Capital lease obligations...............................   $     59,479     $        --
                                                          =============== ===============
 Series A Preferred Stock accretion......................   $     96,341     $    25,833
                                                          =============== ===============
 Conversion of accrued expense for equipment purchase to
  note payable...........................................   $         --     $   850,933
                                                          =============== ===============


The accompanying notes are an integral part of these combined financial statements.

                    CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS
                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

   Operations --

   Connecticut Performing Arts, Inc. (the Company) and Connecticut Performing Arts Partners (the Partnership) were incorporated and formed, respectively, in 1993 pursuant to the laws of the State of Connecticut. The Company's shareholders and the Partnership's partners are Nederlander of Connecticut, Inc. and Connecticut Amphitheater Development Corporation. The Company's shareholders and the Partnership's partners changed in March 1997 (see Note
10). The Company and Partnership are engaged in the ownership and operation of an amphitheater in Hartford, Connecticut. The construction of the amphitheater commenced in December 1994 and amphitheater operations commenced in July 1995.

   Principles of combination --

   The combined financial statements include the accounts of the Company and the Partnership after elimination of intercompany accounts and transactions.

   Use of estimates in the preparation of financial statements --

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Plant and equipment --

   Plant and equipment is carried at cost. Major additions and betterments are capitalized, while replacements, maintenance and repairs which do not extend the lives of the assets are charged to operations as incurred. Upon the disposition of plant and equipment, any resulting gain or loss is recognized in the statement of operations as a component of income.

   The Company received grant funds from the City of Hartford and Connecticut Development Authority related to the construction of the amphitheater (see
Note 4). Such amounts have been accounted for as a reduction in the cost of the amphitheater.

   Depreciation of plant and equipment is provided for, commencing when such assets become operational, using straight-line and accelerated methods over the following estimated useful lives:

                                              USEFUL LIVES
                                         ----------------------
Building and building improvements  .... 39 years
Furniture, fixtures and equipment  ..... 4-7 years
Leasehold improvements ................. Shorter of asset
                                         life or lease term


   Effective January 1, 1996, the Company and Partnership adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" which had no effect upon adoption. This statement requires that long-lived assets and certain identifiable intangible assets to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

                    CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS
            NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

1. OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued) Deferred costs --


   Deferred costs consist of start-up costs being amortized over a period of 5 years and deferred financing costs being amortized over the term of the related debt (24 years and 4 months). As of December 31, 1995 and 1996 deferred costs were as follows:


                                     1995          1996
                                 ------------ ------------
Deferred start-up ..............  $1,452,669    $1,452,669
Deferred financing .............   1,166,184     1,166,184
                                 ------------ ------------
                                   2,618,853     2,618,853
Less: Accumulated amortization      (165,300)     (503,766)
                                 ------------ ------------
                                  $2,453,553    $2,115,087
                                 ============ ============


   Deposit --

   The deposit represents a deposit held by the City of Hartford related to an employment agreement between the Partnership and the City of Hartford for priority hiring of Hartford residents and utilization of minority business enterprise or women business enterprise contractors and vendors in the future operation of the amphitheater. The deposit will be returned to the Partnership in December 1997 if the Partnership is in compliance with the employment agreement. As of December 31, 1996, the Partnership has compensated the City of Hartford for noncompliance with the terms of the agreement in connection with the construction of the facility and the hiring of contractors and the City of Hartford has agreed to make no additional claims with respect to this matter.

   Income taxes --

   The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". This statement requires a company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in a company's financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and the tax bases of assets and liabilities and net operating loss carryforwards available for tax reporting purposes, using the applicable tax rates for the years in which the differences are expected to reverse. A valuation allowance is recorded on deferred tax assets unless realization is more likely than not.

   The income tax effects of the operations of the Partnership accrue to the partners in accordance with the terms of the Partnership agreement and are not reflected in the accompanying combined financial statements.

   Revenue recognition --

   Revenue from ticket sales is recognized upon occurrence of the event. Advance ticket sales are recorded as deferred income until the event occurs. Ticket revenue is recorded net of payments in lieu of taxes under the terms of the City of Hartford lease (see Note 6) and admission taxes.

   Advertising --

   The Company expenses the cost of advertising when the specific event takes place. Advertising expense was $639,424 and $689,160 for the years ended December 31, 1996 and 1995, respectively.

                    CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS
            NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

2. SHAREHOLDERS' EQUITY:

   Common stock --


   The Company is authorized to issue 5,000 shares of common stock with no par value. The subscription receivable of $100 as of December 31, 1996 represents the amount due from shareholders for 100 shares of common stock at $10 per share, of which $900 was received in February 1995.

   Preferred stock --

   The Company is authorized to issue 295,000 shares of preferred stock at no par value. As of December 31, 1996 and 1995, 125,000 of such shares have been designated as Series A Preferred Stock and 125,000 of such shares have been designated as Series B Preferred Stock. Series A and Series B Preferred Stock are not entitled to dividends and have liquidation rights of $10 per share.

   Series A Preferred Stock is mandatorily redeemable at the rate of 20,835 shares commencing December 31, 1995 (the Initial Redemption Date) and an aggregate of 20,833 shares on each six month anniversary of the Initial Redemption Date until all 125,000 shares of the Series A Preferred Stock have been redeemed, at $11.445 per share. As of December 31, 1996, no shares of Series A Preferred Stock had been redeemed. The Company is accreting the difference between the redemption price and the proceeds per share over the period from the issuance date to the respective scheduled redemption dates.

   Series B Preferred Stock is mandatorily redeemable at a per share price of $10 in whole or in part at the option of the Company at any such time as legally available funds, as defined in the resolution establishing and designating the preferred stock, are available. On the tenth anniversary of the completion date of the amphitheater any Series B Preferred Stock outstanding shall be redeemed by the Company at a per share price of $10.

   The Series A and Series B Preferred Stock will not be redeemed if such redemption would result in a violation of the provisions of the Connecticut Development Authority assistance agreement (see Note 4) or the mortgage loan agreement (see Note 5).

3. PARTNERS' EQUITY:

   In 1993, Nederlander of Connecticut, Inc. and Connecticut Amphitheater Development Corporation each made an initial capital contribution of $250,000.

4. GRANT FUNDS:

   Connecticut Development Authority (CDA) Assistance Agreement --

   On September 12, 1994, the CDA entered into a non-recourse assistance agreement with the Company whereby the CDA provided grant funds for the construction and development of an amphitheater in the City of Hartford (the Project) through the issuance of State of Connecticut General Fund Obligation Bonds (GFO Bonds). The Company received bond proceeds of $8,863,000, which amount is net of CDA bond issuance costs of $593,000 and withholdings of $429,000 by the CDA to cover the expected operating shortfall, as discussed below, through December 31, 1995. Commencing January 1, 1996, the annual tax revenues derived from the operation of the amphitheater are utilized to satisfy the annual debt service requirements under the GFO Bonds. In the event that annual tax revenues derived from the operation of the amphitheater do not equal annual debt service requirements under the GFO Bonds, the Company must deposit the lesser of the operating shortfall, as defined, or 10% of the annual debt service under the GFO Bonds. An operating shortfall did not exist for the year ended December 31, 1996. The GFO Bonds mature on October 15, 2024 and have an average coupon rate of 6.33%. Annual debt service requirements on the GFO Bonds for each of the next five years and thereafter are as follows:

                    CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS
            NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

4. GRANT FUNDS:  (Continued)

 YEAR             AMOUNT
-------------  ------------
1997..........  $   740,556
1998 .........      738,906
1999 .........      736,656
2000 .........      738,856
2001 .........      740,293
Thereafter  ..   17,140,363
               ------------
                $20,835,630
               ============

   The assistance agreement requires an annual attendance of at least 400,000 for each of the first three years of operations. It will not be considered an event of default if the annual attendance is less than 400,000 provided that no operating shortfall exists for that year or if an operating shortfall exists such amount has been deposited by the Company. If there is an event of default, the CDA may foreclose on the construction mortgage loan (see Note
5). If the amphitheater's operations are relocated outside of Connecticut during the ten year period subsequent to the assistance agreement or during the period of the construction mortgage loan, the full amount of the grant funds plus a penalty of 5% must be repaid to the State of Connecticut.

   City of Hartford Grant Funds --

   On February 15, 1995 the Company entered into an agreement with the City of Hartford whereby the City of Hartford provided grant funds of $2,050,000 for the remediation and closure of a solid waste disposal area near the amphitheater. As of December 31, 1995 all funds had been received by the Company.

5. NOTES PAYABLE AND LONG-TERM DEBT:

   Notes payable --

   In October 1995, the Company entered into two notes payable with related parties for an aggregate of $2,000,000. As of December 31, 1996 and 1995, $1,450,000 and $1,100,000, respectively was outstanding on these notes. The notes bear interest at 6.6% per annum and are payable upon demand.

   CDA mortgage loan --

   On September 12, 1994, CDA entered into a construction mortgage loan agreement for $7,685,000 with the Company. The purpose of the loan was to finance a portion of the construction and development of the amphitheater. The loan agreement contains substantially the same covenants as the CDA assistance agreement (see Note 4). As of December 31, 1995, proceeds of $6,519,000, which amount is net of deferred financing costs of approximately $1,166,000, had been received by the Company.

                    CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS
            NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

5. NOTES PAYABLE AND LONG-TERM DEBT:  (Continued)
   The mortgage loan bears interest at 8.73% and is payable in monthly installments of principal and interest. The mortgage loan matures on October 15, 2019. As of December 31, 1996, future principal payments are as follows:

 YEAR             AMOUNT
-------------  -----------
1997..........  $  111,667
1998 .........     121,667
1999 .........     131,667
2000 .........     141,667
2001 .........     152,500
Thereafter  ..   6,854,498
               -----------
                $7,513,666
               ===========


   The loan is guaranteed by the Company's shareholders and is collateralized by a lien on the Company's assets. As of December 31, 1996, the loan was secured by an irrevocable standby letter of credit issued by a shareholder of the Company in the amount of $785,000. The letter of credit was replaced in March 1997 by a letter of credit issued by a new shareholder (see Note 10).

   Ogden Entertainment, Inc. (OE) Concession Agreement --

   In October 1994, the Partnership entered into a concession agreement with OE which provides for the payment of concession commissions to the Partnership. In connection with the concession agreement, OE loaned the Partnership $4,500,000 in 1995 to facilitate the construction of the amphitheater. On December 30, 1996, the concession agreement was amended and restated retroactively to October 18, 1994. In accordance with the terms of the amended agreement, which expires on July 7, 2025, interest only, at the 6-month LIBOR rate, through July 7, 1995 and principal and interest, at the rate of 7.5% per annum, were due on the note payable via withholdings of the first $41,716 from each monthly commission payment commencing July 20, 1995 through December 20, 1995. Effective January 2, 1996, and through the term of the amended concession agreement, principal and interest, at the rate of 7.5% per annum on the note is payable via withholdings of the first $31,299 from each monthly commission payment.

   OE loaned the Partnership an additional $1,000,000 during 1995. This loan bears interest at a rate of 9.75% per annum and is payable via withholdings of an additional $11,900 of principal, plus interest, from each monthly commission payment through December 20, 2002. As of December 31, 1996, aggregate future principal payments to OE are as follows:


 YEAR             AMOUNT
-------------  -----------
1997..........  $  190,722
1998 .........     194,442
1999 .........     198,451
2000 .........     202,772
2001 .........     207,427
Thereafter  ..   4,218,234
               -----------
                $5,212,048
               ===========


   The concession agreement provided for the Partnership to supply certain equipment to OE at the Partnership's expense. This equipment was installed prior to the opening of the amphitheater (the Initial

                    CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS
            NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

5. NOTES PAYABLE AND LONG-TERM DEBT:  (Continued)
Equipment). The Initial Equipment was purchased by OE at a cost of $850,933 and the Partnership was obligated to reimburse OE for the cost of the equipment. Accordingly, this amount was reflected as an accrued expense in the accompanying combined balance sheet as of December 31, 1995. In 1996, in connection with the amended concession agreement, the $850,933, and an additional $33,067 related to 1996 equipment purchases, was converted to a note payable for $884,000. The note bears interest at the rate of 9.25% per annum and provides for monthly principal and interest payments of $10,185 to OE, however, the Partnership is not required to make any principal or interest payments to the extent that 5% of receipts, as defined, in any month are less than the amount of the payment due. As of December 31, 1996, future principal payments to OE by the Partnership are as follows:

 YEAR            AMOUNT
-------------  ---------
1997..........  $ 42,210
1998 .........    46,284
1999 .........    50,751
2000 .........    55,650
2001 .........    61,022
Thereafter  ..   628,083
               ---------
                $884,000
               =========


   Conn Ticketing Company (CTC) Promissory Note Payable --

   On April 1, 1995, CTC (a company related to the Company and the Partnership via common ownership) entered into a promissory note agreement with ProTix Connecticut General Partnership (PTCGP). Under the terms of the agreement, CTC borrowed $825,000 at 9.375% per annum from PTCGP. Principal and interest are repayable by CTC in nine annual installments of $139,714 which commenced March 31, 1996. In May 1995, CTC loaned $824,500 to the Company which is also repayable in nine annual installments of principal and interest of $139,714. The PTCGP loan to CTC is secured by CTC's receivable from the Company. As of December 31, 1996, future principal payments to CTC by the Company are as follows:


 YEAR            AMOUNT
-------------  ---------
1997..........  $ 68,217
1998 .........    74,613
1999 .........    81,608
2000 .........    89,259
2001 .........    97,627
Thereafter  ..   351,306
               ---------
                $762,630
               =========


   In January 1995, the Partnership entered into a ticket and sales agreement with PTCGP through December 31, 2004. Under the terms of the agreement, PTCGP pays the Partnership an annual fee of $140,000 commencing in March 1996. Proceeds from the annual fee for the first nine years will be used by the Partnership to make the annual principal and interest payment to CTC.

   Line of credit --

   The Partnership has a line of credit in the amount of $2,000,000, which bears interest at 8.25% per annum, with a bank. As of December 31, 1996, $395,000 was outstanding on the line of credit.

                    CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS
            NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

5. NOTES PAYABLE AND LONG-TERM DEBT:  (Continued)
   Capital lease obligations --


   The Partnership entered into capital leases for certain office equipment. The leases expire in 1998 and 2000. As of December 31, 1996 future principal payments are as follows:


 YEAR      AMOUNT
-------  ---------
1997 ...  $16,984
1998 ...   13,905
1999 ...    4,550
2000 ...    4,213
         ---------
          $39,652
         =========


6. LAND AND BUILDING LEASES:

   Land lease agreement between the City of Hartford and the Partnership --

   The Partnership entered into a 40 year lease agreement for certain land with the City of Hartford, Connecticut on September 14, 1994. The lease agreement provides for two successive options to extend the term of the lease for a period of ten years each. The Partnership pays an annual basic rent of $50,000 commencing July 1, 1995; and additional rent payments in lieu of real estate taxes (PILOT) in an amount equal to 2% of all admission receipts, food and beverage revenue, merchandise revenue and parking receipts that exceed 10% of the total admission receipts, which amount is to be net of any surcharges and sales or like taxes levied by governmental authorities on the price of such items.

   Assignment of lease by the Partnership to the Company --

   The above lease was subsequently assigned by the Partnership to the Company on September 22, 1994 for consideration of $1.

   Lease and sublease agreement between the Company and the Partnership --

   On October 19, 1994, the Company subleased the land and buildings and improvements thereon to the Partnership for a period of 40 years commencing upon substantial completion of the amphitheater. The sublease agreement provides for two successive options to extend the term of the lease for a period of ten years each. The sublease agreement provides for the Partnership to pay rent to the Company in amounts ranging from $804,000 to $831,100 per annum for the first 25 years and $100,000 per annum thereafter including the option periods. Additional rent of six semi-annual installments of $238,452 is also payable by the Partnership commencing six months after the start of operations. Subsequent to the six semi-annual installments an aggregate of $1,250,000 will be payable in semi-annual installments based on available cash flow of the Partnership, as defined. Additionally, the Partnership is also required to pay the annual basic rent ($50,000) and any additional payments in lieu of taxes under the terms of the lease agreement between the City of Hartford and the Partnership described above. The Partnership will also pay additional rent equal to principal and interest payable by the Company to the concession company for a previously arranged concessionaire arrangement (see Note 5). The accompanying combined statement of operations for the year ended December 31, 1996 includes rent expense of $50,000 which represents the aggregate amount due to the City of Hartford under the terms of the above agreements.

7. INCOME TAXES:

   The provision for income taxes for the year ended December 31, 1996 represents minimum state income taxes for the Company. As of December 31, 1996, the Company has a net deferred tax asset of

                    CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS
            NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

7. INCOME TAXES:  (Continued)
approximately $750,000 primarily as a result of aggregate net operating losses since inception. Usage of the net operating loss carryforwards is restricted in the event of certain ownership changes. A valuation allowance has been recorded for the same amount due to the uncertainty related to the realization of this asset.

8. RELATED PARTY TRANSACTIONS:

   Accounts receivable -related party as of December 31, 1996, includes net amounts due from a shareholder of $121,265 and receivables from another related party of $105,000.

9. CONTINGENCIES:

   The Company and the Partnership are party to certain litigation arising in the normal course of business. Management, after consultation with legal counsel, believes the disposition of these matters will not have a material adverse effect on the combined results of operations or financial condition.

10. SUBSEQUENT EVENTS:

   Effective March 5, 1997, the Partnership and Company entered into a $1,500,000 loan agreement with the CDA of which $1 million was funded in March 1997. Principal payments of $150,000 are due on July 1 and October 1 of each year commencing July 1, 1997 through October 1, 2001. The note bears interest at the rate of 8.9% per annum through February 1, 1998, and thereafter at the index rate, as defined, plus 2.5%. In addition, the Partnership and Company are required to make principal payments in an amount equal to 10% of the annual gross revenue, as defined, in excess of $13 million on or before March 1 of each calendar year commencing March 1, 1998.


   In March 1997, three subsidiaries of SFX Broadcasting, Inc. (Broadcasting), which were created for such purpose, were merged into Nederlander of Connecticut, Inc., Connecticut Amphitheater Development Corporation and QN Corp., a newly formed entity. In connection with the merger, the name of Nederlander of Connecticut, Inc., was changed to NOC, Inc. (NOC) and the directors of NOC, Inc., Connecticut Amphitheater Development Corporation (CADCO) and QN Corp. (QN) were replaced with directors of the Broadcasting acquisition subsidiaries. Each outstanding share of stock of NOC, CADCO and QN was canceled and exchanged for an aggregate of $1 million cash and shares of Broadcasting Class A Common Stock valued at $9 million, subject to certain adjustments. The shares are subject to a put provision between the second and seventh anniversary of the closing whereby the holder can put each share back to Broadcasting for the per share value of Broadcasting stock as of the merger closing date, as defined, less 10%. Additionally, the shares may be called by Broadcasting during the same period for an amount equal to the per share value of the Broadcasting stock as of the merger closing date, as defined, plus 10%. As consideration for approval of the transaction, the CDA received shares of Broadcasting stock valued at approximately $361,000.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of SFX Broadcasting, Inc.:

   We have audited the accompanying combined balance sheets of DEER CREEK PARTNERS, L.P. (formerly Sand Creek Partners, L.P.) and MURAT CENTRE, L.P., as of December 31, 1996 and 1995, and the related combined statements of operations and partners' equity (deficit) and cash flows for the years ended December 31, 1996 and 1995. These financial statements are the responsibility of the Partnerships' management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Deer Creek Partners, L.P. and Murat Centre, L.P. as of December 31, 1996 and 1995, and the combined results of their operations and their cash flows for the years ended December 31, 1996 and 1995 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Indianapolis, Indiana
September 29, 1997.

               DEER CREEK PARTNERS, L.P. AND MURAT CENTRE, L.P.
                           COMBINED BALANCE SHEETS
                       AS OF DECEMBER 31, 1995 AND 1996


                                                 1995          1996
                                            ------------- ------------
ASSETS
Current Assets:
Cash and cash equivalents..................  $ 1,894,533   $   876,776
Accounts receivable........................      138,548       155,929
Prepaid show expense.......................           --        42,114
Prepaid expenses...........................       91,919       118,152
                                            ------------- ------------
  Total current assets.....................    2,125,000     1,192,971
                                            ------------- ------------
Property and equipment:
Land.......................................    2,428,770     2,428,770
Buildings..................................    6,155,979     6,155,979
Site improvements..........................    2,328,369     2,230,594
Leasehold improvements.....................    5,270,038     9,663,357
Furniture and equipment....................    1,070,547     1,722,874
                                            ------------- ------------
                                              17,253,703    22,201,574
Less: Accumulated depreciation.............    2,167,567     2,850,077
                                            ------------- ------------
  Total property and equipment.............   15,086,136    19,351,497
                                            ------------- ------------
Other Assets:
Cash surrender value--life insurance
 policy....................................       62,819        71,815
Unamortized loan acquisition costs  .......       93,439       350,055
                                            ------------- ------------
  Total other assets.......................      156,258       421,870
                                            ------------- ------------
  TOTAL ASSETS ............................  $17,367,394   $20,966,338
                                            ============= ============


       The accompanying notes are an integral part of these statements.

               DEER CREEK PARTNERS, L.P. AND MURAT CENTRE, L.P.
                           COMBINED BALANCE SHEETS
                       AS OF DECEMBER 31, 1995 AND 1996


                                                            1995          1996
                                                       ------------- -------------
LIABILITIES AND PARTNERS' EQUITY
Current Liabilities:
Current portion of notes and capital lease
 obligation...........................................  $   796,391    $   611,127
Current portion of deferred ticket revenue............      542,420        841,476
Accounts payable......................................      472,365        520,663
Accrued interest......................................      663,391        299,600
Accrued property taxes................................      125,524        280,734
Current portion of loan payable.......................           --         34,200
Construction payable and other accrued liabilities  ..    3,341,284         50,641
                                                       ------------- -------------
  Total current liabilities ..........................    5,941,375      2,638,441
                                                       ------------- -------------
Long-term Liabilities:
Notes payable and capital lease obligation,
 net of current portion...............................   12,998,738     17,266,768
Loan, net of current portion (Note 5).................           --         99,200
Deferred ticket revenue, net of current portion ......           --        168,833
                                                       ------------- -------------
  Total long-term liabilities.........................   12,998,738     17,534,801
                                                       ------------- -------------
Partners' equity (deficit):
Contributed capital ..................................           --      2,200,000
Undistributed earnings (loss) ........................   (1,572,719)    (1,406,904)
                                                       ------------- -------------
                                                         (1,572,719)       793,096
                                                       ------------- -------------
  TOTAL LIABILITIES AND PARTNERS' EQUITY..............  $17,367,394    $20,966,338
                                                       ============= =============


       The accompanying notes are an integral part of these statements.

               DEER CREEK PARTNERS, L.P. AND MURAT CENTRE, L.P.
       COMBINED STATEMENTS OF OPERATIONS AND PARTNERS' EQUITY (DEFICIT)
                FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996


                                                       1995            1996
                                                                 --------------
Operating revenues:
Concert revenue..................................   $11,073,491    $14,194,502
Cost of concerts.................................     8,939,022     10,724,059
                                                  -------------- --------------
                                                      2,134,469      3,470,443
Ancillary income:
Royalty commissions..............................     1,706,458      1,799,950
Corporate sponsorships...........................       959,518      1,056,161
Other ancillary income...........................       789,433      1,375,528
                                                  -------------- --------------
                                                      5,589,878      7,702,082
Operating expenses:
General & administrative.........................     2,419,679      3,452,990
Depreciation & amortization......................       343,567        783,167
Other operating expenses.........................       249,812        471,126
                                                  -------------- --------------
                                                      3,013,058      4,707,283
Income from operations...........................     2,576,820      2,994,799
Other income (expense):
Interest income..................................        86,034         84,123
Interest expense.................................    (2,203,690)    (1,549,579)
                                                  -------------- --------------
  Net Income (Loss)..............................   $   459,164    $ 1,529,343
Partners' Equity (Deficit) at beginning of year     $(1,857,603)   $(1,572,719)
Contributions....................................            --      2,200,000
Distributions....................................      (174,280)    (1,363,528)
                                                  -------------- --------------
Partners' Equity (Deficit) at end of year  ......   $(1,572,719)   $   793,096
                                                  ============== ==============


       The accompanying notes are an integral part of these statements.

               DEER CREEK PARTNERS, L.P. AND MURAT CENTRE, L.P.
                      COMBINED STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996


                                                                     1995          1996
                                                                ------------- -------------
Operating Activities:
Net income ....................................................  $   459,164    $ 1,529,343
Adjustments to reconcile net income to net cash provided by
 operating activities:
 Depreciation and amortization.................................      461,678        783,167
Decrease (increase) in certain assets:
 Accounts receivable...........................................      (45,317)       (17,381)
 Prepaid show expenses.........................................           --        (42,114)
 Prepaid expenses and other ...................................      746,307        (33,381)
Increase (decrease) in certain liabilities:
 Accounts payable, construction payable and other accrued
  liabilities..................................................    3,424,461     (3,087,135)
 Deferred ticket revenue.......................................   (1,266,654)       467,889
 Accrued interest..............................................      389,251       (363,791)
 Other.........................................................      (75,407)        44,852
                                                                ------------- -------------
  Net cash provided by (used in) operating activities  ........    4,093,483       (718,551)
                                                                ------------- -------------
Investing Activities:
 Capital expenditures..........................................   (6,713,889)    (5,197,260)
                                                                ------------- -------------
 Net cash used by investing activities.........................   (6,713,889)    (5,197,260)
                                                                ------------- -------------
Financing Activities:
 Net proceeds from borrowings..................................    3,060,087      5,057,249
 Capital contributions.........................................           --      2,200,000
 Department of Metropolitan Development Grant..................      761,014        338,986
 Principal payments on notes and loan payable and capital
  leases.......................................................      (20,308)    (1,334,653)
 Distributions to partners.....................................     (174,280)    (1,363,528)
                                                                ------------- -------------
  Net cash provided by financing activities ...................    3,626,513      4,898,054
                                                                ------------- -------------
Net increase (decrease) in cash and cash equivalents ..........    1,006,107     (1,017,757)
Cash and cash equivalents:
 Beginning of period...........................................      888,426      1,894,533
                                                                ------------- -------------
 End of period.................................................  $ 1,894,533    $   876,776
                                                                ============= =============
Supplemental disclosures:
 Cash paid for interest........................................  $ 1,148,049    $ 1,912,494
 Equipment acquired under capital leases.......................           --        139,000
                                                                ============= =============


       The accompanying notes are an integral part of these statements.

               DEER CREEK PARTNERS, L.P. AND MURAT CENTRE, L.P.
                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 a. Organization

   Prior to 1997 (See Note 10) Deer Creek Partners, L.P. (the Deer Creek Partnership) owned and operated Deer Creek Music Center (Deer Creek), a concert amphitheater located in Hamilton County, near Indianapolis, Indiana which commenced operations in 1989. Sand Creek Partners, L.P. (the general partner) was a 50% general partner and is responsible for the management of the Deer Creek Partnership. Conseco, Inc. (Conseco) was a 50% limited partner of the Deer Creek Partnership. All distributable cash, as defined by the Deer Creek partnership agreement, is to be distributed equally between the Partners.

   The Deer Creek Partnership was formed on January 5, 1996 as a result of Conseco exercising its option to become a 50% owner of Deer Creek. Deer Creek was previously 100% owned by Sand Creek Partners, L.P. This change in ownership has been accounted for as a reorganization, and thus the carrying value of the assets and liabilities related to Deer Creek remain unchanged as a result of the reorganization.

   Murat Centre, L.P. (Murat Partnership), formed on August 1, 1995, leases and operates the Murat Theatre (Theatre), a renovated concert and entertainment venue located in downtown Indianapolis, Indiana. The Theatre's grand reopening was in March, 1996. The Theatre is currently owned by and was previously operated by the Murat Temple Association, Inc. Murat Centre, Inc. is the general partner and is responsible for management of the Theatre. Profits and losses of the Murat Partnership are allocated 1% to the general partner and 99% to the limited partners. Distributions to partners are generally limited to the income taxes payable by the partners as a result of taxable income generated by the Murat Partnership. To the extent that cash flow for the applicable year exceeds all payment requirements as discussed in
Note 3, the excess shall be distributed to the partners.

   In connection with reopening the Theatre, the Murat Partnership expended approximately $11.7 million for renovations which began in 1995. Start-up and organizational costs of approximately $85,000 in 1995 and $90,000 in 1996 were expensed as incurred and have been included in general and administrative expenses in the combined statement of operations for the years ended December 31, 1996 and 1995. The building is leased under a 50 year operating lease with options for 5 additional consecutive 10 year periods under the same terms and conditions as the initial 50 year lease.

 b. Basis of Accounting

   The financial statements have been prepared in accordance with generally accepted accounting principles. Such principles require management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of financial statements and the amounts of income and expenses during the reporting period. Actual results could differ from those estimated.

 c. Property and Equipment

   Property and equipment are carried at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Buildings are depreciated over forty years, leasehold improvements over thirty years, site improvements over twenty years, and furniture and equipment over five to seven years.

 d. Loan Acquisition Costs

   Loan acquisition costs represent agency and commitment fees paid to the lenders, closing costs and legal fees incurred in connection with the notes payable (see Note 2). These fees are being amortized on a straight-line basis over a fifteen year period, which represented the approximate term of the related debt.

               DEER CREEK PARTNERS, L.P. AND MURAT CENTRE, L.P.
            NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

 e. Deferred Revenue

   Deferred revenue includes individual show ticket revenue, season ticket revenue, and corporate box seat revenue received in advance of events or the next concert season and will be recognized over the period in which the shows are held. A portion of the deferred revenue was derived from the bartering of tickets for goods and services related to the Murat renovation. Barter transactions are recorded at the estimated fair value of the materials or service received.


 f. Income Taxes

   No provision for Federal or state income taxes is required because the partners are taxed directly on their distributable shares of the Partnerships' income or loss.

 g. Cash Equivalents

   The Partnerships consider all highly liquid investments with an original maturity of three months or less to be cash equivalents.

 h. Advertising and Promotion

   Advertising and promotion costs are expensed at the time the related promotional event is held. The costs were approximately $930,000 in 1996 and $595,000 in 1995.

2. NOTES PAYABLE

   Notes payable and capital lease obligations as of December 31, 1995 and 1996 consisted of the following:



                                                                    DECEMBER 31,    DECEMBER 31,
                                                                        1995            1996
                                                                   -------------- --------------
MURAT PARTNERSHIP
-----------------------------------------------------------------
Note payable to bank with 9.25% interest rate subject to
 adjustment in 2001 and 2006; payable in monthly installments of
 $30,876, including interest, in addition to annual contingent principal payments based upon remaining net cash flow as defined in Note 3; secured by assets of the Murat Partnership and
 guaranteed by two of the limited partners for $375,000 each;
 balance due no later than April 1, 2011. ........................   $       --      $2,928,053
Note payable with 9% non-compounding interest rate through
 November 14, 1996, 12% non-compounding interest rate from
 November 15, 1996 through November 14, 1998, 18% non-compounding interest rate thereafter; all interest is cumulative; principal and interest payments are based upon remaining net cash flow as
 defined in Note 3; subordinate to above bank note payable.  .....    2,647,165       3,000,000
Note payable with 0% interest rate; principal payments the lesser of $.15 per ticket sold during fiscal year or remaining net cash flow as defined in Note 3; subordinate to above bank note
 payable. ........................................................           --         800,000

                              F-53

               DEER CREEK PARTNERS, L.P. AND MURAT CENTRE, L.P.
            NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                    DECEMBER 31,    DECEMBER 31,
                                                                        1995            1996
                                                                   -------------- --------------
Note payable with interest calculated annually and is equal to the lesser of (1) $.10 per ticket sold during fiscal year, (2)
 prime plus 1% or (3) remaining net cash flow as defined in Note
 3; interest and principal is paid at the lesser of $.10 per ticket sold during fiscal year or remaining net cash flow as defined in Note 3; principal is also required to be paid down upon sale of certain Partnership assets or the refinancing of certain Partnership loans; subordinate to above bank note
 payable .........................................................   $        --    $ 1,000,000
 Other............................................................        90,940             --
DEER CREEK PARTNERSHIP
Note payable with interest calculated annually at 9.5%; payable in quarterly installments of approximately $353,000, including interest, through the year 2010; secured by substantially all of the assets of the partnership and is guaranteed up to 50%,
 jointly and severally, by two officers of Sunshine Promotions,
 Inc. (Sunshine), and by Sunshine (See Note 6.)...................            --     10,019,361
Note payable with interest at 11.18% payable in monthly
 installments and contingent interest based upon net cash flow;
 secured by substantially all of the assets of the Partnership;
 principal due 1999 with the option for the holder to accelerate
 the maturity date to 1996. ......................................    11,041,024             --
Capital leases ...................................................        16,000        130,481
                                                                   -------------- --------------
  Total notes payable and capital lease obligations...............    13,795,129     17,877,894
  Less--Current portion ..........................................       796,391        611,127
                                                                   -------------- --------------
                                                                     $12,998,738    $17,266,768
                                                                   ============== ==============



   Principal payments made on the Murat Partnership bank term note during 1996 totaled $71,947. The Murat Partnership's 1996 net cash flow (see Note 3) did not require additional principal payments to be made on its notes payable. The bank term note contains cash flow and leverage ratio covenants. The Murat Partnership was not in compliance with the cash flow covenant as of December 31, 1996, but received a waiver dated March 31, 1997 for the December 31, 1996 calculation. Provisions of the $800,000 note payable require the Murat Partnership to continue making payments after the principal has been paid down equal to the lesser of $.15 per ticket sold during the fiscal year or remaining cash flow, as defined in Note 3. These payments are to be made to a not-for-profit foundation and will be designated for remodeling and upkeep of the Theatre.

   Under the terms of the note payable in 1995, the Deer Creek Partnership incurred contingent interest, which was based on cash flow, of $885,000. During 1995, Deer Creek Partnership's current lender (a related party) purchased the note payable and entered into an amended and restated loan agreement with the partnership on January 5, 1996. For each year until the Deer Creek loan is repaid, net cash flow (as defined) in excess of $400,000 shall be paid as a principal payment on the loan, not to exceed $400,000. In 1995 and 1996, the Deer Creek Partnership's net cash flow was such that the maximum principal payment of $400,000 was required for each year. In addition, the promotional management fee paid to Sunshine (see Note 6) is subordinate to the quarterly loan payments.

               DEER CREEK PARTNERS, L.P. AND MURAT CENTRE, L.P.
            NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

   Principal maturities of notes payable for the next 5 years, excluding principal paydowns resulting from excess cash flow:

1997 ...  $578,895
1998 ...   635,682
1999 ...   698,041
2000 ...   766,518
2001....   841,712


   Future capital lease payments of principal and interest are as follows:


1997 ...  $50,800
1998 ...   46,250
1999 ...   37,000
2000 ...   36,000
2001 ...    4,000


3. MURAT CASH FLOW PAYMENTS

   Each of the Murat Partnership's debt agreements require certain principal and interest to be paid in April of each year based upon the Murat Partnership's net cash flow for the preceding year. The Murat Partnership's building lease agreement provides for lease payments to be made based upon the same net cash flow calculation. Net cash flow, as defined in each agreement, approximates net income, plus depreciation and amortization, less capital expenditures and partnership distributions necessary to pay applicable income taxes. Net cash flow in each year will be used by the Murat Partnership to pay principal, interest and lease payments in the following order of priority:

1. Payment of interest on $1,000,000 note equal to the lesser of (a) $.10 per ticket sold, (b) prime plus 1% or (c) remaining net cash flow;

2. Additional principal payments on bank note so that the total principal paid each month (including mandatory term payments discussed in Note 2) equals up to, but not exceeding, $16,667. If cash flow in any fiscal year is not sufficient to meet these additional principal payments, the obligation carries forward to the subsequent year;

3. For 1997 and beyond, building operating lease payments not to exceed $50,000 per year, non-cumulative;

4. Interest related to the $3 million note (including previous years' cumulative amounts not paid);

5.  Principal payment on the $3 million note until paid in full;

6. Principal payment on $800,000 note equal to lesser of $.15 per ticket sold during fiscal year or remaining net cash flow;

   If cash flow is such that only a portion is paid on the obligation in 2. above, Sunshine, Inc.'s management fee (see Note 6.) could be reduced by the amount paid in 1. in order to maximize the amount available to fully pay the obligation in 2.

4. DMD GRANT

   As part of the original financing for renovation of the Theatre, the Department of Metropolitan Development (DMD) contributed approximately $760,000 in 1995 and $340,000 in 1996 to the Murat Partnership. The DMD stipulated that the grant was to be used for leasehold improvements on the Theatre. As such, the grant has been recorded on the balance sheet as a reduction of leasehold improvements and is being amortized over 30 years.

               DEER CREEK PARTNERS, L.P. AND MURAT CENTRE, L.P.
            NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

5. AGREEMENTS WITH OUTSIDE VENDORS

   Effective February 1996, the Murat Partnership entered into a ten year agreement with a caterer to provide exclusive catering services at the Theatre. The Murat Partnership is entitled to a commission based upon a percentage of the caterer's net sales. As part of the agreement the caterer loaned the Murat Partnership $165,000, at a nominal interest rate, for leasehold improvements necessary to provide catering services. In February 1996 the Murat Partnership began repaying the loan ratably over 5 years.

   Effective February 1996, the Murat Partnership entered into a ten year agreement with a concessionaire for the exclusive license to sell concession food and beverages at Theatre events. The Murat Partnership is entitled to royalty commissions based upon a percentage of the concessionaire's gross receipts. The concessionaire has paid the Murat Partnership $50,000 to be used for leasehold improvements (which are being depreciated over 30 years) which will be used by the concessionaire. This payment has been recorded as deferred income and is being amortized over the term of the agreement. On March 28, 1997 the rights to the concession agreement were acquired by the caterer under the same terms as the original concession agreement.

   Effective March 1996, the Murat Partnership entered into a five year agreement with a stagehand union allowing the union to provide services at all ticketed shows held in the main theater other than the broadway series. The agreement, among other items, sets minimum hours per show and hourly wages to be paid to union members. It also sets forth duties which must be performed solely by union members. A separate agreement between the stagehand union and Pace Theatrical Group, Inc. (see Note 7) governs the use of union stagehands for the broadway series.

   Effective February 1996, the Murat Partnership entered into a one year agreement granting another party the right to manage and operate the Theatre parking lot.

   In July 1988, the Deer Creek Partnership entered into a ten-year agreement with a concessionaire for the exclusive license to sell food and beverages at Deer Creek events. The Deer Creek Partnership is entitled to royalty commissions based upon a percentage of the concessionaire's gross receipts.

   The Deer Creek Partnership has an agreement with another concessionaire for an exclusive license to sell consigned nonconsumable novelties and programs at Deer Creek events. The agreement expires on October 31, 2001. The Deer Creek Partnership is entitled to royalty commissions based on the concessionaire's gross receipts.

   Total revenues related to the Deer Creek and Murat Center Partnership's vendor agreements were approximately $1.8 million and $1.7 million in 1996 and 1995, respectively.

6. MANAGEMENT AGREEMENTS

   The Deer Creek Partnership and Murat Partnership have entered into agreements which expire in 2009 and 2015, respectively, with Sunshine whose stockholders are also the limited partners of the general partner. Sunshine provides the overall promotional management and booking of the entertainment events held at respective venues, along with other general management responsibilities. As compensation for Sunshine's services, the Deer Creek Partnership pays Sunshine 4 percent of gross ticket sales, royalty income and various other revenues. Total fees to Sunshine for these services were approximately $581,000 in 1995 and $560,000 in 1996. The Murat pays Sunshine an annual management fee of $300,000, adjusted annually each January 1 by the greater of 4% or the annual increase in the consumer price index. In 1996 no such fee was recognized by the Murat Partnership as Sunshine permanently waived the $300,000 management fee due for 1996.


   In June 1988, the Deer Creek Partnership entered into a ten-year agreement with an unrelated management company to provide the on-site operations management for Deer Creek. At the end of 1995, this agreement was terminated by mutual consent of both parties. The Deer Creek Partnership

               DEER CREEK PARTNERS, L.P. AND MURAT CENTRE, L.P.
            NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

entered into a new agreement with the former management company whereby it agreed to pay $75,000 in 1996, 1997 and 1998 and also to provide to the former management company selected season tickets at Deer Creek in 1997 and 1998. In return, for 1996, 1997 and 1998, the Deer Creek Partnership is to receive advertising and promotion.

7. BROADWAY SERIES PARTNERSHIP

   In 1996 the Murat Partnership entered into a 5 year partnership agreement with Pace Theatrical Group, Inc. (Pace) and Broadway Series Management (BSMG) to co-present a subscription series of touring Broadway type shows in Indianapolis. This agreement calls for net profits and losses derived from the series to be split, after the allocation of certain revenues to the Murat Partnership and Pace, as follows: 45% Murat Partnership, 45% Pace, and 10% BSMG. No capital was invested by any of the parties and all income has been distributed to the parties. The Murat Partnership is responsible for the local marketing and management of the series, while Pace is responsible for booking, series management, and season ticket sales for the series. The Murat Partnership recognized earnings related to this partnership of $270,000 in 1996.

8. RELATED PARTIES

   In addition to the management agreement with Sunshine discussed in Note 6, the Deer Creek Partnership and Murat Partnership have conducted business with certain related parties in which the limited partners of the general partner have significant interests. Fees paid to all other related parties for catering, uniforms and marketing services totaled $249,000 in 1995 and $65,000 in 1996 from the Deer Creek Partnership and $46,000 in 1996 from the Murat Partnership.

9. SALE OF MURAT PARTNERSHIP AND DEER CREEK PARTNERSHIP

   In June 1997, the partners of the Murat Partnership and the Deer Creek Partnership agreed to sell all of the assets of the Murat Partnership and Deer Creek Partnership to SFX Broadcasting, Inc. (Broadcasting). The total sales price to Broadcasting of the combined partnership assets was approximately $33 million. As a part of the sale, Broadcasting assumed or retired virtually all liabilities and acquired all assets of the Murat Partnership and the Deer Creek Partnership.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To PACE Entertainment Corporation:

We have audited the accompanying consolidated balance sheet of PACE Entertainment Corporation (a Texas Corporation) and subsidiaries as of September 30, 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PACE Entertainment Corporation and subsidiaries as of September 30, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
December 15, 1997 (except with respect
to the matters discussed in
Note 12, as to which the date
is December 22, 1997)

                        REPORT OF INDEPENDENT AUDITORS


Board of Directors and Shareholders
PACE Entertainment Corporation and Subsidiaries

   We have audited the accompanying consolidated balance sheet of PACE Entertainment Corporation and subsidiaries as of September 30, 1996, and the related consolidated statements of operations, cash flows, and shareholders' equity for each of the two years in the period ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PACE Entertainment Corporation and subsidiaries at September 30, 1996, and the consolidated results of their operations and their cash flows for each of the two years in the period ended September 30, 1996, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Houston, Texas
December 13, 1996

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE DATA)


                                                            SEPTEMBER 30      DECEMBER 31
                                                        -------------------- -------------
                                                           1996      1997         1997
                                                        --------- ---------  -------------
                                                                              (UNAUDITED)
                         ASSETS
CURRENT ASSETS:
 Cash and cash equivalents ............................  $23,165    $23,784     $27,702
 Trade receivables, net ...............................    4,097      4,562       6,741
 Accounts receivable, related parties .................    1,010      1,007       1,096
 Notes receivable .....................................    3,040        386          81
 Prepaid expenses .....................................    6,106      9,967      10,586
 Investments in theatrical productions ................    2,489      4,402       3,958
 Deferred tax asset ...................................    1,872        979         943
                                                        --------- ---------  -------------
  Total current assets ................................   41,779     45,087      51,107
INVESTMENTS IN UNCONSOLIDATED PARTNERSHIPS ............    8,816     13,899      15,613
NOTES RECEIVABLE, related parties .....................    6,958      8,024       7,766
INTANGIBLE ASSETS, net ................................   17,244     17,894      17,633
OTHER ASSETS, net .....................................    4,484      4,933       6,047
                                                        --------- ---------  -------------
  Total assets ........................................  $79,281    $89,837     $98,166
                                                        ========= =========  =============
          LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable and accrued liabilities .............  $10,285    $11,078       9,277
 Deferred revenue .....................................   26,909     32,093      33,208
 Current maturities of long-term debt .................    2,576      2,394       2,688
                                                        --------- ---------  -------------
  Total current liabilities ...........................   39,770     45,565      45,173
LONG-TERM DEBT ........................................   21,863     23,129      31,543
OTHER NONCURRENT LIABILITIES ..........................    2,496      1,607       2,080
REDEEMABLE COMMON STOCK ...............................    3,264      2,456       2,983
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
 Common stock, $1 par value; 500,000 shares
  authorized,
  2,579 shares issued as of September 30, 1996 and
  1997 ................................................        3          3           3
 Additional paid-in capital ...........................    1,910      1,942       2,097
 Retained earnings ....................................   10,115     15,275      14,427
 Treasury stock, at cost, 544 shares ..................     (140)      (140)       (140)
                                                        --------- ---------  -------------
  Total shareholders' equity ..........................   11,888     17,080      16,387
                                                        --------- ---------  -------------
  Total liabilities and shareholders' equity  .........  $79,281    $89,837     $98,166
                                                        ========= =========  =============


The accompanying notes are an integral part of these consolidated financial statements.

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                (IN THOUSANDS)


                                           YEARS ENDED SEPTEMBER 30
                                     -------------------------------------
                                         1995        1996         1997
                                     ----------- -----------  -----------

GROSS REVENUES .....................  $ 150,385    $ 156,325   $ 176,046
COST OF SALES ......................   (131,364)    (135,925)   (148,503)
EQUITY IN EARNINGS (LOSS) OF
 UNCONSOLIDATED PARTNERSHIPS AND
 THEATRICAL PRODUCTIONS ............      2,183        3,048       6,838
                                     ----------- -----------  -----------
  Gross profit .....................     21,204       23,448      34,381
SELLING, GENERAL AND ADMINISTRATIVE
 EXPENSES ..........................    (13,351)     (15,951)    (21,260)
STOCK COMPENSATION .................        (25)      (3,675)       (456)
LITIGATION SETTLEMENT ..............         --       (3,657)         --
DEPRECIATION AND AMORTIZATION  .....     (1,223)      (1,737)     (1,896)
                                     ----------- -----------  -----------
  Operating profit (loss) ..........      6,605       (1,572)     10,769
INTEREST INCOME, related parties  ..        305          329         403
INTEREST INCOME, other .............        147          176          60
INTEREST EXPENSE ...................       (655)      (1,206)     (1,997)
                                     ----------- -----------  -----------
INCOME (LOSS) BEFORE INCOME TAXES
 AND MINORITY INTEREST .............      6,402       (2,273)      9,235
INCOME TAX (PROVISION) BENEFIT  ....     (2,575)         714      (3,529)
MINORITY INTEREST ..................       (485)        (446)       (546)
                                     ----------- -----------  -----------
NET INCOME (LOSS) ..................  $   3,342    $  (2,005)  $   5,160
                                     =========== ===========  ===========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                       THREE MONTHS ENDED
                                          DECEMBER 31
                                     ----------------------
                                        1996        1997
                                     ---------- ----------
                                          (UNAUDITED)
GROSS REVENUES .....................  $ 38,430    $ 38,552
COST OF SALES ......................   (34,221)    (33,687)
EQUITY IN EARNINGS (LOSS) OF
 UNCONSOLIDATED PARTNERSHIPS AND
 THEATRICAL PRODUCTIONS ............      (111)      1,185
                                     ---------- ----------
  Gross profit .....................     4,098       6,050
SELLING, GENERAL AND ADMINISTRATIVE
 EXPENSES ..........................    (4,072)     (5,018)
STOCK COMPENSATION .................        (6)       (683)
LITIGATION SETTLEMENT ..............        --          --
DEPRECIATION AND AMORTIZATION  .....      (434)       (523)
                                     ---------- ----------
  Operating profit (loss) ..........      (414)       (174)
INTEREST INCOME, related parties  ..        75         178
INTEREST INCOME, other .............        35           6
INTEREST EXPENSE ...................      (480)       (867)
                                     ---------- ----------
INCOME (LOSS) BEFORE INCOME TAXES
 AND MINORITY INTEREST .............      (784)       (857)
INCOME TAX (PROVISION) BENEFIT  ....       222         182
MINORITY INTEREST ..................      (130)       (173)
                                     ---------- ----------
NET INCOME (LOSS) ..................  $   (692)   $   (848)
                                     ========== ==========

The accompanying notes are an integral part of these consolidated financial statements.

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                (IN THOUSANDS)



                                                          ADDITIONAL
                                                COMMON     PAID-IN     RETAINED
                                                 STOCK     CAPITAL     EARNINGS
                                               -------- ------------  ----------
BALANCE AT SEPTEMBER 30, 1994 ................    $ 3       $1,465      $ 8,778
 Amortization of deferred stock compensation .     --           25           --
 Net income ..................................     --           --        3,342
                                               -------- ------------  ----------
BALANCE AT SEPTEMBER 30, 1995 ................      3        1,490       12,120
 Issuance of restricted stock and
  amortization of deferred stock compensation      --          420           --
 Net loss ....................................     --           --       (2,005)
                                               -------- ------------  ----------
BALANCE AT SEPTEMBER 30, 1996 ................      3        1,910       10,115
 Issuance of restricted stock and
  amortization of deferred stock compensation      --           32           --
 Net income ..................................     --           --        5,160
                                               -------- ------------  ----------
BALANCE AT SEPTEMBER 30, 1997 ................      3        1,942       15,275
 Issuance of restricted stock and
  amortization of deferred stock compensation
  (unaudited).................................     --          155           --
 Net loss (unaudited) ........................     --           --         (848)
                                               -------- ------------  ----------
BALANCE AT DECEMBER 31, 1997 (unaudited)  ....    $ 3       $2,097      $14,427
                                               ======== ============  ==========


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                                TOTAL
                                                TREASURY    SHAREHOLDERS'
                                                  STOCK        EQUITY
                                               ---------- ---------------
BALANCE AT SEPTEMBER 30, 1994 ................    $(140)       $10,106
 Amortization of deferred stock compensation .       --             25
 Net income ..................................       --          3,342
                                               ---------- ---------------
BALANCE AT SEPTEMBER 30, 1995 ................     (140)        13,473
 Issuance of restricted stock and
  amortization of deferred stock compensation        --            420
 Net loss ....................................       --         (2,005)
                                               ---------- ---------------
BALANCE AT SEPTEMBER 30, 1996 ................     (140)        11,888
 Issuance of restricted stock and
  amortization of deferred stock compensation        --             32
 Net income ..................................       --          5,160
                                               ---------- ---------------
BALANCE AT SEPTEMBER 30, 1997 ................     (140)        17,080
 Issuance of restricted stock and
  amortization of deferred stock compensation
  (unaudited).................................       --            155
 Net loss (unaudited) ........................       --           (848)
                                               ---------- ---------------
BALANCE AT DECEMBER 31, 1997 (unaudited)  ....    $(140)       $16,387
                                               ========== ===============


The accompanying notes are an integral part of these consolidated financial statements.

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)



                                                       YEARS ENDED SEPTEMBER 30
                                                   ---------------------------------
                                                      1995       1996       1997
                                                   --------- ----------  ----------

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss) ...............................  $ 3,342    $ (2,005)  $  5,160
 Adjustments to reconcile net income (loss) to
  net cash provided by (used in) operating
  activities-
  Depreciation and amortization ..................    1,223       1,737      1,896
  Equity in (earnings) loss of unconsolidated
   partnerships ..................................   (1,624)       (486)    (4,912)
  Distributions from unconsolidated partnerships      1,297       1,090      2,354
  Restricted stock compensation ..................       25       3,675        456
  Deferred income tax expense (benefit)  .........      848      (4,541)     2,037
  Changes in operating assets and liabilities- ...
   Trade receivables .............................      447        (826)      (465)
   Notes receivable ..............................   (1,813)     (1,227)     2,654
   Prepaid expenses ..............................     (221)      1,466     (3,861)
   Investments in theatrical productions  ........      305        (335)    (1,913)
   Other assets ..................................      (37)     (1,130)      (421)
   Accounts payable and accrued liabilities  .....      947      (1,142)      (920)
   Deferred revenue ..............................   (1,082)     (1,008)     5,184
   Other liabilities .............................      171       1,601        (34)
                                                   --------- ----------  ----------
    Net cash provided by (used in) operating
     activities ..................................    3,828      (3,131)     7,215
                                                   --------- ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Acquisitions, net of cash acquired ..............       --     (13,233)    (2,215)
 Capital expenditures ............................     (728)       (827)    (1,008)
 Loans and advances to related parties ...........   (2,301)       (535)    (2,295)
 Contributions to unconsolidated partnerships  ...   (1,212)     (1,806)    (2,162)
                                                   --------- ----------  ----------
    Net cash used in investing activities  .......   (4,241)    (16,401)    (7,680)
                                                   --------- ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from debt additions ....................    8,927      24,043     24,287
 Payments on debt ................................   (8,928)     (6,512)   (23,203)
                                                   --------- ----------  ----------
    Net cash provided by (used in) financing
     activities ..................................       (1)     17,531      1,084
                                                   --------- ----------  ----------
NET INCREASE (DECREASE) IN CASH AND  CASH
EQUIVALENTS ......................................     (414)     (2,001)       619
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR  ..   25,580      25,166     23,165
                                                   --------- ----------  ----------
CASH AND CASH EQUIVALENTS AT END OF  YEAR  .......  $25,166    $ 23,165   $ 23,784
                                                   ========= ==========  ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Interest paid ...................................  $   620    $  1,117   $  1,900
 Income taxes paid ...............................    2,276       2,804      2,103


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                                    THREE MONTHS ENDED
                                                       DECEMBER 31
                                                   --------------------
                                                      1996      1997
                                                   --------- ---------
                                                       (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss) ...............................  $  (692)   $  (848)
 Adjustments to reconcile net income (loss) to
  net cash provided by (used in) operating
  activities-
  Depreciation and amortization ..................      434        522
  Equity in (earnings) loss of unconsolidated
   partnerships ..................................      607     (1,150)
  Distributions from unconsolidated partnerships      1,073        411
  Restricted stock compensation ..................        6        683
  Deferred income tax expense (benefit)  .........       36       (574)
  Changes in operating assets and liabilities- ...
   Trade receivables .............................      383     (2,179)
   Notes receivable ..............................    1,140        305
   Prepaid expenses ..............................   (2,099)      (619)
   Investments in theatrical productions  ........   (1,658)       444
   Other assets ..................................      (39)      (469)
   Accounts payable and accrued liabilities  .....     (264)    (2,626)
   Deferred revenue ..............................   (7,004)     1,115
   Other liabilities .............................      130      3,083
                                                   --------- ---------
    Net cash provided by (used in) operating
     activities ..................................   (7,947)    (1,902)
                                                   --------- ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Acquisitions, net of cash acquired ..............       --       (178)
 Capital expenditures ............................     (407)      (900)
 Loans and advances to related parties ...........        2        169
 Contributions to unconsolidated partnerships  ...     (618)    (1,980)
                                                   --------- ---------
    Net cash used in investing activities  .......   (1,023)    (2,889)
                                                   --------- ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from debt additions ....................      557     14,593
 Payments on debt ................................     (873)    (5,884)
                                                   --------- ---------
    Net cash provided by (used in) financing
     activities ..................................     (316)     8,709
                                                   --------- ---------
NET INCREASE (DECREASE) IN CASH AND  CASH
EQUIVALENTS ......................................   (9,286)     3,918
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR  ..   23,165     23,784
                                                   --------- ---------
CASH AND CASH EQUIVALENTS AT END OF  YEAR  .......  $13,879    $27,702
                                                   ========= =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Interest paid ...................................  $   180    $   644
 Income taxes paid ...............................      565         93



The accompanying notes are an integral part of these consolidated financial statements.

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              SEPTEMBER 30, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION:

 Description of Business

   PACE Entertainment Corporation (referred to herein as PACE or the Company), a Texas corporation, is a diversified live entertainment company operating principally in the United States. The Company presents and produces theatrical shows, musical concerts and specialized motor sports events. Through certain unconsolidated partnerships, the Company also owns interests in and operates amphitheaters, which are used primarily for the presentation of live performances by musical artists.

 Principles of Consolidation

   The accompanying consolidated financial statements include the accounts of PACE and its majority-owned subsidiaries. The Company accounts for its investments in 50 percent or less owned entities, including theatrical production partnerships, using the equity method. Intercompany balances are eliminated.

   The Company has various agreements related to the presentation of events with other live entertainment organizations whereby the Company retains 50 percent to 80 percent of the profits from such events. The Company consolidates the revenues and related costs from these events and records the amounts paid to the other parties in cost of sales.

 Cash Equivalents

   The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. At September 30, 1997, the Company had restricted cash and cash equivalents of $2,950,000, which secured letters of credit totaling $3,750,000.

 Trade Receivables

   Trade receivables are shown net of allowance for doubtful accounts of $120,000 and $134,000 at September 30, 1996 and 1997, respectively.

 Prepaid Expenses

   Prepaid expenses include show advances and deposits, event advertising costs and other costs directly related to future events. Such costs are charged to operations upon completion of the related events.

   As of September 30, 1996 and 1997, prepaid expenses included event advertising costs of $1,337,000 and $1,498,000, respectively. The Company recognized event advertising expenses of $13,818,000, $14,861,000 and $13,802,000 in cost of sales for the years ended September 30, 1995, 1996 and 1997, respectively.

 Investments in Theatrical Productions

   Theatrical production partnerships are typically formed to invest in a single theatrical production and, therefore, have limited lives which are generally less than one year. Accordingly, the Company's investments in such partnerships are generally shown as current assets. The partnerships amortize production costs over the estimated life of each production based on the percentage of revenues earned in relation to projected total revenues.

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 Intangible Assets

   Intangible assets consisted of the following (in thousands):

                                                  SEPTEMBER 30
                                              --------------------
                                                 1996      1997
                                              --------- ---------
Goodwill ....................................  $16,599    $17,851
Noncompete agreements and other intangibles      3,940      3,857
                                              --------- ---------
                                                20,539     21,708
Accumulated amortization ....................   (3,295)    (3,814)
                                              --------- ---------
                                               $17,244    $17,894
                                              ========= =========


   Goodwill, which represents the excess of costs of business acquisitions over the fair value of net assets acquired, is being amortized on a straight-line basis over periods not exceeding 40 years. The noncompete agreements and other intangibles are being amortized on a straight-line basis over periods generally not exceeding five years. The Company evaluates on an ongoing basis whether events and circumstances indicate that the amortization periods of intangibles warrant revision. Additionally, the Company periodically assesses whether the carrying amounts of intangibles exceed their expected future benefits and value, in which case an impairment loss would be recognized. Such assessments are based on various analyses, including cash flow and profitability projections.

 Accounts Payable and Accrued Liabilities

   Accounts payable and accrued liabilities consisted of the following (in thousands):


                               SEPTEMBER 30
                            -------------------
                               1996      1997
                            --------- --------
Accounts payable ..........  $ 1,192   $ 1,866
Accrued payroll ...........    2,384     2,936
Other accrued liabilities      6,709     6,276
                            --------- --------
                             $10,285   $11,078
                            ========= ========


 Revenue Recognition

   Revenues from the presentation and production of an event, including interest on advance ticket sales, are recognized upon completion of the event. Deferred revenue relates primarily to advance ticket sales.

   The Company barters event tickets and sponsorship rights for products and services, including event advertising. These barter transactions are not recognized in the accompanying consolidated financial statements and are not material to the Company's financial position or results of operations.

  Stock-Based Compensation

   The Company adopted Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," during the year ended September 30, 1997, and implemented its disclosure provisions. While SFAS No. 123 encourages companies to recognize expense for stock options at estimated fair value based on an option-pricing model, the Company has elected to continue to follow Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its employee stock options.

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


 Financial Instruments

   The carrying amounts of cash equivalents approximate fair value because of the short maturities of these investments. The carrying amount of long-term debt approximates fair value as borrowings bear interest at current market rates.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Reclassifications

   Certain 1995 and 1996 amounts have been reclassified to conform with the 1997 presentation.

 Interim Financial Information

   The interim financial data as of December 31, 1997 and for the three-month periods ended December 31, 1996 and 1997 is unaudited and certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. However, in the opinion of management, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the entire year.

2. ACQUISITIONS:

   On March 13, 1996, the Company acquired substantially all the assets of SRO Motorsports (SRO), a division of Madison Square Garden, L.P., under an asset purchase agreement for an aggregate initial purchase price of approximately $13,300,000 in cash and $3,800,000 in assumed liabilities. The agreement also provides for a contingent deferred purchase price not to exceed $1,000,000, payable if annual earnings before interest, taxes, depreciation and amortization of the Company's motor sports operations, as defined, exceed $8,000,000 for any fiscal year through September 30, 2001. No deferred purchase price costs had been incurred through September 30, 1997.

   The acquisition of SRO was accounted for under the purchase method and the assets acquired and liabilities assumed were recorded at fair value, resulting in the recognition of $14,250,000 of goodwill and $400,000 of other intangibles. The results of operations of SRO since March 13, 1996, have been included in the accompanying consolidated financial statements.

   The following unaudited pro forma information assumes that the Company had acquired SRO as of October 1, 1994. The pro forma information includes adjustments for interest expense that would have been incurred to finance the acquisition, amortization of goodwill and other intangibles, the income tax effects of the operations of SRO, and the elimination of certain intercompany balances. The unaudited pro forma information, which is not necessarily indicative of what actual results would have been, is as follows (in thousands):



                          YEAR ENDED
                         SEPTEMBER 30
                    ----------------------
                       1995        1996
                    ---------- ----------
                         (UNAUDITED)
Gross revenues  ...  $167,422    $172,952
Net income (loss)       3,742        (257)

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. INVESTMENTS IN UNCONSOLIDATED PARTNERSHIPS AND THEATRICAL
   PRODUCTIONS:

   Investments in unconsolidated partnerships and theatrical productions consisted of the following (in thousands):


                                                SEPTEMBER 30
                                             -------------------
                                                1996      1997
                                             --------- --------
Investment in--
 Pavilion Partners .........................  $ 3,131   $ 4,810
 Universal/PACE Amphitheaters Group, L.P.  .    3,380     3,991
 Other .....................................    2,305     5,098
                                             --------- --------
Investments in unconsolidated partnerships      8,816    13,899
Investments in theatrical productions  .....    2,489     4,402
                                             --------- --------
                                              $11,305   $18,301
                                             ========= ========


   The Company's share of earnings and the distributions received from these investments were as follows (in thousands):


                                             YEAR ENDED SEPTEMBER 30
                                           ----------------------------
                                             1995      1996     1997
                                           -------- --------  --------
Equity in earnings (losses) of--
 Pavilion Partners .......................  $1,872    $  103   $2,803
 Universal/PACE Amphitheaters Group, L.P.      551       871      645
 Other ...................................    (799)     (488)   1,464
                                           -------- --------  --------
Equity in earnings of unconsolidated
 partnerships ............................   1,624       486    4,912
Equity in earnings of theatrical
 productions .............................     559     2,562    1,926
                                           -------- --------  --------
                                            $2,183    $3,048   $6,838
                                           ======== ========  ========
Distributions received from--
 Pavilion Partners .......................  $  992    $1,002   $1,124
 Universal/PACE Amphitheaters Group, L.P.      166        78       34
 Other ...................................     139        10    1,196
                                           -------- --------  --------
Distributions from unconsolidated
 partnerships ............................   1,297     1,090    2,354
Distributions from theatrical
 productions..............................   4,240     5,836    6,803
                                           -------- --------  --------
                                            $5,537    $6,926   $9,157
                                           ======== ========  ========

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 Pavilion Partners

   Pavilion Partners is a Delaware general partnership between the Company and Amphitheater Entertainment Partnership (AEP). AEP is a partnership between Sony Music Entertainment Inc. (Sony) and Blockbuster Entertainment Corporation (Blockbuster). Pavilion Partners owns and operates amphitheaters, which are used primarily for the presentation of live performances by musical artists. Pavilion Partners had interests in 10 and 11 amphitheaters at September 30, 1996 and 1997, respectively. The Company owns a 33-1/3 percent interest in, and is the managing partner of, Pavilion Partners.

   In general, all of Pavilion Partners' income is allocated to the partners in proportion to their respective ownership interests. The partnership agreement generally restricts cash distributions to 35 percent of cash flow after scheduled debt service. Additionally, PACE has been entitled to certain priority allocations of net income based, in part, on the cash flow from one of the amphitheaters it contributed to Pavilion Partners. During the periods ended September 30, 1995, 1996 and 1997, the priority allocations of net income included in the Company's equity in earnings of Pavilion Partners were $771,000, $725,000 and $119,000, respectively. The cumulative amount of the priority allocations of net income was limited; PACE is not entitled to any future priority allocations. AEP is entitled to receive priority allocations of net income once a loan related to an amphitheater contributed by Blockbuster is repaid. The cumulative priority allocations of net income to AEP is limited to $7,000,000. The loan is scheduled to mature in 2004 and no such allocation has yet been made.

   PACE also received booking fees of $323,000, $235,000 and $395,000 from Pavilion Partners for the years ended September 30, 1995, 1996 and 1997, respectively. In addition, the Company is reimbursed for certain costs of providing management services to Pavilion Partners. These reimbursements totaled $1,629,000, $1,824,000 and $1,968,000 during the periods ended September 30, 1995, 1996 and 1997, respectively, and offset general and administrative expenses.


   Summarized financial information as of and for the years ended September 30, 1995, 1996 and 1997, for Pavilion Partners follows (in thousands):


                                             1995      1996       1997
                                          --------- ---------  ----------
Current assets ..........................  $15,787    $20,700   $ 30,178
Noncurrent assets .......................   64,619     72,793     72,598
                                          --------- ---------  ----------
 Total assets ...........................  $80,406    $93,493   $102,776
                                          ========= =========  ==========
Current liabilities .....................  $ 9,467    $17,194   $ 19,748
Noncurrent liabilities ..................   51,578     58,695     59,166
Partners' capital .......................   19,361     17,604     23,862
                                          --------- ---------  ----------
 Total liabilities and partners' capital   $80,406    $93,493   $102,776
                                          ========= =========  ==========
Gross revenues ..........................  $69,372    $89,223   $100,209
                                          ========= =========  ==========
Gross profit ............................  $19,440    $27,993   $ 36,157
                                          ========= =========  ==========
Net income (loss) .......................  $ 3,104    $  (839)  $  6,986
                                          ========= =========  ==========

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 Universal/PACE

   The Company owns a 32.5 percent interest in Universal/PACE Amphitheaters Group, L.P. (Universal/PACE), a limited partnership between the Company and Universal Concerts, Inc., which controls two amphitheaters. PACE earned management fees of $167,000, $79,000 and $34,000 from Universal/PACE for the years ended September 30, 1995, 1996 and 1997, respectively. Summarized financial information as of and for the years ended September 30, 1995, 1996 and 1997, for Universal/PACE follows (in thousands):

                                             1995      1996       1997
                                          --------- ---------  ---------
Current assets ..........................  $ 4,085    $ 3,420   $ 6,659
Noncurrent assets .......................   14,654     14,185    14,156
                                          --------- ---------  ---------
 Total assets ...........................  $18,739    $17,605   $20,815
                                          ========= =========  =========
Current liabilities .....................  $ 6,599    $ 3,876   $10,221
Noncurrent liabilities ..................    6,467      5,618       602
Partners' capital .......................    5,673      8,111     9,992
                                          --------- ---------  ---------
 Total liabilities and partners' capital   $18,739    $17,605   $20,815
                                          ========= =========  =========
Gross revenues ..........................  $24,070    $20,336   $25,299
                                          ========= =========  =========
Gross profit ............................  $ 5,968    $ 6,361   $ 5,817
                                          ========= =========  =========
Net income ..............................  $ 1,183    $ 2,438   $ 1,880
                                          ========= =========  =========


  Other

   The Company also has investments in numerous theatrical production and other unconsolidated partnerships. Summarized financial information as of and for the years ended September 30, 1995, 1996 and 1997, for these partnerships, excluding Pavilion Partners and Universal/PACE, follows (in thousands):



                                             1995        1996       1997
                                          ---------- ----------  ----------
Current assets ..........................  $ 10,410    $ 12,433   $ 35,743
Noncurrent assets .......................     5,668       7,267     14,050
                                          ---------- ----------  ----------
 Total assets ...........................  $ 16,078    $ 19,700   $ 49,793
                                          ========== ==========  ==========
Current liabilities .....................  $  7,539    $  6,566   $ 19,134
Noncurrent liabilities ..................     2,315       2,250      2,957
Partners' capital .......................     6,224      10,884     27,702
                                          ---------- ----------  ----------
 Total liabilities and partners' capital   $ 16,078    $ 19,700   $ 49,793
                                          ========== ==========  ==========
Gross revenues ..........................  $113,854    $111,715   $249,707
                                          ========== ==========  ==========
Gross profit ............................  $    221    $ 10,440   $ 34,454
                                          ========== ==========  ==========
Net income (loss) .......................  $ (1,863)   $  9,823   $ 32,164
                                          ========== ==========  ==========

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


4. LONG-TERM DEBT:

   Long-term debt consisted of the following (in thousands):

                               SEPTEMBER 30
                           --------------------
                              1996      1997
                           --------- ---------
Term loan ................  $14,464    $12,322
Revolving line of credit      9,250     12,950
Other notes payable  .....      725        251
                           --------- ---------
                             24,439     25,523
Less-Current portion  ....   (2,576)    (2,394)
                           --------- ---------
                            $21,863    $23,129
                           ========= =========


   In March 1996, the Company entered into a new credit agreement with certain financial institutions. The credit agreement provides for a term loan and a revolving line of credit, both of which bear interest at either LIBOR plus 2 percent or prime, at the option of the Company. At September 30, 1997, the weighted average interest rate was 7.8 percent. The term loan is scheduled to mature in March 2001 and is payable in quarterly installments of $536,000 plus interest, with a balloon payment at maturity. The Company may borrow $27,000,000 under the revolving line of credit until February 1998; subsequently, borrowings are limited to $13,000,000 until March 2001, when the revolving line of credit expires. The Company must pay a quarterly commitment fee equal to 0.375 percent per annum on the average daily unused portion of the revolving line of credit. The term loan and the revolving line of credit are secured by substantially all of the Company's assets, including pledges of the capital stock of its subsidiaries. The credit agreement contains various restrictions and requirements relating to, among other things, mergers, sales of assets, investments and maintenance of certain financial ratios.

   At September 30, 1997, scheduled maturities of long-term debt were as follows (in thousands):


 For the year ending September
 30--
 1998 ............................  $ 2,394
 1999 ............................    2,143
 2000 ............................    2,143
 2001.............................   18,843
                                   --------
                                    $25,523
                                   ========

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5. INCOME TAXES:

   Deferred taxes reflect the tax effects of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities. Significant components of the Company's deferred tax assets and liabilities were as follows (in thousands):

                                                  SEPTEMBER 30
                                                -----------------
                                                  1996     1997
                                                -------- -------
Deferred tax assets--
 Investments in unconsolidated partnerships
  and theatrical productions ..................  $  286   $  237
 Accounts payable and accrued liabilities  ....   1,014    1,480
 Restricted stock compensation ................   1,387      409
 Other noncurrent liabilities .................   1,717       --
 Other ........................................     107      281
                                                -------- -------
  Total deferred tax assets ...................   4,511    2,407
                                                -------- -------
Deferred tax liabilities--
 Investments in unconsolidated partnerships
  and theatrical productions ..................   1,522    1,099
 Prepaid expenses .............................     907    1,237
 Intangibles ..................................     646      672
                                                -------- -------
  Total deferred tax liabilities ..............   3,075    3,008
                                                -------- -------
                                                 $1,436   $ (601)
                                                ======== =======


   Deferred taxes are included in the consolidated balance sheets as follows (in thousands):


                                  SEPTEMBER 30
                               -------------------
                                 1996      1997
                               -------- ---------
Current deferred tax assets  .  $1,872    $   979
Other noncurrent liabilities      (436)    (1,580)
                               -------- ---------
                                $1,436    $  (601)
                               ======== =========


   The income tax (provision) benefit consisted of the following (in thousands):


                                     YEAR ENDED SEPTEMBER 30
                                ----------------------------------
                                   1995        1996       1997
                                ---------- ----------  ----------
Current--
 Federal ......................   $(1,251)   $(2,817)    $(1,319)
 State ........................      (476)    (1,010)       (173)
Deferred--
 Federal ......................      (692)     3,705      (1,777)
 State ........................      (156)       836        (260)
                                ---------- ----------  ----------
Total tax (provision) benefit     $(2,575)   $   714     $(3,529)
                                ========== ==========  ==========
Effective tax rate ............        44%        26%         41%
                                ========== ==========  ==========

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

   The reconciliation of income tax computed at the U.S. federal statutory rates to the income tax (provision) benefit is as follows (in thousands):

                                            YEAR ENDED SEPTEMBER 30
                                        -------------------------------
                                           1995      1996      1997
                                        ---------- -------  ----------
Tax at the federal statutory rate  ....   $(2,012)   $ 924    $(2,954)
Increases resulting from--
 State income taxes, net of federal
  tax effect ..........................      (417)    (112)      (286)
 Nondeductible expenses ...............       (60)     (98)      (185)
 Other ................................       (86)      --       (104)
                                        ---------- -------  ----------
 Total income tax (provision) benefit     $(2,575)   $ 714    $(3,529)
                                        ========== =======  ==========


6. REDEEMABLE COMMON STOCK:

   At September 30, 1997, the Company had outstanding 155 shares of common stock that are redeemable under conditions that are not solely within the control of the Company. The Company granted this redeemable stock to certain executives during the years ended September 30, 1996 and 1997. To the extent that the grants related to prior service, the Company recognized compensation costs on the grant date. Additionally, the Company recognizes compensation costs for the change in value of certain shares that, as discussed below, the Company may be required to purchase from the executives at fair market value. Restricted stock compensation related to these grants totaled $3,260,000 and $425,000 during the years ended September 30, 1996 and 1997, respectively. The Company has the right of first refusal to purchase the redeemable common stock at fair market value.

   Agreements with one executive who received 140 shares of redeemable stock provide that the Company will have call options to purchase these shares from the executive for a total of $3,420,000. These agreements also provide that the executive will have put options to sell such shares to the Company for $3,420,000. The put and call options are only exercisable if the executive's employment is terminated before an initial public offering of the Company's common stock.

   Of the redeemable stock granted to this executive, 123 shares were granted during the year ended September 30, 1996, and vested during the year ended September 30, 1997. Since the grant related to prior service, the Company recognized compensation costs on the grant date. During the year ended September 30, 1997, the Company executed a promissory note in the amount of $1,232,000 with this executive. This note bears interest at 5.45 percent, is secured by 140 shares of the Company's common stock, and is scheduled to mature in October 2001. The proceeds of the note were used to pay the executive's tax liability related to the 123 shares that vested during the year ended September 30, 1997. Accordingly, the value of redeemable stock outstanding has been reduced by this note receivable.

   The remaining 17 shares of redeemable stock received by this executive were granted during the year ended September 30, 1997, and vest ratably during the years ending September 30, 1999 and 2000. To fund the executive's tax liability related to these 17 shares, the Company may be required to purchase up to 41 percent of the shares at fair market value when the shares vest. The Company has similar agreements with the other executives who received the remaining 15 shares of redeemable stock, which were granted during the year ended September 30, 1996. In order to fund the executives' tax liabilities related to these grants and related restricted common stock grants, these 15 shares of redeemable stock must be purchased at fair market value when the shares vest during the years ended September 30, 1998 and 1999. Although all 32 shares that the Company may be required to purchase in order to satisfy executives' tax liabilities have future vesting requirements, the Company recognized compensation costs on the grant dates to the extent the grants related to prior service. The difference between such expense recognition and recognition over the vesting periods is not material to the Company's results of operations and financial position.

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7. SHAREHOLDER'S EQUITY:

   The Company granted 23 shares of restricted common stock to certain executives during the year ended September 30, 1996. These shares vest ratably during the years ended September 30, 1998 and 1999. Although the shares have future vesting requirements, the Company recognized compensation costs on the grant dates to the extent the grants related to prior service. The difference between such expense recognition, which totaled $390,000 and $6,000 during the years ended September 30, 1996 and 1997, respectively, and recognition over the vesting periods is not material to the Company's results of operations and financial position. The Company has the right of first refusal to purchase at fair market value all of the shares granted during the year ended September 30, 1996. Additionally, if the executives' employment is terminated before an initial public offering of the Company's common stock, the Company has a call option to purchase the vested shares at fair market value.

   Effective October 15, 1993, the Company and one of its officers entered into an employment agreement which provided for the granting of 45 shares of the Company's common stock. The shares vested over a five-year period and the Company recorded related compensation expense of $25,000 for each of the years ended September 30, 1995, 1996 and 1997.


8. STOCK OPTIONS:

   The Company adopted the 1996 Stock Incentive Compensation Plan during the year ended September 30, 1996. Under the plan, the Company may grant awards based on its common stock to employees and directors. Such awards may include, but are not limited to, restricted stock, stock options, stock appreciation rights and convertible debentures. Up to 325 shares of common stock may be issued under the plan. During the year ended September 30, 1996, the Company granted options to purchase 117 shares of common stock at a weighted average exercise price of $18,989 per share, which approximated fair value on the date of grant. Such options vest and are generally exercisable ratably over a four-year period. The options expire in 10 years.

   An option to purchase 22 shares of common stock at $10,000 per share was granted to an executive during the year ended September 30, 1994. This option was canceled subsequent to September 30, 1997.

   Because the exercise prices of the Company's employee stock options equaled the fair market value of the underlying stock on the date of grant, no compensation expense was recognized in accordance with APB Opinion No. 25. Had compensation cost for the options been determined based on the fair value at the grant date pursuant to SFAS No. 123, the Company's net income would have decreased by $49,000 and $148,000 for the years ended September 30, 1996 and 1997, respectively. For this purpose, the fair value of the options was estimated using the minimum value method assuming that the risk-free interest rate was 6.7 percent and that no dividends will be paid.

9. RELATED-PARTY TRANSACTIONS:

   The Company contracts with certain theatrical partnerships of which it is a minority partner to obtain the rights to present theatrical productions in the Company's markets. Approximately $20,000,000, $33,400,000 and $31,200,000
of expenses were incurred for such rights and included in cost of sales during the years ended September 30, 1995, 1996 and 1997, respectively.

   The Company contracts with certain unconsolidated partnerships to sell the rights to present musical concerts. Approximately $2,446,000 of revenues was earned from the sale of such rights during the year ended September 30, 1997. No such rights were sold during the years ended September 30, 1995 and 1996.

   As of September 30, 1997, notes receivable, related parties included $6,453,000 due from executives and $1,571,000 due from other related parties. Two of the notes receivable from executives

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

are promissory notes from the Company's principal shareholder. As of September 30, 1997, these two notes totaled $5,961,000, including accrued interest of $550,000. One note, in the original principal amount of $2,911,000, bears interest at 5.83 percent, is secured by 254 shares of PACE common stock and matures on March 28, 1999. The other note is for $2,500,000, bears interest at 6.34 percent, is secured by 246 shares of PACE common stock and was scheduled to mature on November 3, 1997. This note has been extended to mature on November 4, 2000. Interest income on these two notes was approximately $300,000 for each of the years ended September 30, 1995, 1996 and 1997. At September 30, 1997, the Company also had a $583,000 receivable from its principal shareholder. The principal shareholder has represented his intention to pay the outstanding loans and receivable balance from personal assets or if necessary, the liquidation of certain ownership interests in the Company.

   At September 30, 1997, notes receivable from other related parties included $945,000 due from a joint venture partner. The terms of the related joint venture agreement provide for the Company to loan to the joint venture partner any required capital contributions, to be repaid on a priority basis from the profits allocated to the joint venture partner. The advances accrue interest at the prime rate plus 4 percent (12.5 percent at September 30, 1997) and are secured by the joint venture partner's 50 percent interest in the joint venture.


10. LITIGATION SETTLEMENT:

   The Company was previously named as a defendant in a case filed in Wake County, North Carolina (Promotion Litigation). There were several other defendants named in the litigation, including Pavilion Partners, with various causes of action asserted against one or more of each of the defendants, including (a) breach of alleged contract, partnership, joint venture and fiduciary duties between certain of the defendants and Pro Motion Concerts,
(b) constructive fraud, (c) interference with prospective advantage, (d) unfair trade practices, (e) constructive trust and (f) unjust enrichment. The essence of the plaintiffs' claims was that certain of the defendants agreed to enter into a partnership with plaintiffs for the development and operation of an amphitheater.

   On May 1, 1997, the Promotion Litigation was settled. All defendants were fully and finally released with prejudice from any and all claims and causes of action. The defendants did not acknowledge or admit any liability. The settlement called for payments from defendants totaling $4,500,000. The Company was obligated to pay $1,500,000 immediately after the settlement and is obligated to pay an additional $2,000,000 on or before May 1, 1998. To guarantee payment of this $2,000,000 obligation, the Company had a standby letter of credit outstanding at September 30, 1997. The remaining $1,000,000 of the settlement was paid by Pavilion Partners during the year ended September 30, 1997. This expense and related legal expenses were charged to operations for the year ended September 30, 1996.

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. COMMITMENTS AND CONTINGENCIES:


 Leases

   The Company leases office facilities under noncancelable operating leases with future minimum rent payments as follows (in thousands):


 For the year ending September
 30--
 1998 ............................  $1,006
 1999 ............................     417
 2000 ............................     215
 2001 ............................     193
 2002 ............................     195
Thereafter .......................      33
                                   --------
 Total ...........................  $2,059
                                   ========


   Rent expense was $676,000, $765,000 and $1,084,000 for the years ended September 30, 1995, 1996 and 1997, respectively.

 Change in Control Provisions

   The Company and its unconsolidated partnerships, including Pavilion Partners, have entered into numerous leases and other contracts in the ordinary course of business. Certain of these agreements either contain restrictions on their assignability or would require third-party approval of a change in control of the Company.

 Employment Agreements

   The Company has employment agreements with certain key employees. Such agreements generally provide for minimum salary levels, guaranteed bonuses and incentive bonuses which are payable if specified financial goals are attained. As of September 30, 1997, the Company's minimum commitment under these agreements were as follows (in thousands):


 For the year ending September
 30--
 1998 ............................  $4,463
 1999 ............................   3,825
 2000 ............................   2,789
 2001 ............................   1,430
 2002 ............................     743


   The Company is currently negotiating certain other employment agreements that may result in additional future commitments.

 Insurance

   The Company carries a broad range of insurance coverage, including general liability, workers' compensation, stop-loss coverage for its employee health plan and umbrella policies. The Company carries deductibles of up to $10,000 per occurrence for general liability claims and is self-insured for annual healthcare costs of up to $25,000 per covered employee and family. The Company has accrued for estimated potential claim costs in satisfying the deductible and self-insurance provisions of the insurance policies for claims occurring through September 30, 1997. The accrual is based on known facts and historical trends, and management believes such accrual to be adequate.

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 Legal Proceedings

   Various legal actions and claims are pending against the Company, most of which are covered by insurance. In the opinion of management, the ultimate liability, if any, which may result from these actions and claims will not materially affect the financial position or results of operations of the Company.


 Guarantees

   The Company has guaranteed a $2,438,000 debt of a partnership in which Pavilion Partners holds a 50 percent interest. PACE has agreements with its partners whereby they would assume approximately 50 percent of any liability arising from this guarantee. The debt matures June 1, 2003. Management does not believe that the guarantee will result in a material liability to the Company.

 Income Taxes

   The Internal Revenue Service is examining several years of returns of a majority-owned subsidiary. Management is currently discussing a possible settlement of approximately $600,000, which has been accrued in the Company's financial statements.

  Subscription Agreement

   During April 1995, the Company acquired an interest in a company incorporated in the United Kingdom. Pursuant to a subscription agreement, the Company made payments totaling $1,355,000 prior to September 30, 1997. The Company has agreed to pay an additional pounds sterling239,000 in April 1998.

 Construction Commitments

   An unconsolidated partnership has committed to certain renovation work at its amphitheater. The Company may be obligated to fund up to approximately $7.3 million of these renovations. Through its investment in another unconsolidated partnership, the Company has an interest in a performance hall being constructed for musical and theatrical presentations. The Company had funded $0.4 million of the performance hall construction costs through September 30, 1997; the Company's estimated additional funding commitments are approximately $2.0 million. In addition, the Company and several third parties are currently negotiating definitive agreements to develop a theatrical venue. The Company may be obligated to fund approximately $3.0 million of the costs of this development over an undetermined period of time.

 Put Option Agreement

   The Company has entered into put option agreements with two banks whereby the Company may be required to repurchase a total of 1,000 shares of the Company's common stock held by an affiliate that collateralizes the personal loans of the Company's principal shareholder at a per share price of $1,500. The put options are effective only in the event of a loan default of the shareholder prior to July 31, 1999. At September 30, 1997, the loans were not in default.

12. SUBSEQUENT EVENTS:

   Subsequent to September 30, 1997, the Company entered into certain agreements with an executive who previously had been granted an option to purchase 22 shares of common stock at $10,000 per share. Pursuant to the new agreements, the option was canceled and the executive was granted 22 shares of restricted common stock.

   In December 1997, the Company and its shareholders entered into an agreement with SFX Entertainment, Inc. (SFX), whereby the shareholders would sell their interests in the Company to SFX (SFX Transaction). The purchase price of $109 million in cash and 1,500,000 shares of SFX Class A Common Stock is subject to adjustment prior to closing. Closing is subject to certain conditions, including

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

approval of certain third parties. Concurrent with closing, the agreement requires, among other things, the repayment of all outstanding loans and receivables due from the Company's principal shareholder (see Note 9) and the repayment of the promissory note received from an executive in connection with a stock grant (see Note 6). Additionally, the agreement provides for the settlement of all restricted and redeemable stock, as well as all outstanding stock options. This settlement is expected to result in a one-time charge by the Company of approximately $4.7 million, net of related tax effects. The agreement also requires SFX to provide the Company with a $25 million line of credit (Acquisition Facility) to be used for certain acquisitions being contemplated by the Company. If the acquisition of the Company is not consummated, this line of credit will be converted to a term loan in the amount of advances then outstanding or, under certain circumstances, will become immediately due and payable. This bridge financing is secured by the assets acquired and an option to purchase the Company's interest in Pavilion Partners.

   In December 1997, the Company entered into agreements to effectively purchase substantially all of the assets of United Sports of America (USA Transaction), a producer and presenter of demolition derbies, thrill shows, air shows, monster truck shows, tractor pull events, motorcycle racing and bull riding in the United States and Canada. Pursuant to the agreements, the total purchase price is $6,000,000 in cash of which an option amount of $500,000 was paid upon the execution of the agreement and closing is subject to the satisfactory completion of due diligence by the Company. Management does not expect this transaction to close until May 1998. In the event the transaction does not close, the option amount will be forfeited if certain conditions are not met.


   In December 1997, the Company entered into an agreement to purchase Blockbuster's 33 1/3 percent interest in Pavilion Partners (Blockbuster Transaction) for $4,171,000 in cash, $2,940,000 in assumed liabilities and the assumption of certain indemnification obligations of Blockbuster under the Pavilion Partners Partnership Agreement. In addition, the Company has agreed to purchase a note with a balance of $9,507,000, including accrued interest of $1,601,000, at September 30, 1997. The transaction is contingent on, among other things, obtaining acceptable financing including the release of Blockbuster from certain debt obligations and the approval of Sony. (Note
3)

   On December 22, 1997, the Company entered into an agreement to purchase Sony's 33 1/3 percent interest in Pavilion Partners (Sony Transaction) for $27,500,000 in cash. The transaction is contingent on, among other things, government approval and obtaining acceptable financing including the release of Sony from certain debt obligations. (see Note 3)

13. EVENTS SUBSEQUENT TO DATE OF AUDITORS' REPORT (Unaudited)

   Effective February 25, 1998, the SFX Transaction, Blockbuster Transaction and Sony Transaction closed. In conjunction with the closing, SFX retired the Company's outstanding term loan and revolving line of credit and purchased or retired a substantial portion of the indebtedness of Pavilion Partners, including debt which was previously guaranteed by PACE. No borrowings had been made under the Acquisition Facility, which expired with the closing of the SFX Transaction. Additionally, all put option agreements related to the Company's common stock were terminated.

   During February 1998, the Company granted 40 shares of restricted common stock to an executive. This grant combined with the settlement of all restricted and redeemable stock, all outstanding stock options and certain bonuses paid in conjunction with the SFX Transaction resulted in a one-time charge during February 1998 of approximately $6.4 million, net of related tax effects.

   The USA Transaction closed on March 25, 1998. To effect the USA Transaction, PACE contributed $4,000,000 to a newly formed partnership and that partnership acquired a 67% interest in certain assets and liabilities of United Sports of America from third parties. The remaining 33% interest in those assets and liabilities was contributed to the partnership by a subsidiary of SFX.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of Pavilion Partners:

We have audited the accompanying consolidated balance sheet of Pavilion Partners, a Delaware general partnership, as of September 30, 1997, and the related consolidated statements of income, partners' capital and cash flows for the year then ended. These consolidated financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pavilion Partners as of September 30, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
December 15, 1997 (except with
respect to the matters discussed
in Note 11, as to which the date
is December 22, 1997)

                      REPORT OF INDEPENDENT ACCOUNTANTS


To the Partners of Pavilion Partners

   In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of partners' capital and of cash flows present fairly, in all material respects, the financial position of Pavilion Partners and its subsidiaries (the Partnership) at September 30, 1996 and the results of their operations and their cash flows for the year ended October 31, 1995 and the eleven months ended September 30, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
Houston, Texas
December 12, 1996

                              PAVILION PARTNERS
                         CONSOLIDATED BALANCE SHEETS
                                (IN THOUSANDS)


                                                             SEPTEMBER 30
                                                         --------------------   DECEMBER

                                                           1996       1997         1997
                                                         --------   ---------   ---------
                                                                   (UNAUDITED)
                         ASSETS
CURRENT ASSETS:
 Cash and cash equivalents .............................  $ 8,554    $ 17,898     $15,464
 Accounts receivable ...................................    7,842       6,167       2,067
 Accounts receivable, related parties ..................    1,878       3,878       1,687
 Notes receivable, related parties .....................    1,218       1,218       1,218
 Prepaid expenses and other current assets .............    1,208       1,017         622
                                                         --------- ----------  -------------
    Total current assets ...............................   20,700      30,178      21,058
 Prepaid rent ..........................................    7,075       6,938       6,898
 Property and equipment, net ...........................   61,292      59,938      59,291
 Other assets ..........................................    4,426       5,722       5,777
                                                         --------- ----------  -------------
    Total assets .......................................  $93,493    $102,776     $93,024
                                                         ========= ==========  =============
            LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
 Accounts payable ......................................  $ 1,404    $  1,193     $   260
 Accounts payable, related parties .....................    1,866       3,948       2,193
 Accrued liabilities ...................................    8,112       7,032       5,614
 Deferred revenue ......................................    3,602       5,081       3,067
 Current portion of notes payable and capital lease
  obligation ...........................................    1,573       1,614       1,639
 Current portion of note payable, related party  .......      637         880         945
                                                         --------- ----------  -------------
    Total current liabilities ..........................   17,194      19,748      13,718
 Notes payable .........................................   43,680      42,192      41,879
 Note payable, related party ...........................    7,268       7,025       6,961
 Capital lease obligation ..............................    6,130       5,989       5,952
 Other liabilities and minority interests in
  consolidated subsidiaries ............................    1,617       3,960       2,911
                                                         --------- ----------  -------------
    Total liabilities ..................................   75,889      78,914      71,421
COMMITMENTS AND CONTINGENCIES
PARTNERS' CAPITAL ......................................   17,604      23,862      21,603
                                                         --------- ----------  -------------
    Total liabilities and partners' capital  ...........  $93,493    $102,776     $93,024
                                                         ========= ==========  =============


 The accompanying notes are an integral part of these consolidated financial statements.

                              PAVILION PARTNERS
                      CONSOLIDATED STATEMENTS OF INCOME
                                (IN THOUSANDS)



                                           ELEVEN MONTHS
                             YEAR ENDED        ENDED         YEAR ENDED
                            OCTOBER 31,    SEPTEMBER 30,   SEPTEMBER 30,
                                1995           1996             1997
                             ---------       --------        ----------

TICKET REVENUES ..........    $43,266         $50,151         $ 58,479
OTHER OPERATING REVENUES       28,109          33,942           41,730
                           ------------- ---------------  ---------------
  Total revenues .........     71,375          84,093          100,209
COST OF SALES ............     49,226          57,723           64,052
                           ------------- ---------------  ---------------
  Gross profit ...........     22,149          26,370           36,157
SELLING, GENERAL AND
 ADMINISTRATIVE EXPENSES        8,329           9,774           10,858
DEPRECIATION AND
 AMORTIZATION ............      2,461           3,346            3,975
OTHER OPERATING COSTS  ...      5,345           7,390            8,531
LITIGATION EXPENSES AND
 SETTLEMENT ..............         --           2,380               --
                           ------------- ---------------  ---------------
  Operating profit (loss)       6,014           3,480           12,793
INTEREST INCOME ..........        504             391              532
INTEREST EXPENSE .........      2,793           3,855            4,413
                           ------------- ---------------  ---------------
INCOME (LOSS) BEFORE
 MINORITY INTEREST .......      3,725              16            8,912
MINORITY INTEREST ........        276             308            1,926
                           ------------- ---------------  ---------------
NET INCOME (LOSS) ........    $ 3,449         $  (292)        $  6,986
                           ============= ===============  ===============


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                            THREE MONTHS ENDED
                               DECEMBER 31,
                            -------------------
                               1996         1997
                             --------   --------
                                 (Unaudited)
TICKET REVENUES ..........   $ 4,186    $ 4,554
OTHER OPERATING REVENUES       3,254      3,141
                           ---------- ---------
  Total revenues .........     7,440      7,695
COST OF SALES ............     4,862      5,229
                           ---------- ---------
  Gross profit ...........     2,578      2,466
SELLING, GENERAL AND
 ADMINISTRATIVE EXPENSES       2,299      1,987
DEPRECIATION AND
 AMORTIZATION ............       961      1,031
OTHER OPERATING COSTS  ...       961        723
LITIGATION EXPENSES AND
 SETTLEMENT ..............        --         --
                           ---------- ---------
  Operating profit (loss)     (1,643)    (1,275)
INTEREST INCOME ..........        74        167
INTEREST EXPENSE .........     1,127      1,102
                           ---------- ---------
INCOME (LOSS) BEFORE
 MINORITY INTEREST .......    (2,696)    (2,210)
MINORITY INTEREST ........       (63)       (59)
                           ---------- ---------
NET INCOME (LOSS) ........   $(2,633)   $(2,151)
                           ========== =========


 The accompanying notes are an integral part of these consolidated financial statements.

                              PAVILION PARTNERS
                 CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
                                (IN THOUSANDS)


                                           AMPHITHEATER
                                          ENTERTAINMENT
                                           PARTNERSHIP     SM/PACE, INC.    TOTAL
                                         --------------- ---------------  ---------
BALANCE, October 31, 1994 ..............     $13,108          $2,805       $15,913
 Net income ............................       1,788           1,661         3,449
 Distributions .........................          --            (699)         (699)
                                         --------------- ---------------  ---------
BALANCE, October 31, 1995 ..............      14,896           3,767        18,663
 Net income (loss) .....................        (330)             38          (292)
 Distributions .........................          --            (767)         (767)
                                         --------------- ---------------  ---------
BALANCE, September 30, 1996 ............      14,566           3,038        17,604
 Net income ............................       4,578           2,408         6,986
 Distributions .........................          --            (728)         (728)
                                         --------------- ---------------  ---------
BALANCE, September 30, 1997 ............     $19,144          $4,718       $23,862
 Net loss (unaudited) ..................      (1,435)           (716)       (2,151)
 Distributions (unaudited) .............          --            (108)         (108)
                                         --------------- ---------------  ---------
BALANCE, December 31, 1997 (unaudited)       $17,709          $3,894       $21,603
                                         =============== ===============  =========


 The accompanying notes are an integral part of these consolidated financial statements.

                              PAVILION PARTNERS
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)


                                                      FOR THE
                                      FOR THE      ELEVEN MONTHS      FOR THE
                                     YEAR ENDED        ENDED         YEAR ENDED
                                    OCTOBER 31,    SEPTEMBER 30,   SEPTEMBER 30,
                                        1995           1996             1997
                                    ------------   -------------    ------------
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net income (loss) ...............    $  3,449        $  (292)        $ 6,986
 Adjustments to reconcile net
  income (loss) to net cash
  provided by operating
  activities--
  Depreciation and amortization  .       2,461          3,346           3,975
  Minority interest ..............         276            308           1,926
  Changes in assets and
   liabilities--
   Accounts receivable ...........      (1,455)        (3,647)          1,669
   Accounts receivable and
    payable, related parties  ....          32           (756)             82
   Prepaid expenses and other
    current assets ...............         191           (296)            266
   Accounts payable and accrued
    liabilities ..................        (512)         1,695          (2,184)
   Deferred revenue and other
    liabilities ..................       1,304          2,110           2,284
   Other, net ....................        (785)        (1,259)         (1,548)
                                   ------------- ---------------  ---------------
    Net cash provided by (used
     in) operating activities  ...       4,961          1,209          13,456
                                   ------------- ---------------  ---------------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Payments of preoperating costs  .      (1,318)        (1,114)            (59)
 Capital expenditures ............     (25,856)        (7,483)         (1,879)
                                   ------------- ---------------  ---------------
    Net cash used in investing
     activities ..................     (27,174)        (8,597)         (1,938)
                                   ------------- ---------------  ---------------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 Funding of capital commitments
  by partners ....................       4,046             --              --
 Distributions to partner ........        (699)          (767)           (728)
 Proceeds from borrowings ........      24,322          8,323              --
 Repayments of borrowings ........        (639)        (1,072)         (1,446)
                                   ------------- ---------------  ---------------
    Net cash provided by (used
     in) financing activities  ...      27,030          6,484          (2,174)
                                   ------------- ---------------  ---------------
NET INCREASE (DECREASE) IN CASH
 AND CASH EQUIVALENTS.............       4,817           (904)          9,344
CASH AND CASH EQUIVALENTS AT
 BEGINNING OF PERIOD .............       4,641          9,458           8,554
                                   ------------- ---------------  ---------------
CASH AND CASH EQUIVALENTS AT END
 OF PERIOD .......................    $  9,458        $ 8,554         $17,898
                                   ============= ===============  ===============

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                     THREE MONTHS ENDED
                                        DECEMBER 31,
                                   ----------------------
                                      1996        1997
                                   ---------- ----------
                                        (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net income (loss) ...............   $(2,633)   $(2,151)
 Adjustments to reconcile net
  income (loss) to net cash
  provided by operating
  activities--
  Depreciation and amortization  .       961      1,031
  Minority interest ..............       (63)       (59)
  Changes in assets and
   liabilities--
   Accounts receivable ...........     5,124      4,100
   Accounts receivable and
    payable, related parties  ....      (299)       436
   Prepaid expenses and other
    current assets ...............       774        435
   Accounts payable and accrued
    liabilities ..................    (1,925)    (2,350)
   Deferred revenue and other
    liabilities ..................    (2,082)    (2,092)
   Other, net ....................      (141)    (1,210)
                                   ---------- ----------
    Net cash provided by (used
     in) operating activities  ...      (284)    (1,860)
                                   ---------- ----------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Payments of preoperating costs  .      (271)        --
 Capital expenditures ............       (15)      (178)
                                   ---------- ----------
    Net cash used in investing
     activities ..................      (286)      (178)
                                   ---------- ----------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 Funding of capital commitments
  by partners ....................        --         --
 Distributions to partner ........      (728)      (108)
 Proceeds from borrowings ........        --         --
 Repayments of borrowings ........      (375)      (288)
                                   ---------- ----------
    Net cash provided by (used
     in) financing activities  ...    (1,103)      (396)
                                   ---------- ----------
NET INCREASE (DECREASE) IN CASH
 AND CASH EQUIVALENTS.............    (1,673)    (2,434)
CASH AND CASH EQUIVALENTS AT
 BEGINNING OF PERIOD .............     8,554     17,898
                                   ---------- ----------
CASH AND CASH EQUIVALENTS AT END
 OF PERIOD .......................   $ 6,881    $15,464
                                   ========== ==========

 The accompanying notes are an integral part of these consolidated financial statements.

                              PAVILION PARTNERS
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION:

   Pavilion Partners (the Partnership) is a Delaware general partnership between SM/PACE, Inc. (PACE), which is a wholly owned subsidiary of PACE Entertainment Corporation, and Amphitheater Entertainment Partnership (AEP). AEP is a partnership between a wholly owned subsidiary of Sony Music Entertainment Inc. (Sony) and two wholly owned subsidiaries of Blockbuster Entertainment Corporation (Blockbuster). PACE is the managing partner of the Partnership. AEP owns a 66 2/3 percent interest in the Partnership, and PACE owns a 33 1/3 percent interest in the Partnership.

   In April 1990, Sony and PACE formed YM/PACE Partnership which changed its name to the Sony Music/PACE Partnership. Effective April 1, 1994, the partners entered into an agreement whereby Blockbuster obtained an indirect 33 1/3 percent interest in Sony Music/PACE Partnership, which was renamed Pavilion Partners. In accordance with the agreement, Sony contributed an interest-bearing note in the amount of $4,250,000 and its existing interest in Sony Music/PACE Partnership to AEP. Concurrently, Blockbuster contributed an interest-bearing note in the amount of $4,250,000 and its interest in three existing amphitheaters to AEP. AEP in turn contributed these assets to the Partnership. At the same time, PACE Entertainment Corporation contributed its interest in two existing amphitheaters to the Partnership. Upon completion of these contributions to the Partnership, AEP owned a 66 2/3 percent interest in the Partnership and PACE owned a 33 1/3 percent interest in the Partnership.

   The Partnership owns and operates amphitheaters, which are primarily used for the presentation of live performances by musical artists. As of September 30, 1997, the Partnership owned interests in or leased 10 amphitheaters and had a long-term management contract to operate an additional amphitheater. All of the amphitheaters owned or operated by the Partnership are located in the United States.

   In April 1997, the Partnership entered into a new partnership agreement with a third party to be known as Western Amphitheater Partners (WAP). The Partnership contributed or licensed the assets and liabilities of the Glen Helen Amphitheatre, and the other partner contributed or licensed the assets and liabilities of the Irvine Meadows Amphitheatre. Each partner has a 50 percent interest in WAP. Under the terms of the Partnership agreement, the partners are required to make an additional capital contribution of approximately $850,000 each in WAP which was accrued by the Partnership at September 30, 1997. The fiscal year-end for the WAP partnership will be December 31.

   During 1996, the Partnership changed its fiscal year-end from October 31 to September 30.

2. SIGNIFICANT ACCOUNTING POLICIES:

 Principles of Consolidation

   The consolidated financial statements of the Partnership include all of its wholly owned subsidiaries and other partnerships in which Pavilion Partners holds a controlling interest. All partnerships in which Pavilion Partners holds less than a controlling interest are reported on the equity method of accounting. All significant intercompany transactions have been eliminated in consolidation.

 Basis of Contributed Assets

   All assets contributed to the Partnership by the partners were recorded at the carrying values of the contributing entities.

 Revenue Recognition

   The Partnership records revenues from the presentation of events at the completion of the related event. Advance ticket sales are classified as deferred revenue until the event has occurred. Sponsorship and other revenues that are not related to any single event are classified as deferred revenue and amortized over each of the amphitheaters' various shows during the operating season.

                              PAVILION PARTNERS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

   The Partnership barters event tickets and sponsorship rights for products and services, including event advertising. These barter transactions are not recognized in the accompanying consolidated financial statements and are not material to the Partnership's financial position or results of operations.


 Income Taxes

   No provision for federal or state income taxes is necessary in the financial statements of the Partnership because, as a partnership, it is not subject to federal or state income taxes and the tax effect of its activities accrues to the partners.

 Prepaid Expenses

   Prepaid expenses include show advances and deposits, event advertising costs and other costs directly related to future events. Such costs are charged to operations upon completion of the related events.

   As of September 30, 1996 and 1997, prepaid expenses included event advertising costs of $160,000 and $137,000, respectively. The Partnership recognized event advertising expenses of $5,815,000, $6,439,000 and $6,569,000 in cost of sales for the year ended October 31, 1995, the eleven months ended September 30, 1996, and the year ended September 30, 1997, respectively.

 Other Assets

   The Partnership incurs certain costs in identifying and selecting potential sites for amphitheater development. All costs incurred by the Partnership during the initial site selection phase are expensed as incurred. Certain incremental start-up costs that are incurred after a decision has been made to develop a site are capitalized as preoperating costs. After an amphitheater is fully developed, these preoperating costs are amortized on a straight-line basis over a five-year period.

   Contract acquisition costs include fees associated with securing a contract with a booking agent for one of the Partnership's amphitheaters. These costs are amortized on a straight-line basis over the life of the contract which is 10 years.

 Property and Equipment

   Property and equipment is stated at cost. Repair and maintenance costs are expensed as incurred. Interest incurred in connection with the construction of an amphitheater is capitalized as part of the cost of the amphitheater. During 1995 and 1996, the Partnership capitalized interest in connection with the construction of amphitheaters of $645,000 and $161,000, respectively. No interest was capitalized in 1997.

   Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the term of the lease. Other property and equipment is depreciated on a straight-line basis over the estimated useful lives of the assets. A summary of the principal ranges of useful lives used in computing the annual provision for depreciation and amortization is as follows:


                         RANGE OF YEARS
                         --------------
Buildings ..............     27-31.5
Leasehold improvements       5-31.5
Equipment ..............       3-7
Furniture and fixtures        5-10


   The Partnership evaluates on an ongoing basis whether events and circumstances indicate that the estimated useful lives of property and equipment warrant revision. The Partnership adopted Statement of Financial Accounting Standard (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," in 1997. The adoption of SFAS No. 121 did not have a material effect on the Partnership's financial position or results of operations.

                              PAVILION PARTNERS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 Fair Value of Financial Instruments

   The carrying amounts of the Partnership's financial instruments approximate their fair value at September 30, 1996 and 1997.


 Statement of Cash Flows

   The Partnership considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Interest paid was $2,319,000, $3,652,000 and $3,917,000 for 1995, 1996 and 1997, respectively.
During the year ended October 31, 1995, the Partnership issued a note payable with a fair value of $1,300,000 to a vendor in exchange for certain equipment with a fair value which approximated the amount of the note. During 1997, the Partnership contributed or licensed the assets and liabilities of the Glen Helen Amphitheatre into the new WAP Partnership in which it holds a 50 percent interest. The net book value of the investment made in the WAP Partnership was $54,000.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires the Partnership to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Reclassifications

   Certain amounts in the 1995 and 1996 consolidated financial statements have been reclassified to conform to the 1997 presentation.

 Interim Financial Information

   The interim financial data as of December 31, 1997 and for the three-month periods ended December 31, 1996 and 1997 is unaudited and certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. However, in the opinion of management, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the entire year.

3. PARTNERSHIP AGREEMENT:

   The Partnership agreement provides, among other things, for the following:

 Contributions and Project Loans

   In addition to the initial contributions as discussed in Note 1, the partners are obligated to contribute, in proportion to their respective Partnership interests, any deficiency in the funding for the construction of each approved amphitheater development or any operational shortfall, as defined in the Partnership agreement. No such funding was required in 1995, 1996 or 1997.

   In addition, AEP is responsible for providing project financing, as defined, for each approved amphitheater development. To the extent AEP does not fulfill this responsibility, AEP must indemnify, defend and hold harmless the Partnership from all claims, demands, liabilities or other losses (including the loss of any earnest money deposits and any reasonable attorneys' fees) which might result from AEP's failure to provide such project loan.

 Income Allocation

   In general, all of the Partnership's income is allocated to the partners in proportion to their respective Partnership interests. However, PACE receives a priority allocation of net income, as defined in the Partnership agreement, until the cumulative amount of such allocations is equal to $2,000,000 increased

                              PAVILION PARTNERS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

by 7 percent of the unpaid allocation on the last day of each fiscal year. Any such allocation of net income to PACE is distributed in the following year. The priority allocation of net income to PACE for 1995, 1996 and 1997 was approximately $767,000, $716,000 and $119,000, respectively. This allocation obligation was fully satisfied with the distribution of the fiscal 1997 income allocation amount during October 1997.

   AEP is entitled to receive a priority allocation of net income once a loan related to an amphitheater contributed by Blockbuster is repaid. At September 30, 1997, the loan balance is $7,905,000 and is payable in quarterly installments with a balloon payment due at its maturity on April 1, 2004. The priority allocation of net income is equal to 65 percent of the cash flow attributable to the amphitheater, as defined in the Partnership agreement. The cumulative priority allocation of net income to AEP is limited to $7,000,000. No such allocation was made in 1995, 1996 or 1997.


   On November 1 of each calendar year, the executive committee of the Partnership determines if any excess cash exists in the Partnership's accounts above what is necessary to fund future operations and obligations. Any such excess cash may be distributed to the partners in proportion to their respective interests in the Partnership. No distributions of excess cash flow have been made.

4. PROPERTY AND EQUIPMENT:

   The components of the Partnership's property and equipment are as follows (in thousands):


                                                    SEPTEMBER 30
                                                 -------------------
                                                    1996      1997
                                                 --------- --------
Property .......................................  $   695   $   695
Buildings ......................................   10,817    10,817
Leasehold improvements .........................   53,148    53,826
Equipment ......................................    5,007     4,488
Furniture and fixtures .........................      705       722
Construction in progress .......................       --       786
                                                 --------- --------
                                                   70,372    71,334
Less--Accumulated depreciation and amortization     9,080    11,396
                                                 --------- --------
                                                  $61,292   $59,938
                                                 ========= ========


   Depreciation and amortization expense associated with property and equipment for 1995, 1996 and 1997 was $1,905,000, $2,693,000 and $3,179,000,
respectively.

   Assets under capital lease included above are as follows (in thousands):


                                   SEPTEMBER 30
                                ------------------
                                  1996      1997
                                -------- --------
Building ......................  $5,333    $5,333
Furniture and equipment  ......     841       841
                                -------- --------
                                  6,174     6,174
Less--Accumulated depreciation    2,068     2,237
                                -------- --------
                                 $4,106    $3,937
                                ======== ========


   Amortization expense associated with assets under capital lease for 1995, 1996 and 1997 was $169,000, $156,000 and $169,000, respectively.

                              PAVILION PARTNERS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5. OTHER ASSETS:

   Other assets consist of the following (in thousands):

                                                                              SEPTEMBER 30
                                                                           ------------------
                                                                             1996      1997
                                                                           -------- --------
Preoperating costs, net of accumulated amortization of $2,092,000 and
 $1,094,000, respectively.................................................  $2,153    $1,709
Investment in unconsolidated partnerships ................................   1,302     2,797
Contract acquisition costs, net of accumulated amortization of $45,000
 and $129,000, respectively ..............................................     624       815
Other ....................................................................     347       402
                                                                           -------- --------
                                                                            $4,426    $5,723
                                                                           ======== ========


   During 1995, 1996 and 1997, the Partnership recognized equity in earnings of unconsolidated partnerships of $263,000, $129,000 and $1,592,000, respectively, which is included in other operating revenues.

6. ACCRUED LIABILITIES:

   Accrued liabilities consist of the following (in thousands):


                                       SEPTEMBER 30
                                     -----------------
                                       1996     1997
                                     -------- -------
Interest ...........................  $  544   $  522
Rent ...............................     638      580
Taxes ..............................     748      613
Litigation expenses and settlement     1,873       --
Insurance ..........................   1,216    1,656
Other ..............................   3,093    3,660
                                     -------- -------
                                      $8,112   $7,031
                                     ======== =======


   Accrued liabilities do not include accrued interest on the notes payable to Blockbuster (see Note 7). Such accrued interest, which is included in accounts payable, related parties, was $1,082,000 and $1,601,000 as of September 30, 1996 and 1997, respectively.

                              PAVILION PARTNERS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7. NOTES PAYABLE:

   Notes payable to third parties consist of the following (in thousands):

                                                                    SEPTEMBER 30
                                                                --------------------
                                                                   1996      1997
                                                                --------- ---------
Note payable to a bank, interest at LIBOR plus 0.18% (6% at
 September 30, 1996 and 1997), payments due semiannually with a balloon payment due on maturity in July 2005, guaranteed by
 Sony .........................................................  $13,122    $12,573
Note payable to a bank, interest at 8.35% through July 2002
 and LIBOR plus 0.18% thereafter, due in July 2005, guaranteed
 by Sony.......................................................   10,000     10,000
Note payable to a bank, interest at LIBOR plus 0.85% (6.78% at
 September 30, 1996 and 1997), payments due annually with a
 balloon payment due on maturity in December 2005, guaranteed
 by Blockbuster and Sony.......................................    7,732      7,575
Note payable to a bank, interest at prime minus 105 basis
 points (7.2% and 7.45% at September 30, 1996 and 1997,
 respectively), payments due quarterly with a balloon payment
 due on maturity in April 2000, guaranteed by Sony.............    6,449      6,356
Note payable to a bank, interest at 9.46%, payments due
 quarterly with a balloon payment due on maturity in December
 1999, guaranteed by Sony......................................    3,958      3,914
Note payable to a vendor, interest imputed at 8.98%, payments
 due weekly through May 2005...................................    1,826      1,671
Other notes payable to vendors, interest at fixed rates
 ranging from 8.2% to 10.72%, due in equal installments with final maturities ranging from December 1996 through February
 2006..........................................................    2,040      1,591
                                                                --------- ---------
  Total........................................................   45,127     43,680
Less--Current maturities.......................................    1,447      1,488
                                                                --------- ---------
  Noncurrent portion...........................................  $43,680    $42,192
                                                                ========= =========
Note payable to a related party consist of the following (in thousands):
                                                                    SEPTEMBER 30
                                                                --------------------
                                                                   1996      1997
                                                                --------- ---------
Note payable to Blockbuster, interest at 7%, payments due
 quarterly with a balloon payment due on maturity in April
 2004, secured by property and equipment with a net book value
 of $6,212 ....................................................  $ 7,905    $ 7,905
Less--Current maturities.......................................      637        880
                                                                --------- ---------
  Noncurrent portion...........................................  $ 7,268    $ 7,025
                                                                ========= =========


   The terms of contracts with concessionaires such as food and beverage vendors generally require the vendors to make a significant initial payment to the Partnership at the time of the construction of an amphitheater. These advances are repayable in periodic installments from amounts otherwise due to the Partnership under the concession contracts. As of September 30, 1997, the notes payable to vendors

                              PAVILION PARTNERS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

under such arrangements had a weighted-average effective interest rate of
9.15 percent. The Partnership's weighted-average interest rate on notes payable to banks was 7.3 percent on September 30, 1997.

   Interest expense on the note payable to a related party was $547,000, $489,000 and $519,000 for 1995, 1996 and 1997, respectively. Principal and interest on the note payable to a related party have not been paid as accounts receivable, related parties from Blockbuster remain outstanding.

   As of September 30, 1997, scheduled maturities of notes payable were as follows:


 1998 ......... $ 2,368
1999 .........    1,841
2000 .........   11,560
2001 .........    1,751
2002 .........    1,811
Thereafter  ..   32,254
               --------
                $51,585
               ========


8. LEASE COMMITMENTS:

   The Partnership leases various amphitheaters under operating and capital leases. Initial lease terms are 25 to 60 years with varying renewal periods at the Partnership's option on most leases. A number of the amphitheater leases provide for escalating rent over the lease term. Rental expense on operating leases is recognized on a straight-line basis over the life of such leases. The majority of the amphitheater leases provide for contingent rentals, generally based upon a percentage of gross revenues, as defined in the respective lease agreements. Minimum rental expense associated with operating leases for 1995, 1996 and 1997 was $648,000, $2,353,000 and
$2,612,000, respectively. Contingent rental expense associated with operating leases for 1995, 1996 and 1997 was $2,407,000, $2,515,000 and $2,571,000,
respectively. Contingent rental expense associated with capital leases for 1995, 1996 and 1997 was $144,000, $155,000 and $149,000, respectively.

   Minimum rental commitments on long-term capital and operating leases at September 30, 1997, were as follows (in thousands):


                                            CAPITAL    OPERATING
                                             LEASES     LEASES
                                           --------- -----------
Year ending September 30--
 1998 ....................................  $   757     $ 2,902
 1999 ....................................      757       3,056
 2000 ....................................      756       3,148
 2001 ....................................      757       3,248
 2002 ....................................      757       3,297
 Thereafter ..............................    9,714      54,693
                                           --------- -----------
                                             13,498     $70,344
                                                     ===========
Less--Amount representing interest  ......    7,383
                                           ---------
Present value of minimum rental payments      6,115
Less--Current portion ....................      126
                                           ---------
Noncurrent portion........................  $ 5,989
                                           =========


9. RELATED PARTIES:

   The responsibility for the day-to-day business and affairs of the Partnership has been delegated by the partners to a managing director and support staff employed by PACE Entertainment Corporation and

                              PAVILION PARTNERS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

its subsidiaries. PACE Entertainment Corporation and its subsidiaries provide the Partnership with management and consulting services in connection with the development, construction, maintenance and operation of amphitheaters owned or leased by the Partnership. The Partnership paid $1,650,000, $1,687,000 and $1,968,000 during 1995, 1996 and 1997, respectively, to PACE
Entertainment Corporation as reimbursement for the costs of these services.

   The Partnership paid PACE Music Group (PMG), a subsidiary of PACE Entertainment Corporation, $289,000, $225,000 and $395,000 during 1995, 1996 and 1997, respectively, for services provided by PMG as a local presenter at one of the Partnership's amphitheaters.

   Accounts receivable from and accounts payable to related parties at September 30, 1997, of $3,878,000 and $3,948,000, respectively, relate to amounts owed to and due from the partners arising from the formation of the Partnership and general and administrative expenses paid by or on behalf of the Partnership.

   Notes receivable, related parties consist of two notes due from AEP which bear interest at 5.62 percent per annum and matured April 1, 1997. Principal payments on the notes are due upon request by the Partnership in order to fund the construction of proposed amphitheaters. Interest on the partners' notes amounted to $192,000, $63,000 and $68,000 for 1995, 1996 and 1997,
respectively.


10. COMMITMENTS AND CONTINGENCIES:

 Commitments

   The Partnership guarantees 50 percent of a $2,305,000 promissory note issued by its 50 percent equity partner in the Starwood Amphitheater. The note matures on June 1, 2003.

   The Partnership has committed to fund certain renovation work at one of its amphitheaters in proportion to its 66 2/3 percent partnership interest in that amphitheater. The renovations are to include increasing seating capacity and upgrading the amphitheater's concession plazas and parking facilities. The total budget for these renovations is approximately $11.0 million of which $5.0 million will be funded by the minority partner and a note payable to vendor, therefore the Partnership's funding commitment is approximately $6.0 million.

   The Partnership maintains cash in bank deposit accounts which, at times, may exceed federally insured limits. The Partnership has not experienced any losses in such accounts. Management performs periodic evaluations of the relative credit standards of the financial institutions with which it deals. Additionally, the Partnership's cash management and investment policies restrict investments to low-risk, highly liquid securities. Accordingly, management does not believe that the Partnership is currently exposed to any significant credit risk on cash and cash equivalents.

   The Partnership is subject to other claims and litigation arising in the normal course of its business. The Partnership does not believe that any of these proceedings will have a material adverse effect on its financial position or results of operations.

   The Partnership was previously named as a defendant in a case filed in Wake County, North Carolina (Promotion Litigation). There were several defendants named in the litigation with various causes of action asserted against one or more of each of the defendants, including (a) breach of alleged contract, partnership, joint venture and fiduciary duties between certain of the defendants and Pro Motion Concerts, (b) constructive fraud,
(c) interference with prospective advantage, (d) unfair trade practices, (e) constructive trust and (f) unjust enrichment. The essence of the plaintiff's claims was that certain of the defendants agreed to enter into a partnership with the plaintiffs for the development and operation of an amphitheater. On May 1, 1997, the Promotion Litigation was settled. All defendants were fully and finally released with prejudice from any and all claims and causes of action. Although the defendants believe that they would have prevailed at a trial of the Promotion Litigation, the defendants chose to settle

                              PAVILION PARTNERS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

rather than risk the uncertainties of a trial. The defendants did not acknowledge or admit any liability. The settlement called for payments to plaintiffs totaling $4.5 million, of which $1.0 million was paid by the Partnership. The Partnership recorded litigation settlement expense of $1.0 million at September 30, 1996. The settlement was paid during May 1997.

 Change in Control Provisions

   The Partnership has entered into numerous leases and other contracts in the ordinary course of business. Certain of these agreements either contain restrictions on their assignability or would require third-party approval of a change in control of the Partnership.

 Employment Agreements

   The Partnership has employment agreements with certain key employees. Such agreements generally provide for minimum salary levels, guaranteed bonuses and incentive bonuses which are payable if specified financial goals are attained. As of September 30, 1997, the Company's minimum commitment under these agreements were as follows (in thousands):


 For the year ending September
 30--
1998 .............................  $335
1999 .............................   177


 Insurance

   The Partnership carries a broad range of insurance coverage, including general liability, workers' compensation, employee health coverage and umbrella policies. The Partnership carries deductibles of up to $10,000 per occurrence for general liability claims. The Partnership has accrued for estimated potential claim costs in satisfying the deductible provisions of the insurance policies for claims occurring through September 30, 1997. The accrual is based on known facts and historical trends, and management believes such accrual to be adequate.

11. SUBSEQUENT EVENTS:

   In December 1997, the managing partner and its shareholders entered into an agreement whereby the shareholders would sell their interests in PACE Entertainment Corporation to SFX Entertainment, Inc. (SFX Transaction). Closing is subject to certain conditions, including the approval of third parties.

   On December 19, 1997, the PACE Entertainment Corporation entered into an agreement to purchase Blockbuster's 33 1/3 percent interest in the Partnership (Blockbuster Transaction) for $4,171,000 in cash, $2,940,000 in assumed liabilities and the assumption of certain indemnification obligations of Blockbuster under the Partnership agreement. In addition, PACE Entertainment Corporation has agreed to purchase the note payable to Blockbuster with a balance of $9,507,000, including accrued interest of $1,601,000, at September 30, 1997. The transaction is contingent on, among other things, obtaining acceptable financing including the release of Blockbuster from certain debt obligations and the approval of Sony.

   On December 22, 1997, PACE Entertainment Corporation entered into an agreement to purchase Sony's 33 1/3 percent interest in the Partnership (Sony Transaction) for $27,500,000 in cash. The transaction is contingent on, among other things, government approval and obtaining acceptable financing including the release of Sony from certain debt obligations (see Note 7).

12. EVENT SUBSEQUENT TO DATE OF AUDITORS' REPORT (Unaudited)

   Effective February 25, 1998, the SFX Transaction, Blockbuster Transaction and Sony Transaction closed. In conjunction with the closing, SFX purchased or retired approximately $38 million of the Partnership's outstanding notes payable.

                        REPORT OF INDEPENDENT AUDITORS

The Boards of Directors
Contemporary Group

   We have audited the accompanying combined balance sheets of Contemporary Group as of December 31, 1996 and 1997 and the related combined statements of operations, cash flows and stockholders' equity for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Contemporary Group at December 31, 1996 and 1997 and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.
                                                          Ernst & Young LLP

New York, New York
March 20, 1998

                              CONTEMPORARY GROUP
                           COMBINED BALANCE SHEETS


                                                                            DECEMBER 31
                                                                   -----------------------------
                                                                        1996           1997
                                                                   -------------- -------------
ASSETS
Current assets:
 Cash ............................................................   $ 2,972,409    $10,427,805
 Accounts receivable .............................................     4,067,444      7,672,187
 Notes receivable -related party .................................            --      1,000,000
 Prepaid expenses and other current assets .......................       272,105        210,640
                                                                   -------------- -------------
Total current assets .............................................     7,311,958     19,310,632
Property and equipment, at cost, less accumulated depreciation
 and amortization of $2,723,986 in 1996 and $3,264,972 in 1997  ..     2,438,210      2,813,902
Reimbursable event costs..........................................       474,469        152,617
Deferred event expenses...........................................       250,973        402,460
Investment in Riverport...........................................     4,934,513      5,436,717
Other assets......................................................       120,256        199,518
                                                                   -------------- -------------
Total assets......................................................   $15,530,379    $28,315,846
                                                                   ============== =============
LIABILITIES AND COMBINED STOCKHOLDERS' EQUITY
Current liabilities:
 Accrued compensation and bonuses.................................   $ 2,906,153    $ 6,721,459
 Accrued expenses and other current liabilities...................     1,994,036      6,169,861
 Accounts payable.................................................     1,733,676      1,347,539
 Current portion of note payable..................................       667,138      1,075,000
                                                                   -------------- -------------
Total current liabilities.........................................     7,301,003     15,313,859
Deferred revenue and other liabilities............................     2,586,880      5,570,295
Note payable, less current portion................................     1,659,723        739,424
Combined stockholders' equity.....................................     3,982,773      6,692,268
                                                                   -------------- -------------
Total liabilities and combined stockholders' equity...............   $15,530,379    $28,315,846
                                                                   ============== =============


See accompanying notes.

                              CONTEMPORARY GROUP
                      COMBINED STATEMENTS OF OPERATIONS


                                         YEAR ENDED DECEMBER 31
                                      ----------------------------
                                           1996          1997
                                      ------------- -------------
Operating revenues:
 Event promotion revenue ............  $38,023,454    $48,057,060
 Marketing revenue ..................   12,969,621     30,195,359
 Other event revenue ................    8,859,218     10,800,118
                                      ------------- -------------
                                        59,852,293     89,052,537
Cost of revenue .....................   46,410,935     66,940,088
                                      ------------- -------------
                                        13,441,358     22,112,449
Operating expenses:
 Salary and bonus expense ...........    8,010,991     18,992,476
 Depreciation and amortization  .....      566,573        540,986
 General and administrative expenses     3,767,111      4,887,615
                                      ------------- -------------
                                        12,344,675     24,421,077
Income (loss) from operations .......    1,096,683     (2,308,628)
Other income (expense):
 Interest income ....................      158,512        201,310
 Interest expense ...................     (213,658)      (192,130)
 Loss on asset disposal .............           --        (84,261)
 Equity in income of Riverport  .....      822,716      1,002,204
                                      ------------- -------------
                                           767,570        927,123
                                      ------------- -------------
Income before income taxes ..........    1,864,253     (1,381,505)
Federal and state taxes .............       35,367             --
                                      ------------- -------------
Net income (loss) ...................  $ 1,828,886    $(1,381,505)
                                      ============= =============


See accompanying notes.

                              CONTEMPORARY GROUP
                      COMBINED STATEMENTS OF CASH FLOWS


                                                                 YEAR ENDED DECEMBER 31
                                                              -----------------------------
                                                                   1996           1997
                                                              ------------- --------------
OPERATING ACTIVITIES
Net income ..................................................  $ 1,828,886    $(1,381,505)
Adjustments to reconcile net income to net cash provided by
 operating activities:
 Depreciation and amortization ..............................      566,573        540,986
 Loss on asset disposal .....................................           --         84,261
 Non cash interest expense...................................      148,113        154,701
 Equity in income of Riverport, net of distributions
  received ..................................................     (222,716)      (502,204)
 Changes in operating assets and liabilities:
  Accounts receivable .......................................     (899,830)    (3,604,743)
  Prepaid expenses and other current assets .................      225,754         61,465
  Reimbursable event costs ..................................     (207,355)       321,852
  Deferred event expenses ...................................     (159,393)      (151,487)
  Other assets ..............................................      (29,923)       (79,262)
  Accounts payable ..........................................     (186,876)      (386,137)
  Accrued compensation and bonuses ..........................    1,489,179      3,815,306
  Accrued expenses and other current liabilities  ...........    1,116,003      4,175,825
  Deferred revenue ..........................................    1,324,206      3,227,827
  Other liabilities .........................................   (1,134,683)      (244,412)
                                                              ------------- --------------
Net cash provided by operating activities ...................    3,857,938      6,032,473
INVESTING ACTIVITIES
Loan to related party .......................................           --     (1,000,000)
Purchase of property and equipment ..........................   (1,159,382)    (1,063,848)
Proceeds from sale of property and equipment ................           --         62,909
                                                              ------------- --------------
Net cash used in investing activities .......................   (1,159,382)    (2,000,939)
FINANCING ACTIVITIES
Borrowings ..................................................      626,970             --
Payments of notes payable ...................................     (109,832)      (667,138)
Proceeds received from capital contributions ................           --      5,000,000
Distributions paid ..........................................   (2,993,000)      (909,000)
                                                              ------------- --------------
Net cash provided by (used in) financing activities  ........   (2,475,862)     3,423,862
                                                              ------------- --------------
Net increase in cash ........................................      222,694      7,455,396
Cash at beginning of period .................................    2,749,715      2,972,409
                                                              ------------- --------------
Cash at end of period .......................................  $ 2,972,409    $10,427,805
                                                              ============= ==============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest ......................................  $   143,271    $    37,421
                                                              ============= ==============
Cash paid for income taxes ..................................  $    34,550    $    27,077
                                                              ============= ==============


See accompanying notes.

                              CONTEMPORARY GROUP
                 COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
                    Year ended December 31, 1997 and 1996


 Balance, January 1, 1996 ....................... $ 5,146,887
 Distributions to stockholders .................   (2,993,000)
 Net income for the year ended December 31,
  1996 .........................................    1,828,886
                                                 -------------
Balance, December 31, 1996 .....................    3,982,773
 Distributions to stockholders .................     (909,000)
 Capital contributions .........................    5,000,000
 Net loss for the year ended December 31, 1997     (1,381,505)
                                                 -------------
Balance, December 31, 1997 .....................  $ 6,692,268
                                                 =============


See accompanying notes.

                              CONTEMPORARY GROUP
                    NOTES TO COMBINED FINANCIAL STATEMENTS
                              DECEMBER 31, 1997

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Combination

   The accompanying combined financial statements include the accounts of Contemporary International Productions Corporation, Contemporary Productions Incorporated, Contemporary Marketing, Inc. ("CMI"), Contemporary Sports Incorporated, Innovative Training and Education Concepts Corporation, n/k/a Contemporary Group, Inc., Contemporary Investments Corporation ("CIC"), Contemporary Investments of Kansas, Inc., Continental Entertainment Associates, Inc., Dialtix, Inc., and Capital Tickets L.P. (collectively, the "Contemporary Group" or the "Companies"). Intercompany transactions and balances among these companies have been eliminated in combination. The Companies are subject to common ownership and to the transaction described in
Note 8.

   The Contemporary Group is a live entertainment and special events producer, venue operator and consumer marketer. Income from operations originates from the operation of the concert division which earns promotion income in two ways: either a fixed fee for organizing and promoting an event or an arrangement that entitles it to a profit percentage based on a predetermined formula. The Companies recognize revenue from the promotion of events when earned, which is generally upon exhibition. The Companies record commissions on booking acts as well as sponsorship and concession income as other event revenues.

   CIC is a 50% partner in Riverport Performing Arts Centre Joint Venture ("Riverport"), a Missouri general partnership which operates a 20,000 seat outdoor amphitheater located in St. Louis, Missouri. The investment in Riverport is recorded under the equity method of accounting.

 Income Taxes

   As of December 31, 1997, all of the entities combined are either "S Corporations" or partnerships and therefore no tax provision has been provided. In 1996, certain of the entities were "C Corporations" for which a tax provision has been provided.

   For the year ended December 31, 1996, with respect to the "C
Corporations," the total provision for income taxes is $35,367.

   Certain of the "C Corporations" filed elections to be treated as "S Corporations" beginning January 1, 1997. Therefore, with respect to such corporations, no provision for income taxes has been provided for the year ended December 31, 1997. These Companies have subsequently revoked the election to be taxed as "S Corporations", effective January 1, 1998.

 Accounts Receivable

   Accounts receivable consist of amounts due from ticket vendors, venue box offices and customers of marketing services. Management considers these accounts receivable as of December 31, 1997 and 1996 to be collectible; accordingly, no allowance for doubtful accounts is recorded.

 Revenue Recognition

   Deferred revenue relates primarily to an advance on future concession revenues which is evidenced by a noninterest bearing note payable and advances on marketing services. Payments collected in advance are recognized as income as events occur or services are provided. Reimbursable event costs represent amounts paid by the Companies on behalf of co-promoters and other parties with interests in the events which will be reimbursed by such parties.

   Sales under long-term contracts for the Company's marketing division are recorded under the percentage-of-completion method, wherein revenues and estimated costs are recorded as the work is performed.

                              CONTEMPORARY GROUP
              NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

 Significant Customer

   CMI's most significant customer is AT&T, which provided approximately 23% and 12% of the Companies' combined revenues for the years ended December 31, 1997 and 1996, respectively. In March 1998, AT&T has indicated that it will no longer be using the services of CMI.


 Advertising Costs

   Advertising costs are expensed as incurred. For the year ended December 31, 1997 and 1996, advertising costs were $115,634 and $71,879, respectively.

 Property and Equipment

   Property and equipment is recorded at cost. Depreciation is computed on either the straight-line method or accelerated methods over the estimated useful lives of the assets or the term of the related lease as follows:


 Furniture, fixtures and equipment  ....5-7 years
Land improvements ..................... 15 years
Leasehold improvements ................ 10 years


 Risks and Uncertainties

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Reclassification

   Certain amounts in the 1996 financial statements have been reclassified to conform with the current year's presentation.

2. INVESTMENTS

   The following is a summary of the financial position and results of operations of Riverport as of and for the year ended December 31, 1996 and 1997:



                                                  DECEMBER 31
                                          ----------------------------
                                               1996          1997
                                          ------------- -------------
Current assets ..........................  $   473,275    $   284,424
Property and equipment ..................   11,815,552     11,188,826
Other assets ............................       16,553             --
                                          ------------- -------------
Total assets ............................  $12,305,380    $11,473,250
                                          ============= =============
Current liabilities .....................  $ 1,993,981    $   318,028
Other liabilities .......................      442,374        281,789
Partners' capital .......................    9,869,025     10,873,433
                                          ------------- -------------
Total liabilities and partners' capital    $12,305,380    $11,473,250
                                          ============= =============
Revenue .................................  $11,693,138    $14,247,109
Net operating income ....................  $ 1,970,887    $ 2,616,839
Net income ..............................  $ 1,645,431    $ 2,004,408

                              CONTEMPORARY GROUP
              NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)


   During the years ended December 31, 1997 and 1996, CIC received a cash distribution of $500,000 and $600,000, respectively, from Riverport.

3. NOTES PAYABLE

   At December 31, 1997 and 1996, CIC held a $2,322,500 non interest-bearing note payable to its partner in Riverport. The carrying value of the note was $1,814,424 and $1,734,723 at December 31, 1997 and 1996, respectively, which includes imputed interest at a rate of approximately 9%. The note, which was payable in installments through December 1, 2000 and was secured by CIC's investment in Riverport, was repaid in 1998 in connection with the transaction described in Note 8.

   At December 31, 1996, the Companies had a $592,138 bank note payable which bore interest based on the prime lending rate (8.25% in 1996, 8.5% in 1997) and was repaid in full during 1997.


4. COMMON STOCK

   The Companies' stock and tax status for 1997 are as follows:


                                                 TAX          SHARES     SHARES     PAR
                                                STATUS      AUTHORIZED   ISSUED    VALUE
                                            ------------- ------------  -------- -------
Contemporary International Productions
 Corporation............................... S-Corp.           30,000         10      $1
Contemporary Productions Incorporated  .... S-Corp.           30,000        100      $1
Contemporary Marketing, Inc. .............. S-Corp.           30,000        100      $1
Contemporary Sports, Incorporated  ........ S-Corp.           30,000        100      $1
Innovative Training and Education Concepts
 Corporation n/k/a Contemporary Group,
 Inc....................................... S-Corp.           30,000        100      $1
Contemporary Investments Corporation  ..... S-Corp.           30,000        200      $1
Contemporary Investments of Kansas, Inc. .. S-Corp.           30,000     30,000      $1
Continental Entertainment Associates,
 Inc....................................... C-Corp.              300          6    $100
Dialtix, Inc. ............................. S-Corp.              300          6    $100
Capital Tickets L.P. ...................... Partnership          N/A        N/A     N/A


5. COMMITMENTS AND CONTINGENCIES

 Leases

   The Companies lease office facilities and concert venues under noncancellable leases which expire at various dates through 2004. Such leases contain various operating escalations and renewal options.

   Total rent expense for the year ended December 31, 1997 and 1996 was $705,489 and $818,123, respectively.

                              CONTEMPORARY GROUP
              NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

   Future minimum lease payments under noncancellable operating leases as of December 31, 1997 are as follows:

 1998 ......... $  858,757
1999 .........     863,757
2000 .........     440,050
2001 .........     264,000
Thereafter  ..     317,000
               -----------
                $2,743,564
               ===========


 Compensation

   During 1996, CMI entered into an employment agreement with one of its employees which provided her rights to future cash payments based on the fair value of CMI, as defined. These rights would vest on January 1, 2002 or upon the occurrence of certain transactions, including a change of control. On December 31, 1997, in connection with an amendment to her employment agreement, the rights became fully vested and CMI paid this employee $1,329,284. In addition, she is entitled to receive as a bonus $2,854,899 under the amendment, which will be paid in 1998 and is accrued at December 31, 1997.

 Litigation

   The Companies are party to various legal proceedings generally incidental to their businesses. Although the ultimate disposition of these proceedings is not presently determinable, management, after discussions with counsel, does not expect the outcome of these proceedings to have a material adverse effect on the financial condition of the Companies.

6. EMPLOYEE RETIREMENT PLAN

   In January 1992, the Companies began a retirement plan for their employees under Section 401(k) of the Internal Revenue Code. All employees are eligible to participate once they obtain the minimum age requirement of 21 years and have satisfied the service requirement of one year with the Companies. Participant contributions are subject to the limitations of Section 402(g) of the Internal Revenue Code. The Companies contribute to participant employees' accounts at the rate of 25% of the first 5% of the participating employees' contributions. During the years ended December 31, 1996 and 1997, the Companies contributions totaled approximately $25,600 and $37,769, respectively.

7. RELATED PARTY TRANSACTIONS

   During 1997, the Company loaned $1,000,000 to its co-presidents. The loans which bore a rate of interest of approximately 5.8% were repaid in full in early 1998.

8. SUBSEQUENT EVENTS

   In February 1998, the owners of the Companies sold 100% of the capital stock of Contemporary International Productions Corporation and the assets of the remaining companies comprising the Contemporary Group, excluding cash and 1997 receivables, to SFX Entertainment, Inc. for an aggregate consideration of $62,300,000 in cash and the issuance of preferred stock convertible into 1,402,851 shares of SFX Entertainment Class A Common Stock upon a spin-off or redeemable into cash if the spin-off does not occur by July 1, 1998. In connection with this transaction, SFX Entertainment and its affiliates also acquired the 50% interest of Riverport not owned by CIC for $12,585,000.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of
Riverport Performing Arts Centre, Joint Venture:

   We have audited the accompanying balance sheets of Riverport Performing Arts Centre, Joint Venture (a Missouri General Partnership) as of December 31, 1997 and 1996, and the related statements of income and changes in partners' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Joint Venture's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Riverport Performing Arts Centre, Joint Venture as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

St. Louis, Missouri,
 February 27, 1998

               RIVERPORT PERFORMING ARTS CENTRE, JOINT VENTURE
              BALANCE SHEETS -- AS OF DECEMBER 31, 1997 AND 1996

                                                 1997          1996
                                            ------------- -------------
ASSETS
CURRENT ASSETS:
 Cash and cash equivalents.................  $   202,251    $    76,231
 Accounts receivable.......................           --        324,275
 Prepaid expenses and other current
  assets...................................       82,173         72,769
                                            ------------- -------------
Total current assets.......................      284,424        473,275
                                            ------------- -------------
FACILITY:
 Land and leasehold interest...............    5,156,342      5,156,342
 Buildings and improvements................    8,516,251      8,449,225
 Furniture, fixtures and equipment ........    2,293,356      2,218,987
 Less-Allowance for depreciation...........   (4,777,123)    (4,009,002)
                                            ------------- -------------
                                              11,188,826     11,815,552
                                            ------------- -------------
OTHER ASSETS--Deferred financing fees, net            --         16,553
                                            ------------- -------------
                                             $11,473,250    $12,305,380
                                            ============= =============
LIABILITIES AND PARTNERS' EQUITY
CURRENT LIABILITIES:
 Current maturities of long-term debt .....  $   160,585    $ 1,376,762
 Accounts payable and accrued expenses ....      120,043        453,804
 Deferred income...........................       37,400        163,415
                                            ------------- -------------
Total current liabilities..................      318,028      1,993,981
LONG-TERM DEBT.............................      281,789        442,374
                                            ------------- -------------
                                                 599,817      2,436,355
PARTNERS' EQUITY...........................   10,873,433      9,869,025
                                            ------------- -------------
                                             $11,473,250    $12,305,380
                                            ============= =============


     The accompanying notes are an integral part of these balance sheets.

               RIVERPORT PERFORMING ARTS CENTRE, JOINT VENTURE
             STATEMENTS OF INCOME AND CHANGES IN PARTNERS' EQUITY
                FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996


                                                 1997          1996
                                            ------------- -------------
REVENUES:
 Show admission............................  $ 9,901,214    $ 8,053,939
 Sponsorships and promotions...............    1,113,100        914,690
 Concession rental.........................    1,970,742      1,724,060
 Parking...................................    1,122,979        843,283
 Other.....................................      139,074        157,166
                                            ------------- -------------
  Operating revenues.......................   14,247,109     11,693,138
                                            ------------- -------------
EXPENSES:
 Talent....................................    5,825,962      4,382,735
 Other show expenses.......................    1,866,910      1,706,317
 Advertising and marketing.................    1,037,048        887,673
 Producer fees and commissions.............    1,187,253      1,071,946
 General and administrative................    1,713,097      1,673,580
                                            ------------- -------------
  Operating expenses.......................   11,630,270      9,722,251
                                            ------------- -------------
  Net operating income.....................    2,616,839      1,970,887
                                            ------------- -------------
OTHER EXPENSES (INCOME):
 Depreciation and amortization.............      779,278        767,258
 Interest, net.............................       13,167        112,947
 Other income..............................     (180,014)      (554,749)
                                            ------------- -------------
  Other expenses, net......................      612,431        325,456
                                            ------------- -------------
  Net income...............................    2,004,408      1,645,431
PARTNERS' EQUITY AT THE BEGINNING OF
PERIOD.....................................    9,869,025      9,423,594
DISTRIBUTION TO PARTNERS...................   (1,000,000)    (1,200,000)
                                            ------------- -------------
PARTNERS' EQUITY AT THE END OF THE PERIOD .  $10,873,433    $ 9,869,025
                                            ============= =============


       The accompanying notes are an integral part of these statements.

               RIVERPORT PERFORMING ARTS CENTRE, JOINT VENTURE
                           STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996


                                                                 1997          1996
                                                            ------------- -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income................................................  $ 2,004,408    $ 1,645,431
 Adjustments to reconcile net income to net cash provided
  by operating activities
  Depreciation and amortization............................      779,278        767,258
  Change in accounts receivable............................      324,275       (215,712)
  Change in prepaid expenses and other current assets .....       (4,008)        (3,606)
  Change in accounts payable and accrued expenses .........     (333,761)       284,945
  Change in deferred income................................     (126,015)       (31,505)
                                                            ------------- -------------
   Net cash provided by operating activities...............    2,644,177      2,446,811
                                                            ------------- -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Facility additions........................................     (141,395)      (182,801)
                                                            ------------- -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Repayment of debt.........................................   (1,376,762)    (1,160,585)
 Distribution to Partners..................................   (1,000,000)    (1,200,000)
                                                            ------------- -------------
   Net cash used in financing activities...................   (2,376,762)    (2,360,585)
                                                            ------------- -------------
   Change in cash and cash equivalents.....................      126,020        (96,575)
CASH AND CASH EQUIVALENTS, beginning of year...............       76,231        172,806
                                                            ------------- -------------
CASH AND CASH EQUIVALENTS, end of year.....................  $   202,251    $    76,231
                                                            ============= =============


       The accompanying notes are an integral part of these statements.

               RIVERPORT PERFORMING ARTS CENTRE, JOINT VENTURE
                        NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1997 AND 1996

1. SIGNIFICANT ACCOUNTING POLICIES:

 Organization

   The Riverport Performing Arts Centre, Joint Venture (the Joint Venture) is a Missouri General Partnership between Contemporary Investments Corporation (Contemporary) and Sverdrup/BRC Joint Venture (formerly Sverdrup/MDRC Joint Venture). The partners each hold a 50% interest in the equity and operations of the Joint Venture. The term of the Joint Venture continues until December 31, 2045. The Joint Venture is the developer, owner and operator of a 20,000 seat outdoor amphitheater located in St. Louis, Missouri. The Joint Venture contracts with popular musical performing artists for the entertainment of its guests. Entertainment is provided during the months of April through October to guests primarily from the St. Louis metropolitan area.

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

   Cash equivalents consist of investments with a maturity of three months or less when purchased. Cash equivalents are carried at cost, which approximates market. Interest income of $61,199 and $56,708 for 1997 and 1996, respectively, is netted against interest expense in the accompanying statements of income.

 Depreciation and Amortization

   Depreciation is provided using the straight-line method over estimated useful lives of 5 to 20 years. Deferred financing fees are amortized over the life of the related debt.

 Leasehold Interest

   The facility was constructed on land obtained through a leasehold interest that expires on April 25, 2011. The Sverdrup/BRC Joint Venture sold to Contemporary an undivided 50% interest in the leasehold interest.
Concurrently, both Sverdrup/BRC Joint Venture and Contemporary contributed their undivided 50% interests in the leasehold interest into the Joint Venture. Ground rent is $1 per year under the lease with the Joint Venture assigned as landlord.

 Deferred Income

   Deferred income reflects advance sales of season tickets for the subsequent operating season and is amortized into show admission revenues as the subsequent operating season progresses.

 Income Taxes

   Income taxes have not been provided for in the financial statements since the Joint Venture is organized as a partnership, and each partner is liable for its own tax payments.

               RIVERPORT PERFORMING ARTS CENTRE, JOINT VENTURE
                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2. LONG-TERM DEBT

   Notes payable outstanding at December 31 are as follows:

                                                             1997         1996
                                                          ---------- ------------
Mortgage note due in installments through 1997, bearing
 interest at prime plus 1/2% which averaged 8.875%
 during 1997 and 1996....................................  $     --    $1,216,178
Noninterest-bearing note due in installments through
 2000....................................................   442,374       602,958
                                                          ---------- ------------
                                                            442,374     1,819,136
Less-Current maturities..................................   160,585     1,376,762
                                                          ---------- ------------
                                                           $281,789    $  442,374
                                                          ========== ============


   The mortgage note contains covenants that require the Joint Venture to maintain certain financial ratios and also prohibit certain transactions. The mortgage note is secured by buildings, improvements, furniture, fixtures and equipment, limited to the remaining term of the leasehold interest expiring April 25, 2011. The mortgage note was paid off on September 25, 1997. The noninterest-bearing note is secured by all concession equipment. Cash paid for interest totaled $79,391 and $173,172 for 1997 and 1996, respectively.

   Maturities of long-term debt are as follows:


 1998... $160,585
1999...   160,585
2000...   121,204
        ----------
         $442,374
        ==========


3. CONCESSION RENTAL:

   The Joint Venture rents certain premises at its location for the sale of concessions under a lease that expires in 2000. Rental income is based on a percentage of gross receipts for some products sold and gross margin for other products sold.

4. RELATED-PARTY TRANSACTIONS

   Contempro Group, Inc., an affiliate of Contemporary, provides various services to the Joint Venture. These services include marketing, media placement, sales and show production. Approximately $2,235,000 and $1,766,000 was paid for these services in 1997 and 1996, respectively.

   In addition to the payments described above, the Joint Venture also compensates Contempro Group, Inc. as an agent for the procurement of these services.

   Sverdrup Investments, Inc., an affiliate of Sverdrup/BRC Joint Venture, was paid $36,000 for accounting services in 1997 and $147,000 for accounting and landscaping services in 1996.

   Riverport Trust, an affiliate of Sverdrup/BRC Joint Venture, provides ground maintenance to the tenants of the Riverport complex. The fees charged for these services is based on the total space occupied by the tenant. The Joint Venture paid approximately $62,000 and $73,000 for these services in 1997 and 1996, respectively.

   The Joint Venture had liabilities for related-party transactions and pass-through costs to affiliates of Contemporary totaling approximately $56,000 and $416,000 as of December 31, 1997 and 1996, respectively. The Joint Venture also had receivables for income collected by Contemporary totaling approximately $273,000 as of December 31, 1996.

               RIVERPORT PERFORMING ARTS CENTRE, JOINT VENTURE
                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)

5. CONTINGENCIES:

   From time to time, the Joint Venture is a party to certain lawsuits and other claims related to the normal conduct of its business. Management believes that liabilities, if any, resulting from the resolution of pending or threatened proceedings would not materially affect the financial condition or results of operations of the Joint Venture.


6. SUBSEQUENT EVENT:

   On February 27, 1998, Sverdrup/BRC Joint Venture and Contemporary sold their 50% interests in the equity and operations of the Joint Venture to SFX Entertainment, Inc. and Contemporary Acquisition Corporation, respectively.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
SJS Entertainment Corporation

   We have audited the accompanying combined balance sheets of SJS Entertainment Corporation as of December 31, 1996 and 1997, and the related combined statements of operations and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of SJS Entertainment Corporation at December 31, 1996 and 1997 and the combined results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.
                                          ERNST & YOUNG LLP

New York, New York
March 18, 1998

                        SJS ENTERTAINMENT CORPORATION

                           COMBINED BALANCE SHEETS

                                                             DECEMBER 31,
                                                      ---------------------------
                                                          1996          1997
                                                      ------------ -------------
ASSETS
Current assets:
 Cash ...............................................  $  230,280    $  330,315
 Accounts receivable ................................   2,257,110     2,954,730
 Due from officers ..................................     616,177            --
 Prepaid expenses ...................................      27,962        54,475
                                                      ------------ -------------
Total current assets.................................   3,131,529     3,339,520
Fixed assets, at cost:
 Furniture, fixtures and office equipment  ..........     309,756       414,904
 Production equipment ...............................      95,317       190,721
 Leasehold improvements .............................      61,228        61,228
                                                      ------------ -------------
                                                          466,301       666,853
Accumulated depreciation and amortization  ..........     187,546       314,940
                                                      ------------ -------------
Net fixed assets ....................................     278,755       351,913
Other assets ........................................      23,658        24,737
                                                      ------------ -------------
Total assets ........................................  $3,433,942    $3,716,170
                                                      ============ =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Loans payable--bank ................................  $1,900,000     1,500,000
 Accounts payable ...................................     694,055       955,876
 Accrued expenses ...................................     857,423       399,614
 Due to officers ....................................          --     1,294,291
                                                      ------------ -------------
Total current liabilities............................   3,451,478     4,149,781
Stockholders' equity:
 Common stock .......................................      27,200        27,200
 Retained earnings (deficit) ........................      30,264      (385,811)
 Treasury stock .....................................     (75,000)      (75,000)
                                                      ------------ -------------
Total stockholders' equity (deficit) ................      17,536      (433,611)
                                                      ------------ -------------
Total liabilities and combined stockholders' equity    $3,433,942    $3,716,170
                                                      ============ =============

See accompanying notes.

                        SJS ENTERTAINMENT CORPORATION


           COMBINED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS


                                                          YEAR ENDED DECEMBER 31,
                                                        ----------------------------
                                                             1996          1997
                                                        ------------- -------------
Net sales, including management fees from related
 party
 (Note 2) .............................................  $11,374,672    $14,218,435
Cost of sales .........................................    4,039,320      4,320,654
                                                        ------------- -------------
Gross profit...........................................    7,335,352      9,897,781
                                                        ------------- -------------
Operating expenses:
 Officers salaries and bonus ..........................    2,965,353      4,000,000
 Employee payroll and taxes ...........................    2,211,372      3,087,185
 Consulting fees ......................................      272,233        290,693
 Messengers and delivery expense ......................      208,697        255,814
 Telephone and utilities ..............................      341,649        468,878
 Travel and Transportation expenses ...................      240,218        351,748
 Advertising and promotion ............................      149,907        382,640
 Rent expense, net ....................................      182,012        261,834
 Depreciation and amortization ........................       84,001        127,394
 Other, net ...........................................      648,128      1,002,727
                                                        ------------- -------------
                                                           7,303,570     10,228,913
                                                        ------------- -------------

Income (loss) from operations .........................       31,782       (331,132)
Interest expense--net .................................       (3,229)       (35,657)
Other income ..........................................           --         77,510
                                                        ------------- -------------
Income before provision for income taxes ..............       28,553       (289,279)
Provision for income taxes ............................       91,197        126,796
                                                        ------------- -------------
Net loss ..............................................      (62,644)      (416,075)
Retained earnings at beginning of year ................       92,908         30,264
                                                        ------------- -------------
Retained earnings (deficit) at end of year ............  $    30,264    $   (385,811)
                                                        ============= =============


See accompanying notes.

                        SJS ENTERTAINMENT CORPORATION


                      COMBINED STATEMENTS OF CASH FLOWS


                                                         YEAR ENDED DECEMBER 31,
                                                       ----------------------------
                                                            1996          1997
                                                       ------------- -------------
CASH FLOW FROM OPERATING ACTIVITIES
Net loss .............................................  $   (62,644)   $  (416,075)
Adjustments to reconcile net loss to net cash
 provided
 by (used in) operating activities:
  Depreciation and amortization ......................       84,001        127,394
  Changes in assets and liabilities:
   (Increase) decrease in accounts receivable  .......      241,679       (697,620)
   (Increase) in prepaid expenses ....................       (5,445)       (26,513)
   (Increase) Decrease in other assets ...............        4,737         (1,079)
   Increase (decrease) in accounts payable  ..........     (130,667)       261,821
   Increase (decrease) in accrued expenses  ..........      636,011       (457,809)
   Increase in due to affiliate ......................       22,137             --
                                                       ------------- -------------
Net cash provided by operating activities ............      789,809     (1,209,881)
                                                       ------------- -------------
CASH FLOW FROM INVESTING ACTIVITIES
Cash used to acquire fixed assets ....................     (184,132)      (200,552)
                                                       ------------- -------------
CASH FLOW FROM FINANCING ACTIVITIES
Officers' loans, net .................................   (2,204,564)     1,910,468
Repayments of bank loan ..............................     (275,760)    (1,900,000)
Proceeds from new bank loans .........................    1,900,000      1,500,000
Payments towards treasury stock financing agreement  .      (12,500)            --
                                                       ------------- -------------
Net cash provided by (used by) financing activities  .     (592,824)     1,510,468
                                                       ------------- -------------
Net increase in cash .................................       12,853        100,035
                                                       ------------- -------------
Cash at beginning of year ............................      217,427        230,280
                                                       ------------- -------------
Cash at end of year ..................................  $   230,280    $   330,315
                                                       ============= =============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid during period ..........................  $     9,003    $    33,222
                                                       ============= =============
Income taxes paid during period ......................  $   180,636    $    77,333
                                                       ============= =============


See accompanying notes.

                        SJS ENTERTAINMENT CORPORATION
                    NOTES TO COMBINED FINANCIAL STATEMENTS
                              DECEMBER 31, 1997

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   The financial statements present the combined financial position and results of operations of SJS Entertainment Corporation and its wholly-owned subsidiary SJS Research Corporation, and Urban Entertainment Corp. (collectively, the "Company") which is affiliated through common management and ownership. All intercompany balances and transactions have been eliminated in combination.

 Nature of Business

   The Company creates, produces and distributes music-related radio programs and services which it barters or exchanges with radio broadcasters for commercial air time, which is then sold to national network advertisers. Through SJS Research, incorporated in September 1997, the Company provides statistical information relating to the Entertainment Industry based upon telephone surveys.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management use of estimates based upon available information, which directly affect reported amounts. Actual results could differ from those estimates.

 Depreciation and Amortization

   Depreciation of furniture, fixtures and equipment is computed using the straight-line and declining balance methods, at rates adequate to allocate the cost of the applicable asset over its expected useful life. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the lease term or the expected useful life of the asset.

 Estimated useful life ranges are as follows:
 Furniture, fixtures and office equipment  ......      5-7 years
 Production equipment ...........................        5 years
 Leasehold improvements .........................     5-10 years

 Concentration of Credit Risk

   The Company maintains bank balances with Sterling National Bank in excess of the federally insured limit of $100,000.

 Reclassification

   Certain 1996 amounts have been reclassified to conform to the 1997 presentation. Retained earnings at January 1, 1996 was adjusted to reflect the underaccrual of $51,831 of state and local taxes and $115,000 of sales commissions related to 1995.

2. RELATED PARTY TRANSACTIONS

 Due from/to Officers

   The Company maintains a running loan/exchange account with its officers in order to satisfy the cash flow needs of operations. There is no interest charged by either party on these temporary loans.

   As of January 1, 1996, the Company owed its officers $1,589,146. During 1996, the officers loaned the Company an additional $354,780, while the Company paid to its officers a total of $2,560,103.

   As of January 1, 1997, the officers owed the companies $616,177. During the year, the officers paid back this amount, and loaned the Company an additional $1,294,291.

                        SJS ENTERTAINMENT CORPORATION
              NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

   In addition, the Company pays its officers in total $2,000 per month towards the business use of their home. These amounts are charged to rent expense and totaled $24,000 for each of the years ended December 31, 1996 and 1997.

   Salaries and bonuses paid to officers is determined annually by the Company's board of directors.


 Management Services

   The Company managed the operations of a related company which is 40% owned by the officers of the Company. In exchange for the services provided, the Company received management fees of $40,000 per month. In addition, the Company had subleased a portion of its premises to this related company and is also reimbursed for other direct operating expenses (telephone, utilities, cleaning, bookkeeping and administrative) and indirect overhead costs. This arrangement terminated at the end of April 1997.

   During the years ended December 31, 1996 and 1997, the Company received the following amounts from this related company:


                                     1996        1997
                                  ---------- ----------
Management fees .................  $480,000    $160,000
Rental income ...................    69,780      32,490
Direct expense reimbursement  ...    25,519      13,347
Indirect overhead reimbursement     108,000      27,914
                                  ---------- ----------
                                   $683,299    $233,751
                                  ========== ==========


   Management fees, rental income, the direct expense reimbursement and indirect overhead reimbursement are reflected as an adjustment to the related income or expense account in the accompanying statement of operations.

   The Company received $77,510 from an unrelated third party as consideration for the termination of the management services agreement and sublease agreement, which was recorded as other income in 1997.

3. LOANS PAYABLE--BANK

   At December 31, 1997, the Company owed to Sterling National Bank a term loan of $1,500,000, which was secured by all corporate receivables and is personally guaranteed by the officers of the Company. Interest charged to the Company was at a rate of prime plus 1%. This amount was fully repaid on February 28, 1998.

   At December 31, 1996, the Company owed to Sterling National Bank a term loan of $1,600,000 which was secured by personal certificates of deposit totaling $1,600,000 and a $300,000 line-of-credit which was secured by all corporate assets and guaranteed by the officers/shareholders. Interest charged to the Company was at the rate of prime plus 1%.

   On February 20, 1997 the certificates matured, at which time they were transferred into the Company as an officers' loan repayment and used to pay-off the bank loan. In 1997, the Company also repaid the $300,000 line-of-credit from Sterling National Bank.

4. COMMITMENTS AND CONTINGENCIES

 Automobile Lease

   The Company leases automobiles with monthly payments of $1,834 due through February, 1999.

                        SJS ENTERTAINMENT CORPORATION
              NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

 Office and Audio Production Studio Leases

   The Company maintains several offices for sales and administration throughout the United States, as well as two production studios. The main premises are located in New York City and is subject to an operating lease expiring March 31, 2006. Other premises are subject to operating leases with various terms ranging from month-to-month, to January 31, 2001.

   Future minimum commitments for automobile, office and studio leases, including two new leases entered into during 1997, are as follows:

1998 .........  $  311,200
1999 .........     300,000
2000 .........     267,000
2001 .........     240,100
2002 .........     246,200
Thereafter  ..     852,500
               -----------
                $2,217,000
               ===========


   Rent expense for offices and production studios, net of the subtenant lease income (see note 2 below), totaled $261,834 for the year ended December 31, 1997 compared to $182,012 for the year ended December 31, 1996, while the automobile lease cost was approximately $22,000 for both 1996 and 1997.

 Consulting Agreements

   Urban Entertainment Corp. is a party to consulting agreements with two individuals, requiring monthly payments totaling $9,583 to be paid through December 31, 1999.

5. SHAREHOLDERS' EQUITY

Shareholders' equity consists of the following:


                                                  PAR
            COMPANY                 CLASS        VALUE   AUTHORIZED
-----------------------------  --------------- -------  ------------
SJS Entertainment
 Corporation..................        --         None       1,000
Urban Entertainment Corp. .... A (voting)        None         840
                               B (nonvoting)     None         160


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                 ISSUED AND
            COMPANY             OUTSTANDING     VALUE
-----------------------------  ------------- ---------
SJS Entertainment
 Corporation..................     1,000       $27,000
Urban Entertainment Corp. ....       840           100
                                     160           100
                               ------------- ---------
                                               $27,200
                               ------------- =========

6. INCOME TAXES

   Urban Entertainment Corporation has elected "S" Corporation status for both federal and state tax purposes. Accordingly, all items of income, loss, deduction or credit are reported by the stockholders on their respective personal income tax returns. Therefore, no federal or state tax has been provided.

   SJS Entertainment Corporation is subject to corporate taxes at the federal level and eight state and local jurisdictions.

   The provision for income taxes for the years ended December 31, 1997 and 1996 is summarized as follows:

                 1996       1997
              --------- ----------
Current:
 Federal.....  $ 9,647    $ 28,266
 State.......   81,550      98,530
Deferred:  ..       --          --
              --------- ----------
 Total.......  $91,197    $126,796
              ========= ==========

                        SJS ENTERTAINMENT CORPORATION
              NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

   Deferred income taxes reflect the tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As of December 31, 1997, the Company had deferred tax assets of approximately $124,000 relating to start-up costs which is offset in full by a valuation allowance.

   The provision for income taxes differed from the U.S. statutory rate principally due to nondeductible meals and entertainment expense, state and local taxes and in 1997 only, the valuation allowance.

7. EMPLOYEE RETIREMENT PLAN

   The Company maintains a retirement plan for their employees under Section 401(k) of the Internal Revenue Code. All employees are eligible to participate once they obtain the minimum age requirement of 21 years, and have satisfied the service requirement of six months with the Company. Participants may make voluntary contributions into the plan of up to 15% of their compensation. The Company contributes to each participant's account an amount equal to 25% of the participant's voluntary contribution, or $2,000, whichever is less.

   During the years ended December 31, 1996 and 1997, employer contributions totaled $16,758 and $18,747 respectively.


8. LEGAL MATTERS

   The Company has been named in various lawsuits arising in the normal course of business. It is not possible at this time to assess the probability of any liability against the Company as a result of these lawsuits. Management has stated that all cases will be vigorously defended.

9. SUBSEQUENT EVENTS

   On February 27, 1998, the Company was acquired by SFX Entertainment Inc.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
The Album Network, Inc.

   We have audited the accompanying combined balance sheets of The Album Network, Inc. and Affiliated Companies as of September 30, 1997 and 1996, and the related combined statements of operations and stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of The Album Network, Inc. and Affiliated Companies at September 30, 1997 and 1996, and the combined results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                               ERNST & YOUNG LLP

November 20, 1997
New York, New York

               THE ALBUM NETWORK, INC. AND AFFILIATED COMPANIES
                            COMBINED BALANCE SHEET


                                                                          SEPTEMBER 30,
                                                                   ----------------------------
                                                                        1996          1997
                                                                   ------------- -------------
ASSETS
Current assets:
 Cash and cash equivalents .......................................  $   160,453    $   272,423
 Accounts receivable, less allowance for doubtful
  accounts of $153,728 in 1997and $95,450 in 1996 ................    2,148,159      2,229,237
 Officers' loans receivable ......................................      423,447        390,794
 Prepaid expenses and other current assets .......................      125,558        234,914
                                                                   ------------- -------------
Total current assets .............................................    2,857,617      3,127,368
Property, plant and equipment, at cost, less accumulated
 depreciation of $1,056,689 in 1997 and $914,513 in 1996  ........      278,898        303,614
Deferred software costs, less accumulated amortization of
 $106,639 in 1997 and $45,768 in 1996 ............................      172,302        262,061
Other noncurrent assets ..........................................       39,477         37,033
                                                                   ------------- -------------
Total assets .....................................................  $ 3,348,294    $ 3,730,076
                                                                   ============= =============
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
 Accrued officers' bonuses .......................................  $ 1,200,000    $ 1,251,000
 Accounts payable and other accrued expenses .....................    1,081,469      1,208,424
 Officers' loans payable .........................................      650,000        489,085
 Unearned subscription income ....................................      530,255        406,529
 Taxes payable and other current liabilities .....................      339,551        224,011
 Current portion of long-term debt ...............................      636,723        506,228
                                                                   ------------- -------------
Total current liabilities ........................................    4,437,998      4,085,277
Long-term debt ...................................................    1,294,133      1,051,881
Deferred income taxes ............................................      279,434        114,178
Combined stockholders' deficit ...................................   (2,663,271)    (1,521,260)
                                                                   ------------- -------------
Total liabilities and stockholders' deficit ......................  $ 3,348,294    $ 3,730,076
                                                                   ============= =============


                           See accompanying notes.

               THE ALBUM NETWORK, INC. AND AFFILIATED COMPANIES
                            COMBINED BALANCE SHEET
                              DECEMBER 31, 1997
                                 (UNAUDITED)


ASSETS
Current assets:
 Cash and cash equivalents ........................................  $   169,498
 Accounts receivable, less allowance for doubtful
  accounts of $157,682 ............................................    2,268,205
 Officers' loans receivable .......................................      406,421
 Prepaid expenses and other current assets ........................      133,293
                                                                    -------------
Total current assets ..............................................    2,977,417
Property, plant and equipment, at cost, less accumulated
 depreciation of $1,098,747 .......................................      307,096
Deferred software costs, less accumulated amortization of $127,116       282,453
Other noncurrent assets ...........................................        9,525
                                                                    -------------
Total assets ......................................................  $ 3,576,491
                                                                    =============
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
 Accounts payable and other accrued expenses ......................  $ 1,346,095
 Officers' loans payable ..........................................      717,336
 Unearned subscription income .....................................      558,358
 Taxes payable and other current liabilities ......................      749,108
 Current portion of long-term debt ................................      635,464
                                                                    -------------
Total current liabilities .........................................    4,006,361
Long-term debt ....................................................      939,200
Deferred income taxes .............................................       53,575
Combined stockholders' deficit ....................................   (1,422,645)
                                                                    -------------
Total liabilities and stockholders' deficit .......................  $ 3,576,491
                                                                    =============


                           See accompanying notes.

               THE ALBUM NETWORK, INC. AND AFFILIATED COMPANIES
                    COMBINED STATEMENTS OF OPERATIONS AND
                            STOCKHOLDERS' DEFICIT


                                                       YEAR ENDED SEPTEMBER 30,
                                                     -----------------------------
                                                          1996           1997
                                                     -------------- -------------
OPERATING REVENUES
Advertising revenue ................................   $ 7,040,465    $ 7,619,751
Research services revenue ..........................     2,453,026      2,441,703
Direct mail & subscription revenue .................     1,791,887      1,837,248
Broadcast revenue ..................................     2,085,714      2,235,788
Consulting revenue..................................       720,000        470,000
Other revenue ......................................       675,790      1,152,448
                                                     -------------- -------------
                                                        14,766,882     15,756,938
Direct costs of revenue ............................     4,408,997      4,107,328
                                                     -------------- -------------
                                                        10,357,885     11,649,610
OPERATING EXPENSES
Officers' salary expense ...........................     3,384,870      3,662,427
Other salary expense ...............................     3,956,910      3,949,715
Depreciation and amortization ......................       183,976        203,047
General and administrative expenses ................     2,524,704      2,483,197
                                                     -------------- -------------
                                                        10,050,460     10,298,386
                                                     -------------- -------------
Income from operations .............................       307,425      1,351,224
OTHER INCOME (EXPENSE)
Interest income--officers' loans ...................        35,000         41,600
Interest income--third party .......................         6,961          1,295
Interest expense--officers' loans ..................       (35,000)       (55,940)
Interest expense--third party ......................      (256,164)      (175,490)
                                                     -------------- -------------
Income before income taxes .........................        58,222      1,162,689
INCOME TAXES
Provision for income taxes .........................       211,832         20,678
                                                     -------------- -------------
Net income (loss) ..................................      (153,610)     1,142,011
Combined stockholders' deficit at beginning of year     (2,509,661)    (2,663,271)
                                                     -------------- -------------
Combined stockholders' deficit at end of year  .....   $(2,663,271)   $(1,521,260)
                                                     ============== =============


                           See accompanying notes.

               THE ALBUM NETWORK, INC. AND AFFILIATED COMPANIES
                     COMBINED STATEMENT OF OPERATIONS AND
                            STOCKHOLDERS' DEFICIT
                     THREE MONTHS ENDED DECEMBER 31, 1997
                                 (UNAUDITED)


OPERATING REVENUES
Advertising revenue ..................................  $ 1,605,422
Research services revenue ............................      604,961
Direct mail & subscription revenue ...................      521,851
Broadcast revenue ....................................      825,686
Other revenue ........................................       97,437
                                                       -------------
                                                          3,655,357
Direct costs of revenue ..............................    1,056,785
                                                       -------------
                                                          2,598,572
OPERATING EXPENSES
Officers' salary expense .............................      209,424
Other salary expense .................................    1,090,662
Depreciation and amortization ........................       62,535
General and administrative expenses ..................    1,034,159
                                                       -------------
                                                          2,396,780
                                                       -------------
Income from operations ...............................      201,792

OTHER INCOME (EXPENSE)
Interest income--officers' loans .....................        4,171
Interest income--third party .........................          169
Interest expense--officers' loans ....................      (15,596)
Interest expense--third party ........................      (26,921)
                                                       -------------
Income before income taxes ...........................      163,615

INCOME TAXES
Provision for income taxes ...........................       65,000
                                                       -------------
Net income (loss) ....................................       98,615

Combined stockholders' deficit at beginning of period    (1,521,260)
                                                       -------------
Combined stockholders' deficit at end of period  .....  $(1,422,645)
                                                       =============


                           See accompanying notes.

               THE ALBUM NETWORK, INC. AND AFFILIATED COMPANIES
                      COMBINED STATEMENTS OF CASH FLOWS


                                                                      YEAR ENDED SEPTEMBER 30,
                                                                     --------------------------
                                                                         1996          1997
                                                                     ------------ ------------
OPERATING ACTIVITIES
Net income .........................................................   $(153,610)   $1,142,011
Adjustment to reconcile net income to net cash (used in) provided by operating activities:
  Depreciation and amortization ....................................     183,976       203,047
  Provision for doubtful accounts ..................................      13,584        58,278
  Changes in operating assets and liabilities:
   Accounts receivable .............................................    (246,873)     (139,356)
   Prepaid expenses and other current assets .......................     154,120      (109,356)
   Other non current assets ........................................      (3,378)        2,444
   Accounts payable and accrued expenses ...........................      69,816       126,955
   Unearned subscription income ....................................     101,623      (123,726)
   Accrued officers' bonus .........................................     639,000        51,000
   Deferred income taxes ...........................................      39,268      (165,256)
   Taxes payable and other current liabilities .....................     143,423      (115,540)
                                                                     ------------ ------------
Net cash provided by operating activities ..........................     940,949       930,501
                                                                     ------------ ------------
INVESTING ACTIVITIES
Purchase of property and equipment .................................     (65,731)     (166,892)
Deferred software costs ............................................     (97,463)     (150,630)
                                                                     ------------ ------------
Net cash used in investing activities ..............................    (163,194)     (317,522)
                                                                     ------------ ------------
FINANCING ACTIVITIES
Payments on long term debt .........................................    (860,236)     (527,747)
Proceeds from additional debt borrowings ...........................      52,500       155,000
Proceeds from (repayments of) officers' loans, net .................      61,355      (128,262)
                                                                     ------------ ------------
Net cash used in financing activities ..............................    (746,381)     (501,009)
                                                                     ------------ ------------
Net increase in cash and cash equivalents ..........................      31,374       111,970
Cash and cash equivalents at beginning of year .....................     129,079       160,453
                                                                     ------------ ------------
Cash and cash equivalents at end of year ...........................   $ 160,453    $  272,423
                                                                     ============ ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest .............................................   $ 304,726    $  190,168
                                                                     ============ ============
Cash paid for income taxes .........................................   $  21,375    $   26,316
                                                                     ============ ============


                           See accompanying notes.

               THE ALBUM NETWORK, INC. AND AFFILIATED COMPANIES
                       COMBINED STATEMENT OF CASH FLOWS
                     THREE MONTHS ENDED DECEMBER 31, 1997
                                 (UNAUDITED)


OPERATING ACTIVITIES
Net income .........................................................  $    98,615
Adjustment to reconcile net income to net cash (used in) provided by operating activities:
  Depreciation and amortization ....................................       62,535
  Provision for doubtful accounts ..................................        3,954
  Changes in operating assets and liabilities:
   Accounts receivable .............................................      (42,922)
   Prepaid expenses and other current assets .......................      101,621
   Other non current assets ........................................       27,508
   Accounts payable and accrued expenses ...........................      137,671
   Unearned subscription income ....................................      151,829
   Accrued officers' bonus .........................................   (1,251,000)
   Deferred income taxes ...........................................      (60,603)
   Taxes payable and other current liabilities .....................      525,097
                                                                     -------------
Net cash used in operating activities ..............................     (245,695)
INVESTING ACTIVITIES
Purchase of property and equipment .................................      (45,540)
Deferred software costs ............................................      (40,869)
                                                                     -------------
Net cash used in investing activities ..............................      (86,409)
FINANCING ACTIVITIES
Payments on long term debt .........................................     (112,681)
Proceeds from additional debt borrowings ...........................      129,236
Proceeds from officers' loans, net .................................      212,624
                                                                     -------------
Net cash provided by financing activities ..........................      229,179
                                                                     -------------
Net decrease in cash and cash equivalents ..........................     (102,925)
Cash and cash equivalents at beginning of year .....................      272,423
                                                                     -------------
Cash and cash equivalents at end of year ...........................  $   169,498
                                                                     =============


                           See accompanying notes.

               THE ALBUM NETWORK, INC. AND AFFILIATED COMPANIES
                    NOTES TO COMBINED FINANCIAL STATEMENTS
                              SEPTEMBER 30, 1997

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

 Principles of Combination

   The accompanying combined financial statements include the accounts of The Album Network, Inc., The Network 40, Inc., The Urban Network, Inc. and In-the-Studio (collectively, the "Companies"). Intercompany transactions and balances among the Companies have been eliminated in combination.

   On August 27, 1997, the board of directors and shareholders of the Companies approved a plan of agreement and merger which provided that The Urban Network, Inc. merge into The Album Network, Inc. (the "Company") effective September 24, 1997. The Companies accounted for the transaction as a merger of companies under common control.

   The Companies publish six music trade magazines, produce rock, urban and top 40 programming specials and manufacture compact disc samplers. They also serve as product marketing advisors to contemporary music talent and their managers in providing creative content and innovative marketing campaigns. In addition, the Companies provide research services for radio station program directors and record label executives. The Companies publishes five print periodicals for rock and top 40 music broadcasters, retailers and music industry executives. The weekly publications are the "Album Network" and the "Network 40". The monthly publications are the "Virtually Alternative" and "Totally Adult" and the quarterly publication is titled "AggroActive." Additionally, "The Urban Network" trade magazine is published each week.

 Revenue Recognition

   The Companies' magazines generate revenue from advertising sales, complemented by subscription sales and incremental direct mail revenue.

   Unearned subscription income represents revenues on subscriptions for which publications have not been delivered to customers as of the balance sheet date. Unearned subscription income at September 30, 1996 also includes unearned income on certain advertising and direct mail packages.

   Revenue from research services is recognized straight-line over the license term or upon the sale of computer software developed for licensees and other customers. Advertising and broadcast revenues are recognized when advertisements are run or aired.

 Furniture and Equipment

   Furniture and equipment are valued at cost less accumulated depreciation. Depreciation is provided on the straight-line and declining balance methods over the estimated useful lives of the assets, as follows:

 Computer hardware ...........5 years
Software .................... 5 years
Furniture and equipment  .... 5-7 years
Leasehold improvements  ..... 5 years

 Deferred Software Costs

   Costs incurred to produce software masters and subsequent enhancements to such software are capitalized and amortized over the remaining economic life of the master (generally, five years). Costs of maintenance and customer support are charged to expense when incurred.

 Cash and Cash Equivalents

   The Companies consider all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

 Income Taxes

   Each of the affiliated Companies file a separate tax return. The Album Network, Inc. and the Urban Network, Inc. are "C Corporations." The Network 40, Inc. has elected to be taxed as an "S Corporation". The "S Corporation" election is effective for both federal and state tax purposes. Accordingly all items of income, loss, deduction or credit are reported by the shareholders on their respective personal income tax returns. The corporate tax rate for S Corporations in California is one and one-half percent (1.5%).

               THE ALBUM NETWORK, INC. AND AFFILIATED COMPANIES
              NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

 Risks and Uncertainties

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


 Concentration of Credit Risk

   The Company maintains bank balances with City National Bank in excess of the federally insured limit of $100,000.

 Reclassification

   Certain amounts in the financial statements have been reclassified to conform with the current presentations.

 Interim Financial Information

   Financial information as of December 31, 1997 and for the three months ended December 31, 1997 is unaudited. In the opinion of management, all adjustments necessary for a fair presentation of the results for such period have been included, all adjustments are of a normal and recurring nature. Interim results are not necessarily indicative of results for a full year.

2. RELATED PARTY TRANSACTIONS

 Officers' Loans

   The Companies have several loan agreements outstanding with its officers in order to satisfy the cash flow needs of operations. The interest rates on the loans to and from the officers range from approximately 10% to 12%.

   At October 1, 1995, the officers owed the Companies $471,918 and the Companies owed the officers $637,116. During the year ended September 30, 1996, the officers repaid $48,471 and loaned the Companies an additional $12,884.

   At October 1, 1996, the officers owed the Companies $423,447 and the Companies owed the officers $650,000. During the year ended September 30, 1997, the officers repaid $32,653 to the Companies and the Companies repaid $160,915 to the officers.

3. LONG-TERM DEBT

   A summary of long-term debt as of September 30, 1997 and 1996 is as follows:


                                                                       SEPTEMBER 30
                                                                 -------------------------
                                                                     1996         1997
                                                                 ------------ -----------
Note payable to City National Bank, collateralized by certain equipment and personally guaranteed by the stockholders;
 payable in monthly installments of $2,917 plus interest at
 10.5%; due May 1999 ...........................................  $   96,994   $   62,740
Note payable to City National Bank, personally guaranteed by the stockholders; payable in monthly installments of $41,233 plus interest at 8.75% through January 22, 1997 and at 8.25%
 thereafter; due December 2000.(A) .............................   1,821,862    1,415,369
Other...........................................................      12,000       80,000
                                                                 ------------ -----------
                                                                   1,930,856    1,558,109
Less current portion ...........................................     636,723      506,228
                                                                 ------------ -----------
Long-term debt .................................................  $1,294,133   $1,051,881
                                                                 ============ ===========


(A) In September 1995 The Album Network, Inc., The Network 40, Inc. and The Urban Network, Inc. entered into a loan agreement with City National Bank for $2,330,000 in connection with a redemption of common stock. Interest was set at 8.75% per year and principal and interest were payable in monthly installments of $57,846 through September 1999. In January 1997, the loan agreement was revised. Interest was reset at 8.25% and monthly payments of $41,233 were extended through December 2000. The principal balance at the date of revision was $1,687,560.

               THE ALBUM NETWORK, INC. AND AFFILIATED COMPANIES
              NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

4. COMMON STOCK

   The Companies' stock and tax status at September 30, 1997 are as follows:

                                                          SHARES
                                                          ISSUED
                               TAX          SHARES         AND
                              STATUS      AUTHORIZED   OUTSTANDING
                          ------------- ------------  -------------
The Album Network, Inc.      C-Corp.      1,000,000        220
The Network 40, Inc.  ...    S-Corp.        100,000        825
The Urban Network, Inc.      C-Corp.        100,000        825
In-the-Studio ...........  Partnership       n/a           n/a


5. COMMITMENTS AND CONTINGENCIES

 Leases

   The Companies lease an office facility under noncancellable leases which expire in February 1998.

   Total rent expense for the years ended September 30, 1997 and 1996 under operating leases was $262,812 and $256,026, respectively.

   Future minimum lease payments under noncancellable operating leases as of September 30, 1997 total $121,155, all of which is payable in 1998.

 Other Matters

   As of September 30, 1997, approximately $80,000 was drawn on lines of credit with City National Bank. There were no amounts drawn as of September 30, 1996.

6. INCOME TAXES

   The Album Network has received a Statutory Notice of Deficiency from the Internal Revenue Service ("IRS") for the years ended September 30, 1994, 1995 and 1996 asserting tax deficiencies resulting primarily from an IRS position that compensation paid to officers was unreasonable and excessive. In total, approximately $3.5 million of adjustments increasing taxable income have been proposed. The total additional tax, penalties and interest through September 30, 1997 related to these adjustments would be approximately $1.8 million. The company has analyzed these matters with tax counsel and believes it has meritorious defenses to the deficiencies asserted by the IRS. The company has filed a petition with the United States Tax Court contesting the asserted liability. While the company believes that a successful defense of this case may be made, in light of the economic burdens of the defense, the company may entertain a settlement for up to $291,000. Accordingly, the company has recorded reserves in such amount, including $23,000, $115,000 and $153,000 for the years ended September 30, 1997, 1996 and prior periods, respectively.

               THE ALBUM NETWORK, INC. AND AFFILIATED COMPANIES
              NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

   For the years ended September 30, 1996 and 1997 the provision for income taxes is as follows:

                1996        1997
             ---------- -----------
Current:
 Federal  ..  $129,911    $ 143,056
 State .....    17,710       42,878
             ---------- -----------
  Total ....   147,621      185,934
             ---------- -----------
Deferred:
 Federal  ..    49,764     (150,383)
 State .....    14,447      (14,873)
             ---------- -----------
  Total ....    64,211     (165,256)
             ---------- -----------
Total ......  $211,832    $  20,678
             ========== ===========


   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Companies' deferred tax assets and liabilities as of September 30, 1996 and 1997 are as follows:


                                     1996       1997
                                  ---------- ---------
Deferred tax assets:
 Contributions carryforward  ....  $  8,194   $ 10,078
Deferred tax liabilities:
 Fixed assets ...................    12,280     11,830
 Intangible assets ..............   275,346    112,424
                                  ---------- ---------
 Total deferred tax liabilities     287,628    124,254
                                  ---------- ---------
Net deferred tax liabilities  ...  $279,434   $114,176
                                  ========== =========


7. EMPLOYEE RETIREMENT PLAN

   In January 1997, the Companies began a retirement plan for their employees under Section 401(k) of the Internal Revenue Code. All employees are eligible to participate once they obtain the minimum age requirement of 21 years, and have satisfied the service requirement of one year with the Companies. Participant contributions are subject to the limitations of Section 402 (g) of the Internal Revenue Code. The Companies contribute monthly to participating employees accounts at the rate of 10% of the participating employees contributions. During the year ended September 30, 1997, the Companies contributions totaled approximately $14,000.

8. SUBSEQUENT EVENTS (UNAUDITED)

   On February 27, 1998, the Company was acquired by SFX Entertainment Inc.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
BG Presents, Inc.

   We have audited the accompanying consolidated balance sheets of BG Presents, Inc. and Subsidiaries as of January 31, 1997 and 1998, and the related consolidated statements of income, cash flows and stockholders' equity for each of the three years in the period ended January 31, 1998. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of BG Presents, Inc. and subsidiaries at January 31, 1997 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended January 31, 1998, in conformity with generally accepted accounting principles.

                                                 Ernst & Young LLP

New York, New York
March 20, 1998

                      BG PRESENTS, INC. AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS


                                                                   JANUARY 31
                                                          ----------------------------
                                                               1997          1998
                                                          ------------- -------------
ASSETS
Current assets:
 Cash and cash equivalents ..............................  $11,819,831    $ 5,380,984
 Accounts receivable--trade .............................    3,164,543      5,460,915
 Accounts receivable--related parties ...................    1,347,150        776,174
 Investments ............................................      370,000             --
 Inventories ............................................      236,078        227,766
 Prepaid assets .........................................      450,883      3,001,450
 Income tax receivable ..................................      418,528             --
 Deferred income taxes ..................................       94,000             --
 Other current assets....................................           --        118,455
                                                          ------------- -------------
Total current assets ....................................   17,901,013     14,965,744
Property and equipment, net .............................    9,661,910      8,904,509
Goodwill, net of accumulated amortization of $238,400
 and $357,600 at January 31, 1997 and 1998,
 respectively............................................    1,549,600      1,430,400
Other assets (Note 6)....................................          167      4,100,011
                                                          ------------- -------------
Total assets ............................................  $29,112,690    $29,400,664
                                                          ============= =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Notes payable--current portion .........................  $   722,966    $   879,040
 Lease commitment--current portion ......................       35,676             --
 Accounts payable .......................................    3,229,054      1,816,959
 Deferred revenue .......................................    1,362,533      1,480,145
 Accrued liabilities and other current liabilities ......    3,721,749      3,753,613
                                                          ------------- -------------
Total current liabilities ...............................    9,071,978      7,929,757
Lease commitment, less current portion ..................    6,704,719             --
Notes payable, less current portion .....................    5,233,709     11,134,834
Deferred income taxes ...................................    2,617,000      2,617,000

Stockholders' equity:
 Common stock, no par value; 10,000,000 shares
  authorized; 1,000,000 shares issued and outstanding in
  1997 and 1998..........................................    1,198,947      1,198,947
 Retained earnings.......................................    4,286,337      6,520,126
                                                          ------------- -------------
Total stockholders' equity...............................    5,485,284      7,719,073
                                                          ------------- -------------
Total liabilities and stockholders' equity...............  $29,112,690    $29,400,664
                                                          ============= =============


                      See accompanying notes.

                      BG PRESENTS, INC. AND SUBSIDIARIES
                        CONSOLIDATED INCOME STATEMENTS

                                                     YEAR ENDED JANUARY 31
                                          --------------------------------------------
                                               1996          1997           1998
                                          ------------- -------------  --------------
REVENUES
Concert revenues.........................  $62,996,606    $74,981,534   $ 75,898,464
Contract management .....................    7,844,248     10,255,060     23,632,596
Concessions/merchandise .................    5,536,287      7,094,593      6,021,845
                                          ------------- -------------  --------------
                                            76,377,141     92,331,187    105,552,905
Cost of revenues ........................   54,383,763     69,916,840     81,092,377
                                          ------------- -------------  --------------
                                            21,993,378     22,414,347     24,460,528
EXPENSES
General and administrative ..............   17,614,296     17,602,501     18,866,259
Depreciation and amortization ...........    1,441,439      1,474,414      1,026,684
                                          ------------- -------------  --------------
Income from operations ..................    2,937,643      3,337,432      4,567,585

OTHER INCOME (EXPENSE)
Interest expense ........................   (1,324,219)    (1,257,758)      (916,723)
Interest income .........................      307,756        295,057        294,888
Miscellaneous ...........................      535,191        289,222        (24,300)
                                          ------------- -------------  --------------
Income before provision for income taxes     2,456,371      2,663,953      3,921,450
Provision for income taxes ..............    1,160,718      1,272,190      1,687,661
                                          ------------- -------------  --------------
Net income...............................  $ 1,295,653    $ 1,391,763   $  2,233,789
                                          ============= =============  ==============


                     See accompanying notes.

                      BG PRESENTS, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED JANUARY 31
                                                      -------------------------------------------
                                                           1996          1997           1998
                                                      ------------- -------------  -------------
OPERATING ACTIVITIES
Net income...........................................  $ 1,295,653    $ 1,391,763   $ 2,233,789
Adjustments to reconcile net income to net cash
 provided by operating activities:
 Depreciation and amortization of property and
  equipment..........................................    1,322,239      1,355,214       907,484
 Amortization of goodwill............................      119,200        119,200       119,200
 Loss on sale of property and equipment .............       13,603             --            --
 Changes in operating assets and liabilities:
  Accounts receivable--trade ........................      524,566     (1,356,263)   (2,296,372)
  Accounts receivable--related parties ..............     (496,971)          (821)      570,976
  Inventories .......................................     (228,294)        (7,784)        8,312
  Prepaid assets and other ..........................     (322,524)       478,391    (2,550,567)
  Income tax receivable .............................      (50,888)      (328,390)      300,073
  Accounts payable and accrued expenses .............     (491,982)     3,128,476    (1,380,231)
  Deferred income taxes .............................    1,139,000         45,000        94,000
  Deferred revenue ..................................      (67,859)       379,748       117,612
  Other .............................................      288,367            160        74,347
                                                      ------------- -------------  -------------
Net cash provided by (used in) operating activities      3,044,110      5,204,694    (1,801,377)

INVESTING ACTIVITIES
Purchase of SAP limited partnership interest  .......   (4,250,000)            --            --
Proceeds from sale of equipment .....................       13,150             --            --
Capital expenditures, including White River
 Amphitheatre........................................     (469,447)      (367,678)   (4,247,528)
Other ...............................................     (644,496)      (247,000)      293,254
                                                      ------------- -------------  -------------
Net cash used in investing activities ...............   (5,350,793)      (614,678)   (3,954,274)

FINANCING ACTIVITIES
Payments of notes payable ...........................     (444,985)      (775,756)           --
Borrowings on notes payable..........................           --      1,000,000     6,057,199
Payments of lease commitments .......................     (395,330)      (405,275)   (6,740,395)
Retirement of stock .................................           --        (21,053)           --
                                                      ------------- -------------  -------------
Net cash used in financing activities ...............     (840,315)      (202,084)     (683,196)
Net increase (decrease) in cash and cash
 equivalents.........................................   (3,146,998)     4,387,932    (6,438,847)
Cash and cash equivalents at beginning of year  .....   10,578,897      7,431,899    11,819,831
                                                      ------------- -------------  -------------
Cash and cash equivalents at end of year.............  $ 7,431,899    $11,819,831   $ 5,380,984
                                                      ============= =============  =============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest...............................  $ 1,324,219    $ 1,257,664   $ 1,092,356
Cash paid for income taxes ..........................      888,738      1,280,000     1,325,000


                      See accompanying notes.

                      BG PRESENTS, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 YEARS ENDED JANUARY 31, 1998, 1997 AND 1996


 Balance--January 31, 1995 ...................... $2,818,921
Net income for the year ended January 31, 1996     1,295,653
                                                 ------------
Balance--January 31, 1996 ......................   4,114,574
Net income for the year ended January 31, 1997     1,391,763
Repurchase and retirement of stock .............     (21,053)
                                                 ------------
Balance--January 31, 1997 ......................   5,485,284
Net income for the year ended January 31, 1998     2,233,789
                                                 ------------
Balance--January 31, 1998 ......................  $7,719,073
                                                 ============


                      See accompanying notes.

                      BG PRESENTS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               JANUARY 31, 1998

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

 Business and Principles of Consolidation

   BG Presents, Inc. ("BGP" or the "Company") is a holding company for various operating subsidiaries which principally promote and manage musical and special events in the San Francisco Bay Area. In addition, the Company owns the Shoreline Amphitheatre in Mountain View, California. Bill Graham Enterprises, Inc. ("BGE"), Bill Graham Presents, Inc. ("BGPI"), Bill Graham Management, Inc. ("BGM"), AKG, Inc. ("AKG"), Shoreline Amphitheatre, Ltd. ("SAL"), Fillmore Fingers, Inc. ("FF"), and Shoreline Amphitheatre Partners ("SAP" and, collectively, the "Companies") are wholly-owned subsidiaries of the Company. The accompanying consolidated financial statements include the accounts of the Company and all of its wholly-owned subsidiaries. Intercompany transactions and balances have been eliminated in consolidation.

   BGE and BGPI earn promotion income in two ways: either a fixed fee for organizing and promoting an event, or an arrangement that entitles them to a profit percentage based on a predetermined formula. In addition, the Companies earn revenue from merchandise and concessions sold during events which they promote. BGM manages the careers of various artists and records a percentage of the artists' gross sales from publishing rights, record sales, and tours as contract management revenue.

   AKG operates the Fillmore, Warfield, and Punchline theatres located in San Francisco, which generate revenue from food and beverage sales, sponsorships, and ticket sales. Bill Graham Special Events, a division of AKG, records management/contract fees from organizing corporate and other parties at various venues in the San Francisco Bay Area. FF provides table service (food and beverage) for two theatres located in Los Angeles owned by third parties.

 Revenue Recognition

   Revenue from talent management and the sales of tickets is recognized when earned. Cash received from the sale of tickets for events not yet performed is deferred. Revenue from the direct sale of compact discs is recognized upon the date of sale. The Company's revenue included $305,017, $14,562,000 and $13,483,683 during the fiscal years ended January 31, 1996, 1997 and 1998, respectively, from various gymnastics tours, ice skating tours and television specials.

 Cash and Cash Equivalents

   The Company considers all investments purchased with an original maturity date of three months or less to be cash equivalents. At January 31, 1996, 1997 and 1998, the Companies had cash balances in excess of the federally insured limits of $100,000 per institution.

 Use of Estimates

   Generally accepted accounting principles require management to make assumptions in estimates that affect the amount reported in the financial statements for assets, liabilities, revenues, and expenses. In addition, assumptions and estimates are used to determine disclosure for contingencies, commitments, and other matters discussed in the notes to the financial statements. Actual results could differ from those estimates.

 Accounts Receivable

   The Company's accounts receivable are principally due from ticket service and merchandising companies in the San Francisco Bay Area. In addition, related party receivables include amounts due from owners of the Company and from affiliated companies. Management believes that all accounts receivable as of January 31, 1996, 1997 and 1998 were fully collectible; therefore, no allowance for doubtful accounts was recorded.

                      BG PRESENTS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES
   (CONTINUED)


 Property and Equipment

   Property and equipment are recorded at cost and depreciated over their estimated useful lives, which range from 3 to 40 years. Leasehold improvements are amortized on the straight-line basis over the shorter of the lease term or estimated useful lives of the assets. Maintenance and repairs are charged to expense as incurred.

 Goodwill

   The Company amortizes goodwill over a 15 year period.

 Income Taxes

   The Companies account for income taxes under the liability method, whereby deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

 Inventories

   Inventories, which consist principally of compact discs and beverage items, are stated at first-in, first-out (FIFO) cost, which is not in excess of market.

 Advertising and Promotion Costs

   The Company expenses all advertising and promotion costs as incurred, except in instances where management believes these costs generate a direct response from customers. Advertising expenses were $3,408,322, $4,319,291 and $4,519,049 for the fiscal years ended January 31, 1996, 1997 and 1998, respectively.

2. INCOME TAXES

   The provision for income taxes for the fiscal years ended January 31, 1997 and 1998 is summarized as follows:


                 1997          1998
             ------------ ------------
Current:
 Federal  ..  $  984,500    $1,304,837
 State......     285,800       378,824
             ------------ ------------
               1,270,300     1,683,661
Deferred:
 Federal  ..       1,500         3,100
 State .....         400           900
             ------------ ------------
                   1,900         4,000
             ------------ ------------
              $1,272,200    $1,687,661
             ============ ============


   Deferred income taxes reflect the tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company's net deferred tax liabilities as of January 31, 1997 and 1998 are primarily the result of the difference between the book basis of depreciable assets and the related tax basis.

   The difference between the tax provision at Federal statutory rates and the effective rate is due to state taxes, amortization of goodwill and other nondeductible items.

                      BG PRESENTS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. PROPERTY AND EQUIPMENT

   Property and equipment as of January 31, 1997 and 1998 consists of the following:

                                   1997            1998
                              -------------- --------------
Buildings ...................  $  8,234,231    $  8,251,729
Leasehold improvements  .....    10,326,553      10,403,033
Equipment ...................     2,166,037       2,184,855
Office furniture ............       693,068         711,235
Computer equipment ..........       330,367         343,493
Vehicle .....................        61,211          67,205
                              -------------- --------------
                                 21,811,467      21,961,550
Accumulated depreciation and
 amortization ...............   (12,783,510)    (13,528,140)
                              -------------- --------------
                                  9,027,957       8,443,410
Land ........................       633,953         633,953
                              -------------- --------------
                               $  9,661,910    $  9,067,363
                              ============== ==============


4. PENSION PLAN

   The Company sponsors a 401(k) Tax Advantage Savings Plan that covers employees who have one year of service, have worked at least 1,000 hours, are 21 years of age or older, and are not covered by a union contract. At its discretion, the Company may contribute a percentage of gross pay to the plan, up to a maximum gross pay of $150,000 per participant. In addition, the Company makes a matching contribution of 25% of each participant's account up to $400 of their salary deferral each year, for a maximum company matching contribution of $100. Total contributions to the plan were approximately $182,000, $186,000 and $213,049 for the years ended January 31, 1996, 1997 and 1998, respectively.

                      BG PRESENTS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. NOTES PAYABLE

   Notes payable as of January 31, 1997 and 1998 consists of the following:

                                                            1997          1998
                                                        ------------ ------------
Note payable to Midland Loan Services LP; monthly
 payments of $16,574, including interest at the bank's
 index rate plus 3.5% (8.4% and 8.375% at January 31,
 1997 and 1998, respectively; matures May 1, 2004;
 secured by deed ......................................  $2,215,001   $ 2,193,732
Note payable to Sanwa Bank; quarterly payments range
 from $75,000 to $200,000, interest accrued monthly at
 the bank's prime rate plus 0.5% (8.75% and 8.75% at
 January 31, 1997 and 1998, respectively); matures
 January 31, 2001......................................   2,925,000     2,425,000
Note payable to Sanwa Bank; monthly payments of
 $16,666, including interest at a rate of London
 Inter-Bank Offered Rate (LIBOR) plus 2.5%; matures
 January 31, 2002; secured by assets of the Company
 (excluding the office building).......................     816,674       616,682
Note payable to Sanwa Bank; monthly payments range
 from $12,000 to $25,000, interest accrued monthly at
 the bank's index rate plus 2.375%; matures March 1,
 2007; secured by deed.................................          --     6,778,460
                                                        ------------ ------------
                                                          5,956,675    12,013,874
Less current portion ..................................    (722,966)     (879,040)
                                                        ------------ ------------
                                                         $5,233,709   $11,134,834
                                                        ============ ============


   The first note payable with Sanwa Bank also provided for a line-of-credit of up to $1,000,000 that expired on April 30, 1997. At January 31, 1998, there were no borrowings outstanding against this credit line.

                      BG PRESENTS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. NOTES PAYABLE (CONTINUED)

   At January 31, 1998, the Company has a $3,000,000 unused line-of-credit with a bank to be drawn upon as needed, with interest at the bank's prime rate plus 0.5%. In addition, the Company may use up to $1,500,000 of the line for letters-of-credit. This line-of-credit is secured by the assets of the Company.

   Maturities of long-term debt are approximately as follows:

 Year ended January 31:
 1999 .................  $   879,040
 2000 .................      893,998
 2001 .................    1,851,908
 2002 .................      227,764
 2003 .................      246,791
Thereafter ............    7,914,373
                        ------------
                         $12,013,874
                        ============


6. COMMITMENTS AND CONTINGENCIES

 Leases

   The Company leases nightclubs, theaters and storage space pursuant to noncancellable operating leases. Certain leases require contingent rentals to be paid based on a percentage of gross sales of tickets, merchandise, and food and beverage. These leases expire on various dates through June 2021.

   At January 31, 1998, the future minimum operating lease payments under noncancelable operating leases are as follows:


 Year ended January 31:
 1999 .................  $  543,354
 2000 .................     547,211
 2001 .................     485,961
 2002 .................     451,694
 2003 .................     425,633
Thereafter ............   2,367,353
                        -----------
                         $4,821,206
                        ===========


   Total minimum rental expense included in operating expenses for the years ended January 31, 1996, 1997 and 1998 was $810,956, $438,500 and $706,219,
respectively, and the contingent rental expense was $541,334, $627,222 and $725,787, respectively. Included in cost of revenues is $6,145,944, $6,392,616 and $7,265,769 of contingent rentals paid based on gross sales for the years ended January 31, 1996, 1997 and 1998, respectively.

 Shoreline Amphitheater Lease and Agreement

   The Shoreline Amphitheater Lease and Agreement, as amended, provides for, among other things, that the City of Mountain View, California (the "City") owns certain real property (the "Site") which it has leased to the Company for the purpose of constructing and operating the amphitheater. The lease terminates after 35 years on November 30, 2021, and the Company has the option to extend for three additional five-year periods.

   The Company is obligated to pay as rent to the City a certain percentage of "gross receipts" received annually by the Company and additional rent based on the "net available cash" of the Company, as such terms are defined in the agreement.

                      BG PRESENTS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. COMMITMENTS AND CONTINGENCIES (CONTINUED)

   Rent expense charged to operations for the years ended January 31, 1996, 1997 and 1998 amounted to $594,002, $396,789 and $613,933, respectively.

   As of the year ended January 31, 1997, the Company was obligated to pay the City $93,200 monthly, which related to $9,500,000 of funds provided the Company by the City pursuant to the lease. Prior to the refinancing of this arrangement as a $6.9 million note payable to Sanwa Bank (see Note 5), the Company had accounted for this obligation as a long-term liability amortizable on a monthly basis over the 20-year period commencing August 1, 1986. The principal and interest (10.24%) on this liability were being amortized monthly. At January 31, 1997, the outstanding balance amounted to $6,740,395, of which $35,676 was current.


 Seattle White River Amphitheatre

   The Company has committed payments for the construction of an amphitheatre in the Seattle, Washington market totaling $10 million. Through January 31, 1998, the Company has paid $3,921,812 toward this project. This amount is included in other assets on the balance sheet. The Company has also capitalized interest pertaining to the capital expenditures for the amphitheatre of $175,633 at January 31, 1998, which is also included in other assets on the balance sheet.

 Employment Contracts

   The Company has entered into employment contracts with certain key employees which amount to $2,300,000 per year. These contracts are in effect until the first note payable to Sanwa Bank (see Note 5) is paid in full or six years, whichever comes first. According to these agreements, compensation and other benefits will cease if discharged with just cause, death or disability, and resignation of employment. Benefits do not cease if discharged without just cause.

 Contingencies

   The Company is involved in various legal and other matters arising in the normal course of business. Based upon information available to management, its review of these matters to date and consultation with counsel, management believes that any liability relating to these matters would not have a material effect on the Company's financial position and results of operations.

7. SUBSEQUENT EVENTS

 Acquisition of Companies by SFX Entertainment, Inc.

   On February 24, 1998, the stockholders of the Company sold all of the outstanding capital stock of the Companies to SFX Entertainment, Inc. for cash consideration of $60.8 million (including the repayment of $12 million in the Companies' debt and the issuance of 562,640 shares of common stock of SFX Entertainment, Inc.). The Company has agreed to have net working capital, as defined, at the closing at least equal to the Company's debt.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Concert/Southern Promotions

   We have audited the accompanying combined balance sheet of Concert/Southern Promotions and Affiliated Companies as of December 31, 1997, and the related combined statements of operations, cash flows and stockholders' equity for the year then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Concert/Southern Promotions and Affiliated Companies at December 31, 1997, and the combined results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.
                                          ERNST & YOUNG LLP

New York, New York
March 13, 1998

             CONCERT/SOUTHERN PROMOTIONS AND AFFILIATED COMPANIES
                            COMBINED BALANCE SHEET
                              DECEMBER 31, 1997

ASSETS
Current assets:
 Cash and cash equivalents ..........................  $  612,967
 Accounts receivable ................................     185,437
 Due from owners (Note 3) ...........................     332,754
 Prepaid expenses and other current assets  .........     115,844
                                                      ------------
Total current assets ................................   1,247,002

Investments in equity investees (Note 2).............     895,790
Property and equipment:
 Land ...............................................      19,638
 Leasehold improvements .............................     286,998
 Furniture and equipment ............................     496,265
                                                      ------------
                                                          802,901
 Accumulated depreciation and amortization  .........     460,483
                                                      ------------
                                                          342,418
                                                      ------------
Total assets ........................................  $2,485,210
                                                      ============

LIABILITIES AND COMBINED STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued expenses ..............  $  229,558
 Deferred income ....................................     368,150
                                                      ------------
Total current liabilities ...........................     597,708
Combined stockholders' equity (Note 4) ..............   1,887,502
                                                      ------------
Total liabilities and combined stockholders' equity    $2,485,210
                                                      ============

                     See accompanying notes.

             CONCERT/SOUTHERN PROMOTIONS AND AFFILIATED COMPANIES
                       COMBINED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1997


 Operating revenues:
 Concert revenue ....................  $14,796,977
 Cost of concerts....................    9,877,586
                                      -------------
                                         4,919,391
Operating expenses:
 Salaries--officers .................      364,000
 Bonuses--officers ..................      564,767
 Salaries--other ....................      367,356
 Rent expense .......................      207,220
 Legal and accounting fees ..........      201,435
 Depreciation and amortization  .....       78,682
 General and administrative expenses     1,367,304
                                      -------------
                                         3,150,764
                                      -------------

Income from operations...............    1,768,627
Other income:
 Interest income ....................       59,624
 Losses from equity investees  ......      (79,629)
                                      -------------
Net income ..........................  $ 1,748,622
                                      =============


                      See accompanying notes.

             CONCERT/SOUTHERN PROMOTIONS AND AFFILIATED COMPANIES
                       COMBINED STATEMENT OF CASH FLOWS
                         YEAR ENDED DECEMBER 31, 1997


 OPERATING ACTIVITIES
Net income ......................................................................  $ 1,748,622
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization .................................................       78,682
  Losses from equity investees...................................................       79,629
  Changes in operating assets and liabilities:
   Accounts receivable ..........................................................    1,000,781
   Prepaid expenses and other current assets ....................................       69,896
   Accounts payable and accrued expenses ........................................     (452,361)
   Deferred income ..............................................................      368,150
Net cash provided by operating activities .......................................    2,893,399
FINANCING ACTIVITIES
Due to/from owner ...............................................................     (398,080)
Distributions paid to stockholder ...............................................   (2,722,827)
                                                                                  -------------
Net cash used in financing activities ...........................................   (3,120,907)
                                                                                  -------------
Net decrease in cash and cash equivalents .......................................     (227,508)
Cash and cash equivalents at beginning of year ..................................      840,475
                                                                                  -------------
Cash and cash equivalents at end of year ........................................  $   612,967
                                                                                  =============


                     See accompanying notes.

             CONCERT/SOUTHERN PROMOTIONS AND AFFILIATED COMPANIES
                  COMBINED STATEMENT OF STOCKHOLDERS' EQUITY
                         YEAR ENDED DECEMBER 31, 1997


 Balance, January 1, 1997  .... $ 2,861,707
Distributions to stockholder     (2,722,827)
Net income ...................    1,748,622
                               -------------
Balance, December 31, 1997  ..  $ 1,887,502
                               =============


                       See accompanying notes.

             CONCERT/SOUTHERN PROMOTIONS AND AFFILIATED COMPANIES
                    NOTES TO COMBINED FINANCIAL STATEMENTS
                              DECEMBER 31, 1997

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

 Principles of Combination

   The accompanying combined financial statements include the accounts of Southern Promotions, Inc., High Cotton, Inc., Buckhead Promotions, Inc., Northern Exposure, Inc., Pure Cotton, Inc., Cooley and Conlon Management, Inc. ("CCMI") and Interfest, Inc. and their wholly-owned subsidiaries:
Concert/Southern Chastain Promotions ("Concert/Southern"), Roxy Ventures, Cotton Club and Midtown Music Festival (collectively, the "Companies"). Intercompany transactions and balances among these companies have been eliminated in combination. The Companies are presented on a combined basis to reflect common ownership by Alex Cooley, Peter Conlon and Stephen Selig III.

   Concert/Southern is the predominant musical event promoter in the Atlanta, Georgia region, and through Chastain Joint Ventures ("Chastain Ventures") is the operator, pursuant to a long-term lease with the City of Atlanta, of the Chastain Park Amphitheater. Chastain Ventures is owned equally by Concert/Southern and the Atlanta Symphony Orchestra, and is accounted for by Concert/Southern on the equity method. Buckhead Promotions and Northern Exposure equally own Roxy Ventures which holds a long-term lease for the Roxy Theatre, and Pure Cotton holds a long-term lease for the Cotton Club. Interfest, Inc. promoted the three-day Midtown Music Festival held in downtown Atlanta during 1997. In addition, High Cotton owns 52.6% of HC Properties, Inc., a real estate investment company which is accounted for on the equity method.

   The Companies record revenue when earned. Concert revenue includes ticketing, concession, and sponsorship revenue. Deferred income relates primarily to deposits received in advance of the concert season.

 Property and Equipment

   Land, leasehold improvements, and furniture and equipment are stated at cost. Depreciation of furniture and equipment is provided primarily by the straight-line method over the estimated useful lives of the respective classes of assets. Leasehold improvements are amortized over the life of the lease or of the improvement, whichever is shorter.

 Income Taxes

   The Companies have been organized as either partnerships or corporations which have elected to be taxed as "S Corporations." The "S Corporation" elections are effective for both federal and state tax purposes. Accordingly, all items of income, loss, deduction or credit are reported by the partners or shareholders on their respective personal income tax returns and, therefore, no current or deferred federal or state taxes have been provided in the accompanying combined financial statements.

   The difference between the tax basis and the reported amounts of the Companies' assets and liabilities was $16,576 at December 31, 1997.

 Risks and Uncertainties

   Accounts receivable are due from ticket vendors and venue box offices. These amounts are typically collected within 20 days of a performance. Management considers accounts receivable to be fully collectible;
accordingly, no allowance for doubtful accounts is required.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

             CONCERT/SOUTHERN PROMOTIONS AND AFFILIATED COMPANIES
              NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

2. INVESTMENTS IN EQUITY INVESTEES

   The following is a summary of the financial position and results of operations of the Companies' equity investees as of and for the period ended December 31, 1997:

                                               CHASTAIN
                                          PARK AMPHITHEATER   HC PROPERTIES
                                          ----------------- ---------------
                                             (50% OWNED)      (52.6% OWNED)
Current assets ..........................      $322,527        $   51,820
Property and equipment ..................       468,145           810,480
Other assets ............................            --           415,145
                                          ----------------- ---------------
Total assets ............................      $790,672        $1,277,445
                                          ================= ===============
Current liabilities .....................      $129,953        $    1,927
Partners' capital .......................       660,719         1,275,518
                                          ----------------- ---------------
Total liabilities and partners' capital        $790,672        $1,277,445
                                          ================= ===============
Revenue .................................      $653,251        $   87,407
Expenses ................................       747,055           165,328
                                          ----------------- ---------------
Net income (loss) .......................      $(93,804)       $  (77,921)
                                          ================= ===============


3. RELATED PARTY TRANSACTIONS

   The Companies have an arrangement with Stephen Selig III whereby the cash receipts of Concert/Southern, Buckhead Promotions and Roxy Ventures are transferred to the Selig Enterprises, Inc. Master Cash Account (the "Master Account"). All subsequent payments made by the Companies are funded by the Master Account. Accordingly, the Companies' cash held by the Master Account of $281,058 is recorded as due from owner.

   In addition, CCMI has recorded a receivable from its stockholders of $51,696.

4. STOCKHOLDERS' EQUITY

   The Companies' stocks are as follows:


                         SHARES      SHARES    PAR
                       AUTHORIZED    ISSUED   VALUE
                      ------------ --------  -------
Southern Promotions     1,000,000    5,000      $1
High Cotton .........      10,000      550       1
Buckhead Promotions     1,000,000      500       1
Northern Exposure  ..   1,000,000    1,000       1
Pure Cotton .........     100,000      500       1
CCMI ................      10,000    1,000       1
Interfest ...........     100,000      500       1
                                   --------
                                     9,050
                                   ========

             CONCERT/SOUTHERN PROMOTIONS AND AFFILIATED COMPANIES
              NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

5. COMMITMENTS AND CONTINGENCIES


 Leases

   The following is a schedule of future minimum rental payments under operating leases (principally office and venue facilities) that have initial or remaining lease terms in excess of one year as of December 31, 1997:


 Year ended December 31:
 1998 ..................  $  222,539
 1999 ..................     183,198
 2000 ..................     188,991
 2001 ..................     133,350
 2002 ..................     136,350
 Thereafter ............     174,375
                         -----------
 Total .................  $1,038,803
                         ===========


   Certain office facilities have renewal and escalation clauses.

 Legal Matters

   On October 10, 1997, Concert/Southern settled a lawsuit agreeing to pay $100,000. Such amount has been provided for in the accompanying combined statement of operations.

   The Companies have also been named in various other lawsuits arising in the normal course of business. It is not possible at this time to assess the probability of any liability against the Companies as a result of these lawsuits. Management has stated that all cases will be vigorously defended.

6. SUBSEQUENT EVENTS

   On March 4, 1998, SFX Entertainment Inc. acquired the Companies for a total cash purchase price of $16,900,000 (including a working capital payment of $300,000).

   Prior to the sale of the Companies to SFX, the sole shareholder of High Cotton received a distribution of High Cotton's interest in HC Properties, Inc.

                        REPORT OF INDEPENDENT AUDITORS


The Board of Directors
Falk Associates Management Enterprises, Inc.

   We have audited the accompanying combined balance sheets of Falk Associates Management Enterprises, Inc. as of December 31, 1996 and 1997, and the related combined statements of operations and stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Falk Associates Management Enterprises, Inc. at December 31, 1996 and 1997, and the combined results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.
                                          ERNST & YOUNG LLP

New York, New York
April 10, 1998

                 FALK ASSOCIATES MANAGEMENT ENTERPRISES, INC.
                           COMBINED BALANCE SHEETS




                                                            DECEMBER 31            MARCH 31
                                                        1996          1997           1998
                                                      ----------   -----------    ----------
                                                                                 (UNAUDITED)
ASSETS
Current assets:
 Cash .............................................  $  964,265    $    34,586   $   691,718
 Cash surrender value of officers' life insurance        73,336        115,436       125,436
 Accounts receivable ..............................     641,204        614,051       663,484
 Current portion of stockholder loan receivable  ..      92,669        116,524       237,528
 Other current assets .............................      13,428         33,456        24,904
                                                                 -------------  -------------
                                                      1,784,902        914,053     1,743,070
                                                                 -------------  -------------
Fixed assets, net of accumulated depreciation and
 amortization .....................................      85,200         63,714        62,377
Certificate of deposit, noncurrent ................     200,906        211,331       202,044
Accounts receivable ...............................     514,051             --            --
Stockholder loan receivable .......................     506,400        389,873       136,542
Other .............................................      58,900          7,119         7,119
                                                                 -------------  -------------
Total assets ......................................  $3,150,359    $ 1,586,090   $ 2,151,152
                                                                 =============  =============
LIABILITIES AND COMBINED STOCKHOLDERS' EQUITY
 (DEFICIT)
Current liabilities:
 Accounts payable and accrued expenses ............  $  221,952    $   165,504   $   898,054
 Payroll taxes payable ............................     907,446              -            --
 Stockholder loan payable .........................      95,000         95,000        95,000
 Current portion of settlement agreement  .........     134,552        145,652       149,253
 Current portion of deferred revenue ..............     673,744      1,358,149     1,263,080
 Current portion of long-term debt ................     309,313        310,162       310,472
                                                                 -------------  -------------
                                                      2,342,007      2,074,467     2,715,859
                                                                 -------------  -------------
Settlement agreement, less current portion  .......     658,756        513,103       473,103
Deferred revenue, less current portion ............          --      1,031,250       937,500
Long-term debt, less current portion ..............      46,548         36,200        33,428
Combined stockholders' equity (deficit)  ..........     103,048     (2,068,930)   (2,008,738)
                                                                 -------------  -------------
Total liabilities and combined stockholders'
 equity (deficit) .................................  $3,150,359    $ 1,586,090   $ 2,151,152
                                                                 =============  =============



                           See accompanying notes.

                 FALK ASSOCIATES MANAGEMENT ENTERPRISES, INC.
     COMBINED STATEMENTS OF OPERATIONS AND STOCKHOLDERS' EQUITY (DEFICIT)

                                                                           THREE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,             MARCH 31
                                           --------------------------    ------------------------
                                              1996           1997          1997          1998
                                                       --------------  ------------ -------------
                                                                               (UNAUDITED)
REVENUES
Agent fees ..............................  $6,364,503    $10,881,588    $1,219,282    $ 1,812,804
EXPENSES
Stockholders' salary expense ............   4,732,430     10,594,773     1,173,341      1,289,251
Other salary expense ....................     969,293      1,177,197       130,372        143,250
Depreciation and amortization ...........     113,486        115,309        29,897         14,053
Travel and entertainment ................     503,475        552,951       118,418        140,141
General and administrative expenses  ....     627,174        677,453       137,664        169,452
                                          ------------ --------------  ------------ -------------
                                            6,945,858     13,117,683     1,589,692      1,756,147
                                                       --------------  ------------ -------------
(Loss) income from operations ...........    (581,355)    (2,236,095)     (370,410)        56,657
OTHER INCOME (EXPENSE)
Interest income--stockholders' loan  ....      32,305         27,237         6,810          9,288
Interest income--third party ............     142,917        115,714        28,148         15,171
Interest expense--third party ...........     (91,996)       (78,834)      (21,414)       (20,924)
Other income ............................       2,200             --            --             --
                                                       --------------  ------------ -------------
                                               85,426         64,117        13,544          3,535
Net (loss) income .......................    (495,929)    (2,171,978)     (356,866)        60,192
Combined stockholders' equity at
 beginning of year ......................     598,977        103,048       103,048     (2,068,930)
                                                       --------------  ------------ -------------
Combined stockholders' equity (deficit)
 at end of year .........................  $  103,048    $(2,068,930)   $ (253,818)   $(2,008,738)
                                                       ==============  ============ =============



                           See accompanying notes.

                 FALK ASSOCIATES MANAGEMENT ENTERPRISES, INC.
                      COMBINED STATEMENTS OF CASH FLOWS

                                                                                     THREE MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31             MARCH 31
                                                       -------------------------  ------------------------
                                                        1996           1997           1997         1998
                                                      ----------    ------------   -----------  ----------
                                                                                         (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income .................................   $(495,929)    $ (2,171,978)   $(356,866)   $  60,192
Adjustments to reconcile net (loss) income to net
 cash provided by (used in) operating activities:
  Depreciation and amortization ...................     113,486         115,309        29,897       14,053
  Non-cash interest expense .......................      75,702          65,447        16,399       13,601
  Non-cash interest income ........................     (32,188)        (37,753)       (9,402)       4,041
  Changes in operating assets and liabilities:
  Decrease (increase) in accounts receivable ......      17,538         541,204        47,786      (49,433)
  Decrease (increase) in other current assets .....         559         (20,028)       (7,736)       8,552
  Increase (decrease) in accounts payable and
   accrued expenses ...............................      71,526         (56,448)      325,813      732,550
  Increase (decrease) in payroll taxes payable  ...     461,584        (907,446)     (907,446)          --
  Increase (decrease) in deferred revenue  ........     479,319       1,715,655       229,918     (188,819)
                                                                 ---------------  ------------ -----------
Net cash provided by (used in) operating
 activities .......................................     691,597        (756,038)     (631,637)     594,737
                                                                 ---------------  ------------ -----------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets ..........................     (70,467)        (42,042)      (20,441)     (12,716)
Increase in cash surrender value of officers' life
 insurance ........................................     (31,336)        (42,100)      (10,000)     (10,000)
                                                                 ---------------  ------------ -----------
Net cash used in investing activities .............    (101,803)        (84,142)      (30,441)     (22,716)
                                                                 ---------------  ------------ -----------
CASH FLOWS FROM FINANCING ACTIVITIES
Payments of long-term debt ........................    (300,000)       (309,499)     (102,432)      (2,462)
Proceeds from long-term debt borrowings  ..........     355,861         300,000            --           --
Proceeds from stockholder loan receivable  ........          --         120,000       120,000      137,573
Payment on settlement agreement ...................    (200,000)       (200,000)      (50,000)     (50,000)
                                                                 ---------------  ------------ -----------
Net cash (used in) provided by financing
 activities .......................................    (144,139)        (89,499)      (32,432)      85,111
                                                                 ---------------  ------------ -----------
Net increase (decrease) in cash ...................     445,655        (929,679)     (694,510)     657,132
Cash at beginning of period .......................     518,610         964,265       964,265       34,586
                                                                 ---------------  ------------ -----------
Cash at end of period .............................   $ 964,265     $    34,586     $ 269,755    $ 691,718
                                                                 ===============  ============ ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest ............................   $  16,294     $    13,386     $   5,014    $   7,324
                                                                 ===============  ============ ===========



                           See accompanying notes.

                 FALK ASSOCIATES MANAGEMENT ENTERPRISES, INC.
                    NOTES TO COMBINED FINANCIAL STATEMENTS
                              DECEMBER 31, 1997

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Combination

   The accompanying combined financial statements include the accounts of Falk Associates Management Enterprises, Inc. ("FAME") and Financial Advisory Management Enterprises, Inc. ("FINAD") (collectively, the "Companies"). Transactions and balances among the Companies have been eliminated in combination. The Companies are subject to common ownership.

   In exchange for a percentage fee or commission, FAME provides representation services regarding the negotiation of professional sporting contracts and marketing and endorsement contracts. FINAD provides financial management services including, but not limited to, the implementation of financial planning to meet clients' savings and financial goals, the receipt and deposit of funds, cash flow budgeting and analysis, preparation of financial statements and tax return services, in exchange for an annual fixed fee and an additional percentage fee based on the dollar value of assets managed and monitored.

 Revenue Recognition

   The Companies revenues arise primarily from percentage fees or commissions received for the negotiation of professional sporting contracts and marketing and endorsement contracts. The Companies recognize revenue ratably over the period of the associated contract. Deferred revenue is recorded on the accompanying combined balance sheets when funds are received in advance of the performance period and is recognized over the period of performance.

 Accounts Receivable

   Accounts receivable consist of amounts due from professional athletes for services rendered or for fees due related to prior performance that has been contractually deferred to a later date. Management considers these accounts receivable as of December 31, 1996 and 1997 to be collectible; accordingly, no allowance for doubtful accounts is recorded.

 Fixed Assets

   Fixed assets are stated at cost. Depreciation and amortization of fixed assets is provided on the straight-line method over the estimated useful lives of the assets including 5 years for technical equipment, 7 years for furniture and office equipment and 10 years for leasehold improvements.

 Income Taxes

   The Companies are cash-basis taxpayers and have elected to be taxed as S Corporations for federal and state income tax purposes. All items of income, loss and credits are reported by the Companies stockholders on their respective personal income tax returns. Accordingly, no current and deferred federal corporate income taxes have been provided in the accompanying combined financial statements. However, since the Companies operate in the District of Columbia ("D.C.") they are subject to D.C. income tax. No D.C. income tax benefits have been provided on the Companies' D.C. net operating loss carryforwards and other deductible temporary differences due to the uncertainty of recognizing future tax benefits for these items.

 Risks and Uncertainties

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Actual results could differ from those estimates.

                 FALK ASSOCIATES MANAGEMENT ENTERPRISES, INC.
              NOTES TO COMBINED FINANCIAL STATEMENTS (continued)


   The Companies derive substantially all of its agent fees from the representation services they provide regarding the negotiation of professional sporting contracts and marketing and endorsement contracts for professional athletes in the National Basketball Association ("NBA"). In March 1998, the NBA Board of Governors voted to exercise the league's right to re-open its Collective Bargaining Agreement (the "Agreement") with the National Basketball Players Association. As a result, the Agreement will expire as of June 30, 1998. As a matter of Collective Bargaining, the Agreement, when it expires, continues in place until it is replaced by a successor agreement, or until some other labor remedies are utilized by one party or the other, meaning a strike or a lockout or a moratorium collectively. Should there be a work stoppage due to either a lockout or strike and NBA games are not played, it would be likely that the Companies agent fees would be negatively impacted.


 Significant Customer


   The Companies three most significant sources of revenue provided a majority of the Companies combined agent fees for the year ended December 31, 1996 and 1997, respectively.

 Interim Financial Information

   The interim financial data as of March 31, 1998 and for three-month periods ended March 31, 1997 and 1998 is unaudited and certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. However, in the opinion of Management, the interim data includes all adjustments, consisting only of normal recurring adjustments necessary for a fair statement of the results for the interim periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the entire year.


2. FIXED ASSETS

   Fixed assets consisted of the following:


                                                       DECEMBER 31
                                                 ------------------------
                                                     1996        1997
                                                  ---------  -----------
Furniture and office equipment .................  $ 150,739    $ 159,467
Technical equipment ............................    169,112      200,300
Leasehold improvements .........................      4,841        6,967
                                                             -----------
                                                    324,692      366,734
Less accumulated depreciation and amortization     (239,492)    (303,020)
                                                             -----------
                                                  $  85,200    $  63,714
                                                             ===========


3. LONG-TERM DEBT

   Long-term debt consisted of the following:


                                DECEMBER 31
                          ------------------------
                              1996        1997
                           ---------   ----------
Time note (A) ...........  $ 200,000    $ 200,000
Line of credit (B) ......    100,000      100,000
Note payable (C) ........     55,861       46,362
                                      -----------
Long term debt ..........    355,861      346,362
Less current maturities     (309,313)    (310,162)
                                      -----------
Total long-term debt  ...  $  46,548    $  36,200
                           =========  ===========



------------
(A) On December 31, 1996 and 1997, respectively, the Companies had outstanding a six-month $200,000 time note (the "Time Note") with a bank (the "Bank"). Interest was set at the prime rate which approximated 8.25% at both December 31, 1996 and 1997, respectively. Interest is payable monthly in arrears. The Companies may repay the principal at any time during the six-month period ended June 30, 1998, with all remaining principal and outstanding interest in full on June 30, 1998. The time note contains covenants which, among other things, restrict the pledging of assets without prior written approval of the Bank.

                 FALK ASSOCIATES MANAGEMENT ENTERPRISES, INC.
              NOTES TO COMBINED FINANCIAL STATEMENTS (continued)


(B) On December 31, 1996 and 1997, respectively, the Companies had outstanding a $100,000 one-year line of credit with the Bank which was fully drawn as of those dates. Interest was set at the prime rate which approximated 8.25% at both December 31, 1996 and 1997, respectively. Interest is payable monthly in arrears. Principal and any outstanding interest is payable in full at December 31, 1998. The line of credit contains covenants which are similar to those in the Time Note.
(C) In December 1996, the Companies entered into a five year $55,861 note payable with the Bank. Interest was fixed at 8.75%. Commencing January 1997, the note became payable in 59 monthly installments consisting of principal and interest with the final payment equal to any remaining principal and interest due. The note is secured by specific computer hardware and software which was purchased with the proceeds of the note payable.


   At December 31, 1997, the aggregate amounts of long-term debt due during the next four years are as follows:


 YEAR ENDING DECEMBER
31                        AMOUNT
----------------------  ----------
 1998 .................  $310,162
 1999 .................    11,088
 2000 .................    12,098
 2001 .................    13,014
                        ----------
                         $346,362
                        ==========


4. COMMITMENTS AND CONTINGENCIES


   The Companies are obligated under certain noncancellable operating leases. Rent expense, principally for office space, amounted to approximately $149,400 and $167,300 for the years ended December 31, 1996 and 1997, respectively. In March 1998, the Companies entered into a sublease for additional office space.


   Future minimum rental payments under noncancellable operating leases are as follows:


 YEAR ENDING DECEMBER
31                      OPERATING LEASES
----------------------  ----------------
 1998 .................    $  214,000
 1999 .................       244,000
 2000 .................       247,000
 2001 .................       250,000
 2002 .................       184,000
                        ----------------
                           $1,139,000
                        ================


 Settlement Agreement


   In 1994, the Companies were party to a $1.9 million legal settlement arising from a civil suit wherein they were jointly and severally liable to make settlement payments over a seven year period. The carrying value of the settlement agreement was approximately $793,300 and $658,800 at December 31, 1997 and 1996, respectively, discounted at a 8.25% interest rate.


 Agreement and Memorandum of Understanding

   In January 1992, an Agreement and Memorandum of Understanding (the "Agreement") was executed between the Companies' principal stockholder and a third party which formerly employed the principal stockholder. Under the terms of the Agreement, the Companies are obligated to remit to the third party a percentage of the Companies fees as received for the representation services provided regarding the negotiation of professional sporting contracts and marketing and endorsement contracts. Agreement terms are limited to those professional athletes who became clients of the Companies at the time of the Companies formation and generally does not give the third party any right to fees related to contract renewals.

                 FALK ASSOCIATES MANAGEMENT ENTERPRISES, INC.
              NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

 Stock Appreciation Rights

   In December 1996, the Companies issued stock appreciation rights ("SARs") to a stockholder and executive vice president of the Companies. The SARs are exercisable only upon the occurrence of defined terms and conditions, including the sale or merger of the Companies to a third party or upon termination of employment. Accordingly, upon the exercise of the SAR's, the Companies will record expense in the combined statement of operations equal to the fair value of the SARs.

5. RELATED PARTY TRANSACTIONS

 Stockholder Loan Receivable

   In January 1993, the Companies entered into two eight-year promissory loan notes with a stockholder of the Companies for face amounts of $384,000 and $96,000. The loans accrue interest at a fixed rate of 5.7% with monthly payments of principal and accrued interest commencing January 1, 1997.

 Stockholder Loan Payable

   In January 1993, the principle stockholder of the Companies made a $95,000 non-interest bearing advance to the Companies in connection with its formation. This advance is due on demand and has been classified as a current liability in the accompanying combined balance sheets.

 Stockholders' Life Insurance


   The Companies are the owners and beneficiaries of key-man life insurance policies carried on the lives of its stockholders' with cash surrender values totaling approximately $73,300 and $115,400 as of December 31, 1996 and 1997, respectively. No loans are outstanding against the policies, but there is no restriction in the policy regarding loans.


   The life insurance contracts are accompanied by mandatory stock purchase agreements relating to the amount of the proceeds of the life insurance. Upon death, the insured's estate will be obligated to sell, and the Companies will be obligated to purchase the insured's stock up to the value of the stock or the proceeds of insurance, whichever is lesser. The purpose is to protect the Companies against an abrupt change in ownership.

6. EMPLOYEE BENEFIT PLAN


   During 1997, the Companies began sponsoring a deferred contribution plan (the "Plan"). The Plan enables all full time employees who have completed one year of service with the Companies to make voluntary contributions to the Plan not to exceed the dollar limits as prescribed by the Internal Revenue Service. Under the Plan, the Companies matches an employee's contribution up to a maximum of 3% of their salary. The Companies contribution for the year ended December 31, 1997 was approximately $40,800.


7. STOCKHOLDERS AGREEMENT

   The stockholders of the Companies currently maintain a Stockholders Agreement (the "Agreement") which place restrictions on the transfer (as defined in the Agreement) of their stock.


8. SUBSEQUENT EVENT

   On April 29, 1998 the stockholders of the Companies entered into an agreement with a subsidiary of SFX Entertainment, Inc. ("SFX") whereby SFX will acquire all of the outstanding capital stock of the Companies for a total purchase price of approximately $82.9 million (including approximately $7.9 million which the Companies anticipate receiving for the reimbursement of certain taxes that they will be subject to) and the issuance of 1.0 million shares of SFX's Class A Common Stock.

                        REPORT OF INDEPENDENT AUDITORS

To the Members
Blackstone Entertainment LLC

   We have audited the accompanying combined balance sheets of Blackstone Entertainment LLC as of December 31, 1996 and 1997, and the related combined statements of income, members' equity and cash flows for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We have conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Blackstone Entertainment LLC at December 31, 1996 and 1997, and the combined results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

May 1, 1998                                         Ernst & Young LLP
New York, New York

                         BLACKSTONE ENTERTAINMENT LLC
                           COMBINED BALANCE SHEETS

                                                         DECEMBER 31
                                                 ----------------------------    MARCH 31
                                                      1996          1997          1998
                                                   ---------     -----------   -----------
                                                                               (UNAUDITED)
ASSETS
Current assets:
 Cash and cash equivalents, including $50,000
  and $55,000 of restricted cash at December
  31, 1996 and 1997, respectively ..............  $ 2,025,731    $ 3,529,135   $ 5,034,279
 Accounts receivable ...........................      551,776        275,820     1,354,821
 Due from related parties.......................       60,751        310,874       192,958
 Due from members...............................      234,822        165,117            --
 Other current assets...........................      151,872        219,789       562,794
                                                               -------------  -------------
Total current assets............................    3,024,952      4,500,735     7,144,852
Fixed assets, net...............................   14,680,344     13,394,676    12,744,735
Intangible assets, net..........................      212,682        177,823       157,344
                                                               -------------  -------------
Total assets....................................  $17,917,978    $18,073,234   $20,046,931
                                                               =============  =============
LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
 Accounts payable and accrued expenses .........  $   819,690    $ 1,675,061   $ 2,596,363
 Notes payable, current portion.................    1,427,172      1,388,806     1,423,426
 Capital leases payable, current portion .......      344,038        487,334       497,232
 Deferred income................................      545,537        547,270     3,198,080
 Due to related parties.........................      241,677             --            --
 Loans payable to members.......................    1,500,000      2,461,239     1,500,000
                                                               -------------  -------------
 Total current liabilities......................    4,878,114      6,559,710     9,215,101
Notes payable, net of current portion...........    8,564,888      6,816,668     7,060,442
Capital leases payable, net of current portion .    1,080,959        693,061       533,141
Other...........................................       50,825             --        49,496
                                                               -------------  -------------
Total liabilities...............................   14,574,786     14,069,439    16,858,180
Members' equity.................................    3,343,192      4,003,795     3,188,751
                                                               -------------  -------------
Total liabilities and members' equity...........  $17,917,978    $18,073,234   $20,046,931
                                                  ===========  =============  =============



                           See accompanying notes.

                         BLACKSTONE ENTERTAINMENT LLC
                         COMBINED STATEMENTS OF INCOME

                                                                   THREE MONTHS ENDED MARCH
                                        YEAR ENDED DECEMBER 31                31
                                     ---------------------------- --------------------------
                                          1996          1997          1997          1998
                                      -----------  -------------  ------------  ------------
                                                                         (UNAUDITED)
Gross revenues .....................  $48,824,066    $50,587,721   $5,642,625    $4,548,894

Operating costs and expenses:
 Operating costs ...................   35,631,428     35,806,833    4,389,928     3,268,329
 Promotion expenses ................    2,596,861      2,837,208      321,145       313,471
 General and administrative
  expenses..........................    4,634,399      5,756,993      853,379     1,136,621
 Depreciation and amortization  ....    2,026,637      2,033,245      502,259       475,193
                                                   -------------  ------------ ------------
Total operating costs and expenses     44,889,325     46,434,279    6,066,711     5,193,614
Operating income (loss) ............    3,934,741      4,153,442     (424,086)     (644,720)
Investment income ..................      189,970        329,696        7,767        30,314
Interest expense ...................   (1,132,556)    (1,071,731)    (218,196)     (200,638)
                                      -----------  -------------  ------------ ------------
Net income (loss) ..................  $ 2,992,155    $ 3,411,407   $ (634,515)   $ (815,044)
                                      ===========  =============  ============ ============



                           See accompanying notes.

                         BLACKSTONE ENTERTAINMENT LLC
                       COMBINED STATEMENTS OF CASH FLOWS

                                                               YEAR ENDED DECEMBER 31
                                                            ----------------------------
                                                                 1996          1997
                                                             -----------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income ................................................  $ 2,992,155    $ 3,411,407
Adjustments to reconcile net income to net cash provided
 by operating activities:
  Depreciation and amortization............................    2,226,637      2,033,245
  Other ...................................................          543             --
  (Increase) decrease in assets:
 Accounts receivable.......................................     (180,773)       275,956
 Other current assets......................................      284,240        (67,917)
  Increase (decrease) in liabilities:
   Deferred income.........................................     (149,523)         1,733
   Accounts payable and accrued expenses...................      (34,164)       855,371
   Due to/from related parties and members ................      (68,475)      (422,095)
   Other...................................................      (11,461)       (50,825)
                                                              -----------  ------------
Net cash provided by operating activities..................    5,059,179      6,036,875
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of fixed assets................................   (1,678,666)       (28,630)
                                                              -----------  ------------
Net cash used in investing activities......................   (1,678,666)       (28,630)
CASH FLOWS FROM FINANCING ACTIVITIES
Payments on notes payable and consulting agreement  .......   (1,227,498)    (1,867,788)
Payments on to capital leases..............................      (17,182)      (370,337)
Changes in loans payable to members........................     (119,189)            --
Distributions to members, net .............................   (1,720,546)    (2,266,716)
Net cash used in financing activities......................   (3,084,415)    (4,504,841)
                                                             ------------  ------------
Net increase in cash and cash equivalents..................      296,098      1,503,404
Cash and cash equivalents, beginning of period.............    1,729,633      2,025,731
                                                             -----------   ------------
Cash and cash equivalents, end of period...................  $ 2,025,731    $ 3,529,135
                                                             ===========  ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Non-cash capital contribution .............................  $        --    $   484,088
Cash paid during the year for interest ....................  $ 1,301,210    $ 1,017,371



                           See accompanying notes.

                         BLACKSTONE ENTERTAINMENT LLC
                     COMBINED STATEMENT OF MEMBERS' EQUITY

                                         MEMBERS'
                                          EQUITY
                                      -------------
Balance, January 1, 1996.............  $ 2,071,583
Net income ..........................    2,992,155
Distributions to members ............   (1,770,546)
Capital contributions ...............       50,000
                                      -------------
Balance, December 31, 1996 ..........    3,343,192
Net income ..........................    3,411,407
Distributions, net ..................   (2,750,804)
                                      -------------
Balance, December 31, 1997...........    4,003,795
Net loss ............................     (815,044)
                                      -------------
Balance, March 31, 1998 (unaudited)    $ 3,188,751
                                      =============



                           See accompanying notes.

                         BLACKSTONE ENTERTAINMENT LLC
                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 General

   Blackstone Entertainment LLC ("the Company") was organized on October 1, 1997 as a Massachusetts Limited Liability Company. On that date, the net assets of the following companies (collectively, "Don Law and Affiliates"), which had been commonly controlled and functionally related, and a related parcel of land located in Mansfield, Massachusetts were contributed in formation of the Company:

   o  Great Woods, Inc.

   o  Time Trust Associates Joint Venture

   o  Harborlights Pavilion, Inc.

   o  NEXT, Inc.

   o  Don Law Company, Inc.

   o  Orpheum Management Corporation

   o  Black and Copper, Ltd.

   o  Andrew Trust LLC

   These financial statements reflect the businesses subject to the transaction described in Note 10 and accordingly, represent the combined results of Blackstone Entertainment LLC and Don Law and Affiliates as a predecessor. The net assets transferred to the Company have been recorded at their historical book values.

 Nature of Business

   Great Woods, Inc., a Massachusetts corporation, managed and operated the Great Woods Center for the Performing Arts in Mansfield, Massachusetts. Time Trust Associates Joint Venture, a Massachusetts general partnership, held title to the real estate on which the facility is situated.

   Harborlights Pavilion, Inc., a Massachusetts corporation, managed and operated the Harborlights Pavilion in Boston, Massachusetts.

   NEXT, Inc., a Massachusetts corporation, operated a computerized ticketing system for entertainment facilities and theaters throughout the New England area.

   Don Law Company, Inc., a Massachusetts corporation, promoted concerts and other entertainment events throughout the New England area.

   Orpheum Management Corporation, a Massachusetts corporation, managed the Orpheum Theatre in Boston, Massachusetts.

   Black and Copper, Ltd., a Massachusetts corporation, provided graphic design, advertising, marketing and promotional services principally to its related entities.

   Andrew Trust LLC owned additional parcels of land surrounding the Great Woods Center for the Performing Arts in Mansfield, Massachusetts.

 Limited Liability Company

   The Company's operating agreement provides that liability of its members is limited to their capital invested in the Company. The Company's operating agreement does not limit its term of existence, and provides for dissolution upon the occurrence of certain events, one of which is the acquisition by one member of all of the outstanding ownership interest.

                         BLACKSTONE ENTERTAINMENT LLC
                 NOTES TO COMBINED FINANCIAL STATEMENTS (continued)


 Member Classes and Priorities


   The Company's operating agreement provides for one of its members to receive a priority distribution of current year earnings and liquidation proceeds to $2,250,000. The remaining members receive a matching distribution subsequent to the priority distribution of $2,250,000. All additional proceeds are then divided evenly among the members. The operating agreement provides for both priorities to disappear upon the Company's attainment of certain distribution levels.


 Cash and Cash Equivalents


   Cash and cash equivalents consist of cash, time deposits, commercial paper and money market mutual funds. The Company invests its excess cash in highly rated companies and financial institutions. These deposits have original maturities that do not exceed three months. During the course of the year, the Company maintained balances in financial institutions in excess of FDIC insured limits. Included in cash and cash equivalents at December 31, 1996 and 1997 is approximately $50,000 and $55,000, respectively, of restricted cash to be used for future Orpheum Theatre renovations and improvements.


 Fixed Assets


   Fixed assets are stated at cost. Depreciation is computed over estimated useful lives ranging from three to thirty-nine years utilizing straight-line and accelerated methods. Depreciation expense charged to operations was $1,992,321 and $1,798,386 during the years ended December 31, 1996 and 1997, respectively.


 Intangible Assets, Net


   Intangible assets consisting of goodwill which is being amortized over fifteen years using the straight-line method and organization costs incurred when Harborlights Pavilion, Inc. and NEXT, Inc. were established are being amortized over five years using the straight-line method. These assets are shown on the combined balance sheets net of accumulated amortization of $125,665 and $360,524 as of December 31, 1996 and 1997. Total amortization expense charged to operations was $34,316 and $234,859 during the years ended December 31, 1996 and 1997.


 Revenue Recognition

   All divisions, except for NEXT, recognize event-related revenue upon completion of each performance. Advance ticket receipts for performances are recorded as deferred revenue. Costs incurred which relate to future performances are recorded as prepaid expenses. The NEXT division recognizes revenues as tickets are sold and services are performed.

 Income Taxes


   The Company is treated as a partnership for federal and state income tax purposes. The Company's earnings and losses are included in the members' income tax returns in relation to their respective ownership interests; accordingly, no provision is required for federal and state income taxes.


 Advertising Expense


   The Company expenses advertising costs as incurred. Advertising expense amounted to approximately $1,849,000 and $2,061,000 during the years ended December 31, 1996 and 1997, respectively.

                         BLACKSTONE ENTERTAINMENT LLC
               NOTES TO COMBINED FINANCIAL STATEMENTS (continued)


 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures.
Accordingly, actual results could differ from those estimates.


 Year 2000 (unaudited)

   The Company has addressed the risks associated with year 2000 compliance with respect to its ticketing system based on consultation with its vendors. Future costs associated with such compliance are not expected to be significant.

 Interim Financial Information

   The interim financial data as of March 31, 1998 and for the three-month periods ending March 31, 1997 and 1998 is unaudited and certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. However, in the opinion of Management, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim period. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the entire year.


2. FIXED ASSETS, NET

   Fixed assets, net consists of the following:


                                          DECEMBER 31
                                 ------------------------------
                                      1996            1997
                                  ------------   -------------
Performing art facilities  .....  $ 21,454,305    $ 21,496,711
Land and site improvements  ....     2,133,905       2,327,127
Equipment under capital leases       1,426,874       1,567,690
Machinery and equipment ........     1,484,682       1,628,996
Furniture and fixtures .........       494,480         522,372
Leasehold improvements .........       243,982         244,982
Motor vehicles .................       156,135         189,663
                                  ------------   -------------
                                    27,394,363      27,977,541
Less accumulated depreciation  .   (12,714,019)    (14,582,865)
                                  ------------   -------------
                                  $ 14,680,344    $ 13,394,676
                                  ============  ==============

                         BLACKSTONE ENTERTAINMENT LLC
                  NOTES TO COMBINED FINANCIAL STATEMENTS (continued)


3. NOTES PAYABLE

   Notes payable consist of the following:


                                                                        DECEMBER 31
                                                                 --------------------------
                                                                     1996          1997
                                                                  ----------  ------------
1.The Company is obligated under a note payable to the FDIC
  dated May 11, 1988 in the original amount of $10,600,000. On
  May 9, 1995, the note was modified and extended to mature
  February 15, 2005. At such time, a balloon payment of
  approximately $3,500,000 will be required. The note is
  payable in monthly principal installments of $44,167 plus
  interest at 8.98% per annum. The note is collateralized by substantially all assets of the Great Woods Inc. and Time
  Trust Join Venture, including a mortgage on the real estate and facility, and a security interest in all operating
  permits and licenses, programming and concession contracts,
  and insurance policies on the lives of two members. ..........  $7,752,942    $7,222,942
2.The Company is obligated to a concessionaire under an
  unsecured five-year installment note in the original amount of $1,600,000 which matures on June 30, 1998. The note is
  payable in annual principal installments of $320,000 with
  interest payable quarterly at 1.5% over the prime rate. ......     640,000       320,000
3.The Company is obligated under a five-year installment note dated May 18, 1994 payable to a bank in the original amount of $1,600,000. The note is payable in monthly installments of
  $33,136 including interest at 8.9% per annum and is
  collateralized by all assets of the Harborlights Pavilion
  Inc...........................................................     829,118       492,532
4.The Company is obligated to a concessionaire under an
  unsecured installment note dated August 19, 1994 in the
  original amount of $350,000 bearing interest at 1% over the prime rate. The remaining outstanding principal balance and any accrued interest is due November 1, 1998. The note is
  personally guaranteed by the members of the Company. .........     210,000       140,000
5.The Company is obligated to a concessionaire under an
  unsecured and noninterest bearing note dated July 11, 1994 in the original amount of $150,000. The note is due in annual installments of $30,000 with the final installment due
  October 15, 1998..............................................      60,000        30,000
6.The Company is obligated under a note payable from Andrew
  Trust LLC to a bank dated December 12, 1996 in the original amount of $500,000. Interest is payable monthly at 0.75% over the prime rate and the principal reaches maturity on December
  12, 1999......................................................     500,000            --
                                                                 ------------ ------------
                                                                   9,992,060     8,205,474
  Current maturities ...........................................   1,427,172     1,388,806
                                                                 ------------ ------------
  Long-term debt ...............................................  $8,564,888    $6,816,668
                                                                 ============ ============

                         BLACKSTONE ENTERTAINMENT LLC
                 NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

 Maturities of long-term debt are as follows:
December 31:


 1999 ......... $  653,726
2000 .........     530,000
2001 .........     530,000
2002 .........     530,000
2003 .........     530,000
Thereafter  ..   4,042,942
               -----------
                $6,816,668
               ===========

   The Company has an unsecured demand line of credit with a bank of $2,000,000 which expires April 30, 1998. Interest is payable monthly at 1% over the prime rate. The Company had no amounts outstanding under this line of credit as of December 31, 1996 and 1997.

   The bank note payable collaterialized by the assets of Harborlights Pavilion, Inc. and the demand line of credit are subject to several financial covenants which the company is currently in the process of renegotiating. For the years ended December 31, 1996 and 1997, Harborlights Pavilion, Inc. failed at least one of these financial covenants. Management anticipates that based upon discussions with the bank, the loan will not be called.


4. CAPITAL LEASE OBLIGATIONS

   The Company is obligated under capital lease agreements for certain business equipment. The leases have been capitalized at the fair value of the leased equipment with a corresponding liability recorded. Each payment is allocated between a reduction of the liability and interest expense to yield a constant periodic rate of interest on the remaining balance of the obligation.

   At December 31, 1997, future minimum payments due on the lease agreements are as follows:
Year ended December 31:

1998 ........................................  $  564,474
1999 ........................................     564,625
2000 ........................................     155,095
2001 ........................................      15,961
                                              -----------
                                                1,300,155
Amount representing interest ................     119,760
                                              -----------
Present value of net minimum lease payments     1,180,395
Current portion .............................     487,334
                                              -----------
Long-term portion ...........................  $  693,061
                                              ===========

5. LOANS PAYABLE TO MEMBERS

   The Company is obligated to members in the amount of $961,239 which represents the balance of advances made by them in conjunction with the transfer of assets on October 1, 1997. The loans are unsecured and noninterest bearing, and are expected to be repaid during 1998.


   The Company is obligated to two members for loans totaling $1,500,000 at both December 31, 1996 and 1997. The loans are unsecured, bear interest at 6.5% per annum, and have no formal repayment terms.

                         BLACKSTONE ENTERTAINMENT LLC
                 NOTES TO COMBINED FINANCIAL STATEMENTS (continued)


6. COMMITMENTS AND RELATED PARTY TRANSACTIONS

 Lease Commitments and Rent Expense


   Total rent expense amounted to approximately $487,000 and $577,000 for the years ended December 31, 1996 and 1997, respectively, of which $92,700 was paid to an affiliate during 1996 and 1997. At December 31, 1997, the Company is committed under the following noncancellable operating leases:


   1) The Company is obligated under a five-year license agreement dated March 31, 1994 for the lease of a parcel of real estate located on Fan Pier in Boston, Massachusetts. The agreement provides for a minimum annual rent of $250,000 through 1998. Additional rent is required based on the number of tickets sold annually in excess of a 100,000 ticket base. The landlord has the right to terminate the license agreement upon giving written notice by November of each year, for termination in the following calendar year.

   2) Under an agreement with the owner of the Orpheum Theatre, the Company has exclusive booking and scheduling rights for the Theatre and sole responsibility for granting concessions for the sale of food and refreshments at the Theatre. Under the terms of the agreement, the Company is required to pay a hall rental charge of $4,750 per performance for the period January 1998 through December 2000, plus additional amounts for artist rehearsals. The Company is reimbursed for the hall rental charges by the shows' promoters and earns commissions from the Theatre's owner based on the annual volume of rental fees paid.


   3) The company is obligated under three leases with an affiliate. During 1996 and 1997, the combined rent for these three leases was $92,700 each year.


   4) The company is obligated under a one year lease for the NEXT, Inc. premises for rent payments of $53,750 through December 31, 1998.

 Other Commitments


   The Company is obligated under a ten-year consulting agreement with the former owner of a concert promotion business which was acquired in 1992. The consulting agreement requires scheduled annual payments totaling of $828,000 over the next four years.


   The Company is obligated under a consulting agreement with a member requiring annual payments of $100,000 renewable annually.

7. PROFIT SHARING PLANS


   The Company maintains 401(k) profit sharing plans covering eligible employees who meet certain age and length of service requirements. Employees may elect voluntary salary reductions; company contributions are made at the discretion of the managing member. The Company did not make any matching contributions during the years ended December 31, 1996 and 1997.


8. LITIGATION

   Great Woods, Inc. is a defendant in several lawsuits that management believes are without merit. In the event of an adverse judgment, management believes its insurance coverage is sufficient to cover any potential losses.

9. EMPLOYMENT AGREEMENTS

   Two employees have employment agreements pursuant to which they may received contingent consideration upon the occurrence of specified events. One of the employees is entitled to 0.6% of the

                         BLACKSTONE ENTERTAINMENT LLC
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

net proceeds from the sale, refinancing or other disposition of the Company or its ownership interests. The other is entitled to 5% of the defined after tax proceeds from the sale of Great Woods , Inc. less certain defined contingent consideration paid prior to the date of sale. The Company is obligated under an informal employment arrangement with the General Manager of the NEXT, Inc. which provides for a base salary of $150,000 in addition to a bonus based on performance. The arrangement is renewable annually.

   In connection with employment agreements, certain employees were paid $610,000 in 1997 in connection with the sale of membership interests by the principal owner to the Company. Such amount was recorded as a charge to earnings in 1997.

10. SUBSEQUENT EVENT


   On April 29, 1998 the members of the Company entered into an agreement with SFX Entertainment, Inc. ("SFX") whereby SFX will acquire certain assets of the Company for a total purchase price of approximately $90.0 million, including the repayment of $10.0 million in debt. SFX, may at its option, pay up to $16.0 million or the purchase price in 531,782 shares of SFX's Class A Common Stock. The purchase price will be increased or decreased, as applicable, to the extent that the Company's Net Working Capital (as defined in the acquisition agreement) is positive or negative at the closing. The Company has received a $100,000 non-refundable deposit in connection with the proposed sale.

   NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                             SUMMARY OF CONTENTS

                                          PAGE
                                         ------
Prospectus Summary......................     2
Risk Factors............................    13
The Rescission Offer....................    26
Price Range of Class A Common Stock  ...    33
Dividend Policy.........................    33
Capitalization..........................    34
Selected Consolidated Financial Data of
 the Company............................    35
Unaudited Pro Forma Condensed Combined
 Financial Statements...................    37
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations.............................    62
Overview of the Live Entertainment
 Industry...............................    79
Business................................    82
Agreements Related to the Pending
 Acquisitions ..........................   100
Management..............................   106
Principal Stockholders .................   113
Certain Relationships and Related
 Transactions...........................   115
Description of Capital Stock............   120
Description of Indebtedness ............   122
Shares Eligible for Future Sale  .......   126
Legal Matters...........................   127
Experts ................................   127
Additional Information..................   128
Index to Financial Statements ..........   F-1

                        [SFX ENTERTAINMENT, INC. LOGO]

                              OFFERS TO RESCIND
                                     ITS
PURCHASE AND SALE AGREEMENTS WITH CERTAIN RESCISSION OFFEREES OF BUSINESSES PROPOSED TO BE ACQUIRED BY SFX ENTERTAINMENT, INC. FOR A COMBINATION OF STOCK AND CASH.

                                   PART II
                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The following table sets forth the various expenses in connection with the distribution of the securities being registered. All amounts shown are estimates except for the SEC registration fee.

SEC Registration Fee ...............  $13,847.30
Accounting Fees and Expenses .......  $15,000
Legal Fees and Expenses ............  $35,000
Printing Expenses ..................  $20,000
Miscellaneous ......................  $10,000
                                    ------------
  Total:                              $93,847.30


------------
* To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was an officer or director of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which he actually and reasonably incurred in connection therewith.

   The Company's Certificate of Incorporation (the "Company's Certificate") provides that no director of the Company will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

   o for any breach of the director's duty of loyalty to the Company or its stockholders;

   o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

   o  under Section 174 of the DGCL; or

   o for any transaction from which the director derived an improper personal benefit.

In addition to the circumstances in which a director of the Company is not personally liable as set forth above, no director will be liable to the Company or its stockholders to such further extent as permitted by any law enacted after the date of the Company's Certificate, including any amendment to the DGCL.

   The Company's Certificate requires the Company to indemnify any person who was, is, or is threatened to be made a party to any action, suit or proceeding, by reason of the fact that he (a) is or was a director or officer of the Company or (b) is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise. This indemnification is to be to the fullest extent permitted by the DGCL. The right to indemnification will be a contract right and, as such, will run to the benefit of any director or officer who is elected and accepts the position of director or officer of the Company or elects to continue to serve as a director or officer of the Company while this provision of the Company Certificate is in effect. The right to indemnification includes the right to be paid by the Company for expenses incurred in defending any such action, suit or proceeding in advance of its final disposition to the maximum extent permitted under the DGCL. If a claim for indemnification or advancement of expenses is not paid in full by the Company within 60 days after a written claim has been received by the Company, the claimant may, at any time thereafter, bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, expenses of prosecuting his claim. It will be a defense to any such action that the requested indemnification or advancement of costs of defense are not permitted under the DGCL, but the burden of proving this defense will be on the Company. The rights described above do not exclude any other right that any person may have or acquire under any statute, by-law, resolution of stockholders or directors, agreement or otherwise.

   The by-laws of the Company require the Company to indemnify its officers, directors, employees and agents to the full extent permitted by the DGCL. The by-laws also require the Company to pay expenses incurred by a director in defending a civil or criminal action, suit or proceeding by reason of the fact that he is/was a director (or was serving at the Company's request as a director or officer of another corporation) in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director to repay the advance if it ultimately is determined that the director is not entitled to be indemnified by the Company as authorized by relevant sections of the DGCL. The indemnification and advancement of expenses provided in the by-laws are not to be deemed exclusive of any other rights provided by any agreement, vote of stockholders or disinterested directors or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

   On February 11, 1998, the Company sold $350.0 million in aggregate principal amount of its 9-1/8% Senior Subordinated Notes dues 2008 (the "Notes"). Lehman Brothers, Goldman Sachs, & Co., BNY Capital Markets, Inc. and ING Barings were the purchasers of the Notes and resold the Notes (i) to certain "qualified institutional buyers," as defined in Rule 144A of the Securities Act, and (ii) outside the United States to certain persons in reliance upon Regulation S promulgated under the Securities Act. The aggregate cash offering price of the Notes was $350.0 million and the aggregate discounts and commissions related to the sale were $10.5 million. The Company relied upon an exemption from registration under Section 4(2) of the Securities Act as a transaction not involving a public offering. The Company has agreed to register the Notes (or a new series of securities identical in all respects to the Notes) under the Securities Act within a certain time period.

   On February 25, 1998, the Company consummated its acquisition of PACE. In connection with such acquisition, the Company has agreed to issue to the sellers of PACE 1.5 million shares of Class A Common Stock upon consummation of the Spin-Off.

   On February 27, 1998, the Company consummated its acquisition of Contemporary. In connection with such acquisition, the Company issued to the sellers of Contemporary shares of the Company's series A redeemable convertible preferred stock which will automatically convert into 1,402,850 shares of Class A Common Stock upon consummation of the Spin-Off.

   On February 24, 1998, the Company consummated its acquisition of BGP. In connection with such acquisition, the Company issued to the sellers of BGP options to purchase an aggregate of 562,640 shares of Class A Common Stock upon consummation of the Spin-Off.

   On February 27, 1998, the Company consummated its acquisition of Network. In connection with such acquisition, the Company has agreed to issue to the sellers of Network 750,188 shares of Class A Common Stock upon consummation of the Spin-Off.

   On May 1, 1998, upon the consummation of the Spin-Off, the Company issued 526,566 shares of Class A Common Stock to the holders of certain options and SAR's issued by SFX Broadcasting.

    On May 1988, the Company sold 190,000 shares of Class A Common Stock and 650,000 shares of Class B Common Stock to certain executive officers for a purchase price of $2.00 per share.

   The sales of securities to the sellers of PACE, Contemporary, BGP and Network and the issuance of shares to the holders of options and SARs were private transactions not involving a public offering and were exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof. Each of these sales was made without the use of an underwriter.

   In addition, the Company has agreed to issue 1,531,782 shares of Class A Common Stock in connection with the acquisition of FAME and Don Law.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   (a) Exhibits:


   EXHIBIT
     NO.
-----------

     2.1     Distribution Agreement among the Company, SFX Broadcasting and SFX Buyer (incorporated by reference to the Registration Statement on Form S-1 (File No. 333-50079) filed with the SEC)

     2.2     Tax Sharing Agreement among the Company, SFX Broadcasting and SFX Buyer (incorporated by reference to the Registration Statement on Form S-1 (File No. 333-50079) filed with the SEC)

     2.3     Employee Benefits Agreement among the Company, SFX Broadcasting and SFX Buyer (incorporated by reference to the Registration Statement on Form S-1 (File No. 333-50079) filed with the SEC)

     3.1     Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to the Registration Statement on Form S-1 (File No. 333-50079) filed with the SEC)

     3.2     Bylaws of the Company (incorporated by reference to Registration Statement on Form S-1 (File No.
             333-43287) filed with the SEC)

     4.1     Indenture relating to the 9 1/8% Senior Subordinated Notes due 2008 (incorporated by reference to
             Report on Form 8-K (File No. 333-43287) filed with the SEC on March 11, 1998)

    *5.1     Opinion of Baker & McKenzie

    10.1     Stock Purchase Agreement, dated as of October 11, 1996, by and among Delsener/Slater Enterprises,
             Ltd., Beach Concerts, Inc., Connecticut Concerts Incorporated, Broadway Concerts, Inc., Arden
             Productions, Ltd., In-house Tickets, Inc., Exit 116 Revisited, Inc., Ron Delsener, Mitch Slater
             and SFX Broadcasting, Inc. (incorporated by reference to Registration Statement on Form S-1 (File
             No. 333-43287) filed with the SEC)

    10.2     License Agreement, dated January 29, 1990, by and between the State of New York and Beach
             Concerts, Inc. (incorporated by reference to Registration Statement on Form S-1 (File No.
             333-43287) filed with the SEC)

    10.3     Amendment to License Agreement of January 29, 1990, dated as of April 11, 1997, by and between the State of New York and Beach Concerts, Inc. (incorporated by reference to Registration
             Statement on Form S-1 (File No. 333-43287) filed with the SEC)

    10.4     Lease Agreement, Easement Agreement and Declaration of Restrictive Covenants dated as of May 1,
             1996, by and between New Jersey Highway Authority and GSAC Partners (incorporated by reference to
             Registration Statement on Form S-1 (File No. 333-43287) filed with the SEC)

                              II-3

   EXHIBIT
     NO.
-----------

    10.5     Partnership Agreement, dated as of November 18, 1996, by and between Pavilion Partners Exit 116
             Revisited, Inc. (incorporated by reference to Registration Statement on Form S-1 (File No.
             333-43287) filed with the SEC)

    10.6     Asset Purchase and Sale Agreement, dated June 23, 1997, by and among Sunshine Concerts, L.L.C.,
             SFX Broadcasting, Inc., Sunshine Promotions, Inc., P. David Lucas and Steven P. Sybesma
             (incorporated by reference to Registration Statement on Form S-1 (File No. 333-43287) filed with the SEC)

    10.7     Asset Purchase and Sale Agreement, dated as of June 23, 1997, by and among Suntex Acquisition,
             L.P., SFX Broadcasting, Inc., Suntex, Inc., P. David Lucas, Steven P. Sybesma, Greg Buttrey and
             John Valant (incorporated by reference to Registration Statement on Form S-1 (File No. 333-43287)
             filed with the SEC)

    10.8     Asset Purchase and Sale Agreement, dated as of June 23, 1997, by and among Deer Creek
             Amphitheater Concerts, L.P., SFX Broadcasting, Inc., Deer Creek Partners, L.P., Sand Creek
             Partners, L.P., Sand Creek, Inc., P. David Lucas and Steven P. Sybesma (incorporated by reference to Registration Statement on Form S-1 (File No. 333-43287) filed with the SEC)

    10.9     Asset Purchase and Sale Agreement, dated as of June 23, 1997, by and among Murat Centre Concerts,
             L.P., SFX Broadcasting, Inc., Murat Centre L.P., P. David Lucas and Steven P. Sybesma
             (incorporated by reference to Registration Statement on Form S-1 (File No. 333-43287) filed with the SEC)

    10.10    Asset Purchase and Sale Agreement, dated June 23, 1997, by and among Polaris Amphitheater
             Concerts, Inc., SFX Broadcasting, Inc., Polaris Amphitheater Limited Partnership and certain of the partners of Polaris Amphitheater Limited Partnership (incorporated by reference to
             Registration Statement on Form S-1 (File No. 333-43287) filed with the SEC)

    10.11    Asset Purchase and Sale Agreement, dated as of June 23, 1997, by and among Sunshine Design, L.P.,
             SFX Broadcasting, Inc., Tourdesign, Inc., P. David Lucas and Steven P. Sybesma (incorporated by reference to Registration Statement on Form S-1 (File No. 333-43287) filed with the SEC)

    10.12    Indenture of Lease, dated as of September 1, 1995, by and between Murat Temple Association, Inc.
             and Murat Centre, L.P. (incorporated by reference to Registration Statement on Form S-1 (File No.
             333-43287) filed with the SEC)

    10.13    Agreement of Merger, dated as of February 12, 1997, by and among SFX Broadcasting, Inc., NOC
             Acquisition Corp., Cadco Acquisition Corp., QN-Acquisition Corp., Nederlander of Connecticut,
             Inc., Connecticut Amphitheater Development Corporation, QN Corp., Connecticut Performing Arts,
             Inc., Connecticut Performing Arts Partners and the Stockholders of Nederlander of Connecticut,
             Inc., Connecticut Amphitheater Development Corporation and QN Corp. (incorporated by reference to
             Registration Statement on Form S-1 (File No. 333-43287) filed with the SEC)

    10.14    Agreement of Merger, dated as of February 14, 1997, by and among SFX Broadcasting, Inc., NOC
             Acquisition Corp., Cadco Acquisition Corp., QN-Acquisition Corp., Nederlander of Connecticut,
             Inc., Connecticut Amphitheater Development Corporation, QN Corp., Connecticut Performing Arts,
             Inc., Connecticut Performing Arts Partners and the Stockholders of Nederlander of Connecticut,
             Inc., Connecticut Amphitheater Development Corporation and QN Corp. (incorporated by reference to
             Registration Statement on Form S-1 (File No. 333-43287) filed with the SEC)

                              II-4

   EXHIBIT
     NO.
-----------

    10.15    Second Amendment of Agreement of Merger, dated as of March 19, 1997, by and among SFX
             Broadcasting, Inc., NOC Acquisition Corp., Cadco Acquisition Corp., QN-Acquisition Corp.,
             Nederlander of Connecticut, Inc., Connecticut Amphitheater Development Corporation, QN Corp.,
             Connecticut Performing Arts, Inc., Connecticut Performing Arts Partners and the Stockholders of
             Nederlander of Connecticut, Inc., Connecticut Amphitheater Development Corporation and QN Corp.
             (incorporated by reference to Registration Statement on Form S-1 (File No. 333-43287) filed with the SEC)

    10.16    Lease Agreement, dated as of September 14, 1994, by and between The City of Hartford and
             Connecticut Performing Arts Partners (incorporated by reference to Registration Statement on Form
             S-1 (File No. 333-43287) filed with the SEC)

    10.17    Agreement and Plan of Merger and Asset Purchase Agreement, dated as of December 10, 1997, by and among SFX Entertainment, Inc., Contemporary Investments Corporation, Contemporary Investments of
             Kansas, Inc., Continental Entertainment Associates, Inc., Capital Tickets, LP, Dialtix, Inc.,
             Contemporary International Productions Corporation, Steven F. Schankman Living Trust, dated
             10/22/82, Irving P. Zuckerman Living Trust, dated 11/24/81, Steven F. Schankman and Irving P.
             Zuckerman (incorporated by reference to Registration Statement on Form S-1 (File No. 333-43287)
             filed with the SEC)

    10.18    Lease Agreement, dated December 13, 1992, by and between Wyandotte County, Kansas and Wyandotte
             County Parks Board and Sandstone Amphitheater Joint Venture (incorporated by reference to
             Registration Statement on Form S-1 (File No. 333-43287) filed with the SEC)

    10.19    Stock Purchase Agreement, dated as of December 11, 1997, among each of the shareholders of BGP
             Presents, Inc. and BGP Acquisitions, LLC (incorporated by reference to Registration Statement on
             Form S-1 (File No. 333-43287) filed with the SEC)

    10.20    Amphitheater Lease and Agreement, dated June 20, 1986, between the City of Mountain View, the
             Mountain View Shoreline Regional Park Community and Shoreline Amphitheater Partners (incorporated by reference to Registration Statement on Form S-1 (File No. 333-43287) filed with the SEC)

    10.21    Stock and Asset Purchase Agreement, dated December 2, 1997, between and among SFX Network Group,
             L.L.C. and SFX Entertainment, Inc., and Elias N. Bird, individually and as Trustee under the Bird
             Family Trust u/d/o 11/18/92, Gary F. Bird, individually and as Trustee under the Gary F. Bird
             Corporation Trust u/d/o 2/4/94, Stephen R. Smith, individually and as Trustee under the Smith
             Family Trust u/d/o 7/17/89, June E. Brody, Steven A. Saslow and The Network 40, Inc.
             (incorporated by reference to Registration Statement on Form S-1 (File No. 333-43287) filed with the SEC)

    10.22    Purchase and Sale Agreement, dated as of December 15, 1997, by and among Alex Cooley, S. Stephen
             Selig, III, Peter Conlon, Southern Promotions, Inc., High Cotton, Inc., Cooley and Conlon
             Management, Inc., Buckhead Promotions, Inc., Northern Exposure, Inc., Pure Cotton, Inc.,
             Interfest, Inc., Concert/Southern Chastain Promotions Joint Venture, Roxy Ventures Joint Venture
             and SFX Concerts, Inc. (incorporated by reference to Registration Statement on Form S-1 (File No.
             333-43287) filed with the SEC)

    10.23    Stock Purchase Agreement, dated as of December 12, 1997 by and between Pace Entertainment
             Corporation and SFX Entertainment, Inc. (incorporated by reference to Registration Statement on
             Form S-1 (File No. 333-43287) filed with the SEC)

    10.24    Agreement and Plan of Merger, dated as of August 24, 1997, as amended on February 9, 1998, among
             SFX Buyer, SFX Buyer Sub and SFX (composite version) (incorporated by reference to Report on Form
             8-K (File No. 333-43287) filed with the SEC on March 11, 1998)

                              II-5

   EXHIBIT
     NO.
-----------

    10.25    Reserved

    10.26    Non-Negotiable Promissory Note, dated as of June 23, 1997, between SFX (as maker) and Sunshine
             Promotions, Inc. (as payee)(incorporated by reference to Registration Statement on Form S-1 (File
             No. 333-43287) filed with the SEC)

    10.27    Partnership Agreement, dated as of April 1, 1994, by and among SM/PACE, Inc., YM Corp., The
             Westside Amphitheater Corporation, Charlotte Amphitheater Corporation and Amphitheater
             Entertainment Partnership (incorporated by reference to Registration Statement on Form S-1 (File
             No. 333-43287) filed with the SEC)

    10.28    Purchase Agreement, dated as of December 19, 1997, by and among SM/PACE, Inc., PACE Entertainment
             Corporation, Charlotte Amphitheater Corporation, The Westside Amphitheater Corporation and Viacom
             Inc. (incorporated by reference to Registration Statement on Form S-1 (File No. 333-43287) filed with the SEC)

    10.29    Letter Purchase Agreement, dated as of December 22, 1997, by and among SM/PACE, Inc., YM Corp.
             and PACE Entertainment Corporation (incorporated by reference to Registration Statement on Form
             S-1 (File No. 333-43287) filed with the SEC)

    10.30    Extended Events Management Agreement, dated as of November 21, 1994, by and between The Woodlands
             Center for the Performing Arts and Pavilion Partners (incorporated by reference to Registration
             Statement on Form S-1 (File No. 333-43287) filed with the SEC)

    10.31    Operator Lease Agreement, dated as of September 26, 1989, by and between the City of Phoenix and
             The Westside Amphitheatre Corp. (incorporated by reference to Registration Statement on Form S-1
             (File No. 333-43287) filed with the SEC)

    10.32    Addendum to Operator Lease Agreement, dated as of September 26, 1989, by and between the City of
             Phoenix and Pavilion Partners (incorporated by reference to Registration Statement on Form S-1
             (File No. 333-43287) filed with the SEC)

    10.33    Memorandum of Lease, dated as of April 1, 1994, by and between the City of Phoenix and Pavilion
             Partners (incorporated by reference to Registration Statement on Form S-1 (File No. 333-43287)
             filed with the SEC)

    10.34    Lease Agreement, dated as of February 9, 1994, by and between New Jersey Development Authority and Sony Music/Pace Partnership (incorporated by reference to Registration Statement on Form S-1
             (File No. 333-43287) filed with the SEC)

    10.35    First Amendment to Lease Agreement, dated as of March 11, 1994, by and between New Jersey
             Economic Development and Sony Music/Pace Partnership (incorporated by reference to Registration
             Statement on Form S-1 (File No. 333-43287) filed with the SEC)

    10.36    Second Amendment to Lease Agreement, dated as of June 7, 1994, by and between New Jersey Economic
             Development Authority and Pavilion Partners (incorporated by reference to Registration Statement on Form S-1 (File No. 333-43287) filed with the SEC)

    10.37    Third Amendment to Lease Agreement, dated as of March 15, 1995, by and between New Jersey
             Economic Development Authority and Pavilion Partners (incorporated by reference to Registration
             Statement on Form S-1 (File No. 333-43287) filed with the SEC)

    10.38    Fourth Amendment to Lease Agreement, dated as of March 11, 1997, by and between the New Jersey
             Economic Development Authority and Pavilion Partners (incorporated by reference to Registration
             Statement on Form S-1 (File No. 333-43287) filed with the SEC)

                              II-6

   EXHIBIT
     NO.
-----------

    10.39    Three Way Agreement, dated as of April 28, 1995, by and between New Jersey Economic Development
             Authority, South Jersey Performing Arts Center, Inc. and Pavilion Partners (incorporated by reference to Registration Statement on Form S-1 (File No. 333-43287) filed with the SEC)

    10.40    Lease Agreement, dated as of December 1, 1989, between Crossroads Properties, Incorporated and
             Pace Entertainment Group, Inc. (incorporated by reference to Registration Statement on Form S-1
             (File No. 333-43287) filed with the SEC)

    10.41    Assignment of Ground Lease, dated as of April 6, 1990, by and between Pace Entertainment Group,
             Inc. and YM/Pace Partnership (incorporated by reference to Registration Statement on Form S-1
             (File No. 333-43287) filed with the SEC)

    10.42    Partnership Agreement, dated as of July 1, 1991, by and between SM/PACE Partnership and CDC
             Amphitheaters/I, Inc. (incorporated by reference to Registration Statement on Form S-1 (File No.
             333-43287) filed with the SEC)

    10.43    First Amendment to Partnership Agreement, dated as of January 31, 1992, by and between SM/PACE
             Partnership and CDC Amphitheaters/I, Inc. (incorporated by reference to Registration Statement on
             Form S-1 (File No. 333-43287) filed with the SEC)

    10.44    Lease Agreement, dated as of December 1, 1990, by and between the City of Raleigh, North Carolina and Sony Music/Pace Partnership (incorporated by reference to Registration Statement on Form S-1
             (File No. 333-43287) filed with the SEC)

    10.45    Amendment to Lease Agreement, dated as of November 15, 1995, by and between Walnut Creek
             Amphitheater Partnership and City of Raleigh, North Carolina (incorporated by reference to
             Registration Statement on Form S-1 (File No. 333-43287) filed with the SEC)

    10.46    Mutual Recognition Agreement, dated as of December 1, 1990, by and among Walnut Creek
             Amphitheater Financing Assistance Corporation, First Union National Bank of North Carolina, City
             of Raleigh, North Carolina and Sony Music/Pace Partnership (incorporated by reference to
             Registration Statement on Form S-1 (File No. 333-43287) filed with the SEC)

    10.47    Mutual Recognition Agreement, dated as of December 1, 1990, by and among Walnut Creek
             Amphitheater Financing Assistance Corporation, First Union National Bank of North Carolina, City
             of Raleigh, North Carolina and Sony Music/Pace Partnership (incorporated by reference to
             Registration Statement on Form S-1 (File No. 333-43287) filed with the SEC)

    10.48    Partnership Agreement, dated as of February 28, 1986, by and between Belz Investment Company,
             Inc., Martin S. Belz and Pace Productions, Inc. (incorporated by reference to Registration
             Statement on Form S-1 (File No. 333-43287) filed with the SEC)

    10.49    First Amendment to Partnership Agreement, dated as of June 15, 1986, by and among Belz Investment
             Company, Martin S. Belz, Belz-Starwood, Inc. and Pace Productions, Inc. (incorporated by reference to Registration Statement on Form S-1 (File No. 333-43287) filed with the SEC)

    10.50    Partnership Agreement, dated as of May 15, 1996, by and between Pavilion Partners and CDC/SMT,
             Inc. (incorporated by reference to Registration Statement on Form S-1 (File No. 333-43287) filed with the SEC)

    10.51    Lease Agreement, Easement Agreement and Declaration of Restrictive Covenants, dated as of January
             4, 1995, by and between South Florida Fair and Pam Beach County Expositions, Inc. and Pavilion
             Partners (incorporated by reference to Registration Statement on Form S-1 (File No. 333-43287)
             filed with the SEC)

    10.52    First Amendment to Lease Agreement, dated as of June 5, 1995, by and between South Florida Fair and Pam Beach County Expositions, Inc. and Pavilion Partners (incorporated by reference to
             Registration Statement on Form S-1 (File No. 333-43287) filed with the SEC)

                              II-7

   EXHIBIT
     NO.
-----------

    10.53    Partnership Agreement, dated as of April 4, 1997, by and between Pavilion Partners and Irvine
             Meadows Amphitheater (incorporated by reference to Registration Statement on Form S-1 (File No.
             333-43287) filed with the SEC)

    10.54    Amended and Restated Agreement, dated as of October 1, 1991, by and between The Irvine Company and Irvine Meadows (incorporated by reference to Registration Statement on Form S-1 (File No.
             333-43287) filed with the SEC)

    10.55    Concession Lease, dated as of October 19, 1992, by and between the County of San Bernardino and
             Amphitheater Entertainment Corporation (incorporated by reference to Registration Statement on
             Form S-1 (File No. 333-43287) filed with the SEC)

    10.56    Partnership Formation Agreement, dated as of January 22, 1988, by and among MCA Concerts II, Inc.
             and Pace Entertainment Group, Inc. (incorporated by reference to Registration Statement on Form
             S-1 (File No. 333-43287) filed with the SEC)

    10.57    Lease and Use Agreement, dated as of December 9, 1987, by and between City of Dallas and Pace
             Entertainment Group, Inc. (incorporated by reference to Registration Statement on Form S-1 (File
             No. 333-43287) filed with the SEC)

    10.58    Agreement, dated as of October 10, 1988, by and between the City of Atlanta and MCA Concerts,
             Inc. (incorporated by reference to Registration Statement on Form S-1 (File No. 333-43287) filed with the SEC)

    10.59    Amended Indenture of Lease, February 2, 1984, by and between the City of Atlanta and Filmworks
             U.S.A., Inc. (incorporated by reference to Registration Statement on Form S-1 (File No.
             333-43287) filed with the SEC)

    10.60    Amendment to Lease Agreement, dated as of October 10, 1988, between the City of Atlanta, Georgia and Filmworks U.S.A., Inc. (incorporated by reference to Registration Statement on Form S-1 (File
             No. 333-43287) filed with the SEC)

    10.61    Agreement Regarding Sublease, dated as of January 20, 1988, by and between Filmworks U.S.A., Inc.
             and MCA Concerts, Inc. (incorporated by reference to Registration Statement on Form S-1 (File No.
             333-43287) filed with the SEC)

    10.62    First Amendment to Sublease, dated as of January 21, 1988, between Filmworks U.S.A., Inc. and MCA
             Concerts, Inc. (incorporated by reference to Registration Statement on Form S-1 (File No.
             333-43287) filed with the SEC)

    10.63    Second Amendment to Sublease, dated as of April 19, 1988, between Filmworks U.S.A., Inc. and MCA
             Concerts, Inc. (incorporated by reference to Registration Statement on Form S-1 (File No.
             333-43287) filed with the SEC)

    10.64    Third Amendment to Sublease, dated as of September 15, 1988, between Filmworks U.S.A., Inc. and
             MCA Concerts, Inc. (incorporated by reference to Registration Statement on Form S-1 (File No.
             333-43287) filed with the SEC)

    10.65    Memorandum of Agreement, dated as of October 10, 1988, by and between the City of Atlanta and MCA
             Concerts, Inc. (incorporated by reference to Registration Statement on Form S-1 (File No.
             333-43287) filed with the SEC)

    10.66    Assignment of Sublease, dated as of June 15, 1989, by Filmworks U.S.A., Inc. and MCA Concerts,
             Inc. (incorporated by reference to Registration Statement on Form S-1 (File No. 333-43287) filed with the SEC)

    10.67    Assignment of Sublease, dated as of June 23, 1989, by Filmworks U.S.A., Inc. and MCA Concerts,
             Inc. (incorporated by reference to Registration Statement on Form S-1 (File No. 333-43287) filed with the SEC)

                              II-8

   EXHIBIT
     NO.
-----------

    10.68    Assignment of Agreement, dated as of June 15, 1989, by the City of Atlanta and MCA Concerts, Inc.
             (incorporated by reference to Registration Statement on Form S-1 (File No. 333-43287) filed with the SEC)

    10.69    Assignment of Agreement, dated as of June 23, 1989, by the City of Atlanta and MCA Concerts, Inc.
             (incorporated by reference to Registration Statement on Form S-1 (File No. 333-43287) filed with the SEC)

    10.70    Lease, dated as of June, 1997, by and between 500 Texas Avenue Limited Partnership and Bayou
             Place Performance Hall General Partnership (incorporated by reference to Registration Statement on Form S-1 (File No. 333-43287) filed with the SEC)

    10.71    Master Licensed User Agreement, dated as of February 1, 1996, by and between Ticketmaster
             Ticketing Co., Inc. and Pace Entertainment Corporation (incorporated by reference to Registration
             Statement on Form S-1 (File No. 333-43287) filed with the SEC)

    10.72    Joint Venture Agreement, dated as of July, 1995 by and between American Broadway, Inc. and Gentry
             & Associates, Inc. (incorporated by reference to Registration Statement on Form S-1 (File No.
             333-43287) filed with the SEC)

    10.73    Amended and Restated Employment Agreement, dated as of December 12, 1997, by and between SFX
             Entertainment, Inc. and Brian E. Becker (incorporated by reference to Registration Statement on
             Form S-1 (File No. 333-43287) filed with the SEC)

    10.74    Second Amended and Restated Partnership Agreement, dated as of April 1, 1994 by and between The
             Westside Amphitheatre Corporation, San Bernardino Amphitheater Corporation and YM Corp.
             (incorporated by reference to Registration Statement on Form S-1 (File No. 333-43287) filed with the SEC)

    10.75    Employment Agreement, dated as of January 2, 1997, between Delsener/Slater Enterprises, Inc., SFX
             Broadcasting, Inc. and Ron Delsener (incorporated by reference to Registration Statement on Form
             S-1 (File No. 333-43287) filed with the SEC)

    10.76    Employment Agreement, dated as of January 2, 1997, between Delsener/Slater Enterprises, Inc., SFX
             Broadcasting, Inc. and Mitch Slater (incorporated by reference to Registration Statement on Form
             S-1 (File No. 333-43287) filed with the SEC)

    10.77    1998 Stock Option and Restricted Stock Plan of the Company (incorporated by reference to
             Registration Statement on Form S-1 (File No. 333-43287) filed with the SEC)

    10.78    Reserved

    10.79    Credit and Guarantee Agreement, dated as of February 26, 1998, by and among SFX Entertainment, the Subsidiary Guarantors party thereto, the Lenders party thereto, Goldman Sachs Partners, L.P., as co-documentation agent, Lehman Commercial Paper, Inc., as co-documentation agent and the Bank of New York, as administrative agent (incorporated by reference to Report on Form 8-K (File No.
             333-43287) filed with the SEC on March 11, 1998)

    10.80    Purchase Agreement, dated February 5, 1998, relating to the 9 1/8% Senior Subordinated Notes due
             2008 of SFX Entertainment, Inc., by and among SFX Entertainment, Inc., Lehman Brothers Inc.,
             Sachs & Co., BNY Capital Markets, Inc. and ING Barings (incorporated by reference to Report on
             Form 8-K (File No. 333-43287) filed with the SEC on March 11, 1998)

    10.81    Amendment No. 2 to Agreement and Plan of Merger among SBI Holdings Corporation, SBI Radio
             Acquisition Corporation and SFX Broadcasting, Inc., dated March 9, 1998 (incorporated by reference to Annual Report on Form 10-K (File No. 333-43287) filed with the SEC on March 18,
             1998)

                              II-9

   EXHIBIT
     NO.
-----------

    10.82    Stock Purchase Agreement, dated as of April 29, 1998, among SFX Sports Group, Inc., SFX
             Entertainment, Inc. and David Falk, Curtis Polk and G. Michael Higgins (incorporated by reference to the Registration Statement on Form S-1 (File No. 333-50079) filed with the SEC)

    10.83    Asset Purchase Agreement, dated April 29, 1998, by and among Blackstone Entertainment LLC, its members, DLC Acquisition Corp., and SFX Entertainment, Inc. (incorporated by reference to the
             Registration Statement on Form S-1 (File No. 333-50079) filed with the SEC)

    10.84    Purchase and Sale Agreement, dated April 22, 1998, by and among Oakdale Concerts, LLC, Oakdale
             Development Limited Partnership and Oakdale Theater Concerts, Inc. (incorporated by reference to the Registration Statement on Form S-1 (File No. 333-50079) filed with the SEC)

    10.85    Stock Purchase and Redemption Agreement, dated May 1, 1998, among Event Merchandising, Inc., its stockholders and EMI Acquisition Sub, Inc. (incorporated by reference to the Registration
             Statement on Form S-1 (File No. 333-50079) filed with the SEC)

    10.86    Letter of Intent, dated March 6, 1998, among SFX Entertainment, Inc., TBA Entertainment
             Corporation, Brian F. Murphy, Randy Brogna and Matt Curto (incorporated by reference to the
             Registration Statement on Form S-1 (File No. 333-50079) filed with the SEC)

   +10.87    Letter of intent, dated March 9, 1998, among SFX Entertainment Inc., TBA Entertainment
             Corporation, Robert E. Geddes, Thomas Miserendino and Brian E. Murphy (incorporated by reference to the Registration Statement on Form S-1 (File No. 333-50079) filed with the SEC)

    21.1     Subsidiaries of the Company (incorporated by reference to Annual Report on Form 10-K
             (File No. 333-43287) filed with the SEC on March 18, 1998)

   *23.1     Consent of Baker & McKenzie (included in Exhibit 5.1)

   *23.2     Consent of Ernst & Young LLP

   *23.3     Consents of Arthur Andersen LLP

   *23.4     Consent of Price Waterhouse LLP

    24.1     Power of Attorney (included on Page II-12)

   *99.1     Consent of David Falk

   +99.2     Form of Election Notice.

   +99.3     Form of Letter to Rescission Offerees.



------------
* Filed herewith.
+ Previously filed.


   (b) Financial Schedules.

   None.

ITEM 17. UNDERTAKINGS

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


The undersigned hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) to include any prospectus required by section 10(a)(3) of the Securities Act;

     (ii) to reflect in the Prospectus any facts of events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the charges in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

       Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No.1 to its registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on May 11, 1998.

                                 SFX Entertainment, Inc.

                                 By:  /s/ Howard J. Tytel
                                     ----------------------------------------
                                          Howard J. Tytel,
                                          Executive Vice President and
                                          Secretary


   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

           SIGNATURE                                TITLE                          DATE
-----------------------------   -------------------------------------------  ---------------
              *                 Executive Chairman, Member of the Office of    May 11, 1998
------------------------------  the Chairman and Director
    Robert F.X. Sillerman       (principal executive officer)

              *                 President, Chief Executive Officer, Member     May 11, 1998
------------------------------  of the Office of the Chairman and Director
    Michael G. Ferrel

              *                 Executive Vice President and Director          May 11, 1998
------------------------------
    D. Geoffrey Armstrong

              *                 Chief Financial Officer, Vice President and    May 11, 1998
------------------------------  Director (principal financial and
    Thomas P. Benson            accounting officer)

    /s/ Howard J. Tytel         Executive Vice President, General Counsel,     May 11, 1998
------------------------------  Secretary and Director
    Howard J. Tytel

              *                 Vice President, Associate General Counsel      May 11, 1998
------------------------------  and Director
    Richard A. Liese

              *                 Director                                       May 11, 1998
------------------------------
    James F. O'Grady, Jr.

              *                 Director                                       May 11, 1998
------------------------------
    Paul Kramer

              *                 Director                                       May 11, 1998
------------------------------
    Edward F. Dugan

              *                 Director                                       May 11, 1998
------------------------------
    Brian Becker

/s/ Howard J. Tytel
------------------------------
Howard J. Tytel
Attorney-in-Fact

                             II-12